   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1995


                                                       REGISTRATION NO. 33-64447

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            FIRST BANK SYSTEM, INC.
   (to be renamed "First Interstate Bancorp" upon consummation of the merger discussed herein)
             (Exact name of registrant as specified in its charter)

             DELAWARE                               6711                              41-0255900
   (State or other jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)              Identification No.)

                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302
                                 (612) 973-1111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               LEE R. MITAU, ESQ.
                            FIRST BANK SYSTEM, INC.
                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302
                                 (612) 973-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

     Victor I. Lewkow, Esq.        Patrick F. Courtemanche, Esq.         Fred B. White, III, Esq.
    Cleary, Gottlieb, Steen &        Dorsey & Whitney P.L.L.P.     Skadden, Arps, Slate, Meagher & Flom
            Hamilton
        One Liberty Plaza             220 South Sixth Street                 919 Third Avenue
    New York, New York 10006       Minneapolis, Minnesota 55402          New York, New York 10022

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
         At the Effective Time as described in the attached Joint Proxy
                             Statement/Prospectus.
                            ------------------------


    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            FIRST BANK SYSTEM, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


           ITEM NO. IN FORM S-4                                              LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
           -------------------------------------------------------------  ---------------------------------------------------
A.         INFORMATION ABOUT THE TRANSACTION
                  1.  Forepart of Registration Statement and Outside      Facing page of registration statement; Outside
                       Front Cover Page of Prospectus                      front cover page of Joint Proxy
                                                                           Statement/Prospectus
                  2.  Inside Front and Outside Back Cover Pages of        Available Information; Incorporation of Certain
                       Prospectus                                          Documents by Reference; Table of Contents
                  3.  Risk Factors, Ratio of Earnings to Fixed Charges    Summary; Comparative Unaudited Per Share Data;
                       and Other Information                               Selected Historical and Unaudited Pro Forma
                                                                           Financial Data
                  4.  Terms of the Transaction                            Summary; The Merger; Incorporation of Certain
                                                                           Documents by Reference; Description of FBS and New
                                                                           First Interstate Capital Stock
                  5.  Pro Forma Financial Information                     Selected Historical and Unaudited Pro Forma
                                                                           Financial Data; Unaudited Pro Forma Condensed
                                                                           Combined Financial Information
                  6.  Material Contacts with the Company Being Acquired   Summary; The Merger
                  7.  Additional Information Required for Reoffering by   *
                       Persons and Parties Deemed to be Underwriters
                  8.  Interests of Named Experts and Counsel              Legal Opinions; Experts
                  9.  Disclosure of Commission Position on                *
                       Indemnification for Securities Act Liabilities
B.         INFORMATION ABOUT THE REGISTRANT
                 10.  Information with Respect to S-3 Registrants         Available Information; Incorporation of Certain
                                                                           Documents by Reference; Summary; First Bank
                                                                           System, Inc.; Description of FBS and New First
                                                                           Interstate Capital Stock
                 11.  Incorporation of Certain Information by Reference   Incorporation of Certain Documents by Reference
                 12.  Information with Respect to S-2 or S-3 Registrants  *
                 13.  Incorporation of Certain Information by Reference   *
                 14.  Information with Respect to Registrants Other Than  *
                       S-2 or S-3 Registrants

           ITEM NO. IN FORM S-4                                              LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
           -------------------------------------------------------------  ---------------------------------------------------
C.         INFORMATION ABOUT THE COMPANY BEING
           ACQUIRED
                 15.  Information with Respect to S-3 Companies           Incorporation of Certain Documents by Reference;
                                                                           Summary; First Interstate Bancorp; Description of
                                                                           FBS and New First Interstate Capital Stock
                 16.  Information with Respect to S-2 or S-3 Companies    *
                 17.  Information with Respect to Companies Other Than    *
                       S-3 or S-2 Companies
D.         VOTING AND MANAGEMENT INFORMATION
                 18.  Information if Proxies, Consents or Authorizations  Incorporation of Certain Documents by Reference;
                       are to be Solicited                                 Summary; Information Concerning the FBS Special
                                                                           Meeting; Information Concerning the First
                                                                           Interstate Special Meeting; The Merger; Management
                                                                           and Additional Information
                 19.  Information if Proxies, Consents or Authorizations  *
                       are not to be Solicited or in an Exchange Offer


------------------------
*Answer is negative or item is not applicable.

                                     [LOGO]
                            FIRST BANK SYSTEM, INC.
                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302

                                                                          , 1996

Dear Shareholder:

    A special meeting (including any adjournments or postponements thereof, the "FBS Special Meeting") of holders of the common stock ("FBS Common Stock" and, after the merger (the "Merger") described below, "New First Interstate Common Stock") of First Bank System, Inc. ("FBS" and, after the Merger, "New First
Interstate")  has been scheduled  for                ,                 , 1996 at
                            , Minneapolis, Minnesota, at        a.m. local time.
The  accompanying   Notice   of   the   FBS   Special   Meeting,   Joint   Proxy
Statement/Prospectus and Proxy Card set forth the formal business to be transacted at the FBS Special Meeting. I encourage you to review these materials and to attend the FBS Special Meeting.

    At the FBS Special Meeting, holders of FBS Common Stock are being asked to approve (i) the issuance of shares of FBS Common Stock to holders of the common stock ("First Interstate Common Stock") of First Interstate Bancorp ("First
Interstate") in connection with the consummation of the Merger, (ii) an amendment to FBS's Certificate of Incorporation (the "FBS Certificate") to change its name to "First Interstate Bancorp" upon the effectiveness of the Merger and (iii) an amendment to the FBS Certificate to increase the number of its authorized shares of common stock from 200,000,000 to 500,000,000 and its authorized shares of preferred stock from 10,000,000 to 15,000,000 immediately prior to the effectiveness of the Merger (collectively, the "FBS Vote Matters"). The FBS Vote Matters are being considered by holders of FBS Common Stock in connection with the Agreement and Plan of Merger (the "Merger Agreement") among FBS, a wholly owned subsidiary of FBS and First Interstate pursuant to which First Interstate would become a wholly owned subsidiary of New First Interstate. In the Merger, each outstanding share of First Interstate Common Stock will be converted into the right to receive 2.60 shares (the "Exchange Ratio") of New First Interstate Common Stock (with cash paid in lieu of fractional shares), each share of First Interstate 9.875% preferred stock, Series F ("First Interstate 9.875% Preferred Stock") will be converted into the right to receive one share of New First Interstate 9.875% preferred stock ("New First Interstate 9.875% Preferred Stock") and each share of First Interstate 9.0% preferred stock, Series G (collectively with the First Interstate 9.875% Preferred Stock, "First Interstate Preferred Stock") will be converted into the right to receive one share of New First Interstate 9.0% preferred stock ("New First Interstate 9.0% Preferred Stock"). The New First Interstate 9.875% Preferred Stock and the New First Interstate 9.0% Preferred Stock will have substantially the same terms as the corresponding series of First Interstate Preferred Stock and, as in the case of the First Interstate Preferred Stock, will be represented by depositary shares. Each outstanding share of FBS Common Stock and preferred stock will remain outstanding after the Merger as shares of New First Interstate.

    THE FBS BOARD OF DIRECTORS HAS APPROVED THE FBS VOTE MATTERS AND BELIEVES THAT THESE ACTIONS ARE IN THE BEST INTERESTS OF FBS AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE FBS VOTE MATTERS. FBS's financial advisor, J.P. Morgan Securities Inc., has rendered its written opinion to the FBS Board of Directors that the Exchange Ratio is fair to holders of FBS Common Stock from a financial point of view.

    Approval of each of the FBS Vote Matters is contingent upon the approval of each of the other FBS Vote Matters.

    If the accompanying Proxy Card is executed properly and returned to FBS in time to be voted at the FBS Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE FBS VOTE MATTERS. The presence of a shareholder at the FBS Special Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with or delivering a duly executed proxy bearing a later date to Lee R. Mitau, Secretary, First Bank System, Inc., First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 or by attending the FBS Special Meeting and voting in person.

    The issuance of the FBS Common Stock pursuant to the Merger Agreement requires the affirmative vote of a majority of the votes cast at the FBS Special Meeting, and that the holders of a majority of the FBS Common Stock are present, in person or by proxy, and vote at the FBS Special Meeting. The proposed amendments to the FBS Certificate require the affirmative vote of the holders of a majority of the outstanding shares of FBS Common Stock. Approval of each of the FBS Vote Matters is contingent upon the approval of each of the other matters. Accordingly, it is very important that your shares are represented at the FBS Special Meeting. I urge you to vote FOR each of the FBS Vote Matters and to complete, sign, date and return the accompanying proxy card as soon as possible, even if you plan to attend the FBS Special Meeting. This procedure will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.
                                         Very truly yours,

                                                     [LOGO]
                                         John F. Grundhofer
                                         CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                         OFFICER

                            FIRST BANK SYSTEM, INC.
                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON            , 1996

                            ------------------------

    NOTICE IS HEREBY GIVEN that a special meeting (including any adjournments or postponements thereof, the "FBS Special Meeting") of holders of the common stock, $1.25 par value ("FBS Common Stock" and, after the merger (the "Merger") described below, "New First Interstate Common Stock"), of First Bank System, Inc., a Delaware corporation ("FBS" and, after the Merger, "New First
Interstate"), will be  held on                  , 1996,  at
                     ,  Minneapolis, Minnesota, at      a.m. local time. A Proxy
Card and Joint Proxy Statement/Prospectus for the FBS Special Meeting are enclosed.

    The FBS Special Meeting is for the purpose of considering and acting upon:

        1. A proposal to approve the issuance of up to 207,480,000 shares of FBS Common Stock to holders of the common stock, $2.00 par value ("First Interstate Common Stock"), of First Interstate Bancorp, a Delaware corporation ("First Interstate"), in connection with the Agreement and Plan of Merger, dated as of November 5, 1995 (the "Merger Agreement"), among FBS, Eleven Acquisition Corp., a wholly owned subsidiary of FBS and a Delaware corporation ("Merger Sub"), and First Interstate. Pursuant to the Merger Agreement, among other things, Merger Sub will, upon the terms and subject to the conditions set forth in the Merger Agreement, merge with and into First Interstate. As a result, First Interstate will become a wholly owned subsidiary of New First Interstate and each outstanding share of First Interstate Common Stock will be converted into the right to receive 2.60 shares of New First Interstate Common Stock (with cash paid in lieu of fractional shares), each outstanding share of 9.875% preferred stock, Series F, $200 liquidation preference of First Interstate ("First Interstate 9.875% Preferred Stock"), will be converted into the right to receive one share of 9.875% preferred stock of New First Interstate, $1.00 par value ("New First Interstate 9.875% Preferred Stock"), and each outstanding share of 9.0% preferred stock, Series G, $200 liquidation preference of First Interstate (collectively with the First Interstate 9.875% Preferred Stock, "First Interstate Preferred Stock") will be converted into the right to receive one share of 9.0% preferred stock of New First Interstate, $1.00 par value ("New First Interstate 9.0% Preferred Stock"). The New First Interstate 9.875% Preferred Stock and the New First Interstate 9.0% Preferred Stock will have terms substantially the same as the corresponding series of First Interstate Preferred Stock and, as in the case of the First Interstate Preferred Stock, will be represented by depositary shares. Each outstanding share of FBS Common Stock and FBS preferred stock will remain outstanding as shares of New First Interstate following the Merger. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

        2. A proposal to approve an amendment to the Certificate of Incorporation of FBS (the "FBS Certificate") to change its name from "First Bank System, Inc." to "First Interstate Bancorp" upon the effectiveness of the Merger.

        3. A proposal to approve an amendment to the FBS Certificate to increase the number of its authorized shares of common stock from 200,000,000 to 500,000,000 and its authorized shares of preferred stock from 10,000,000 to 15,000,000 immediately prior to effectiveness of the Merger.

        4.   Such  other matters  as may  properly come  before the  FBS Special
    Meeting.


    The proposals listed in paragraphs (1) through (3) above are referred to collectively as the "FBS Vote Matters." The approval of each of the FBS Vote Matters is contingent upon approval of each of the other FBS Vote Matters. The Board of Directors of FBS is not aware of any other business to come before the FBS Special Meeting.


    THE BOARD OF DIRECTORS OF FBS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE FBS VOTE MATTERS.

    The  Board  of  Directors  of  FBS  has  fixed  the  close  of  business  on
            , 1996 as the  record date for determination  of the holders of  FBS
Common Stock entitled to notice of and to vote at the FBS Special Meeting. A list of the holders of FBS Common Stock will be available for examination by any FBS shareholder for purposes germane to the FBS Special Meeting at FBS's headquarters located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota during normal business hours for a period of at least 10 days prior to the FBS Special Meeting and at the FBS Special Meeting.


    It is very important that your shares be represented at the FBS Special Meeting. You are urged to complete and sign the accompanying Proxy Card, which is solicited by the Board of Directors of FBS, and mail it promptly in the enclosed envelope. All proxies are important, so please complete each Proxy Card sent to you and return it in the envelope provided. No proxy will be used if you attend and vote at the FBS Special Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  [LOGO]
                                          Lee R. Mitau
                                          SECRETARY

Minneapolis, Minnesota

            , 1996



IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU. THE PROMPT RETURN OF PROXIES WILL SAVE FBS THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                     [FIRST INTERSTATE BANCORP LETTERHEAD]


                                                                          , 1996


Dear Shareholder:

    You are cordially  invited to attend  a special meeting  of shareholders  of
First  Interstate Bancorp ("First Interstate") to be held on              , 1996
at                      , at        a.m. local time (the "Special Meeting").

    At the Special Meeting, holders of First Interstate Common Stock will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of First Interstate with a wholly owned subsidiary of First Bank System, Inc. ("FBS"). In the Merger, each outstanding share of First Interstate Common Stock will be converted into the right to receive 2.60 shares (the "Exchange Ratio") of FBS Common Stock (with cash paid in lieu of fractional shares) and each share of preferred stock of First Interstate will be converted into the right to receive one newly issued share of preferred stock of FBS with terms substantially similar to the corresponding series of First Interstate preferred stock.

    The First Interstate Board of Directors has approved the proposed Merger and has determined that the Merger is in the best interests of First Interstate and its shareholders. Accordingly, the Board recommends that you vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, First Interstate's financial advisors, have each delivered their written opinion to the First Interstate Board of Directors that the Exchange Ratio is fair to the holders of First Interstate Common Stock.

    Consummation of the Merger is subject to certain conditions, including, but not limited to, approvals by the requisite vote of the shareholders of both First Interstate and FBS and the approval of the Merger by various regulatory agencies.

    The enclosed Notice of Special Meeting and Joint Proxy Statement/Prospectus describe the Merger and provide specific information regarding the Special Meeting. Please read these materials carefully.

    It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of a majority of the votes that may be cast by all First Interstate shareholders entitled to vote at the Special Meeting is required for approval of the Merger Agreement. A failure to vote for approval of the Merger Agreement will have the same effect as a vote against the Merger Agreement. Therefore, I urge you to execute, date and return the enclosed proxy appointment card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting. YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR FIRST INTERSTATE SHARES AT THIS TIME.

    On behalf of the Board of Directors, I thank you for your support, and again urge you to vote FOR approval of the Merger.

                                          Very truly yours,

                                          William E. B. Siart
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                            FIRST INTERSTATE BANCORP
                             633 WEST FIFTH STREET
                         LOS ANGELES, CALIFORNIA 90071
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON            , 1996
                            ------------------------

    NOTICE IS HEREBY GIVEN that a special meeting (including any adjournments or postponements thereof, the "First Interstate Special Meeting") of holders of common stock, $2.00 par value (the "First Interstate Common Stock"), of First Interstate Bancorp, a Delaware corporation ("First Interstate"), will be held on
            , 1996, at                      , at        a.m. local time. A Proxy
Card and Joint Proxy Statement/Prospectus for the First Interstate Special Meeting are enclosed. The First Interstate Special Meeting is for the purpose of considering and acting upon:


        1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 5, 1995 (the "Merger Agreement"), by and among First Bank System, Inc., a Delaware corporation ("FBS" and, after the Merger described below, "New First Interstate"), Eleven Acquisition Corp., a wholly owned subsidiary of FBS and a Delaware corporation ("Merger Sub"), and First Interstate, and the transactions contemplated thereby, including the merger (the "Merger") of Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement, with and into First Interstate, with First Interstate surviving the Merger as a wholly owned subsidiary of New First Interstate. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.


        2. Such other matters as may properly come before the First Interstate Special Meeting.


    The Board has fixed  the close of business  on                , 1996 as  the
record date for determination of the shareholders entitled to notice of and to vote at the First Interstate Special Meeting. A list of shareholders of record will be available for examination by any shareholder for purposes germane to the First Interstate Special Meeting at First Interstate's headquarters located at 633 West Fifth Street, Los Angeles, California during ordinary business hours for a period of at least 10 days prior to the First Interstate Special Meeting and at the First Interstate Special Meeting.


    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

    Your vote is important regardless of the number of shares you own. Each shareholder, even if he or she now plans to attend the First Interstate Special Meeting, is requested to sign, date and return the enclosed Proxy Card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any shareholder present at the First Interstate Special Meeting may revoke his or her proxy and vote personally on each matter brought before the First Interstate Special Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Edward S. Garlock
                                          SECRETARY


Los Angeles, California
            , 1996


IMPORTANT: PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU SHOULD NOT FORWARD SHARE CERTIFICATES AT THIS TIME.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 29, 1995


                             JOINT PROXY STATEMENT
                                       OF
                            FIRST BANK SYSTEM, INC.
                                      AND
                            FIRST INTERSTATE BANCORP
                        SPECIAL MEETINGS OF SHAREHOLDERS
                                          , 1996
                            ------------------------

                                   PROSPECTUS
                                       OF
                            FIRST BANK SYSTEM, INC.
                   (TO BE RENAMED "FIRST INTERSTATE BANCORP"
                         FOLLOWING CONSUMMATION OF THE
                            MERGER DESCRIBED HEREIN)
                            ------------------------

    This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to holders of the common stock, $1.25 par value ("FBS Common Stock" and, after the Merger (as defined herein), "New First Interstate Common Stock"), of First Bank System, Inc., a Delaware corporation ("FBS" and, after the Merger, "New First Interstate"), in connection with the solicitation of proxies by the Board of Directors of FBS (the "FBS Board") for use at the special meeting of shareholders of FBS (including any adjournments or postponements thereof, the "FBS Special Meeting") to be held on
          , 1996, at     a.m. local time at                . At the FBS  Special
Meeting, holders of FBS Common Stock are being asked to approve (i) the issuance (the "Proposed Issuance") of shares of FBS Common Stock to holders of First Interstate Common Stock in connection with the consummation of the Merger, (ii) an amendment to FBS's Certificate of Incorporation (the "FBS Certificate") to change its name to "First Interstate Bancorp" and (iii) an amendment (collectively with the amendment described in clause (ii), the "Certificate Amendments") to the FBS Certificate to increase the number of authorized shares of FBS Common Stock from 200,000,000 to 500,000,000 and the number of authorized shares of FBS preferred stock from 10,000,000 to 15,000,000. The Certificate Amendments (collectively with the Proposed Issuance, the "FBS Vote Matters") will become effective immediately prior to or at the effective time (the "Effective Time") of the Merger. Approval of each of the FBS Vote Matters is contingent upon the approval of each of the other FBS Vote Matters.

    This Joint Proxy Statement/Prospectus also is being furnished to holders of the common stock, $2.00 par value ("First Interstate Common Stock"), of First Interstate Bancorp, a Delaware corporation ("First Interstate"), in connection with the solicitation of proxies by the Board of Directors of First Interstate (the "First Interstate Board") for use at the special meeting of shareholders of First Interstate (including any adjournments or postponements thereof, the
"First Interstate Special Meeting") to be held on           , 1996, at     a.m.,
local time at                . At the First Interstate Special Meeting,  holders
of First Interstate Common Stock will be asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 5, 1995 (the "Merger Agreement"), by and among FBS, Eleven Acquisition Corp., a wholly owned subsidiary of FBS and a Delaware corporation ("Merger Sub"), and First Interstate, providing for, among other things, the merger (the "Merger") of Merger Sub with and into First Interstate. As a result of the Merger, First Interstate will become a wholly owned subsidiary of New First Interstate. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference. This Joint Proxy Statement/Prospectus may be used by FBS in discussions with First Interstate shareholders that may constitute the solicitation of proxies.

    This Joint Proxy Statement/Prospectus also constitutes a prospectus of FBS with respect to the securities of New First Interstate issuable to holders of First Interstate Capital Stock (as defined herein) upon consummation of the Merger. Copies of this Joint Proxy Statement/Prospectus also are being furnished to the holders of the First Interstate Preferred Stock and the First Interstate Depositary Shares (each as defined herein), but proxies are not being solicted from such holders and such holders are not entitled, and are not being asked, to vote at the First Interstate Special Meeting.
                            ------------------------    (CONTINUED ON NEXT PAGE)

THE SECURITIES OFFERED  HEREBY HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS  THE SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS  JOINT
          PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION         TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

THE  SECURITIES OFFERED  HEREBY ARE  NOT SAVINGS  ACCOUNTS, DEPOSITS  OR OTHER
  OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY  THE
    FEDERAL  DEPOSIT INSURANCE  CORPORATION, THE BANK  INSURANCE FUND, THE
      SAVINGS  ASSOCIATION  INSURANCE  FUND  OR  ANY  OTHER  GOVERNMENTAL
                                    AGENCY.


    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS            , 1996.

(CONTINUED FROM PREVIOUS PAGE)

    Upon consummation of the Merger, (i) each outstanding share of First Interstate Common Stock, other than shares held in First Interstate's treasury or directly or indirectly by FBS or its subsidiaries or by First Interstate or its subsidiaries (except in both cases for shares ("Trust Account Shares") held for others in trust or in a fiduciary or custodial capacity or in respect of a debt previously contracted) will be converted into the right to receive 2.60 shares of New First Interstate Common Stock (the "Exchange Ratio"), with cash being paid in lieu of fractional shares, (ii) each outstanding share of First Interstate 9.875% preferred stock, Series F, $200 liquidation preference ("First Interstate 9.875% Preferred Stock"), will be converted into the right to receive one share of New First Interstate 9.875% preferred stock, par value $1.00 ("New First Interstate 9.875% Preferred Stock") and (iii) each outstanding share of First Interstate 9.0% preferred stock, Series G, $200 liquidation preference ("First Interstate 9.0% Preferred Stock" and, collectively with the First Interstate 9.875% Preferred Stock, "First Interstate Preferred Stock"; the First Interstate Common Stock and the First Interstate Preferred Stock are collectively referred to herein as the "First Interstate Capital Stock"), will be converted into the right to receive one share of New First Interstate 9.0% preferred stock, par value $1.00 ("New First Interstate 9.0% Preferred Stock" and, collectively with the New First Interstate 9.875% Preferred Stock, the "New First Interstate Preferred Stock"). The terms, designations, preferences, limitations, privileges and rights of the respective series of New First Interstate Preferred Stock will be substantially the same as those of the corresponding series of First Interstate Preferred Stock. As in the case of the First Interstate Preferred Stock, each share of New First Interstate Preferred Stock will be represented by depositary shares (the "New First Interstate Depositary Shares"), each representing a one-eighth interest in a share of New First Interstate Preferred Stock.


    The FBS Common Stock, First Interstate Common Stock and depositary shares ("First Interstate Depositary Shares") representing the First Interstate Preferred Stock are, and the New First Interstate Common Stock and New First Interstate Depositary Shares to be outstanding after the Merger will be, listed on the New York Stock Exchange (the "NYSE"). The last reported sales prices of FBS Common Stock (NYSE Symbol: "FBS") and First Interstate Common Stock (NYSE
Symbol: "I") on the NYSE Composite Tape on December 27, 1995 were $50.25 and $136.00 per share, respectively. Based on such last reported sale price of the FBS Common Stock, the Exchange Ratio would result in an indicated per share purchase price for the First Interstate Common Stock of $130.65. See "Summary--Markets and Market Prices." Because the Exchange Ratio is fixed, each change in the market price of FBS Common Stock before the Effective Time will affect the implied market value of the New First Interstate Common Stock to be received in the Merger in exchange for the First Interstate Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE FBS COMMON STOCK AT ANY TIME PRIOR TO THE EFFECTIVE TIME OR AS TO THE MARKET PRICES OF THE NEW FIRST INTERSTATE COMMON STOCK OR NEW FIRST INTERSTATE DEPOSITARY SHARES AT ANY TIME THEREAFTER. Shareholders are urged to obtain current market quotations.



    All references to the FBS Common Stock and the New First Interstate Common Stock in this Joint Proxy Statement/Prospectus include the associated rights ("FBS Rights" and, after the Merger, "New First Interstate Rights") to purchase shares of FBS's Series A junior participating preferred stock pursuant to a Rights Agreement, dated as of December 21, 1988, between FBS and First Chicago Trust Company of New York, as rights agent, as amended (the "FBS Rights Agreement" and, after the Merger, the "New First Interstate Rights Agreement"). All references to the First Interstate Common Stock in this Joint Proxy Statement/Prospectus include the associated First Interstate Rights (as defined herein) to purchase First Interstate Common Stock pursuant to the First Interstate Rights Agreement (as defined herein).



    This Joint Proxy Statement/Prospectus and the accompanying forms of proxies for the FBS Special Meeting and the First Interstate Special Meeting
(collectively with the FBS Special Meeting, the "Special Meetings") are first being mailed to the shareholders of FBS and First Interstate on or about
            , 1996.


    This Joint Proxy Statement/Prospectus is included as part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by FBS, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 207,480,000 shares of New First Interstate Common Stock, 1,750,000 shares of New First Interstate Preferred Stock and 14,000,000 New First Interstate Depositary Shares to be issued in connection with the Merger.

                             AVAILABLE INFORMATION

    FBS and First Interstate are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning FBS and First Interstate can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 Madison Street, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning FBS and First Interstate can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    FBS has filed the Registration Statement with the Commission under the Securities Act relating to the shares of New First Interstate Common Stock and New First Interstate Preferred Stock and the New First Interstate Depositary Shares to be issued in connection with the Merger. This Joint Proxy
Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such information may be inspected and copied as set forth above. For further information, reference is hereby made to the Registration Statement. Statements contained in this Joint Proxy Statement/ Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to such document itself, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO FBS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO KARIN E. GLASGOW, INVESTOR RELATIONS, FIRST BANK SYSTEM, INC., FIRST BANK PLACE, 601 SECOND AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55402-4302, TELEPHONE NUMBER (612) 973-2264. DOCUMENTS RELATING TO FIRST INTERSTATE (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO DAVID S. BELLES, EXECUTIVE VICE PRESIDENT AND CONTROLLER, FIRST INTERSTATE BANCORP, P.O. BOX 29791, PHOENIX, ARIZONA 85038-9791, TELEPHONE NUMBER (602) 949-4019. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED NO LATER THAN [FIVE BUSINESS DAYS BEFORE THE RESPECTIVE MEETING DATE].



    The following documents that have been filed by FBS with the Commission are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1994; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iii) Current Reports on Form 8-K filed March 3, 1995 (as amended by Amendment No. 1 on Form 8-K/A filed March 7, 1995), April 13, 1995, April 25, 1995, July 6, 1995, August 18, 1995 (as amended by Amendment No. 1 on Form 8-K/A filed August 30, 1995 and Amendment No. 2 on Form 8-K/A filed November 15, 1995), September 11, 1995, November 13, 1995, November 16, 1995 (two Reports), December 13, 1995 and December 15, 1995; (iv) Current Report on Form 8-K/A filed February 13, 1995 (constituting Amendment No. 4 to the Current Report on Form 8-K filed August 5, 1994); (v) the description of FBS Common Stock contained in Item 1 of the FBS Registration Statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering described herein; and (vi) the description of the Rights contained in Item 1 of the FBS Registration Statement on Form 8-A dated December 21, 1988, as amended by that Form 8 Amendment dated June 11, 1990, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and as further amended by that Form 8-A/A-3 filed November 16, 1995, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering described herein.

    The following documents that have been filed by First Interstate with the Commission are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1994; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iii) Current Reports on Form 8-K dated February 17, 1995, March 24, 1995, May 1, 1995, November 9, 1995 and November 15, 1995 and on Form 8-K/A dated May 26, 1995; (iv) the description of First Interstate Common Stock contained in the First Interstate Registration Statement on Form 10/A dated August 3, 1993, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering described herein; and (v) the description of the common stock purchase rights contained in Item 1 of the First Interstate Registration Statement on Form 8-A dated November 23, 1988, as amended by that Form 8-A/A dated November 15, 1995 and any amendment or report updating such description filed subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering described herein.

    All documents filed by FBS or First Interstate pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before their respective Special Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/ Prospectus to the extent that a statement contained herein or in another subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES AND THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FBS OR FIRST INTERSTATE.

    THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

    THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF SHARES OF NEW FIRST INTERSTATE COMMON STOCK OR NEW FIRST INTERSTATE PREFERRED STOCK OR NEW FIRST INTERSTATE DEPOSITARY SHARES OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF FIRST INTERSTATE DEEMED TO BE "AFFILIATES" OF FIRST INTERSTATE OR NEW FIRST INTERSTATE UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.

    NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FBS OR FIRST INTERSTATE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. FBS HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO FBS AND ITS SUBSIDIARIES, AND FIRST INTERSTATE HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO FIRST INTERSTATE AND ITS SUBSIDIARIES.

FOR NORTH CAROLINA RESIDENTS:

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.................................................................          3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................          3
SUMMARY...............................................................................          7
  The Parties to the Merger...........................................................          7
  Effects of the Merger...............................................................          7
  Effective Time......................................................................          8
  Conversion of First Interstate Capital Stock; First Interstate Options..............          8
  Effects on FBS Shareholders.........................................................          8
  The Special Meetings................................................................          8
  Votes Required......................................................................          9
  Recommendation of the FBS Board.....................................................         10
  Recommendation of the First Interstate Board........................................         10
  Certain Anticipated Benefits of the Merger..........................................         10
  Interests of Certain Persons in the Merger..........................................         10
  Opinion of FBS Financial Advisor....................................................         13
  Opinions of First Interstate Financial Advisors.....................................         13
  Business Pending Consummation of the Merger.........................................         13
  Regulatory Approvals Required.......................................................         14
  Conditions to Consummation of the Merger............................................         14
  Termination of the Merger Agreement.................................................         14
  Termination Fees....................................................................         14
  Stock Option Agreements.............................................................         15
  Certain Federal Income Tax Consequences.............................................         17
  No Appraisal Rights.................................................................         17
  Accounting Treatment................................................................         17
  Markets and Market Prices...........................................................         17
  Differences in Rights of Shareholders...............................................         18
  Dividends...........................................................................         18
  Expenses............................................................................         18
  Wells Exchange Offer................................................................         19
  Comparison of the Merger and the Wells Offer........................................         19
COMPARATIVE UNAUDITED PER SHARE DATA..................................................         20
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA............................         22
NEW FIRST INTERSTATE FORECASTED CONSOLIDATED STATEMENT OF OPERATIONS..................         29
INFORMATION CONCERNING THE FBS SPECIAL MEETING........................................         32
INFORMATION CONCERNING THE FIRST INTERSTATE SPECIAL MEETING...........................         34
THE MERGER............................................................................         37
  General.............................................................................         37
  Effective Time......................................................................         37
  Background of the Merger............................................................         37
  Reasons of FBS for the Merger; Recommendation of FBS Board..........................         43
  Reasons of First Interstate for the Merger; Recommendation of First Interstate
   Board..............................................................................         46
  Opinion of FBS Financial Advisor....................................................         50
  Opinions of First Interstate Financial Advisors.....................................         54
  Comparison of the Merger and the Wells Offer........................................         64
  Conversion of First Interstate Capital Stock; Effects on FBS Shareholders...........         64
  Exchange of Certificates and Depositary Receipts; Fractional Shares.................         65
  Representations and Warranties......................................................         66
  Conduct of Business Pending the Merger and Other Agreements.........................         67
  Conditions to the Consummation of the Merger........................................         69
  Regulatory Approvals Required.......................................................         70
  Termination of the Merger Agreement.................................................         76

  Termination Fees....................................................................         76
  Stock Option Agreements.............................................................         78
  Amendments to Rights Agreements.....................................................         82
  Accounting Treatment................................................................         82
  No Appraisal Rights.................................................................         83
  Extension, Waiver and Amendment of the Merger Agreement.............................         83
  Management and Operations of New First Interstate Following the Merger..............         83
  Interests of Certain Persons in the Merger..........................................         85
  Certain Federal Income Tax Consequences.............................................         89
  Stock Exchange Listing of New First Interstate Common Stock and New First Interstate
   Depositary Shares..................................................................         90
  Resale of New First Interstate Common Stock and New First Interstate Depositary
   Shares Received by First Interstate Shareholders...................................         91
  FBS Dividend Reinvestment and Common Stock Purchase Plan............................         91
  Expenses............................................................................         92
  Certain Litigation..................................................................         92
  Material Differences in Rights of Shareholders of First Interstate and New First
   Interstate.........................................................................         95
  Dividends...........................................................................         97
FIRST BANK SYSTEM, INC................................................................         97
  Business of FBS.....................................................................         97
  FBS Stock Repurchase Program........................................................         98
BUSINESS OF FIRST INTERSTATE..........................................................         99
DESCRIPTION OF FBS AND NEW FIRST INTERSTATE CAPITAL STOCK.............................        100
  General.............................................................................        100
  Preferred Stock.....................................................................        101
  Common Stock........................................................................        103
  New First Interstate Preferred Stock................................................        106
  New First Interstate 9.875% Preferred Stock.........................................        106
  New First Interstate 9.0% Preferred Stock...........................................        110
  New First Interstate Depositary Shares..............................................        111
AMENDMENTS TO NEW FIRST INTERSTATE CERTIFICATE OF INCORPORATION.......................        114
LEGAL OPINIONS........................................................................        115
EXPERTS...............................................................................        116
INDEPENDENT PUBLIC ACCOUNTANTS........................................................        116
SHAREHOLDER PROPOSALS.................................................................        116
MANAGEMENT AND ADDITIONAL INFORMATION.................................................        117
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..........................        F-1
APPENDIX A -- AGREEMENT AND PLAN OF MERGER............................................        A-1
APPENDIX B -- STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 5, 1995, BETWEEN FIRST
 INTERSTATE BANCORP AND FIRST BANK SYSTEM, INC........................................        B-1
APPENDIX C -- STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 5, 1995, BETWEEN FIRST BANK
 SYSTEM, INC. AND FIRST INTERSTATE BANCORP............................................        C-1
APPENDIX D -- TERMINATION FEE LETTER, DATED AS OF NOVEMBER 5, 1995, BETWEEN FIRST BANK
 SYSTEM, INC. AND FIRST INTERSTATE BANCORP............................................        D-1
APPENDIX E -- TERMINATION FEE LETTER, DATED AS OF NOVEMBER 5, 1995, BETWEEN FIRST
 INTERSTATE BANCORP AND FIRST BANK SYSTEM, INC........................................        E-1
APPENDIX F -- OPINION OF J.P. MORGAN SECURITIES INC...................................        F-1
APPENDIX G -- OPINION AND LETTER OF GOLDMAN, SACHS & CO...............................        G-1
APPENDIX H -- OPINIONS OF MORGAN STANLEY & CO. INCORPORATED...........................        H-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES. AS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE TERMS "FBS" AND "FIRST INTERSTATE" REFER TO FIRST BANK SYSTEM, INC. AND FIRST INTERSTATE BANCORP, RESPECTIVELY, AND, WHERE THE CONTEXT SO REQUIRES, TO SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES. THE TERM "NEW FIRST INTERSTATE" REFERS TO FBS AFTER THE MERGER AND, WHERE THE CONTEXT SO REQUIRES, TO IT AND ITS SUBSIDIARIES. CERTAIN CAPITALIZED TERMS THAT ARE USED BUT NOT DEFINED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

THE PARTIES TO THE MERGER


    FBS. FBS is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), headquartered in Minneapolis, Minnesota. At September 30, 1995, FBS owned eight subsidiary banks, a savings association and other financial companies with 350 offices, located primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota, Wisconsin, Iowa, Nebraska, Kansas and Wyoming. Through its subsidiaries, FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment management, data processing, leasing, mortgage banking and brokerage services. At September 30, 1995, FBS and its consolidated subsidiaries had consolidated assets of $33.0 billion, consolidated deposits of $21.9 billion and shareholders' equity of $2.7 billion.



    For further information concerning FBS, see "First Bank System, Inc. -- Business of FBS" and "Selected Historical and Unaudited Pro Forma Financial Data" herein and the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference." The principal executive offices of FBS are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone number (612) 973-1111).


    FIRST INTERSTATE. First Interstate is a bank holding company registered under the BHC Act headquartered in Los Angeles, California. At September 30, 1995, First Interstate, through its 16 subsidiary banks, operated approximately 1,150 banking offices in California, Arizona, Oregon, Texas, Washington, Nevada, Colorado, Idaho, Utah, Wyoming, Montana, New Mexico and Alaska. Through its subsidiaries, First Interstate provides commercial and consumer banking services, trust services and other banking-related financial services and products, including asset-based commercial financing, asset management and investment counseling, bank card operations, mortgage banking, venture capital and investment products. At September 30, 1995, First Interstate and its consolidated subsidiaries had consolidated assets of $55.1 billion, consolidated deposits of $48.2 billion and shareholders' equity of $4.0 billion.

    For further information concerning First Interstate, see "Business of First Interstate" and "Selected Historical and Unaudited Pro Forma Financial Data" herein and the First Interstate documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference." The principal executive offices of First Interstate are located at 633 West Fifth Street, Los Angeles, California 90071 (telephone number (213) 614-3001).

EFFECTS OF THE MERGER

    Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into First Interstate, with First Interstate as the surviving corporation (the "Surviving Corporation") under the name "Eleven Acquisition Corp." The Surviving Corporation will be a wholly owned subsidiary of New First Interstate. See "The Merger -- General."

    For information on how First Interstate shareholders will be able to exchange certificates representing shares of First Interstate Common Stock and depositary receipts (the "First Interstate Depositary Receipts") evidencing First Interstate Depositary Shares for certificates representing the shares of New First Interstate Common Stock and depositary receipts (the "New First Interstate Depositary Receipts") evidencing New First Interstate Depositary Shares to be issued to them in the Merger, see "The Merger -- Exchange of Certificates and Depositary Receipts; Fractional Shares."


EFFECTIVE TIME

    Subject to the terms and conditions of the Merger Agreement, the Effective Time will occur on a date no later than two business days after the conditions to the consummation of the Merger have been satisfied or waived. Such conditions relate generally to the approval of the Merger Agreement by the shareholders of First Interstate and the approval of the FBS Vote Matters by the shareholders of FBS, receipt of the Requisite Regulatory Approvals and third party consents and the listing on the NYSE of the shares of New First Interstate Common Stock and New First Interstate Depositary Shares. Subject to the foregoing, it is currently anticipated that the Merger will be consummated by 1996. See "The Merger -- Effective Time" and "-- Conditions to Consummation of the Merger."

CONVERSION OF FIRST INTERSTATE CAPITAL STOCK; FIRST INTERSTATE OPTIONS

    Upon consummation of the Merger, (i) each outstanding share of First Interstate Common Stock, other than shares held in First Interstate's treasury or directly or indirectly by FBS or its subsidiaries or by First Interstate or its subsidiaries (except, in both cases, for Trust Account Shares), will be converted into the right to receive 2.60 shares of New First Interstate Common Stock, with cash being paid in lieu of fractional shares, (ii) each outstanding share of First Interstate 9.875% Preferred Stock will be converted into the right to receive one share of New First Interstate 9.875% Preferred Stock and
(iii) each outstanding share of First Interstate 9.0% Preferred Stock will be converted into the right to receive one share of New First Interstate 9.0% Preferred Stock. The terms, designations, preferences, limitations, privileges and rights of the respective series of New First Interstate Preferred Stock will be substantially the same as those of the corresponding series of First Interstate Preferred Stock. See "The Merger -- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders," "-- Certain Differences in Rights of Shareholders of First Interstate and New First Interstate" and "Description of FBS and "New First Interstate Capital Stock."

    Upon consummation of the Merger, each option to purchase shares of First Interstate Common Stock (each a "First Interstate Stock Option") issued by First Interstate pursuant to any of its employee or director stock option programs (each a "First Interstate Stock Plan") that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically into an option to purchase shares of New First Interstate Common Stock (each a "New First Interstate Option"). The number of shares of New First Interstate Common Stock subject to the New First Interstate Option will be equal to the product of the number of shares of First Interstate Common Stock underlying the First Interstate Stock Option multiplied by the Exchange Ratio and rounded down to the nearest share, and the exercise price per share of New First Interstate Common Stock subject to the New First Interstate Option will be equal to the exercise price per share of First Interstate Common Stock underlying the First Interstate Stock Option divided by the Exchange Ratio and rounded up to the nearest cent. See "The Merger -- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders."

EFFECTS ON FBS SHAREHOLDERS

    At the Effective Time, (i) each share of FBS Common Stock then issued and outstanding will continue as one share of New First Interstate Common Stock and
(ii) each share of FBS Series 1991A Convertible Preferred Stock, $1.00 par value ("FBS 1991A Preferred Stock") then issued and outstanding will continue as one share of preferred stock of New First Interstate. See "The Merger -- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders."

THE SPECIAL MEETINGS

    FBS SPECIAL MEETING. The FBS Special Meeting to consider and vote upon the FBS Vote Matters will be held at
                                                              , Minneapolis,

Minnesota,  on              , 1996, at   a.m. local time. Only holders of record
of FBS Common Stock at the  close of business on               (the "FBS  Record
Date") will be entitled to notice of and to vote at the FBS Special Meeting. At the close of business on the FBS Record Date, there were outstanding and
entitled  to vote         shares of  FBS Common Stock. Each  share of FBS Common
Stock is entitled to one vote on each of the FBS Vote Matters. See "Information Concerning the FBS Special Meeting."

    FIRST INTERSTATE SPECIAL MEETING. The First Interstate Special Meeting to consider and vote upon the approval and adoption of the Merger Agreement and the
transactions contemplated thereby will be held at                , Los  Angeles,
California,  on              , 1996 at   a.m. local time. Only holders of record
of First Interstate Common Stock at the close  of business on               (the
"First Interstate Record Date") will be entitled to notice of and to vote at the First Interstate Special Meeting. At the close of business on the First
Interstate Record Date, there were outstanding and entitled to vote       shares
of First Interstate Common Stock. Each share of First Interstate Common Stock is entitled to one vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "Information Concerning the First Interstate Special Meeting."

VOTES REQUIRED

    FBS VOTES REQUIRED. Under NYSE rules, the Proposed Issuance of FBS Common Stock contemplated by the Merger Agreement must be approved by a majority of the votes cast on such proposal at the FBS Special Meeting, and over 50% of the shares of FBS Common Stock entitled to do so must in fact vote on such proposal at the FBS Special Meeting. Pursuant to Delaware law, approval of the Certificate Amendments to increase the authorized capital stock of FBS and to change its name to "First Interstate Bancorp" requires the affirmative vote of a majority of all shares of FBS Common Stock outstanding and entitled to vote at the FBS Special Meeting. Approval of each of the FBS Vote Matters is contingent upon the approval of each of the other FBS Vote Matters and, accordingly, approval of the FBS Vote Matters will require the affirmative vote of a majority of all shares of FBS Common Stock outstanding and entitled to vote at the FBS Special Meeting. Approval of the FBS Vote Matters by the requisite votes of the holders of FBS Common Stock is a condition to the consummation of the Merger. Holders of shares of FBS 1991A Preferred Stock are not entitled to and are not being requested to vote at the FBS Special Meeting.

    It is expected that all of the        shares of FBS Common Stock  (excluding
shares subject to stock options) beneficially owned by directors and executive officers of FBS and their affiliates at the FBS Record Date ( % of the total number of outstanding shares of FBS Common Stock at such date) will be voted for approval of the FBS Vote Matters. As of the FBS Record Date, First Interstate
beneficially owned        shares of FBS Common Stock (excluding shares  issuable
to First Interstate under certain circumstances as described under "The Merger -- Stock Option Agreements"), and directors and executive officers of First Interstate beneficially owned less than 1% of the outstanding shares of FBS Common Stock. See "Information Concerning the FBS Special Meeting."


    FIRST INTERSTATE VOTES REQUIRED. Pursuant to Delaware law, approval and adoption of the Merger Agreement requires the affirmative vote of a majority of all shares of First Interstate Common Stock outstanding and entitled to vote at the First Interstate Special Meeting. The approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of the First Interstate Common Stock is a condition to the consummation of the Merger. Holders of First Interstate Preferred Stock and First Interstate Depositary Shares are not entitled to and are not being requested to vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby.


    It is expected that all of the       shares of First Interstate Common Stock
(excluding shares subject to stock options) beneficially owned by directors and executive officers of First Interstate and their affiliates at the First Interstate Record Date ( % of the total number of outstanding shares of First Interstate Common Stock at such date) will be voted for approval and adoption of the Merger

Agreement and the transactions contemplated thereby. As of the First Interstate Record Date, FBS beneficially owned shares of First Interstate Common Stock (excluding shares issuable to FBS under certain conditions as described under "The Merger -- Stock Option Agreements"), all of which are held in a fiduciary or custodial capacity, and directors and executive officers of FBS beneficially owned less than 1% of the outstanding shares of First Interstate Common Stock. See "Information Concerning the First Interstate Special Meeting."

RECOMMENDATION OF THE FBS BOARD

    The FBS Board (with one director absent) has unanimously determined that the Merger and the transactions contemplated thereby are fair to, and in the best interests of, FBS and its shareholders, and has unanimously approved the FBS Vote Matters. THE FBS BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF EACH OF THE FBS VOTE MATTERS.


    For a discussion of the factors considered by the FBS Board in reaching its decision to approve the Merger and the FBS Vote Matters, see "The Merger -- Background of the Merger" and "-- Reasons of FBS for the Merger; Recommendation of FBS Board."


RECOMMENDATION OF THE FIRST INTERSTATE BOARD

    The First Interstate Board (with two directors absent) has unanimously determined that the terms of the Merger are fair to, and in the best interests of, First Interstate and its shareholders. THE FIRST INTERSTATE BOARD RECOMMENDS THAT THE FIRST INTERSTATE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    For a discussion of the factors considered by the First Interstate Board in reaching its decision to approve and adopt the Merger Agreement, see "The Merger -- Background of the Merger" and "-- Reasons of First Interstate for the Merger; Recommendation of First Interstate Board."

CERTAIN ANTICIPATED BENEFITS OF THE MERGER


    Although no assurances can be given in such regard, FBS and First Interstate expect to achieve cost savings of approximately $500 million annually (pre-tax) when fully implemented in 1997. Approximately 50 percent of the ultimate cost savings are expected to be achieved in 1996, assuming system conversion early in the third quarter thereof. Such cost savings are expected to be realized primarily through integration of data processing and other back office operations, as well as the elimination of redundant corporate overhead and staff positions. Cost reductions will come from both companies and will be spread throughout New First Interstate on a geographic basis. FBS and First Interstate also anticipate that they will incur one-time expenses and restructuring charges in connection with the Merger, which expenses and charges are estimated to be approximately $225 million (pre-tax) in the aggregate, consisting of expenses and charges of $475 million offset by a $250 million reserve adjustment to conform First Interstate's reserve methodology to that of FBS. These items principally result from expenses to be incurred in connection with the integration of operations and systems, elimination of redundancies and staff reductions. It is anticipated that substantially all of these expenses and charges will be incurred during 1996 in connection with the Merger.


    New First Interstate's corporate headquarters will be located in Minneapolis, Minnesota, and its core business lines will be directed from Los Angeles, California. In addition, it is expected that New First Interstate will continue to operate portions of its businesses from existing FBS and First Interstate locations on the West Coast and in the Rocky Mountain region. See "Selected Historical and Unaudited Pro Forma Financial Data" and notes thereto, "New First Interstate Forecasted Consolidated Statement of Operations" and notes thereto and "The Merger -- Management and Operations of New First Interstate Following the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of FBS's management and the FBS Board, and First Interstate's management and the First Interstate Board, respectively, may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of FBS or First Interstate, as the case may be, generally. The FBS Board and the First Interstate Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.


    At the Effective Time, the Board of Directors of New First Interstate (the "New First Interstate Board") will consist of 20 persons (unless otherwise agreed to in writing prior to the Effective Time), 10 of whom shall be FBS
Directors and 10 of whom shall be First Interstate Directors. The Merger Agreement provides that after the Effective Time, the New First Interstate Board will consist of an even number of directors, and for a period of at least three years following the Effective Time, to the extent practicable, each class of directors of New First Interstate and each committee of the New First Interstate Board will contain an equal number of FBS Directors and First Interstate Directors. The Merger Agreement provides that, at the Effective Time, John F. Grundhofer, the Chairman of the Board, President and Chief Executive Officer of FBS, will be Chairman of the Board and Chief Executive Officer of New First Interstate and that William E. B. Siart, the Chairman of the Board and Chief Executive Officer of First Interstate, will be the President and Chief Operating Officer of New First Interstate. See "The Merger -- Interests of Certain Persons in the Merger -- Board of Directors," "-- Interests of Certain Persons in the Merger -- Senior Management" and -- "Management and Operations of New First Interstate Following the Merger."



    The Merger Agreement requires that, for a period of six years after the Effective Time, New First Interstate will use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former directors and officers of FBS, First Interstate or any of their respective subsidiaries (determined as of the Effective Time) (as opposed to FBS or First Interstate) with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Time. Such insurance shall be of at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by FBS, subject to certain requirements and limitations. The Merger Agreement also requires New First Interstate, for a period of six years after the Effective Time, to indemnify present and former directors and officers of First Interstate and FBS and their respective subsidiaries (determined as of the Effective Time) against certain losses and other expenses in connection with claims which arise out of or pertain to matters existing or occurring at or prior to the Effective Time. See "The Merger -- Interests of Certain Persons in the Merger -- Directors' and Officers' Insurance; Limitation of Liability of First Interstate and FBS Directors and Officers."



    FBS maintains change in control severance plans covering a broad range of salaried employees and providing for different levels of payments based on job classification. FBS has entered into individual change in control severance agreements with 27 officers providing for severance payments upon certain terminations of employment during the two-year period following a change in control. FBS also maintains change in control severance plans covering a broad range of salaried employees and providing for different levels of payments based on job classification. The agreements provide for a lump sum payment equal to three times the terminated individual's annual salary, plus target bonus potential, continuation of benefits for up to three years, the payment of long-term cash incentive awards and individual outplacement services. Based on current salaries and target bonus potential, assuming termination of employment qualifying for payments under the applicable agreements, executive officers would be entitled to the following payments in respect of the lump sum portion of such benefits: Richard A. Zona, $2,040,000; Philip G. Heasley, $1,739,000; William F. Farley, $1,539,000; Daniel C. Rohr, $1,352,000; and all other executive officers as a group, $8,078,000. Mr. Grundhofer's arrangements with FBS relating to severance are described below and under "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreement with John F. Grundhofer." FBS has further agreed to compensate such officers for certain taxes and penalties resulting from the severance agreements. The Merger constitutes a change in control under such severance agreements and plans. See "The Merger -- Interests of Certain Persons in the Merger -- FBS Change in Control Severance Agreements."

    The vesting of all outstanding FBS stock options accelerates and restrictions on restricted stock lapse upon a change in control of FBS, including the Merger. "The Merger -- Interests of Certain Persons in the Merger -- FBS Stock Options and Restricted Stock."



    Effective  January  30, 1995,  FBS and  John F.  Grundhofer entered  into an
Employment Agreement, pursuant to which Mr. Grundhofer is entitled to receive certain benefits if his employment is terminated under certain circumstances following a change in control, including the Merger. In such event, Mr. Grundhofer would be entitled to receive: (i) a lump sum payment equal to three times his annual salary plus the greatest of (a) the target bonus potential available on the date of termination, (b) the bonus earned in the last fiscal year prior to the date of termination or (c) the average bonus earned in the last three fiscal years prior to the date of termination; (ii) continuation of his participation in FBS benefit and retirement plans and continuation of a $1 million life insurance policy for a three year period; (iii) continuation of personal benefits for a three year period; (iv) immediate exercisability of all options and vesting of restricted stock that would have become exercisable or vested during the remaining term of the employment agreement if such termination had not occurred; (v) credit for five additional years of service under FBS's Supplemental Executive Retirement Plan; (vi) payment for individual outplacement counseling services up to a maximum of $60,000; and (vii) the full amount of any long-term cash incentive award for any plan periods then in progress to the extent not provided for in any FBS long-term cash incentive plan or plans. Based on his current salary and target bonus potential, assuming termination of employment qualifying for change in control severance payments under the agreement, Mr. Grundhofer would be entitled to a payment of $5,115,000 in respect of the lump sum portion of such termination benefits. FBS has further agreed to compensate Mr. Grundhofer for certain taxes and penalties resulting from termination of his employment following a change in control, such as the Merger. See "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreement with John F. Grundhofer."



    First Interstate has entered into individual employment agreements with approximately 39 executive officers of First Interstate and its subsidiaries which provide, among other things, for severance payments upon certain terminations of employment during the two-year period following a change in control of First Interstate. Nine of these agreements are "Tier I Agreements," and the remainder are "Tier II Agreements." The Tier I Agreements provide that, following a qualifying termination, the executive is entitled to receive a lump sum payment equal to the sum of (1) $30,000, (2) three times the sum of annual salary plus the aggregate of the executive's target bonus awards for the year in which the executive's employment terminates under all of First Interstate's incentive plans under which the executive was then participating and (3) the benefit attributable to enhancing the executive's retirement plan benefits by three years' service and three years' age. If the qualifying termination occurs during the calendar year in which the change in control of First Interstate occurs, the severance benefit is reduced by a pro rata portion of the executive's target bonus for the calendar year in which such termination occurs. The terms of the Tier II Agreements are substantially similar to those of the Tier I Agreements, except that the severance payments under the Tier II Agreements include a $20,000 cash payment, have a multiplier of two, and provide for enhancement of retirement benefits by two years' service and two years' age. The Tier I Agreements and the Tier II Agreements provide that an executive may refuse all or any portion of the severance payments if the executive determines that receipt of such payment may result in adverse tax consequences to him or her. Based on current salaries and target bonus potential, assuming termination of employment under circumstances entitling them to benefits under their agreements, executive officers would be entitled to the following approximate amounts: Mr. Siart, $4,570,000; Mr. William S. Randall, $3,420,000; Mr. Bruce G. Willison, $2,730,000; Mr. James J. Curran, $2,690,000; Ms. Linnet F. Deily, $2,270,000; and all other executive officers as a group, $29,000,000. See "The Merger -- Interests of Certain Persons in The Merger -- First Interstate Change in Control Severance Agreements."



    In addition, if a change in control of First Interstate were to occur, the executive officers would receive their target bonus payments for 1996 under First Interstate's annual incentive plans. If 1996 bonus targets were
established   in  a  manner  similar  to   those  established  for  1995,  First
Interstate's
executive officers would be entitled to the following approximate amounts: Mr. Siart, $864,000; Mr. Randall, $572,000; Mr. Willison, $450,000; Mr. Curran,
$395,000;  Ms.  Deily,  $430,000;  and  all  other  participants  as  a   group,
$17,000,000. The approval of the Merger Agreement by First Interstate shareholders will constitute a change in control for purposes of these annual incentive plans. See "The Merger -- Interests of Certain Persons in the Merger -- First Interstate Cash-Based Incentive Awards."



    Upon the approval of the Merger Agreement by the shareholders of First Interstate, each outstanding First Interstate Stock Option will become fully exercisable and all restrictions with respect to restricted stock shall lapse. As of December 31, 1995, First Interstate's directors and executive officers held unvested First Interstate Stock Options in respect of an aggregate of 923,175 shares of First Interstate Common Stock at a weighted average exercise price of $65.83 per share and three of First Interstate's executive officers held an aggregate of 2,250 restricted shares of First Interstate Common Stock. See "The Merger -- Interests of Certain Persons in the Merger -- First Interstate Equity-Based Incentive Awards."


OPINION OF FBS FINANCIAL ADVISOR

    FBS's financial advisor, J.P. Morgan Securities Inc. ("J.P. Morgan"), has rendered its opinion to the FBS Board, dated November 5, 1995, that the Exchange Ratio is fair to holders of FBS Common Stock from a financial point of view. A copy of such opinion is attached hereto as Appendix F and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken in connection with such opinion.

OPINIONS OF FIRST INTERSTATE FINANCIAL ADVISORS


    First Interstate's financial advisors, Goldman, Sachs & Co. ("Goldman, Sachs") and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), have each
rendered   their  opinion,  dated  November  6,   1995  and  November  5,  1995,
respectively, to the First Interstate Board that the Exchange Ratio is fair or, in the case of Morgan Stanley's opinion, fair from a financial point of view to the holders of First Interstate Common Stock. On November 19, 1995 Goldman, Sachs advised the First Interstate Board that nothing had come to its attention that would cause it to withdraw or amend its opinion, and Morgan Stanley reaffirmed its previous opinion. Morgan Stanley also noted in its November 5, 1995 opinion that, as of that date, based upon publicly available information in the case of Wells Fargo & Co. ("Wells"), each of the .625 Exchange Ratio and the
 .650 Exchange Ratio, as described under "The Merger -- Background of the Merger," would be fair from a financial point of view to the holders of First Interstate Common Stock (other than Wells and its affiliates). Copies of the opinions and letters issued by Goldman, Sachs and Morgan Stanley are attached hereto as Appendices G and H, respectively. Each opinion should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken in connection with such opinion.


BUSINESS PENDING CONSUMMATION OF THE MERGER

    Pursuant to the Merger Agreement, each of FBS and First Interstate has made certain covenants relating to the conduct of their respective businesses pending consummation of the Merger. Among other things, each has agreed (except as otherwise contemplated by or disclosed in connection with the Merger Agreement) to conduct its business in the usual, regular and ordinary course. In addition, each has agreed (except as otherwise contemplated by or disclosed in connection with the Merger Agreement) not to, among other things, (i) declare or pay dividends in a manner inconsistent with past practice or redeem or otherwise acquire shares of its capital stock or issue additional shares of its capital stock; (ii) dispose of any of its material properties or assets or make any material acquisition other than in the ordinary course consistent with its past practices; (iii) enter into, amend or terminate any material contract or agreement; or (iv) increase in any material respect the compensation or fringe benefits of any of its employees or enter into or modify any employee benefit plans or employment agreements except in the ordinary course of business consistent with past practice. See "The Merger -- Conduct of Business Pending the Merger and Other Agreements."

REGULATORY APPROVALS REQUIRED


    The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, and, with respect to certain aspects of the Merger, of the Alaska Department of Commerce and Economic Development, the Arizona Superintendent of Banking, the Arizona Department of Insurance, the California Superintendent of Banking, the Colorado Banking Board, the Idaho Director of the Department of Finance, the Nevada Commissioner of Financial Institutions, the Wyoming Commissioner of Banking and the Minister of Finance of Canada. FBS's final Federal Reserve Board application was filed with the Federal Reserve Bank of Minneapolis on November 10, 1995 and has been accepted as informationally complete. FBS has also filed all notices and/or applications required to obtain the other required regulatory approvals (other than the Canadian approvals). Although there can be no assurances, neither FBS nor First Interstate believes that there is any reason that such approvals will not be received on a timely basis or that any burdensome conditions will be imposed. See "The Merger -- Regulatory Approvals Required."


CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject, among other things, to (i) approval and adoption of the Merger Agreement by the requisite affirmative vote of the holders of the outstanding First Interstate Common Stock, (ii) approval of the FBS Vote Matters by the requisite affirmative vote of the holders of the outstanding FBS Common Stock, (iii) the shares of New First Interstate Common Stock and the New First Interstate Depositary Shares to be issued to First Interstate shareholders upon consummation of the Merger having been authorized for listing on the NYSE, subject to official notice of issuance, (iv) receipt of the Requisite Regulatory Approvals without the imposition of any conditions or restrictions that will have or could reasonably be expected to have a material adverse effect on New First Interstate, (v) no court or agency having taken any action, nor any law or regulation having been enacted, which prohibits or makes illegal the consummation of the Merger, (vi) receipt by FBS and First Interstate of opinions of their respective counsel as to the tax-free nature of the Merger for federal income tax purposes, (vii) receipt of letters from Ernst & Young LLP, dated as of the Effective Time, to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment, and (viii) certain other closing conditions. There can be no assurance as to when or if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "The Merger -- Conditions to Consummation of the Merger" and "-- Regulatory Approvals Required."

TERMINATION OF THE MERGER AGREEMENT


    The Merger Agreement may be terminated by mutual agreement of the FBS Board and the First Interstate Board. The Merger Agreement also may be terminated by either the FBS Board or the First Interstate Board if (i) a governmental authority finally has denied an application with respect to any of the Requisite Regulatory Approvals, (ii) the Merger does not occur on or before December 31, 1996 (subject to extension to June 30, 1997 under certain circumstances set forth in the Merger Agreement), provided that the failure of the Merger to occur by such date is not caused by a breach of the Merger Agreement by the party seeking such termination, (iii) in the event of a material breach by the other party of any of its representations, warranties, covenants or agreements in the Merger Agreement that cannot be or has not been cured within 30 days of notice of such breach, (iv) the requisite approval of either the FBS shareholders or the First Interstate shareholders is not obtained at their respective Special Meetings, (v) prior to the receipt of the requisite approval of the terminating party's shareholders, there is an outstanding proposal by a third party to merge with or acquire a substantial equity interest in, or a substantial portion of the assets of, the terminating party and the Board of Directors of the terminating party determines that termination of the Merger Agreement is necessary in the exercise of its fiduciary duties or (vi) the Board of Directors of the other party shall have withdrawn or adversely modified its recommendation of the matters to be voted on at such other party's Special Meeting. See "The Merger -- Termination of the Merger Agreement."

TERMINATION FEES

    As an inducement and condition to FBS's willingness to enter into the Merger Agreement, First Interstate (as payor) entered into a Termination Fee Agreement with FBS (as recipient), dated as of November 5, 1995 (the "First Interstate Fee Agreement"), and as an inducement and condition to First Interstate's willingness to enter into the Merger Agreement, FBS (as payor) entered into a Termination Fee Agreement with First Interstate (as recipient), dated as of November 5, 1995 (the "FBS Fee Agreement" and, together with the First Interstate Fee Agreement, the "Fee Agreements"). The Fee Agreements are set forth in Appendices D and E to this Joint Proxy Statement/ Prospectus.

    Pursuant to the Fee Agreements, First Interstate (pursuant to the First Interstate Fee Agreement) and FBS (pursuant to the FBS Fee Agreement) each agreed to pay (as "Payor") the other party (as "Recipient") a cash fee of $25 million in the event certain First Trigger Events occur prior to or concurrently with the termination of the Merger Agreement, except where a Nullifying Event has occurred and is continuing at such time. Under the First Interstate Fee Agreement, a First Trigger Event would include, among other things, the failure of the shareholders of First Interstate to approve and adopt the Merger Agreement at the First Interstate Special Meeting following the public announcement of an Acquisition Proposal. For purposes of the First Interstate Fee Agreement, various actions taken by Wells in connection with the Wells Offer constituted the public announcement of an Acquisition Proposal.

    Pursuant to the Fee Agreements, First Interstate and FBS each also agreed, subject to certain conditions, to pay the other party an additional $75 million cash fee if (i) the Merger Agreement is terminated, (ii) prior to or concurrently with such termination a First Trigger Event shall have occurred and
(iii) prior to, concurrently with or within 18 months following such termination an Acquisition Event occurs, unless a Nullifying Event has occurred and is continuing at the time the Merger Agreement is terminated. If Wells acquires more than 50% of the outstanding First Interstate Common Stock pursuant to the Wells Offer or otherwise, an Acquisition Event will have occurred for purposes of the First Interstate Fee Agreement. To the best of First Interstate's and FBS's knowledge, as of the date hereof, no event has occurred that would require FBS to pay a termination fee to First Interstate pursuant to the FBS Fee Agreement upon termination of the Merger Agreement.


    See  "The Merger  -- Background of  the Merger", "--  Termination Fees", "--
Certain  Litigation"   and   Appendices   D   and  E   to   this   Joint   Proxy
Statement/Prospectus.


STOCK OPTION AGREEMENTS

    As a further inducement and condition to FBS's willingness to enter into the Merger Agreement, First Interstate (as issuer) entered into a Stock Option Agreement with FBS (as grantee), dated as of November 5, 1995 (the "First Interstate Stock Option Agreement"), and as an inducement and condition to First Interstate's willingness to enter into the Merger Agreement, FBS (as issuer) entered into a Stock Option Agreement with First Interstate (as grantee), dated as of November 5, 1995 (the "FBS Stock Option Agreement" and, together with the First Interstate Stock Option Agreement, the "Stock Option Agreements"). The Stock Option Agreements are set forth in Appendices B and C to this Joint Proxy Statement/Prospectus.

    Pursuant to the First Interstate Stock Option Agreement, First Interstate granted to FBS an irrevocable option (the "First Interstate Option") to purchase a number of shares of First Interstate Common Stock approximately equal to 19.9% of the number of shares of First Interstate Common Stock outstanding immediately before exercise of the First Interstate Option for a purchase price of $127.75 per share, subject to adjustment in certain circumstances.

    Pursuant to the FBS Stock Option Agreement, FBS granted to First Interstate an irrevocable option (the "FBS Option" and, collectively with the First Interstate Option, the "Options") to purchase a number of shares of FBS Common Stock approximately equal to 19.9% of the number of shares of FBS Common Stock outstanding immediately before exercise of the FBS Option for a purchase price of $50.875 per share, subject to adjustment in certain circumstances. Each of the Options will become exercisable in whole or in part at any time prior to its expiration, if, but only if, both an Initial Triggering Event and a Subsequent Triggering Event has occurred prior to the occurrence of an Exercise Termination Event. A holder may exercise an Option which has become exercisable for six months following the applicable Subsequent Triggering Event, subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Exchange Act.



    For purposes of the First Interstate Stock Option Agreement, various actions taken by Wells in connection with the Wells Offer have resulted in the occurrence of an Initial Triggering Event. In addition, if Wells acquires more than 20% of the outstanding First Interstate Common Stock pursuant to the Wells Offer or otherwise, or if the First Interstate Board recommends that First Interstate shareholders accept the Wells Offer, a Subsequent Triggering Event will occur for purposes of the First Interstate Stock Option Agreement and, subject to the conditions described herein, the First Interstate Option will become exercisable. To the best of First Interstate's and FBS's knowledge, as of the date hereof, no event has occurred that would trigger the exercisability of the FBS Option.



    Upon either (i) the acquisition by a third party of beneficial ownership of 50% or more of the outstanding shares of common stock of the issuer of an Option which has become exercisable or (ii) subject to certain limitations, the consummation of an Acquisition Transaction with respect to the issuer of an Option which has become exercisable, the holder of such Option will have the right to require the issuer of the Option to repurchase such Option (or the shares purchased pursuant thereto). In such event, the issuer would be required to repurchase the Option at a price equal to the amount by which the "Market/Offer Price" of the issuer's common stock (as defined) exceeds the purchase price per share, multiplied by the number of shares for which the Option may then be exercised.


    The purchase of any shares of First Interstate Common Stock or FBS Common Stock pursuant to the Options is subject to compliance with applicable law, including receipt of any necessary approvals under the BHC Act.


    Arrangements such as the Fee Agreements and the Options are entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and losses, expenses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Fee Agreements and the Stock Option Agreements were entered into to accomplish these objectives, and not because of the proposals made by Wells to acquire First Interstate, although FBS's desire to enter into such arrangements was enhanced as a result thereof. The Fee Agreements and the Options may have the effect of discouraging offers by third parties to acquire First Interstate or FBS prior to the Merger, even if, in the case of First Interstate, such persons were prepared to offer to pay consideration to First Interstate's shareholders that has a higher current market price than the shares of FBS Common Stock to be received by the holders of First Interstate Common Stock pursuant to the Merger Agreement. Certain persons, including Wells, have filed lawsuits challenging the validity of the First Interstate Fee Agreement and the First Interstate Stock Option Agreement. FBS and First Interstate intend to defend against such claims vigorously, and believe that they will not have a material adverse effect on the parties' ability to consummate the Merger in a timely manner.


    Pursuant to the terms of the Stock Option Agreements, the "Total Profit" (as such term is defined in the Stock Option Agreements) that the grantee of an Option can realize thereunder may not exceed $100 million.


    See "The Merger -- Background of the Merger", "-- Stock Option Agreements" and "-- Certain Litigation" and Appendices B and C to this Joint Proxy Statement/Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The obligation of each of First Interstate and FBS to consummate the Merger is conditioned on, among other things, the receipt of an opinion of its respective counsel based upon certain representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that accordingly: (i) no gain or loss will be recognized by FBS, First Interstate or Merger Sub as a result of the Merger; (ii) no gain or loss will be recognized by any First Interstate shareholder (except in connection with the receipt of cash in lieu of a fractional share interest in New First Interstate Common Stock) upon the exchange of First Interstate Common Stock or First Interstate Preferred Stock for New First Interstate Common Stock or New First Interstate Preferred Stock, respectively, in the Merger; and (iii) the basis of the New First Interstate Common Stock and New First Interstate Preferred Stock received by a First Interstate shareholder who exchanges First Interstate Common Stock for New First Interstate Common Stock or First Interstate Preferred Stock for New First Interstate Preferred Stock will be the same as the basis of the First Interstate Common Stock or First Interstate Preferred Stock, as the case may be, surrendered in exchange therefor (subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of New First Interstate Common Stock). If the required tax opinions are not received, the Merger will not be consummated unless the conditions requiring their receipt are waived and the approvals of the FBS and First Interstate shareholders are resolicited by means of an updated Joint Proxy Statement/Prospectus. EACH FIRST INTERSTATE SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "The Merger -- Certain Federal Income Tax Consequences."


NO APPRAISAL RIGHTS

    Holders of First Interstate Common Stock, First Interstate Preferred Stock, First Interstate Depositary Shares, FBS Common Stock and preferred stock of FBS will not have any appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. See "The Merger -- No Appraisal Rights."

ACCOUNTING TREATMENT

    It  is   intended   that  the   Merger   will   be  accounted   for   as   a
"pooling-of-interests" under generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt of letters from FBS's and First Interstate's independent auditors to the effect that the Merger may be accounted for in such manner. See "The Merger -- Accounting Treatment" and "-- Conditions to Consummation of the Merger."

MARKETS AND MARKET PRICES


    FBS Common Stock is listed on the NYSE under the symbol "FBS" and First Interstate Common Stock is listed on the NYSE and the Pacific Stock Exchange under the symbol "I." The following table sets forth the closing price per share of FBS Common Stock and the closing price per share of First Interstate Common Stock, each as reported on the NYSE Composite Tape, and the "equivalent per share price" (as defined below) of First Interstate Common Stock as of (i) November 3, 1995, the last trading day before FBS and First Interstate announced the execution of the Merger Agreement, (ii) November 17, 1995, the last trading day prior to the meeting of the First Interstate Board of Directors at which the First Interstate Financial Advisors updated their analysis of the Merger in light of the Wells Offer, and (iii) December 27, 1995, the last practicable date prior to the date of this preliminary Joint Proxy Statement/Prospectus. The "equivalent per share price" of First Interstate

Common Stock as of such dates equals the closing price per share of FBS Common Stock on such dates multiplied by the Exchange Ratio. See "The Merger -- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders."


                                                      FIRST       EQUIVALENT
                                     FBS COMMON    INTERSTATE         PER
MARKET PRICE PER SHARE AS OF            STOCK     COMMON STOCK    SHARE PRICE
-----------------------------------  -----------  -------------  -------------
November 3, 1995...................  $   50.875   $     127.75   $    132.275
November 17, 1995..................      $53.00   $     135.00        $137.80
December 27, 1995..................      $50.25   $     136.00        $130.66


    FBS and First Interstate shareholders are advised to obtain current market quotations for FBS Common Stock and First Interstate Common Stock. Because the Exchange Ratio is fixed, a change in the market price of FBS Common Stock before the Merger would affect the market value as of the Effective Time of the New First Interstate Common Stock to be received in the Merger in exchange for the First Interstate Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE FBS COMMON STOCK AT ANY TIME BEFORE THE EFFECTIVE TIME OR AS TO THE MARKET PRICE OF THE NEW FIRST INTERSTATE COMMON STOCK AT ANY TIME THEREAFTER. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FBS COMMON STOCK AND FIRST INTERSTATE COMMON STOCK. SEE "THE MERGER -- CONVERSION OF FIRST INTERSTATE CAPITAL STOCK; EFFECTS ON FBS SHAREHOLDERS."

    Following the Merger, the First Interstate Common Stock and the First Interstate Depositary Shares will no longer exist and, as a result, will no longer be listed on the NYSE. The New First Interstate Common Stock and the New First Interstate Depositary Shares are expected to be listed on the NYSE.

DIFFERENCES IN RIGHTS OF SHAREHOLDERS


    Upon consummation of the Merger, holders of First Interstate Common Stock will become holders of New First Interstate Common Stock. As a result, their rights as shareholders, which are now governed by the DGCL, First Interstate's Certificate of Incorporation (the "First Interstate Certificate") and the First Interstate Bylaws, will be governed by the DGCL, the FBS Certificate (as amended in accordance with the Merger Agreement) and the FBS Bylaws. There are certain differences between the provisions of the First Interstate Certificate and the First Interstate Bylaws and the FBS Certificate and the FBS Bylaws, and so the rights of holders of First Interstate Common Stock will change somewhat after the Merger. The holders of shares of each series of New First Interstate Preferred Stock will be entitled to rights and preferences substantially the same as the rights and preferences of the corresponding series of First Interstate Preferred Stock. The holders of New First Interstate Depositary Shares will also have one-eighth of a vote per share on all matters submitted generally to the shareholders of New First Interstate and will, except as otherwise required by law, vote together with the holders of the New First Interstate Common Stock as a single class. For a discussion of the material differences between the rights of holders of First Interstate Common Stock and the rights of holders of New First Interstate Common Stock, see "The Merger -- Certain Differences in Rights of Shareholders of First Interstate and New First Interstate."


DIVIDENDS


    In connection with the Merger, FBS and First Interstate will coordinate the declaration and payment of dividends in respect of FBS Common Stock and First Interstate Common Stock. The Board of Directors of New First Interstate will determine the amount and timing of any dividends declared and paid by New First Interstate after the Effective Time. Management of each of FBS and First
Interstate intends to recommend to the Board of Directors of New First Interstate the continuation of quarterly dividends at rates consistent with FBS's recent dividend practices. See "The Merger -- Dividends."


EXPENSES

    The Merger Agreement provides that, except as set forth in the Fee Agreements, all costs and expenses incurred in connection with the Merger and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except that the costs and expenses of printing and mailing this Joint Proxy Statement/Prospectus, and all filing and other fees paid to the Commission in connection with the Merger, shall be borne equally by FBS and First Interstate. See "The Merger -- Expenses."


WELLS EXCHANGE OFFER



    On November 13, 1995, following the announcement of the Merger, Wells announced that it intended to commence an unsolicited hostile exchange offer (the "Wells Offer") in which holders of First Interstate Common Stock would have the right to exchange each of their shares for two-thirds of a share of Wells Common Stock. Following such announcement, after consideration of the Wells Offer and the Merger, the First Interstate Board reaffirmed the Merger and recommended that First Interstate shareholders reject the Wells Offer and, when and if such offer is commenced, not tender any of their shares of First Interstate Common Stock or rights pursuant thereto. For a discussion of the factors considered by the First Interstate Board in determining to reaffirm the Merger and recommend that First Interstate shareholders not accept the Wells Offer, see "The Merger -- Reasons of First Interstate for the Merger; Recommendation of First Interstate Board."



    THE FIRST INTERSTATE BOARD RECOMMENDS THAT FIRST INTERSTATE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE FIRST INTERSTATE BOARD BELIEVES THAT THE MERGER SHOULD PROVIDE LONG-TERM VALUE TO FIRST INTERSTATE'S SHAREHOLDERS SUPERIOR TO THAT PROVIDED BY A TRANSACTION WITH WELLS PURSUANT TO THE TERMS OF THE WELLS OFFER.



COMPARISON OF THE MERGER AND THE WELLS OFFER



    A document entitled "Comparison of the Proposed First Bank System, Inc./First Interstate Bancorp Merger and the Proposed Wells Fargo & Co. Exchange Offer" (the "Comparison") will be filed as an exhibit to the Registration Statement. The Comparison will set forth an analysis comparing the Merger and the Wells Offer from the perspective of shareholders of First Interstate. Copies of the Comparison will be mailed to shareholders of First Interstate together with this Joint Proxy Statement/Prospectus, and First Interstate shareholders are urged to read the Comparison carefully. FBS shareholders may obtain copies of the Comparison, without charge, upon written or oral request to FBS by following the instructions described under "Incorporation of Certain Documents by Reference".

                      COMPARATIVE UNAUDITED PER SHARE DATA


    The following table presents selected comparative unaudited per share data for FBS on a historical and pro forma combined basis, and for First Interstate on a historical and pro forma equivalent basis, giving effect to the Merger using the pooling-of-interests method of accounting, and to the acquisition (the "FirsTier Acquisition") by FBS of FirsTier Financial, Inc. ("FirsTier") using the purchase method of accounting. The information presented below is derived from the consolidated historical financial statements of FBS, First Interstate and FirsTier, including the related notes thereto, and the unaudited pro forma combined financial information, including the notes thereto, incorporated by reference into, or appearing elsewhere in, this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Information."



    The per share data included within are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of the combined entity that would have been achieved had the Merger and the FirsTier Acquisition been consummated prior to the periods indicated.


                                                                                                FIRST INTERSTATE
                                                                       FBS COMMON STOCK           COMMON STOCK
                                                                    ----------------------  ------------------------
                                                                                PRO FORMA                 PRO FORMA
                                                                    HISTORICAL  COMBINED    HISTORICAL   EQUIVALENT
                                                                    ---------  -----------  -----------  -----------
BOOK VALUE (1):
  September 30, 1995..............................................     $20.33      $19.76   $    47.95   $    51.38
  December 31, 1994...............................................      18.63       17.72        41.59        46.07

DIVIDENDS DECLARED (2):
  Nine Months Ended:
    September 30, 1995............................................     1.0875      1.0875         2.30       2.8275

  Year Ended:
    December 31, 1994.............................................       1.16        1.16         2.75         3.02
    December 31, 1993.............................................       1.00        1.00         1.60         2.60
    December 31, 1992.............................................       0.88        0.88         1.20         2.29

INCOME FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY ITEM AND
 CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (3):
  Nine Months Ended:
    September 30, 1995............................................       3.05        3.13         8.36         8.14

  Year Ended:
    December 31, 1994.............................................       2.21        2.90         8.71         7.54
    December 31, 1993.............................................       2.46        2.47         6.68         6.42
    December 31, 1992.............................................       1.46        1.29         3.23         3.35

                           (Notes on following page)

                 NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA


(1) The pro forma combined book values per share of FBS Common Stock are based upon the pro forma total common equity for FBS, First Interstate and FirsTier, divided by the total pro forma common shares of the combined entity assuming conversion of First Interstate and FirsTier common stock at the respective exchange ratios, net of related repurchases of existing FBS Common Stock equal to one-half of the FBS Common Stock to be issued in connection with the FirsTier Acquisition. The pro forma equivalent book values per share of First Interstate Common Stock represent the pro forma combined amounts per share of FBS Common Stock multiplied by the Exchange Ratio. See "The Merger -- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders."



(2) The pro forma combined dividends declared assume no changes in the historical dividends declared per share of FBS Common Stock. The pro forma equivalent dividends per share of First Interstate Common Stock represent the cash dividends declared on one share of FBS Common Stock multiplied by the Exchange Ratio. Management of each of FBS and First Interstate intends to recommend to the Board of Directors of New First Interstate, the continuation of quarterly dividends at rates consistent with FBS's recent dividend practices, although no assurances can be given in such regard. See "The Merger -- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders."



(3) The pro forma combined income from continuing operations before extraordinary item and cumulative effect of changes in accounting principles per share of FBS Common Stock are based upon the pro forma combined income from continuing operations before extraordinary item and cumulative effect of changes in accounting principles for FBS, First Interstate and FirsTier, divided by the average pro forma common shares of the combined entity. The pro forma equivalent income from continuing operations per share of First Interstate Common Stock represents the pro forma combined income per share of FBS Common Stock multiplied by the Exchange Ratio. See "The Merger -- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders."



    After the Merger FBS and First Interstate expect to achieve operating cost savings by various means including reductions in staff and consolidation of certain data processing and other back office operations. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.


    Financial results for FBS in 1994 include merger-related items with an after-tax effect of $156.9 million ($1.15 per share) associated with the merger with Metropolitan Financial Corporation. Financial results for FBS in 1993 include merger-related charges with an after-tax effect of $50.0 million ($.37 per share) associated with the merger with Colorado National Bankshares, Inc. Included in FBS results of operations in 1992 are after-tax merger-related charges of $81.8 million ($.66 per share) associated with the merger with Western Capital Investment Corporation and Bank Shares Incorporated.

    The First Interstate results of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994 include after-tax charges of $9.5 million and $87.6 million, respectively, related to the adoption of a restructuring plan designed to improve efficiency and better position First Interstate for the introduction of full interstate banking.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA


    The following tables set forth certain selected historical consolidated financial information for FBS, First Interstate and FirsTier, and certain unaudited pro forma combined financial information giving effect to the Merger using the pooling-of-interests method of accounting and the pending FirsTier Acquisition using the purchase method of accounting (included in the nine months ended September 30, 1995 and the year ended December 31, 1994 only). The pro forma combined balance sheet information for September 30, 1995 also includes Midwestern Services, Inc. and Southwest Holdings, Inc., both of which were acquired by FBS on November 1, 1995, as well as the intangible assets related to the pending purchase by FBS of the corporate trust relationships and accounts of BankAmerica Corporation (the "Corporate Trust Acquisition"). The pro forma combined income statement information does not include Midwestern Services, Inc. and Southwest Holdings, Inc., or the fees attributable to the Corporate Trust Acquisition, as they are immaterial. The historical selected financial data for the years ended December 31, 1990 through 1994 are derived from audited consolidated financial statements of FBS, First Interstate and FirsTier. The historical selected financial data for the nine months ended September 30, 1994 and 1995 are derived from the unaudited historical financial statements of FBS, First Interstate and FirsTier and reflect, in the respective opinions of the managements of FBS, First Interstate and FirsTier, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated historical financial statements of FBS, First Interstate and FirsTier, and the related notes thereto, incorporated by reference in this Joint Proxy Statement/ Prospectus, and in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Information."


    The unaudited pro forma combined financial data are presented for informational purposes only and are not necessarily indicative of the future combined financial position or results of the future operations of the combined entity or the actual results or combined financial position that would have been achieved had the Merger and the other transactions described above been consummated on these dates or prior to the periods presented. In addition, results for the nine months ended September 30, 1995 are not necessarily indicative of results expected for the entire year.

                     HISTORICAL SELECTED FINANCIAL DATA OF
                            FIRST BANK SYSTEM, INC.


                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                --------------------  -----------------------------------------------------
                                                  1995       1994     1994 (4)   1993 (5)   1992 (6)     1991       1990
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
CONSOLIDATED INCOME STATEMENT DATA
Interest income...............................  $ 1,903.0  $ 1,668.2  $ 2,288.1  $ 2,134.5  $ 2,106.1  $ 2,369.0  $ 2,745.3
Interest expense..............................      823.1      615.4      868.7      796.3      953.1    1,354.2    1,844.2
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net interest income.....................    1,079.9    1,052.8    1,419.4    1,338.2    1,153.0    1,014.8      901.1
Provision for credit losses...................       84.0       79.6      123.6      133.1      191.7      210.2      219.7
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for credit
 losses.......................................      995.9      973.2    1,295.8    1,205.1      961.3      804.6      681.4
Noninterest income............................      585.8      497.5      558.9      618.9      613.7      557.0      472.1
Noninterest expense...........................      918.6      913.7    1,349.4    1,264.7    1,246.3    1,067.9    1,063.0
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations before
 income taxes and cumulative effect of changes
 in accounting principles.....................      663.1      557.0      505.3      559.3      328.7      293.7       90.5
Applicable income taxes.......................      245.7      210.1      191.8      198.6      115.7       30.3        6.5
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations before
 cumulative effect of accounting changes......      417.4      346.9      313.5      360.7      213.0      263.4       84.0
(Loss) income from discontinued operations
 (1)..........................................     --           (6.6)      (8.5)       2.5        2.7        1.1        0.6
Cumulative effect of accounting changes.......     --         --         --         --          233.2     --            1.0
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income....................................  $   417.4  $   340.3  $   305.0  $   363.2  $   448.9  $   264.5  $    85.6
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

Average common and common equivalent shares...      135.0      136.0      136.3      134.6      124.7      117.3      106.1

PER COMMON SHARE

Income from continuing operations before
 cumulative effect of changes in accounting
 principles...................................  $    3.05  $    2.47  $    2.21  $    2.46  $    1.46  $    2.00  $    0.53
Net income....................................       3.05       2.43       2.15       2.48       3.35       2.01       0.55
Dividends paid................................     1.0875       0.87       1.16       1.00       0.88       0.82       0.82
Common shareholders' equity...................      20.33      19.77      18.63      18.91      17.89      14.67      13.28

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END
Assets........................................  $  32,958  $  34,364  $  34,128  $  33,370  $  32,758  $  28,508  $  29,339
Securities....................................      3,302      3,990      5,185      5,030      6,092      4,744      5,061
Loans.........................................     25,877     24,360     24,556     23,497     20,692     18,766     18,870
Deposits......................................     21,895     24,299     24,256     26,386     26,395     22,969     22,772
Long-term debt................................      3,127      2,730      2,981      2,070      1,151      1,360      2,085
Shareholders' equity..........................      2,736      2,800      2,612      2,744      2,745      2,131      1,826

SELECTED FINANCIAL DATA AT PERIOD END
Common shareholders' equity to assets.........        8.0%       7.8%       7.3%       7.4%       7.2%       5.9%       5.1%
Total shareholders' equity to assets..........        8.3        8.1        7.7        8.2        8.4        7.5        6.2
Tier 1 capital ratio (2)......................        7.4        8.2        7.3        9.4        9.8        8.5        6.8
Total capital ratio (2).......................       12.3       12.2       11.4       13.4       13.0       11.3        9.7
Allowance for credit losses...................  $     469  $     478  $     475  $     466  $     484  $     453  $     484
    Percentage of loans.......................       1.81%      1.96%      1.93%      1.98%      2.34%      2.42%      2.57%
Nonperforming assets (3)......................  $     167  $     245  $     232  $     341  $     511  $     658  $     737
    Percentage of total assets................       0.51%      0.71%      0.68%      1.02%      1.56%      2.31%      2.51%

SELECTED FINANCIAL DATA FOR THE PERIOD
Return on average assets from continuing
 operations before cumulative effect of
 accounting changes...........................       1.70%      1.39%      0.93%      1.12%      0.74%      0.95%      0.28%
Return on average assets......................       1.70       1.36       0.91       1.13       1.56       0.96       0.29
Return on average common equity from
 continuing operations before cumulative
 effect of accounting changes.................       20.9       17.3       11.6       13.8        8.7       14.7        4.1
Return on average common equity...............       20.9       17.0       11.2       13.9       20.0       14.8        4.2
Net interest margin (taxable-equivalent
 basis).......................................       4.94       4.72       4.74       4.69       4.54       4.15       3.46
Net interest margin without taxable-equivalent
 increments...................................       4.89       4.67       4.69       4.63       4.45       4.01       3.29


                See notes to historical selected financial data

                     HISTORICAL SELECTED FINANCIAL DATA OF
                            FIRST INTERSTATE BANCORP


                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                          ---------------------   ----------------------------------------------------------
                                          1995 (7)      1994      1994 (7)    1993 (8)      1992         1991      1990 (9)
                                          ---------   ---------   ---------   ---------   ---------   ----------   ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
CONSOLIDATED INCOME STATEMENT DATA
Interest income.........................  $2,789.1    $2,329.8    $3,192.0    $2,944.2    $3,189.7    $3,935.3     $4,820.8
Interest expense........................     884.5       619.8       865.5       872.1     1,175.1     1,843.6      2,517.6
                                          ---------   ---------   ---------   ---------   ---------   ----------   ---------
  Net interest income...................   1,904.6     1,710.0     2,326.5     2,072.1     2,014.6     2,091.7      2,303.2
Provision for credit losses.............     --          --          --          112.6       314.3       810.2        499.4
                                          ---------   ---------   ---------   ---------   ---------   ----------   ---------
Net interest income after provision for
 credit losses..........................   1,904.6     1,710.0     2,326.5     1,959.5     1,700.3     1,281.5      1,803.8
Noninterest income......................     823.3       792.0     1,054.3       954.2       912.1     1,184.4      1,203.5
Noninterest expense.....................   1,638.3     1,659.6     2,197.8     2,032.4     2,209.2     2,732.2      2,562.3
                                          ---------   ---------   ---------   ---------   ---------   ----------   ---------
Income (loss) before income taxes,
 extraordinary item and cumulative
 effect of accounting changes...........   1,089.6       842.4     1,183.0       881.3       403.2      (266.3)       445.0
Applicable income taxes.................     419.9       320.1       449.5       319.9       120.9        21.8          6.4
                                          ---------   ---------   ---------   ---------   ---------   ----------   ---------
Income (loss) before extraordinary item
 and cumulative effect of accounting
 changes................................     669.7       522.3       733.5       561.4       282.3      (288.1)       438.6
Extraordinary item......................     --          --          --          (24.8)      --          --           --
Cumulative effect of accounting
 changes................................     --          --          --          200.1       --          --            30.1
                                          ---------   ---------   ---------   ---------   ---------   ----------   ---------
Net income (loss).......................  $  669.7    $  522.3    $  733.5    $  736.7    $  282.3    $ (288.1)    $  468.7
                                          ---------   ---------   ---------   ---------   ---------   ----------   ---------
                                          ---------   ---------   ---------   ---------   ---------   ----------   ---------
Average common and common equivalent
 shares.................................      77.2        81.7        80.4        77.0        69.1        62.5         58.9

PER COMMON SHARE
Income (loss) before extraordinary item
 and cumulative effect of accounting
 changes................................  $   8.36    $   6.09    $   8.71    $   6.68    $   3.23    $  (5.24)    $   6.79
Extraordinary item......................     --          --          --          (0.32)      --          --           --
Cumulative effect of accounting
 changes................................     --          --          --           2.60       --          --            0.51
Net income (loss).......................      8.36        6.09        8.71        8.96        3.23       (5.24)        7.30
Dividends paid..........................      2.30        2.00        2.75        1.60        1.20        1.80         3.00
Common shareholders' equity.............     47.95       41.24       41.59       41.36       35.04       32.57        39.78

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END
Assets..................................  $ 55,067    $ 54,207    $ 55,813    $ 51,461    $ 50,863    $ 48,922     $ 51,356
Securities..............................     9,432      14,744      13,851      16,542      13,913       8,496        6,975
Loans...................................    35,967      30,331      33,222      25,988      24,201      28,182       33,007
Deposits................................    48,236      48,055      48,427      44,701      43,675      41,433       43,141
Long-term debt..........................     1,368       1,261       1,388       1,533       2,702       3,108        3,178
Shareholders' equity....................     3,981       3,550       3,436       3,548       3,251       2,639        2,868

SELECTED FINANCIAL DATA AT PERIOD END
Common shareholders' equity to assets...       6.6%        5.9%        5.5%        6.2%        5.2%        4.2%         4.8%
Total shareholders' equity to assets....       7.2         6.5         6.2         6.9         6.4         5.4          5.6
Tier 1 capital ratio (2)................       7.5         8.6         7.2         9.9         9.4         6.3          5.6
Total capital ratio (2).................      10.5        11.5        10.2        13.1        13.9        10.6          9.4
Allowance for credit losses.............  $    847    $    952    $    934    $  1,001    $  1,068    $  1,273     $  1,011
  Percentage of loans...................      2.35%       3.14%       2.81%       3.85%       4.41%       4.52%        3.06%
Nonperforming assets (3)................  $    206    $    291    $    258    $    309    $    751    $  1,588     $  1,749
  Percentage of total assets............      0.37%       0.54%       0.46%       0.60%       1.48%       3.25%        3.41%

SELECTED FINANCIAL DATA FOR THE PERIOD
Return on average assets before
 extraordinary item and cumulative
 effect of accounting changes...........      1.61%       1.33%       1.38%       1.14%       0.57%      (0.59)%       0.81%
Return on average assets................      1.61        1.33        1.38        1.49        0.57       (0.59)        0.86
Return on average common equity before
 extraordinary item and cumulative
 effect of accounting changes...........      25.4        20.1        21.6        17.3         9.6       (14.0)        18.2
Return on average common equity.........      25.4        20.1        21.6        23.2         9.6       (14.0)        19.6
Net interest margin (taxable-equivalent
 basis).................................      5.41        5.09        5.14        4.91        4.89        5.04         5.06
Net interest margin without taxable-
 equivalent increments..................      5.37        5.05        5.10        4.87        4.84        4.98         4.95


                See notes to historical selected financial data

                     HISTORICAL SELECTED FINANCIAL DATA OF
                            FIRSTIER FINANCIAL, INC.


                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                    -----------------   -----------------------------------------------------
                                                     1995      1994      1994      1993     1992 (10)   1991 (10)   1990 (10)
                                                    -------   -------   -------   -------   ---------   ---------   ---------
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
CONSOLIDATED INCOME STATEMENT DATA
Interest income...................................  $195.0    $171.0    $231.5    $223.8     $225.1      $251.6      $248.1
Interest expense..................................    94.5      69.6      97.1      92.0      103.4       142.8       155.1
                                                    -------   -------   -------   -------   ---------   ---------   ---------
  Net interest income.............................   100.5     101.4     134.4     131.8      121.7       108.8        93.0
Provision for credit losses.......................     0.8      (1.2)     (0.2)      5.4        9.7        10.7        27.1
                                                    -------   -------   -------   -------   ---------   ---------   ---------
Net interest income after provision for credit
 losses...........................................    99.7     102.6     134.6     126.4      112.0        98.1        65.9
Noninterest income................................    42.4      41.7      52.0      59.0       56.7        54.5        46.1
Noninterest expense...............................    84.0      87.7     118.1     115.4      109.1       107.0       110.2
                                                    -------   -------   -------   -------   ---------   ---------   ---------
Income before income taxes........................    58.1      56.6      68.5      70.0       59.6        45.6         1.8
Applicable income taxes...........................    15.5      15.2      17.6      18.8       16.2        11.0        (0.8)
                                                    -------   -------   -------   -------   ---------   ---------   ---------
Net income........................................  $ 42.6    $ 41.4    $ 50.9    $ 51.2     $ 43.4      $ 34.6      $  2.6
                                                    -------   -------   -------   -------   ---------   ---------   ---------
                                                    -------   -------   -------   -------   ---------   ---------   ---------

Average common and common equivalent shares.......    18.7      19.0      18.8      19.1       19.0        19.0        17.2

PER COMMON SHARE
Net income........................................  $ 2.28    $ 2.18    $ 2.69    $ 2.68     $ 2.30      $ 1.85      $ 0.15
Dividends paid....................................    0.86      0.78      1.04      0.66       0.47        0.42        0.40
Common shareholders' equity.......................   20.30     18.43     18.53     17.30      15.09       13.22       11.97

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END
Assets............................................  $3,585    $3,517    $3,540    $3,400     $3,302      $3,113      $3,076
Securities........................................   1,002       990       938     1,035        961         803         676
Loans.............................................   2,191     2,056     2,149     1,953      1,875       1,785       1,801
Deposits..........................................   2,776     2,624     2,815     2,721      2,776       2,552       2,583
Long-term debt....................................     164       148       154        38         23          47          35
Shareholders' equity..............................     376       343       342       326        284         248         206

SELECTED FINANCIAL DATA AT PERIOD END
Common shareholders' equity to assets.............    10.5%      9.7%      9.7%      9.6%       8.6%        8.0%        6.7%
Total shareholders' equity to assets..............    10.5       9.7       9.7       9.6        8.6         8.0         6.7
Tier 1 capital ratio (2)..........................    15.0      14.2      13.5      14.0       13.3        11.5         9.8
Total capital ratio (2)...........................    16.3      15.5      14.8      15.2       14.6        12.8        11.3
Allowance for credit losses.......................  $   52    $   53    $   53    $   54     $   50      $   46      $   43
  Percentage of loans.............................    2.38%     2.59%     2.48%     2.78%      2.69%       2.71%       2.39%
Nonperforming assets (3)..........................  $   12    $   15    $   14    $   18     $   28      $   31      $   29
  Percentage of total assets......................    0.34%     0.41%     0.40%     0.53%      0.85%       1.00%       0.94%

SELECTED FINANCIAL DATA FOR THE PERIOD
Return on average assets..........................    1.59%     1.62%     1.47%     1.54%      1.40%       1.14%       0.09%
Return on average common equity...................    15.9      16.4      14.9      16.6       16.4        14.8         1.2
Net interest margin (taxable-equivalent basis)....    4.46      4.68      4.61      4.73       4.71        4.25        4.02
Net interest margin without taxable-equivalent
 increments.......................................    4.11      4.35      4.26      4.63       4.35        4.01        3.75


                See notes to historical selected financial data

                  NOTES TO HISTORICAL SELECTED FINANCIAL DATA

 (1) FBS acquired Edina Realty, Inc., a real estate brokerage, as part of its merger with Metropolitan Financial Corporation on January 24, 1995. Because of regulatory restrictions on non-banking activities, FBS has entered into an agreement to sell Edina Realty, Inc. Accordingly, its operations are accounted for as discontinued operations.

 (2) Capital ratios are computed based on 1992 Federal Reserve Board rules and regulations, as in effect in 1992.

 (3) Includes non accrual and restructured loans, other nonperforming assets and other real estate owned.

 (4) Financial results for FBS for 1994 include charges with an after-tax effect of $156.9 million ($1.15 per share) associated with the merger with Metropolitan Financial Corporation.

 (5) The FBS results of operations for the year ended December 31, 1993 include merger-related charges of $50.0 million ($.37 per share), on an after-tax basis, associated with FBS's acquisition of Colorado National Bankshares, Inc.

 (6) The FBS results of operations for the year ended December 31, 1992 include merger-related charges of $81.8 million ($.66 per share), on an after-tax basis, associated with FBS's acquisition of Western Capital Investment Corporation and Bank Shares Incorporated. The results of operations for that year also include the effect of adopting two new accounting standards:
    Statement of Financial Accounting Standards No. ("SFAS") 109, "Accounting for Income Taxes," and SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The cumulative effect of adopting SFAS 109 was an increase of $264.8 million in net income. The cumulative effect of adopting SFAS 106 was a decrease of $31.6 million in net income.

 (7) The First Interstate results of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994, include after-tax charges of $9.5 million and $87.6 million, respectively, related to the adoption of a restructuring plan to improve efficiency and better position First Interstate for the introduction of full interstate banking.

 (8) First Interstate's 1993 financial results include an extraordinary loss of $24.8 million related to the early extinguishment of debt. Also included in 1993 is the effect of adopting SFAS 109 and SFAS 106. The cumulative effect of adopting SFAS 109 was an increase of $305.0 million in net income. The cumulative effect of adopting SFAS 106 was a decrease of $104.9 million in net income.

 (9) First Interstate's 1990 financial results include the effect of adopting SFAS No. 96, "Accounting for Income Taxes." The cumulative effect of adopting SFAS 96 was an increase of $30.1 million in net income.

(10) Historical Selected Financial Data for FirsTier for the year ended December 31, 1990 has not been restated to reflect FirsTier's acquisition of Cornerstone Bank Group, Inc. ("CBG"). Tier 1 capital ratios and total capital ratios have not been restated to reflect the acquisition of CBG for the years ended December 31, 1992 and 1991. In addition, net interest margin (taxable-equivalent basis) and net interest margin without taxable-equivalent increments have not been restated to reflect the acquisition of CBG for the year ended December 31, 1991. The effect of the restatement would not be material.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
                          OF FIRST BANK SYSTEM, INC.,
                          FIRST INTERSTATE BANCORP AND
                          FIRSTIER FINANCIAL, INC. (1)


                                                     NINE MONTHS
                                                        ENDED            YEAR ENDED DECEMBER 31,
                                                    SEPTEMBER 30,   ---------------------------------
                                                        1995          1994        1993        1992
                                                    -------------   ---------   ---------   ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND
                                                                      PERCENTAGES)
CONSOLIDATED INCOME STATEMENT DATA
Interest income...................................    $4,887.1      $5,711.6    $5,078.7    $5,295.8
Interest expense..................................     1,817.1       1,848.1     1,668.4     2,128.2
                                                    -------------   ---------   ---------   ---------
  Net interest income.............................     3,070.0       3,863.5     3,410.3     3,167.6
Provision for credit losses.......................        84.8         123.4       245.7       506.0
                                                    -------------   ---------   ---------   ---------
Net interest income after provision for credit
 losses...........................................     2,985.2       3,740.1     3,164.6     2,661.6
Noninterest income................................     1,451.5       1,665.2     1,573.1     1,525.8
Noninterest expense...............................     2,653.6       3,682.2     3,297.1     3,455.5
                                                    -------------   ---------   ---------   ---------
Income from continuing operations before income
 taxes, extraordinary item and cumulative effect
 of accounting changes............................     1,783.1       1,723.1     1,440.6       731.9
Applicable income taxes...........................       675.5         652.5       518.5       236.6
                                                    -------------   ---------   ---------   ---------
Income from continuing operations before
 extraordinary item and cumulative effect of
 accounting changes...............................    $1,107.6      $1,070.6    $  922.1    $  495.3
                                                    -------------   ---------   ---------   ---------
                                                    -------------   ---------   ---------   ---------

Average common and common equivalent shares.......       344.5         353.7       343.1       312.7

PER COMMON SHARE
Income from continuing operations before
 extraordinary item and cumulative effect of
 changes in accounting principles.................    $   3.13      $   2.90    $   2.47    $   1.29
Dividends paid....................................      1.0875          1.16        1.00        0.88
Common shareholders' equity.......................       19.76         17.72       17.09       15.25

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END
Assets............................................    $ 88,847      $ 93,853    $ 84,831    $ 83,621
Securities........................................       9,836        19,974      21,572      20,005
Loans.............................................      64,301        59,927      49,485      44,893
Deposits..........................................      73,637        75,498      71,087      70,070
Long-term debt....................................       4,669         4,523       3,603       3,853
Shareholders' equity..............................       7,138         6,405       6,292       5,996

SELECTED FINANCIAL DATA AT PERIOD END
Common shareholders' equity to assets.............         7.5%          6.3%        6.7%        6.0%
Total shareholders' equity to assets..............         8.0           6.8         7.4         7.2
Tier 1 capital ratio..............................         7.0           7.0         9.7         9.6
Total capital ratio...............................        10.8          10.4        13.2        13.5
Allowance for credit losses.......................    $  1,121      $  1,462    $  1,467    $  1,552
  Percentage of loans.............................        1.74%         2.44%       2.96%       3.46%
Nonperforming assets (2)..........................    $    385      $    504    $    650    $  1,262
  Percentage of total assets......................        0.43%         0.54%       0.77%       1.51%

SELECTED FINANCIAL DATA FOR THE PERIOD
Return on average assets from continuing
 operations before extraordianary item and
 cumulative effect of changes in accounting
 principles.......................................        1.60%         1.19%       1.13%       0.64%
Return on average common equity from continuing
 operations before extraordinary item and
 cumulative effect of changes in accounting
 principles.......................................        22.6          16.5        15.7         9.2
Net interest margin (taxable-equivalent basis)....        5.18          4.95        4.82        4.76
Net interest margin without taxable-equivalent
 increments.......................................        5.12          4.89        4.78        4.70


       See notes to unaudited pro forma combined selected financial data

         NOTES TO UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

(1) The Merger will be accounted for by FBS under the pooling-of-interests method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma condensed combined financial statements. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and First Interstate are combined and recorded at their historical amounts.

    The FirsTier Acquisition will be accounted for by FBS under the purchase method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma condensed combined financial statements. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing of the transaction. The historical cost of FirsTier's assets and liabilities approximates fair value, making mark-to-market adjustments immaterial. Accordingly, the historical cost of FirsTier's assets and liabilities have been combined with the historical consolidated balance sheet of FBS. Based on current estimates, the amount of intangible assets relating to FirsTier is $338 million, calculated as the purchase price of $714 million less FirsTier's September 30, 1995 common equity of $376 million. Certain adjustments, primarily to accrue for costs related to the FirsTier acquisition expected to be incurred within one year of the closing, are not material and have not been reflected in the unaudited pro forma condensed combined financial statements.

    Amortization expense relating to the FirsTier acquisition has been included in the unaudited pro forma combined income statement data for the nine months ended September 30, 1995 and the year ended December 31, 1994. Amortization expense was calculated based on the intangible asset balance of $338 million using the straight-line method over an average estimated period of benefit of 20 years.


    FBS and First Interstate expect to achieve operating cost savings after the Effective Time by various means including reductions in staff and consolidation of certain data processing and other back office operations. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such periods. No adjustment has been included in the unaudited pro forma condensed combined financial statements for the anticipated operating cost savings.


    Pro forma adjustments related to the Merger and the FirsTier Acquisition represent management's best estimate based on all available information at this time. These adjustments may change as additional information becomes available. See "Unaudited Pro Forma Condensed Combined Financial Information" for additional details on these adjustments.

(2) Nonperforming assets include nonaccrual and restructured loans, other nonperforming assets and other real estate owned.

                        NEW FIRST INTERSTATE FORECASTED
                      CONSOLIDATED STATEMENT OF OPERATIONS


    The following forecast was not prepared with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forecasts or generally accepted accounting principles. However, the forecast complies in all material respects with the published guidelines of the Commission and the AICPA regarding such forecasts, other than the exclusion of a balance sheet and a summary of significant changes in financial position. Ernst & Young LLP, the independent auditors of FBS and First Interstate, has not examined, reviewed, compiled, or applied agreed-upon procedures to the forecast and, consequently, does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility with respect thereto. FBS and First Interstate believe, however, that, other than the exclusion of merger-related charges, the forecast is presented on a basis consistent with generally accepted accounting principles as applied to the historical financial statements of FBS and First Interstate. In connection with the Merger, FBS expects to incur merger-related costs as follows: $175 million for severance, $40 million for occupancy/ equipment write-offs, $210 million for conversion costs, and $50 million for other merger-related charges. In addition, the combined allowance for credit losses is expected to be reduced by $250 million to conform First Interstate's reserve methodology to that of FBS following the Merger. These amounts, which total $135 million (net after-tax), have not been reflected in the forecasted consolidated statement of operations because they are expected to be nonrecurring. These forecasts are based upon certain of the forecasts provided to the respective financial advisors of FBS and First Interstate. The forecast necessarily is based upon several estimates and assumptions that, while presented with numerical specificity and considered reasonable by FBS and First Interstate, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of either company, and upon assumptions with respect to future business decisions that are subject to change. Material assumptions made in this forecast are set forth below. FBS and First Interstate believe that all such assumptions are reasonable; however, such forecast and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth below. Although the forecast reflects the best estimates by FBS and First Interstate, for which each of FBS and First Interstate believes it had a reasonable basis as of the time of the preparation thereof, of the combined results of operations after giving effect to the Merger, it is only an estimate, and actual results may vary considerably from the forecast. Shareholders of FBS and First Interstate are cautioned not to place undue reliance on the forecast.



                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1997       1998
                                                                                     ---------  ---------  ---------
                                                                                          (DOLLARS IN MILLIONS,
                                                                                         EXCEPT PER SHARE DATA)
Interest Income (taxable-equivalent basis).........................................  $   6,706  $   7,060  $   7,496
Interest Expense...................................................................      2,400      2,639      2,920
                                                                                     ---------  ---------  ---------
Net Interest Income................................................................      4,306      4,421      4,576
Provision for Loan Losses..........................................................        330        411        493
                                                                                     ---------  ---------  ---------
Net Interest Income after Provision for Loan Losses................................      3,976      4,010      4,083
Noninterest Income.................................................................      2,066      2,291      2,464
Noninterest Expense................................................................      3,285      3,106      3,169
                                                                                     ---------  ---------  ---------
Income before Income Taxes and Taxable-Equivalent Adjustments......................      2,757      3,195      3,378
Income Taxes and Taxable-Equivalent Adjustments....................................      1,056      1,224      1,295
                                                                                     ---------  ---------  ---------
Net Income.........................................................................      1,701      1,971      2,083
Dividends on Preferred Stock.......................................................         31         31         31
                                                                                     ---------  ---------  ---------
Net Income Applicable to Common Shareholders.......................................  $   1,670  $   1,940  $   2,052
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Earnings per Common Share..........................................................  $    4.86  $    6.09  $    6.99
Average Common Shares (in millions)................................................      343.5      318.6      293.5

            NOTES TO FORECASTED CONSOLIDATED STATEMENT OF OPERATIONS


    The forecast is based upon assumptions that the managements of FBS and First Interstate believe provide a reasonable basis for presenting the combined operations of New First Interstate. The selected assumptions described below are those that the managements of FBS and First Interstate believe are significant to the forecast or are the key factors upon which the results shown in the forecast depend. However, not all assumptions used in the preparation of these statements have been set forth below. The forecast was prepared by the managements of FBS and First Interstate in good faith and is based upon a variety of estimates and assumptions that, although considered reasonable by the managements of FBS and First Interstate, may not be achieved and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, including possible competitive responses, many of which are not within the control of either company and are not possible to assess accurately, and upon assumptions with respect to future business decisions that are subject to change. Therefore, the actual results achieved during the forecast period will vary from those set forth in the forecast, and the variations may be material. FBS and First Interstate have no obligation to update or otherwise revise the forecast to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even in the event that the assumptions underlying the forecast have been shown to be in error, except as required by applicable law prior to the Effective Time. The forecast should not be relied on for any purpose other than in connection with this Joint Proxy Statement/Prospectus. The forecast should be read together with the information contained in the "Unaudited Pro Forma Condensed Combined Financial Information," and the Consolidated Financial Statements of FBS, First Interstate and FirstTier and the related notes incorporated by reference into this Joint Proxy Statement/Prospectus. The following is a summary of the basis of presentation and selected assumptions:



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    The financial forecasts were prepared on the basis of generally accepted accounting principles (other than the exclusion of merger-related charges totalling $135 million (net after-tax), which charges are excluded because they are expected to be nonrecurring), which are the same as those used to prepare the historical financial statements of the companies.



SUMMARY OF SIGNIFICANT ASSUMPTIONS


    1. The combined forecasts were derived from the internal long-term financial plans of FBS and First Interstate that were prepared prior to the execution of the Merger Agreement as part of the ongoing management process.


    2.   The Merger is consummated on March 31, 1996, and is accounted for under
       the  pooling-of-interests  method  of   accounting  in  accordance   with
       generally accepted accounting principles.



    3. FBS completes the pending FirsTier Acquisition in February 1996 and the Corporate Trust Acquisition during 1996.



    4. The projected cost takeouts and operational efficiencies expected by management are achieved in 1996 and 1997. The total annual cost takeouts are $500 million (pre-tax) when fully implemented in 1997. Approximately 50 percent of the ultimate cost savings are achieved in 1996, assuming system conversion early in the third quarter thereof.



    5. The general assumptions used in preparing the FBS internal long-term financial plan are as follows:



        a)  Economic outlook anticipates moderate growth during 1996-1998.



        b) Annual inflation rate of approximately 3% with stable interest rates.



        c) Assumes consummation of the FirsTier Acquisition and the Corporate Trust Acquisition.



        d)  Net Interest Margin remains essentially flat.



        e) Excluding residential first mortgages and acquisitions, loan growth is forecast at a compound annual rate 6.9%.



        f)  Excluding acquisitions, core deposits are stable.

    6. The general assumptions used in preparing the First Interstate internal long-term financial plan are as follows:



        a)  Net Interest Margin remains essentially flat.



        b)  Loan growth is projected at a compound annual rate of approx. 6.0%.



        c) Core deposits are projected to grow at a compound annual rate of 3.8%.



    7. No adjustments were made for projected revenue growth above what was originally included in the individual long-term financial plans. However, FBS and First Interstate believe that merging the balance sheets of FBS and First Interstate would immediately generate approximately $44 million in additional revenue annually because FBS would replace $4 billion of higher-cost wholesale funding with First Interstate's low-cost deposits, generating $32 million in revenue. An additional $12 million annual revenue gain would result from funding FBS's 1996 projected loan growth of $1.5 billion with First Interstate's core funding. The application of FBS's cross-product marketing approach across First Interstate's customer base also represents an area of possible future revenue growth. First Interstate currently sells approximately 2.6 products per household, as compared to 3.9 product per household for FBS. Assuming the number of products sold to First Interstate customers could be increased to the same number per household as that in effect for FBS, the additional annual revenue potential could be as much as $900 million annually. This additional revenue figure is based on a variety of FBS assumptions regarding the mix and profitability of the additional products sold, which FBS believes to be reasonable, and would take a number of years to achieve.



        In addition, no revenue losses were projected because revenue loss/attrition is expected to be minimal. FBS and First Interstate do not expect there to be a significant number of branch closings/mergers which is one of the primary causes of deposit and revenue attrition.



    8. The forecast assumes FBS will continue its capital management program. Under such program, FBS manages excess capital that may result from future earnings retained that cannot otherwise be reinvested at a suitable return by buying shares of FBS Common Stock. The forecast assumes that approximately 14 million shares will be repurchased in 1996 under the existing FBS Board-authorized repurchase programs, predicated on future excess capital. Repurchases of approximately 37 million shares and 22 million shares are assumed in 1997 and 1998, respectively, and are subject to such excess capital and appropriate FBS Board authorization. In addition, no business combinations accounted for under the purchase method of accounting are assumed during the forecast periods, with the exception of the FirsTier Acquisition. FBS will not make (and the forecasts do not include) any share buybacks that in the opinion of FBS's management would affect the accounting for the Merger as a pooling-of-interests. In addition, FBS will not purchase treasury shares under its existing authorizations during the 90 day period following consummation of the Merger. Although the forecast assumes future excess capital retention, such excess is not assured.

                 INFORMATION CONCERNING THE FBS SPECIAL MEETING

GENERAL

    This Joint Proxy Statement/Prospectus is being furnished to holders of FBS Common Stock as part of the solicitation of proxies by the FBS Board for use at
the  FBS Special Meeting to be held  on               , 1996 at
       , Minneapolis, Minnesota. This Joint Proxy Statement/Prospectus and the accompanying Proxy Card are first being mailed to holders of FBS Common Stock on
or about                  .


    The purpose of the FBS Special Meeting is to consider and vote upon (a) the FBS Vote Matters, such matters being proposals to approve (i) the Proposed Issuance of up to shares of FBS Common Stock to holders of First Interstate Common Stock upon the effectiveness of the Merger; (ii) an amendment to the FBS Certificate to change its name to "First Interstate Bancorp" upon the effectiveness of the Merger; and (iii) an amendment to the FBS Certificate to increase the number of authorized shares of FBS Common Stock from 200,000,000 to 500,000,000 and the number of authorized shares of FBS preferred stock from 10,000,000 to 15,000,000 immediately prior to the effectiveness of the Merger and (b) such other matters as may properly come before the FBS Special Meeting.



    Based on the number of shares of First Interstate Common Stock outstanding on the First Interstate Record Date, consummation of the Merger would result in
the  issuance of         shares of New First  Interstate Common Stock to persons
other than FBS (approximately % of the total number of shares of FBS Common Stock outstanding at September 30, 1995, after giving effect to such issuance). Based on the total number of shares and rights to acquire shares of First Interstate Common Stock outstanding on such record date, a maximum aggregate of shares of New First Interstate Common Stock could be issued to persons other than FBS in the Merger, or approximately % of the New First Interstate Common Stock outstanding after consummation of the Merger (based on the number of shares of FBS Common Stock and rights to acquire shares of FBS Common Stock outstanding at September 30, 1995).


    The principal purpose and effect of the amendment to increase the authorized number of shares of FBS Common Stock to 500,000,000 and the authorized number of shares of preferred stock of FBS to 15,000,000 will be to provide for a sufficient number of shares of New First Interstate Common Stock for issuance to shareholders of First Interstate in the Merger and to authorize additional shares of capital stock that may be issued upon the approval of the New First Interstate Board without further shareholder approval. See "Amendments to New First Interstate Certificate of Incorporation."

    Approval of each of the FBS Vote Matters is contingent upon the approval of each of the other FBS Vote Matters. The Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals. See "The Merger -- Conditions to Consummation of the Merger" and "-- Regulatory Approvals Required."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    The  FBS Board has fixed the close  of business on               , 1995 (the
"FBS Record Date") as the record date for the determination of the shareholders of FBS entitled to notice of and to vote at the FBS Special Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of FBS Common Stock at the close of business on such date will be entitled to vote at the FBS Special Meeting and any adjournments or postponements thereof, with each share entitling its owner to one vote on all matters properly presented at the FBS Special Meeting and any adjournments or postponements thereof. On the FBS Record Date, there were approximately
holders of record of the       shares of FBS Common Stock then outstanding.  The
presence, in person or by proxy, of not less than one-third of the total number of outstanding shares of FBS Common Stock entitled to vote at the FBS Special Meeting is necessary to constitute a quorum at the FBS Special Meeting. Under NYSE rules, the Proposed Issuance of New First Interstate Common Stock as contemplated by the Merger Agreement must be approved by a majority of the votes cast at the FBS

Special Meeting, and over 50% of the shares of FBS Common Stock entitled to do so must in fact vote at the FBS Special Meeting. In addition, under Delaware law, the affirmative vote of at least a majority of the total number of outstanding shares of FBS Common Stock entitled to vote is required to approve the proposed Certificate Amendments. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the FBS Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval of the FBS Vote Matters without specific instructions from such customers. Given that the DGCL requires the affirmative vote of the holders of a majority of the outstanding shares of FBS Common Stock entitled to vote on the proposed Certificate Amendments in order to adopt them, the failure of such customers to provide specific instructions with respect to their shares of FBS Common Stock to their broker will have the same effect as a vote against the adoption of the Certificate Amendments. In addition, such a failure will also result in a customer's shares not being deemed present and voting for purposes of the NYSE rules relating to the Proposed Issuance. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE FBS SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE CERTIFICATE AMENDMENTS AND MAY PREVENT A VOTE FROM BEING TAKEN ON THE PROPOSED ISSUANCE.

    It  is expected that all of the        shares of FBS Common Stock (excluding
shares subject to stock options) beneficially owned by directors and executive officers of FBS and their affiliates at the FBS Record Date ( % of the total number of outstanding shares of FBS Common Stock at such date) will be voted for approval of the FBS Vote Matters. As of the FBS Record Date, First Interstate
owned          shares of  FBS Common  Stock (excluding shares  issuable to First
Interstate under certain conditions as described under "The Merger -- Stock Option Agreements"), and directors and executive officers of First Interstate
beneficially owned less  than       % of  the outstanding shares  of FBS  Common
Stock.

    If the accompanying Proxy Card is properly executed and returned to FBS in time to be voted at the FBS Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE FBS VOTE MATTERS. The FBS Board does not know of any matters other than those described in the notice of the FBS Special Meeting that are to come before the FBS Special Meeting. If any other matters are properly brought before the FBS Special Meeting, including, among other things, a motion to adjourn or postpone the FBS Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the FBS Vote Matters or to permit dissemination of information regarding material developments relating to the Merger or otherwise germane to the FBS Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their discretion, PROVIDED, HOWEVER, that no proxy that is voted against the proposal to approve the FBS Vote Matters will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies.

    THE BOARD OF DIRECTORS OF FBS RECOMMENDS THAT THE SHAREHOLDERS OF FBS VOTE FOR APPROVAL OF THE FBS VOTE MATTERS.


    The presence of a shareholder at the FBS Special Meeting will not automatically revoke such shareholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of FBS at any time before it is voted, by delivering to FBS or any other person a duly executed, later-dated proxy or by attending the FBS Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of FBS proxies should be addressed to: Lee R. Mitau, Secretary, First Bank System, Inc., First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302.


    The  cost of soliciting proxies for the FBS Special Meeting will be borne by
FBS,  except  that  the  cost  of   preparing  and  mailing  this  Joint   Proxy
Statement/Prospectus will be borne equally by FBS and

First Interstate. In addition to use of the mails, proxies may be solicited personally or by telephone, telegraph, facsimile or other means of communication by directors, officers and employees of FBS, who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. FBS will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. FBS will reimburse such persons for their reasonable expenses incurred in that connection. FBS has retained Morrow & Co., Inc. to assist in the solicitation of proxies at a cost
of approximately $        , plus customary expenses.

          INFORMATION CONCERNING THE FIRST INTERSTATE SPECIAL MEETING

GENERAL


    This Joint Proxy Statement/Prospectus is being furnished to holders of First Interstate Common Stock as part of the solicitation of proxies by the First Interstate Board and by FBS for use at the First Interstate Special Meeting to
be held on                ,  1996 at                and  at any adjournments  or
postponements thereof. This Joint Proxy Statement/Prospectus, and the accompanying Proxy Card, are being first mailed to First Interstate shareholders
on or about                , 1995. The purpose  of the First Interstate  Special
Meeting is to consider and vote upon (i) the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) such other matters as may properly come before the First Interstate Special Meeting or any adjournments or postponements thereof.


SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    The First Interstate Board has fixed the close of business on
(the "First Interstate Record Date") as the record date for the determination of the shareholders of First Interstate entitled to notice of and to vote at the First Interstate Special Meeting. Accordingly, only holders of record of shares of First Interstate Common Stock at the close of business on such date will be entitled to vote at the First Interstate Special Meeting with each share entitling its owner to one vote on each matter properly presented at the First Interstate Special Meeting. On the First Interstate Record Date, there were
approximately        holders  of record of the        shares of First Interstate
Common Stock then outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of First Interstate Common Stock entitled to vote at the First Interstate Special Meeting is necessary to constitute a quorum at the First Interstate Special Meeting.


    Under Delaware law, the affirmative vote of at least a majority of the total number of outstanding shares of First Interstate Common Stock entitled to vote at the First Interstate Special Meeting is required to approve and adopt the Merger Agreement. Shares represented by a properly executed proxy received prior to the vote at the First Interstate Special Meeting and not revoked will be voted at the First Interstate Special Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. First Interstate intends to count shares of First Interstate Common Stock present in person at the First Interstate Special Meeting but not voting, and shares of First Interstate Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the First Interstate Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Because the affirmative vote of the holders of a majority of the outstanding shares of First Interstate Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, such non-voting shares and abstentions will have the effect of a vote against the approval of the Merger Agreement. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement without specific instructions from such customers. Given that Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of First Interstate Common Stock entitled to vote on the Merger Agreement in order to approve and adopt the Merger Agreement, the failure of such customers to provide specific instructions with respect to their shares of First Interstate Common Stock to their broker will have the effect of a vote against the approval and adoption of the Merger Agreement. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE FIRST INTERSTATE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

    It is expected that all of the       shares of First Interstate Common Stock
(excluding shares subject to stock options) beneficially owned by directors and executive officers of First Interstate and their affiliates at the First Interstate Record Date ( % of the total number of outstanding shares of First Interstate Common Stock at such date) will be voted for approval and adoption of the Merger Agreement. As of the First Interstate Record Date, FBS beneficially
owned       shares  of First Interstate Common Stock (excluding shares  issuable to FBS under certain conditions as described under "The Merger -- Stock Option Agreements"), all of which were Trust Account Shares, and directors and executive officers of FBS beneficially owned less than % of the outstanding shares of First Interstate Common Stock.

    The First Interstate Board does not know of any matters other than those described in the notice of the First Interstate Special Meeting that are to come before the First Interstate Special Meeting. If any other matters are properly brought before the First Interstate Special Meeting, including, among other things, a motion to adjourn or postpone the First Interstate Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the Merger Agreement or to permit dissemination of information regarding material developments relating to the Merger or otherwise germane to the First Interstate Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment; PROVIDED, HOWEVER, that no proxy that is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies.

    THE BOARD OF DIRECTORS OF FIRST INTERSTATE RECOMMENDS THAT THE SHAREHOLDERS OF FIRST INTERSTATE VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    The giving of a proxy does not affect the rights of a holder of First Interstate Common Stock who attends the First Interstate Special Meeting to vote at such meeting, since a shareholder may revoke his or her proxy at any time before it is voted at the First Interstate Special Meeting. A shareholder of record may revoke a proxy by filing a written notice of revocation with Edward
S. Garlock, Secretary of First Interstate (633 West Fifth Street, TC 7-10, Los Angeles, California 90071), by filing a duly executed proxy bearing a later date, or by appearing at the First Interstate Special Meeting in person, notifying the Secretary, and voting by ballot at the First Interstate Special Meeting. Any shareholder of record attending the First Interstate Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the First Interstate Special Meeting will not constitute revocation of a previously given proxy. In addition, shareholders whose shares of First Interstate Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the First Interstate Special Meeting.

    The cost of soliciting proxies for the First Interstate Special Meeting will be borne by First Interstate, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by FBS and First Interstate. In addition to use of the mails, proxies may be solicited personally or by telephone, telegraph, facsimile or other means of communication by directors, officers and employees of First Interstate who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. In addition, proxies may be solicited in the manner described in the immediately preceding sentence by directors, officers, employees and representatives of FBS, who will be compensated as set forth under

"Information Concerning the FBS Special Meeting." First Interstate will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. First Interstate will reimburse such persons for their reasonable expenses incurred in that connection.


    First Interstate has retained Georgeson & Co., Inc. ("Georgeson") to assist First Interstate in connection with its communications with its shareholders with respect to, and to provide other services to First Interstate in connection with, the Merger and the Wells Offer. Georgeson will receive reasonable and customary compensation for its services and reimbursement of out-of-pocket expenses in connection therewith. First Interstate has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its engagement.


    SHAREHOLDERS OF FIRST INTERSTATE ARE INSTRUCTED NOT TO SEND IN THE INSTRUMENTS REPRESENTING THEIR SECURITIES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS OF FIRST INTERSTATE WILL RECEIVE INSTRUCTIONS REGARDING THE PROPER PROCEDURES FOR THE EXCHANGE OF SUCH INSTRUMENTS. SEE "THE MERGER -- EXCHANGE OF CERTIFICATES AND DEPOSITARY RECEIPTS; FRACTIONAL SHARES."

                                   THE MERGER

    THE FOLLOWING INFORMATION RELATING TO THE MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT (EXCLUDING THE EXHIBITS AND SCHEDULES THERETO) IS SET FORTH IN APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND EACH OF THE OTHER APPENDICES HERETO CAREFULLY.

GENERAL

    Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into First Interstate. Merger Sub is a wholly-owned subsidiary of FBS that was incorporated on November 3, 1995 solely as a vehicle to facilitate the Merger. First Interstate will be the Surviving Corporation in the Merger, and will continue its corporate existence under the DGCL under the name "Eleven Acquisition Corp." At the Effective Time, the separate corporate existence of Merger Sub will terminate. The First Interstate Certificate and the First Interstate Bylaws as in effect at the Effective Time will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation. After the consummation of the Merger, the Surviving Corporation will be a wholly-owned subsidiary of New First Interstate. Upon consummation of the Merger, FBS will change its name to "First Interstate Bancorp."

EFFECTIVE TIME

    The Effective Time will be set forth in the Certificate of Merger that will be filed with the Secretary of State of the State of Delaware on a date to be specified by the parties, which date will be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the Merger set forth in the Merger Agreement. FBS and First Interstate each anticipate that the Merger will be
consummated by             , 1996.

    Consummation of the Merger, however, could be delayed as a result of delays in obtaining the Requisite Regulatory Approvals. There can be no assurances as to (i) if or when such approvals will be obtained or that if obtained, such approvals will satisfy the conditions to consummation of the Merger set forth in the Merger Agreement or (ii) whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before December 31, 1996 (subject to extension under certain circumstances set forth in the Merger Agreement), the Merger Agreement may be terminated by either FBS or First Interstate, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein. See "-- Conditions to Consummation of the Merger," "-- Regulatory Approvals Required" and "-- Termination of the Merger Agreement."

BACKGROUND OF THE MERGER


    On February 11, 1994, Wells delivered an unsolicited letter to First Interstate proposing a merger of the two companies in which each share of First Interstate Common Stock would be converted into common stock, par value $5.00 per share, of Wells (the "Wells Common Stock") with a then-current trading value of $90. After carefully considering that proposal, the First Interstate Board determined to decline to pursue a merger with Wells and instead to implement strategies aimed at enhancing shareholder value as an independent company.


    During the remainder of 1994 and throughout the first three quarters of 1995, First Interstate took a number of actions aimed at achieving this goal. These actions included implementing a corporate restructuring program designed to rationalize First Interstate's corporate structure and achieve greater operating efficiencies; announcing on March 22, 1994 a repurchase program for eight million shares of First Interstate Common Stock which was completed in November 1994; and completing a series of acquisitions designed to enhance First Interstate's competitive position in certain key markets.

    As these various strategies were implemented, First Interstate's business, financial condition and results of operations all continued to improve. This improvement was reflected in the market price of the First Interstate Common Stock, which rose from $63 1/4 on January 3, 1994 to $100 3/4 on September 29, 1995.

    Throughout this period, the First Interstate Board considered possible alternative strategies for enhancing shareholder value. These included the alternative of remaining independent, as well as the alternative of seeking a strategic partnership with either a larger or similar-sized bank holding company with a similar strategic focus and business strengths complementary to and compatible with those of First Interstate. With respect to potential strategic partnerships, the First Interstate Board continued to consider the possibility of a transaction with Wells, as well as the possibility of a strategic partnership with one of several other companies (including FBS) which, unlike a strategic partnership with Wells, would serve to further the First Interstate Board's goal of reducing the risk profile of First Interstate by achieving even greater geographic diversification.

    As part of First Interstate's assessment of which strategy would best enhance shareholder value, Mr. William E. B. Siart, the Chairman and Chief Executive Officer of First Interstate, from time to time engaged in exploratory conversations with his counterparts at various other large regional bank holding companies, including FBS, concerning the respective strategic directions of First Interstate and such other company, the degree to which such strategic directions were compatible, and the level of interest which such other company might have in a potential strategic partnership with First Interstate. During the first quarter of 1995, general discussions were held with Mr. John F. Grundhofer, the Chairman and Chief Executive Officer of FBS, concerning the strategic advantages of a possible combination. However, none of the discussions described in this paragraph were conducted with the aim of generating, and none resulted in, a firm merger proposal being submitted to First Interstate or any merger proposal being considered by the First Interstate Board.

    As the pace of consolidation in the banking industry reached unprecedented levels during the first half of 1995, Mr. Siart initiated a series of discussions at which the First Interstate Board would continue its ongoing review of the appropriate strategic direction for First Interstate in light of the significant changes affecting the industry. At the April 28, 1995 meeting of the First Interstate Board, Mr. Siart announced that at future Board meetings management would discuss its views concerning the strategic alternatives available to First Interstate and the critical elements that would affect the Board's selection of the strategic alternative which would be in the best interests of First Interstate and its shareholders. The first such discussion was held at the July 17, 1995 meeting of the First Interstate Board.

    In August 1995, Messrs. Siart and Grundhofer met at Mr. Grundhofer's request and discussed corporate strategic compatibility and management philosophy. On September 7, 1995, Mr. Siart met with Mr. Paul Hazen, the Chief Executive Officer and Chairman of the Board of Wells, at Mr. Hazen's request. At this meeting, Mr. Hazen stated his belief that a merger of First Interstate and Wells was very compelling. He also stated that after evaluating Wells' strategic alternatives, Wells had concluded that such a merger was a strategic imperative to Wells and that no alternative would provide values to Wells' shareholders which were comparable to the values which could be achieved in such a merger. Mr. Hazen then suggested that Mr. Siart could serve as the President and Chief Operating Officer of the combined company, and that the merger would significantly enhance shareholder value for each company's shareholders. In this regard, he noted that Wells had performed extensive analyses of the cost savings and operating efficiencies which could be achieved by consolidating the two companies' respective California branch systems.

    At the conclusion of the meeting, Mr. Hazen suggested a second meeting for purposes of reviewing Wells' analyses in detail. Mr. Siart responded by explaining the process for reviewing strategic alternatives previously commenced by the First Interstate Board. In particular, he summarized the presentations made at the July Board meeting, his expectations regarding the subject matter of the presentation which would be made to the First Interstate Board in October (which presentation was to include an assessment of potential strategic partners, including Wells), and the additional future presentations which were expected to be made to the First Interstate Board concerning, among other matters, developments in technology and non-bank financial providers. Mr. Hazen then inquired as to Mr. Siart's expectations concerning how long the Board's process for reviewing strategic alternatives would take. Mr. Siart responded that although he was not sure, his best guess was that the process would be complete in approximately six months (although it could take as few as four and as many as nine months). Mr. Hazen again suggested a second meeting to discuss Wells' analyses in detail, and Mr. Siart responded that he believed that it was more important for Mr. Hazen and him to determine if the two companies' management philosophies and strategic outlooks were compatible. On the same day as the meeting, Mr. Siart called Mr. Hazen and scheduled a second meeting for October 30, 1995.


    On October 17, 1995, the First Interstate Board met and reviewed possible strategic partnerships with five large bank holding companies, including Wells and FBS. The advantages and disadvantages of a transaction with each company were reviewed. In particular, Mr. Siart provided an overview, in terms of stock price, market value, total assets, total deposits and common equity of First Interstate and the five companies. In each case, he reviewed the pro forma market share analysis of the entity and First Interstate on a combined basis, and he commented specifically on the nature of any market overlaps between First Interstate and the company in question. He also provided a corporate overview for each entity, including return on assets, return on equity, efficiency ratio, and business mix.


    In a telephone conversation initiated by Mr. Hazen later that day, Mr. Hazen told Mr. Siart that he intended to deliver and make public the following morning a letter proposing a merger of the two companies in which each share of First Interstate Common Stock would be converted into .625 shares of Wells Common Stock (the "Initial Wells Proposal"). In a subsequent call a short time later, Messrs. Siart and Hazen discussed under what circumstances Mr. Hazen would agree not to make his letter public. Mr. Hazen stated that Mr. Siart would have to begin merger negotiations the next day, which Mr. Siart rejected as inappropriate and inconsistent with both the strategic process the First Interstate Board had already undertaken and the interests of the shareholders of First Interstate being served by that process. Mr. Siart suggested that inasmuch as the Board's process was already underway, and that Wells was included, it seemed prudent for Wells to wait for the process to conclude.

    On October 18, 1995, Wells publicly announced that it had delivered an unsolicited letter to Mr. Siart the previous evening proposing a merger of the two companies. Later that day, three large regional bank holding companies, including FBS (each of which had been considered as a potential strategic partner at the previous day's Board meeting), contacted First Interstate to express an interest in initiating discussions to assess the merits of a strategic partnership. Mr. Siart contacted all of the members of the First Interstate Board to discuss the Initial Wells Proposal, the need to accelerate the Board's process for reviewing strategic alternatives and the inquiries received from these three regional bank holding companies.


    First Interstate's senior management, together with First Interstate's financial advisors, Goldman, Sachs & Co. ("Goldman, Sachs") and Morgan Stanley & Co. Incorporated ("Morgan Stanley," and together with Goldman, Sachs, the "First Interstate Financial Advisors"), at the direction of the First Interstate Board, then engaged in preliminary discussions concerning potential strategic partnerships with the three large regional bank holding companies that had contacted Mr. Siart on October 18. First Interstate's management and the First Interstate Financial Advisors also continued to explore the values to shareholders which could be achieved (i) if First Interstate chose to remain independent rather than pursuing a strategic partnership at the present time and
(ii) if a transaction with Wells were pursued. After discussion of the information presented, the First Interstate Board instructed its management and advisors to continue to explore strategic partnerships with the four bank holding companies and the option of First Interstate's remaining independent at the present time, with a view to seeking the best available alternative for First Interstate's shareholders.



    The First Interstate Board met to consider the Initial Wells Proposal on October 25, 1995. At this meeting, First Interstate's management and the First Interstate Financial Advisors reviewed with the Board the status of the preliminary discussions with the three large regional bank holding companies as well as the Initial Wells Proposal. After discussion, the First Interstate Board of Directors concluded based on currently available information that two of the bank holding companies, Wells and FBS, appeared to offer more promising options for First Interstate and its shareholders. This determination was based on strategic considerations, business prospects of the combined companies, and economic value of the respective proposals to First Interstate shareholders.


    On October 26, 1995, Mr. Siart met with Mr. Hazen to discuss the possibility of pursuing a merger of First Interstate and Wells. Mr. Siart stated his desire to learn more about the Initial Wells Proposal. At this meeting, Mr. Hazen discussed Wells' reasons for publicly announcing its unsolicited proposal. Messrs. Siart and Hazen also discussed the possible advantages of a combination of First Interstate and Wells, with particular attention being paid to the cost savings and operating efficiencies which could be achieved in a merger.


    Messrs. Siart and Hazen were joined later that day by William J. Bogaard, First Interstate's general counsel, George Roberts of Kohlberg Kravis Roberts & Co. ("KKR"), First Interstate's largest shareholder, Mr. Rodney L. Jacobs, the Vice Chairman and Chief Financial Officer of Wells, and Mr. Warren Buffett, Chairman and Chief Executive Officer of Berkshire Hathaway Inc., the largest shareholder of Wells. At September 30, 1995, Berkshire Hathaway owned approximately 1 million shares of First Interstate Common Stock (representing approximately 1.32% of the shares outstanding at such time) and 6,791,218 shares of Wells Common Stock (representing approximately 14.31% of the shares outstanding at such time). At September 30, 1995, KKR owned 6,177,127 shares of First Interstate Common Stock (representing approximately 8.16% of the shares outstanding at such time). Extensive dialogue ensued concerning the two companies and their respective strategies, potential cost savings, operating efficiencies and reductions in revenue, and the consolidation of a substantial number of First Interstate's and Wells' respective California branch offices and the revenue loss associated therewith. Mr. Siart asserted that the reductions in revenue which would result from the transaction would significantly exceed those estimated by Wells (see paragraph (v) under "Reasons of First Interstate for the Merger; Recommendation of First Interstate Board" below).


    Mr. Siart stated that he nevertheless believed that a merger of First Interstate and Wells could enhance shareholder value. Mr. Buffett stated that he had studied both companies in some detail. He also stated that one could come up with positives and negatives of one company compared to the other, but in the end, when evaluating each company, one would conclude that they were about equal and that accordingly the exchange ratio of .625 made sense to him.


    Mr. Roberts also stated his view, speaking as a major shareholder of First Interstate and not on behalf of First Interstate's management or the First Interstate Board, that given the other attractive strategic alternatives available to First Interstate, the substantial risk created by a merger of the two companies due to the increased concentration of assets in California, and the tremendous value of the First Interstate franchise, a minimum exchange ratio of .70 shares of Wells Common Stock for each share of First Interstate Common Stock was required in order to make the transaction equitable. Mr. Siart did not state a position with respect to Mr. Roberts' suggestion of a minimum exchange ratio of .70. During these discussions, Mr. Hazen stated that although Wells might consider increasing the exchange ratio offered to First Interstate's shareholders, the maximum exchange ratio it might be prepared to offer was .65. However, he emphasized that he and Mr. Buffett viewed an exchange ratio of .625 as fair to each company's shareholders. Mr. Roberts indicated that the possible increase of the exchange ratio to .65 seemed inadequate to him. Mr. Hazen told Mr. Siart that in no way should their conversation be construed as meaning Wells had raised its offer.

    On  October  30,  1995,  the  First  Interstate  Board  met  to  review  the discussions that had been held with Wells and the three other potential strategic partners. Mr. Siart reported that FBS had indicated that it would consider increasing its exchange ratio from the previously stated range of 2.3 to 2.4 shares of FBS Common Stock for each First Interstate share to 2.5. Management and the First Interstate Financial Advisors also discussed their views as to the values which could be achieved if First Interstate remained independent, and the risks associated with this strategy. At the conclusion of this meeting, the First Interstate Board determined to continue to explore a merger with each of Wells and FBS. With respect to Wells, it was the sense of the Board that Mr. Siart should determine if Wells would consider increasing the exchange ratio significantly above .65. As a result of the foregoing, discussions with the other prospective strategic partners were deferred, and due to the course of discussions with Wells and FBS, as described below, such discussions were not thereafter pursued.


    Messrs. Siart and Hazen again met on the morning of October 31, 1995. At this meeting, Mr. Siart informed Mr. Hazen that the First Interstate Board had been fully informed of all of the matters discussed at their October 26 meeting and was considering carefully all of the advantages and disadvantages of a potential merger with Wells, as well as the advantages and disadvantages associated with the other strategic alternatives available to First Interstate. Extensive discussions concerning potential cost savings, operating efficiencies and revenue losses also took place, with Mr. Siart voicing the various concerns of the First Interstate Board in this regard. Mr. Hazen stated that he believed that the $100 million in revenue losses estimated by Wells were on the high side. Mr. Siart stated that First Interstate might consider further exploratory discussions concerning the value to First Interstate's shareholders of a potential merger with Wells if Wells would offer an exchange ratio of approximately .68. Mr. Hazen then excused himself from the meeting. Upon his return, Mr. Hazen stated that he had consulted with Mr. Buffett, reiterated that the maximum exchange ratio that Wells and its major shareholder would consider was .65 shares of Wells Common Stock for each share of First Interstate Common Stock, and stated that Mr. Buffett fully concurred with this decision. In closing the meeting, Mr. Siart again stated that Mr. Hazen should bear in mind that First Interstate had available a number of attractive strategic alternatives.

    On November 1, 1995, Mr. Siart contacted Mr. Grundhofer and they agreed to meet the next day. Messrs. Siart and Hazen also talked by phone that day. Mr. Siart asked Mr. Hazen if he had reconsidered his position. Mr. Hazen stated that his position remained unchanged and that .65 was the maximum exchange ratio that Wells would consider.

    On November 2, 1995, Mr. Siart met with Mr. Grundhofer and Mr. Richard A. Zona, the Chief Financial Officer of FBS. At this meeting, FBS increased the exchange ratio it was prepared (subject to the approval of the FBS Board) to offer to First Interstate's shareholders to 2.6 from the previous indication of
2.5 and First Interstate and FBS continued their discussions concerning a potential merger. A number of the significant business terms relating to a merger transaction were discussed. Mr. Siart reported these developments to the members of the First Interstate Board later that day. On November 3, 1995, the First Interstate Board met to consider the potential merger with FBS and the results of Mr. Siart's conversations with Mr. Hazen. This meeting included an executive session of all of First Interstate's outside directors (other than Mr. Edward M. Carson, the former Chairman and Chief Executive Officer of First Interstate), who discussed the matters under consideration with their special outside counsel. During this period, negotiations between the legal and financial advisors of First Interstate and FBS began concerning the terms of definitive transaction agreements.

    On November 5, 1995, the First Interstate Board met to again consider both the potential merger with FBS and Wells' merger proposal. At this meeting, the management of First Interstate, as well as First Interstate's legal and financial advisors, made presentations regarding their due diligence findings concerning FBS, the strategic alternatives other than the potential FBS merger available to First Interstate (including a merger with Wells assuming for purposes of such presentations that Wells would actually increase its proposed exchange ratio to .65), the terms of the definitive agreements negotiated between First Interstate and FBS, the fairness opinions of each of Goldman, Sachs and Morgan Stanley concerning the exchange ratio for the potential merger, the fairness opinion of

Morgan Stanley concerning the .625 Exchange Ratio included in the Initial Wells Proposal and the .650 Exchange Ratio which might be proposed by Wells and the judgments of both of the First Interstate Financial Advisors expressed orally in discussions with the First Interstate Board that the First Interstate Stock Option Agreement and the First Interstate Fee Agreement (each as defined herein) were within the normal range and consistent with comparable transactions. Another executive session of all of First Interstate's outside directors (other than Mr. Carson) was also held, with the outside directors consulting with both their special counsel and the First Interstate Financial Advisors. Based upon its consideration of those presentations and other factors more fully described below, the First Interstate Board unanimously approved and authorized (with two directors absent) the execution and delivery of the Merger Agreement, the Stock Option Agreements and the Fee Agreements (each as defined herein).



    Also on November 5, 1995, the FBS Board met to consider the terms of the Merger. At this meeting, the management of FBS, as well as FBS's legal and financial advisors, made presentations regarding their due diligence findings concerning First Interstate, the terms of the definitive agreements negotiated between FBS and First Interstate and the fairness opinion of J.P. Morgan concerning the Exchange Ratio. Based upon its consideration of these presentations and other factors more fully described below, the FBS Board unanimously approved and authorized (with one director absent) the execution and delivery of the Merger Agreement, the Stock Option Agreements and the Fee Agreements.


    The Merger was publicly announced on November 6, 1995.

    On November 13, 1995, Wells issued a press release (the "Wells Press Release") which stated that Wells intended to file a registration statement with the Commission with respect to an exchange offer pursuant to which Wells would offer to exchange two-thirds of a share of Wells Common Stock for each share of First Interstate Common Stock (such proposed exchange offer is referred to herein as the "Wells Offer"). The Wells Press Release also stated that Wells anticipated (i) filing proxy materials with the Commission (a) to solicit written consents from shareholders of First Interstate to remove the members of the First Interstate Board and to replace them with nominees of Wells who are committed to removing any impediments to the consummation of the acquisition of First Interstate by Wells and (b) to solicit proxies from the shareholders of First Interstate against the approval of the Merger Agreement and (ii) filing an application with the Federal Reserve Board seeking its approval of Wells' acquisition of First Interstate and Wells' election of its board nominees. Finally, the Wells Press Release stated that Wells had commenced litigation against First Interstate, the members of the First Interstate Board and FBS in the Chancery Court of the State of Delaware which is described under "-- Certain Litigation" below.


    On November 19, 1995, the First Interstate Board met to consider both the Wells Offer and the Merger. At this meeting, following an executive session of all of First Interstate's outside directors (other than Mr. Carson) with their special counsel, the management of First Interstate, as well as First Interstate's legal and financial advisors and the outside directors' special counsel, reviewed, among other things, the analyses which had been presented to the First Interstate Board at its November 5, 1995 meeting, with these analyses updated where appropriate to reflect the increase in Wells' indicated maximum exchange ratio from .65 to two-thirds of a share of Wells Common Stock for each First Interstate share. At its November 19 meeting, the First Interstate Board determined by a unanimous vote (with two directors absent) that the Wells Offer was not in the best interests of First Interstate and its shareholders. Accordingly, the First Interstate Board determined to recommend that First Interstate shareholders reject the Wells Offer and not tender their shares of First Interstate Common Stock pursuant to the Wells Offer.


    The First Interstate Board also reaffirmed its determination that the terms of the Merger are fair to, and in the best interests of, First Interstate and its shareholders. The factors considered by the First Interstate Board in making its determinations with respect to the Merger and the Wells Offer are described below.

REASONS OF FBS FOR THE MERGER; RECOMMENDATION OF FBS BOARD


    In arriving at its determination that the Merger and the Merger Agreement are fair to, and in the best interests of, FBS and its shareholders, the FBS
Board consulted with J.P. Morgan with respect to the financial aspects and fairness of the transaction. The FBS Board believes that New First Interstate will be uniquely positioned to take advantage of growth opportunities and potentially to build a nationwide banking franchise with the size, geographical diversity and capability to meet the constantly changing demands of the financial services business and to withstand economic downturns in individual geographic markets. The FBS Board also considered a variety of factors, including the fact that the Merger will result in the ninth largest banking institution in the United States in terms of total assets and the fifth largest in terms of market value (based on total assets and market prices as of September 30, 1995), as well as the following:



        1. GREATER OVERALL RESOURCES. The FBS Board considered that the Merger will result in the fifth largest financial institution in the nation (in terms of market capitalization) and one of the three largest financial institutions (in terms of deposits) in each of ten states. The FBS Board was advised that, on a pro forma basis as of September 30, 1995 giving effect to the Merger and the FirsTier Acquisition, the combined company would have had approximately $88.8 billion in assets, approximately $73.6 billion in deposits, approximately $7.1 billion in shareholders' equity and a market capitalization exceeding $16.6 billion. The FBS Board determined that, as a result, the Merger would significantly enhance FBS's ability to compete effectively in a rapidly changing financial marketplace. The FirsTier Acquisition is subject to the condition that there shall not be a material adverse change in the business and affairs of FBS and FirsTier, and other conditions customary in such transactions, including approval by FirsTier shareholders. A failure of any such condition to be satisfied, if not waived, would prevent consummation of the FirsTier Acquisition. Although FBS has no reason to believe that such conditions will not be satisfied, there can be no assurance that the FirsTier Acquisition will be consummated. See "Selected Historical and Unaudited Pro Forma Financial Data."


        2. COMPLEMENTARY MARKETS; DIVERSIFICATION OF ECONOMIC RISK. The FBS Board considered the highly complementary nature of the Midwestern United States markets of FBS and the West Coast/Rocky Mountain markets of First Interstate, noting that the combined company's franchise would be broadly diversified over 21 contiguous states from Illinois to California, including 83 metropolitan areas. The FBS Board recognized that the geographical diversification of the combined entity through the Merger would reduce the risk of a significant adverse impact resulting from an economic downturn in an individual market area and, more generally, should result in more stable and predictable financial results over time, increasing the potential effectiveness of long-term financial and strategic planning.

        3. ENHANCED FRANCHISE. The FBS Board considered that the Merger will result in a combined company serving approximately 7.6 million retail customers and approximately 462,000 business customers through over 1,500 branches and approximately 4,700 automated teller machines. The FBS Board was advised that, as of June 30, 1994 (the latest date for which such information is available, updated to take into account subsequent acquisitions), the combined company would be among the three largest financial institutions in terms of deposits in 10 of the 21 states, and 35 of the 83 metropolitan areas, comprising its franchise area, including Minneapolis/St. Paul, Los Angeles/Long Beach, Denver, Phoenix/Mesa, Houston, Portland/Vancouver, San Diego and Las Vegas.

        4. COMPLEMENTARY STRENGTHS. The FBS Board considered the complementary nature of the strengths of FBS and First Interstate, including the fact that FBS has focused its efforts upon the development of new financial products and new services through the use of technology, while First Interstate has successfully established a strong marketing capability and brand identity, as well as a broad retail and commercial customer base to which FBS's financial products and services could be marketed. The FBS Board also noted that First Interstate's loan to deposit ratio

    (74.6% on deposits of $48.2 billion, as of September 30, 1995) was substantially less than that of FBS's (118.2% on deposits of $21.9 billion, as of September 30, 1995), and that by combining First Interstate's deposit base with FBS's stronger loan production capabilities, the combined company should be able to enhance the growth of its asset portfolio at lower cost than FBS currently incurs through external funding. The FBS Board also believed that each of FBS and First Interstate is well managed and that the respective managements of the two companies are experienced in effecting substantial merger and acquisition transactions, providing them with the capability of successfully integrating their businesses with minimal disruption and risk to New First Interstate, its employees and its customers. In this regard, the FBS Board was advised that FBS and First Interstate have compatible data processing and other operating systems, which should ease the integration of their businesses and reduce the cost thereof. The FBS Board determined that, although no assurance can be given, these factors should result in greater earnings potential for the combined company than either FBS or First Interstate would have on a stand-alone basis. See "New First Interstate Forecasted Consolidated Statement of Operations."

        5. OPPORTUNITIES FOR EFFICIENCIES AND COST SAVINGS. The FBS Board took into account its expectation that the combined company will be capable of increasing its capitalization and profitability through the achievement of economies of scale and the elimination of redundancies. The FBS Board was advised that, although no assurances can be given that any particular level of cost savings will be achieved, the managements of FBS and First Interstate estimated that New First Interstate would be able to achieve $500 million in annual pre-tax expense savings attributable to the integration of data processing and other back office operations, the elimination of redundant corporate overhead and staff positions, and the consolidation of certain business lines. The potential cost savings are expected to be achieved in various amounts at various times during the one-year period following the Effective Time. The FBS Board recognized, however, that FBS and First Interstate are expected to incur one-time net pre-tax merger-related charges, estimated to be approximately $225 million in the aggregate, in connection with the Merger. See "Selected Historical and Unaudited Pro Forma Financial Data" and notes thereto and "The Merger -- Management and Operations of New First Interstate Following the Merger."


        6. OTHER FINANCIAL CONSIDERATIONS. The FBS Board considered, among other things, the Exchange Ratio, the resulting relative interests of the common shareholders of FBS and First Interstate in the equity of the combined company, the potential for increased earnings per share for common shareholders of FBS resulting from the Merger, including the estimates of FBS's management that the Merger will be accretive to per share earnings attributable to FBS Common Stock, excluding merger-related charges, by .8% in 1996 and 18.2% in 1997, and that common shareholders of FBS would continue to participate in the earnings and growth of the combined company through their ownership of New First Interstate Common Stock.



        7. ECONOMIC AND COMPETITIVE ENVIRONMENT; STRATEGIC ALTERNATIVES. The FBS Board took into account the current and prospective economic and competitive environment facing FBS and First Interstate and other financial institutions in the markets in which they participate. The FBS Board also evaluated the proposed Merger in the context of its ongoing review of strategic alternatives that are, or might in the future be, available to FBS in light of ongoing consolidation and other developments in the banking industry and the financial institution industry generally. While the FBS Board did not consider other alternative transactions in connection with its review and approval of the Merger, the FBS Board had determined, in the context of prior board discussions concerning various possible merger scenarios (none of which resulted in any proposal being made or received by FBS), that a merger with First Interstate, if consummated on appropriate terms, would be a uniquely attractive opportunity for FBS from a strategic standpoint, in view of the diversification of economic risk, complementary markets and opportunities for efficiencies and cost savings.



        8. ADVICE OF FINANCIAL ADVISOR AND FAIRNESS OPINION. The FBS Board considered the financial advice of J.P. Morgan (including the assumptions and methodologies underlying the analyses performed by J.P. Morgan in connection therewith) and the opinion of J.P. Morgan that, as of November 5, 1995, the Exchange Ratio was fair, from a financial point of view, to the holders of FBS Common Stock. The opinion of J.P. Morgan and the analysis underlying such opinion are summarized below, and a copy of such opinion, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by J.P. Morgan in connection with its opinion, is attached as Appendix F hereto. See "-- Opinion of FBS Financial Advisor."


        9. TERMS OF MERGER AGREEMENT, STOCK OPTION AGREEMENTS AND FEE AGREEMENTS. The FBS Board took into consideration the terms of the Merger Agreement, the Stock Option Agreements and the Fee Agreements and the transactions contemplated thereby.

        10. DUE DILIGENCE REVIEW. The FBS Board considered the results of the due diligence investigations regarding First Interstate conducted by the management of FBS.

        11. DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY. The FBS Board took into account that the board of directors of New First Interstate would, for a minimum of three years, be equally comprised of directors of FBS and First Interstate, respectively, and that the current management of each company would have a significant influence in the management of the combined company with John F. Grundhofer continuing as Chairman and Chief Executive Officer of New First Interstate. See "-- Management and Operations of New First Interstate Following the Merger."

        12. TAX AND ACCOUNTING TREATMENT OF THE MERGER. The FBS Board considered that the Merger was expected to be tax free to shareholders of FBS for federal income tax purposes and to be accounted for under the pooling-of-interests method of accounting.

        13. REGULATORY APPROVALS. The FBS Board was advised that it was likely that the Requisite Regulatory Approvals would be obtained without undue delay.


    The FBS Board also noted that neither the size nor any other aspect of the combined institution would preclude a future acquisition offer by an interested potential acquiror, although it was aware that the Stock Option Agreements and Fee Agreements might discourage an offer for either company prior to consummation of the Merger. See "-- Stock Option Agreements" and "-- Termination Fees."



    The foregoing discussion of the information and factors considered by the FBS Board is not intended to be exhaustive but includes all material factors considered by the FBS Board. In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interests of, FBS and its shareholders, the FBS Board did not assign any relative or specific weight to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the FBS Board received the advice of J.P. Morgan, and that of Cleary, Gottlieb, Steen & Hamilton and Dorsey & Whitney P.L.L.P., the firms retained to serve as its counsel.

REASONS OF FIRST INTERSTATE FOR THE MERGER; RECOMMENDATION OF FIRST INTERSTATE BOARD
    THE FIRST INTERSTATE BOARD RECOMMENDS THAT FIRST INTERSTATE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THE FIRST INTERSTATE BOARD BELIEVES THAT THE MERGER SHOULD PROVIDE LONG-TERM VALUE TO FIRST INTERSTATE'S SHAREHOLDERS SUPERIOR TO THAT PROVIDED BY A TRANSACTION WITH WELLS PURSUANT TO THE TERMS OF THE WELLS OFFER.

    THE FIRST INTERSTATE BOARD HAS ALSO RECOMMENDED THAT SHAREHOLDERS REJECT THE WELLS OFFER AND, WHEN AND IF SUCH OFFER IS COMMENCED, NOT TENDER ANY OF THEIR SHARES OF FIRST INTERSTATE COMMON STOCK OR RIGHTS PURSUANT THERETO.

    In reaching its determination to approve and adopt the Merger Agreement and in determining to recommend rejection of the Wells Offer, the First Interstate Board considered the following factors, which, together, constitute all material factors considered by the First Interstate Board:


        (i) the First Interstate Board's familiarity with and review of First Interstate's business, operations, financial condition and earnings on both an historical and a prospective basis. Among other things, the First Interstate Board reviewed the Wall Street consensus earnings estimates for 1996 with First Interstate management's earnings outlook for 1996 and reviewed earnings estimates of First Interstate's management for 1997 and 1998;



        (ii) the First Interstate Board's review, based in part on presentations by the First Interstate Financial Advisors and First Interstate management, of (a) the strategy, business, operations, earnings and financial condition of FBS on both an historical and a prospective basis and (b) the historical market price of FBS Common Stock. Among other things, the First Interstate Board reviewed the prospective 1996, 1997 and 1998 earnings per share estimates for FBS, as provided by FBS management, which, in the case of 1996 estimates, were consistent with Wall Street consensus estimates (there being no consensus estimates available for 1997 and 1998). In this regard, the First Interstate Board noted the following three factors. First, given the geographic continuity of the regions currently served by each company, the Merger would serve to (x) further diversify the assets (and thereby reduce the attendant credit risks), liabilities and operations of First Interstate into eight additional contiguous states, with the combined institution obtaining a top three ranking (in terms of deposit market share, excluding thrifts and savings banks) in ten states (Arizona, California, Colorado, Minnesota, Montana, Nebraska, Nevada, North Dakota, Oregon and Wyoming), as opposed to a top three ranking in only four states (Arizona, California, Nevada and Oregon) in a First Interstate/Wells merger, and (y) reduce to less than 30% (from in excess of 40%) the total assets of First Interstate located in California. Second, First Interstate and FBS possess compatible and complementary corporate philosophies with respect to strategies for enhancing profitability, business line diversification, asset quality and risk management. Both First Interstate and FBS focus on growth of core businesses and cost control to achieve profitability growth, and New First Interstate would offer significant market diversification, without any problematic asset concentrations, and have a higher level of reserves and a lower level of non-performing assets to assets than a Wells/First Interstate combination. Third, FBS has multiple banking and nonbanking product lines (E.G., credit card, merchant processing, corporate trust, asset management) which are complementary to First Interstate's product offerings. By contrast, Wells has disposed of or restructured certain of these product lines (E.G., asset management and corporate trust) and its concentration in real estate lending is inconsistent with First Interstate's credit philosophy;


       (iii) the First Interstate Board's review, based in part on presentations by the First Interstate Financial Advisors and First Interstate management, of (a) the strategy, business, operations, earnings and financial condition of Wells on both a historical and a prospective basis and (b) the historical market price of Wells Common Stock. In this regard, the First Interstate Board noted that although Wells was a highly regarded institution, its strategies were very different from those of First Interstate and a merger with Wells would create a company with significantly different characteristics than both First Interstate currently and the company to be created in the Merger with FBS. These differences include (I) substantially greater concentration in the California market (with 70% of the combined company's total assets and 78% of its real estate loans being located in California), which concentration is inconsistent with the First Interstate Board's longstanding desire to achieve greater geographic diversification, (II) a materially increased exposure to real estate lending, which exposure is inconsistent with First Interstate's credit philosophy, (III) the financial impact of a purchase accounting transaction (see paragraph (xiii) below) and (IV) a narrower business strategy with fewer product lines and revenue growth opportunities which, in the view of the First Interstate Board, would emphasize stock repurchases and other financial strategies rather than core business growth as a key means of increasing earnings per share. In particular, it was noted that the core earnings trend for Wells since 1990 is weak as reflected by essentially flat average asset growth, revenue growth that is below the median growth rate for all bank holding companies having assets of $20 billion or more and 400 or more branches (the "Peer Group") and was negative in 1993 and 1994, negative total loan growth, a decline in loans to earning assets, a deterioration in its efficiency ratio from 51.1% in 1990 to 59.6% in the first half of 1995, and deposit growth that is below the median for the Peer Group and negative in three of the last five years. It was also noted that Wells had the highest level of non-performing assets to total loans in the Peer Group during the 1990s, and that it had the highest level of charge-offs in the Peer Group since 1993;



       (iv) the anticipated cost savings and operating efficiencies available to First Interstate and FBS as a combined institution following the Merger, the potential for revenue enhancements at the combined institution and the likelihood of achieving these cost savings, operating efficiencies and revenue enhancements relative to the likelihood that they could be achieved in a merger with Wells. Among other things, the First Interstate Board reviewed the projected cost savings associated with the Merger on a functional basis (which projected cost savings are set forth on page 27 of the Comparison). See "-- Comparison of the Merger and the Wells Offer." In addition, the First Interstate Board considered FBS's extensive experience in integrating 22 acquisitions during the past four years, and its significant acquisition-related expense reduction experience relative to the experience of Wells, which had not completed nor integrated a significant acquisition since 1986, and had never integrated an acquisition outside of California. (See also paragraphs (vi) - (viii) below);



        (v) the anticipated cost savings and operating efficiencies available to First Interstate and Wells as a combined institution following an affiliation of the two institutions and the potential for revenue enhancements at the combined institution. In this regard, the First Interstate Board noted its belief that although the cost savings which might be achieved in connection with a First Interstate/Wells merger could be as high as the $800 million announced by Wells, it was likely that the decreases in revenue at the combined institution would significantly exceed the $100 million level publicly projected by Wells due to (a) the divestitures which were anticipated to be required in order to obtain regulatory approval for the transaction, (b) the decreases in the levels of service and ability to generate revenue (both through branch consolidations and substantial cuts in employment in the corporate banking and trust area) which would be required to achieve such cost savings and (c) the likelihood, based upon First Interstate's experience in acquiring other California financial institutions, that the branch consolidations required to achieve such cost savings would result in significant deposit attrition. Among other things, the First Interstate Board considered a presentation by First Interstate's management which included management's estimates that, based on Wells' projected expense reductions of $1 billion, the revenue lost would be in the range of $143 million to $341 million, excluding revenue losses from divestitures. Further, such estimates indicate that divestitures of $1.6 billion to $3.2 billion would result in additional revenue losses in the range of $103 million to $202 million;


       (vi) the fact that the cost savings and operating efficiencies expected to result from the Merger primarily involve the consolidation of back office and operating systems, which cost savings and operating efficiencies are expected to be achieved without corresponding significant reductions in revenues. In comparison, the cost savings and operating efficiencies expected to result from a merger of First Interstate and Wells would, as explained in paragraph (v) above, be accomplished, in large measure, by reductions in line operations and therefore result in significant revenue reductions;



       (vii) the fact that First Interstate and FBS share common information systems which should greatly facilitate, both as to time required and cost, the integration of the two companies' operations and the achievement of cost savings and operating efficiencies. In contrast, Wells utilizes numerous systems which are incompatible with First Interstate's. Based on First Interstate's extensive experience with multistate systems conversions, this systems incompatibility could greatly impair the combined company's ability to implement on a timely basis the technology conversion required in a Wells/First Interstate combination, and would require significant expenditures before any cost savings and operating efficiencies could be achieved;



      (viii) the significant experience of the senior managements of each of First Interstate and FBS in managing the operations of a multi-bank, multi-state network and their proven record of achieving cost savings, operating efficiencies and revenue enhancements in connection with the integration of acquired companies. In particular, the First Interstate Board noted that FBS had successfully integrated 22 acquisitions in the preceding four years; during the same period, FBS's overall expense to revenue ratio fell from 68% to 55%. Similarly, during that period, First Interstate successfully integrated 19 acquisitions while its expense to revenue ratio fell from 71% to 59%. In contrast, although Wells' senior management has a good reputation for efficient, low-cost management, their experience has been limited to the operation of a single bank in the State of California, and they have not managed the process of consummating a significant bank acquisition since 1986;



       (ix) a comparison, based upon earnings estimates, respectively (which estimates assume a normalized loan loss provision of 50 basis points for First Interstate and 80 basis points for Wells Fargo) for each of First Interstate (reported earnings per share: $10.99, $12.53 and $14.31; cash earnings per share: $11.81, $13.40 and $15.23), FBS (reported earnings per share: $4.60, $5.15 and $5.75; cash earnings per share: $5.20, $5.75 and $6.36) and Wells (reported earnings per share: $16.34, $18.72 and $20.61; cash earnings per share: $17.09, $19.51 and $21.43) for the fiscal years 1996, 1997 and 1998, of the reported earnings per share and cash earnings per share attributable to a share of First Interstate Common Stock (a) if First Interstate remained as a stand-alone entity and (b) on a pro-forma per share equivalent basis giving effect to each of the Merger and a merger with Wells, which demonstrates the higher earnings per share and cash earnings per share which could be realized by First Interstate shareholders in the Merger compared to those which could be realized either in the stand-alone case or a First Interstate-Wells combination;


        (x) the First Interstate Board's assessment, with the assistance of counsel, concerning the relative likelihood that each of FBS and Wells would obtain all required regulatory approvals for a transaction with First Interstate. In this regard, the First Interstate Board determined that although it was likely that each of FBS and Wells would ultimately receive all such approvals, because of significant antitrust concerns raised only in a transaction with Wells, (a) it was possible that Wells would require a significantly longer period of time than FBS to obtain all required regulatory approvals and (b) there was significant risk that the divestitures which the appropriate governmental entities would require as a condition to granting the required regulatory approvals to Wells would significantly exceed Wells' estimates of such divestitures, which would in turn contribute to reductions in revenue at the combined institution in excess of those estimated by Wells;


       (xi) the financial presentations of the First Interstate Financial Advisors (including the assumptions and methodologies underlying their analyses and presentations of pro forma financial information with respect to both the Merger and a merger of First Interstate and Wells) and (a) the oral opinion of Goldman, Sachs rendered on November 5, 1995 (which opinion was confirmed in writing the following day) that, as of the date of such opinion, the Exchange Ratio is fair to the shareholders of First Interstate (which opinion was not amended or withdrawn on November 19, 1995) and (b) the November 5, 1995 opinion of Morgan Stanley that, as of the date of such opinion, each of the Exchange Ratio, the exchange ratio of .625 proposed by Wells and the exchange ratio of .65 which might be proposed by Wells was fair from a financial point of view to the shareholders of First Interstate (which opinion with respect to the Exchange Ratio was reaffirmed on November 19, 1995). See " -- Opinions of First Interstate Financial Advisors." Copies of such opinions, setting forth the assumptions made, matters considered and review undertaken, are attached as Appendices G and H to this Joint Proxy Statement/Prospectus. The full text of each such opinion is incorporated herein by reference and the foregoing descriptions thereof are qualified in their entirety by such reference. First Interstate shareholders are urged to read these opinions carefully in their entirety;



       (xii) the First Interstate Board's concerns, based upon presentations by the First Interstate Financial Advisors and First Interstate management, that because the Wells Common Stock was trading at ratios of price to estimated 1996 earnings (13.0x), price to book value (3.0x) and price to tangible book value (3.9x) which are among the highest in the banking industry, a risk exists that the value of the Wells Common Stock which would be received by First Interstate's shareholders in the Wells Offer could decline if these ratios are not sustained. By comparison, the FBS Common Stock was trading at a price to estimated 1996 earnings of 11.5x, a price to book value multiple of 2.6x and a price to tangible book value multiple of 3.9x;



      (xiii) the First Interstate Board's concerns that because the transaction contemplated by the Wells Offer would be accounted for as a purchase rather than as a pooling of interests, (a) the combined institution would have limited flexibility to participate in the continuing unprecedented consolidation of the banking industry (whether such participation would consist of seeking to acquire additional financial institutions or seeking to sell itself and receive a control premium) due to (x) its inability, absent massive stock reissuances, to engage in a transaction accounted for as a pooling-of-interests until the two years following the termination of Wells' stock repurchases and (y) the fact that no other significant United States bank holding company currently carries on its books the amount of goodwill which would be carried by the combined institution (most of which would result from the combination of First Interstate and Wells) and (b) a risk existed that the value of the Wells Common Stock received by First Interstate's shareholders in the Wells Offer would decline if the market was to reject the view of Wells that, contrary to common practice in the banking industry, the combined company should be valued with an emphasis on cash-flows rather than reported earnings. In contrast, neither of these concerns were raised by the Merger, which will be accounted for as a pooling of interests;



      (xiv) the report of First Interstate's management regarding the favorable response of First Interstate's non-shareholder constituencies (including its customers, communities served and employees) to the Merger relative to their response to a transaction with Wells, which reflected, among other things, concerns about adverse effects on employment and on the commercial real estate market in California (especially Southern California), the potential of such favorable response to aid the prompt consummation of the Merger and the positive effect such response could have on the business and financial condition and results of operations of the combined company following the Merger. The reaction of these non-shareholder constituencies was made known to management of First Interstate in several ways, including letters, telephone calls and extensive news reports appearing in newspapers and other media;



       (xv) the current and prospective economic, regulatory and competitive environment facing financial institutions, including First Interstate, FBS and Wells. Noted, in particular, were some of the factors that the First Interstate Board believed were characteristic of the unprecedented consolidation currently underway in the banking industry. These include the drive for greater efficiency and resulting lower cost operations, the ability to take advantage of synergies offered by consolidation to better meet regulatory burdens, and the potential for increased revenue growth based on broader product mix, greater distribution network and increased resources for product design and development. In the view of the First Interstate Board, these factors also mitigate against remaining independent and substantially support the conclusions that greater geographic and product diversification will result in an entity better equipped to compete in a rapidly consolidating financial services industry; and


      (xvi) the following additional factors which contributed to the First Interstate Board's conclusion that the Merger is in the best interests of First Interstate and its shareholders:


           (A) The First Interstate Board recognized that the combination of FBS and First Interstate would be likely to possess the financial resources necessary to compete more effectively in the rapidly changing marketplace for banking and financial services and would be effective in fulfilling First Interstate's long-term objectives of increasing its overall size, continuing to increase geographic diversification and enhancing its market presence while maintaining its asset quality and credit standards. In contrast, a combination with Wells would not result in either geographic or product diversification and would likely limit the ability of the combined entity to grow due to the effects of purchase accounting;


           (B) the expectation that the Merger will generally be a tax-free transaction to First Interstate and its shareholders; and

           (C) the terms of the Merger Agreement, the Stock Option Agreements and the Fee Agreements, which were generally reciprocal in nature, and certain other information regarding the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the board of the combined institution and the management structure of the combined institution following the Merger.

    The foregoing discussion of the information and factors considered by the First Interstate Board is not intended to be exhaustive but includes all material factors considered by the First Interstate Board. In reaching its determination to approve and recommend the Merger and to recommend rejection of the Wells Offer, the First Interstate Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the First Interstate Board received the advice of the First Interstate Financial Advisors and representatives of Skadden, Arps, Slate, Meagher & Flom, the firm retained to serve as special counsel to First Interstate, and Irell & Manella, the firm retained by the outside directors of First Interstate to serve as their special counsel.

OPINION OF FBS FINANCIAL ADVISOR

    Pursuant to an engagement letter dated November 5, 1995, FBS retained J.P. Morgan as its financial advisor in connection with the Merger.

    At the meeting of the FBS Board on November 5, 1995, J.P. Morgan rendered its oral opinion to the FBS Board that, as of such date, the Exchange Ratio was fair from a financial point of view to holders of FBS Common Stock. J.P. Morgan has confirmed its November 5, 1995 oral opinion by delivering its written opinion to the FBS Board, dated November 5, 1995, that, as of such date, the Exchange Ratio was fair from a financial point of view to holders of FBS Common Stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN, DATED NOVEMBER 5, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. FBS SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH HEREIN IS QUALIFIED IN

ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE FBS BOARD, IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FBS COMMON STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE FBS SPECIAL MEETING.

    In arriving at its opinion, J.P. Morgan, among other things: (i) reviewed the Merger Agreement; (ii) reviewed First Interstate's Annual Report on Form 10-K and related financial information for the three fiscal years ending December 31, 1992 through December 31, 1994, First Interstate's Form 10-Q for the quarters ending March 31, 1995 and June 30, 1995 and First Interstate's unaudited financial results for the three-month period ending September 30, 1995; (iii) reviewed FBS's Annual Report on Form 10-K and related financial information for each of the three fiscal years ending December 31, 1992 through December 31, 1994, FBS's Form 10-Q for the quarters ending March 31, 1995 and June 30, 1995, FBS's unaudited financial results for the three-month period ending September 30, 1995 and the unaudited balance sheet and shares outstanding for FBS, pro forma for the FirsTier Acquisition as of September 30, 1995; (iv) held discussions with certain members of the senior management of First Interstate and FBS regarding the Merger, certain aspects of past and current business operations, financial condition and future prospects of their respective companies, and the effects of the Merger on the financial condition and future prospects of FBS and First Interstate; (v) reviewed the historical market prices and trading activity for the FBS Common Stock and First Interstate Common Stock and compared them with those of certain publicly traded companies that it deemed to be relevant; (vi) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions that were publicly available and that it deemed to be relevant; (vii) considered the pro forma effect of the Merger on FBS's capitalization ratios, earnings, and book value per share; and (viii) reviewed such other information, financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by FBS or First Interstate or otherwise reviewed by it, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan also relied upon the management of FBS and First Interstate as to the reasonableness and achievability of the financial and other operating forecasts (and the assumptions and bases therefor) provided to it. In that regard, J.P. Morgan assumed with FBS's consent that such forecasts, including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs and the adequacy of reserves, reflect the best currently available estimates and judgments of such respective matters. In rendering its opinion, J.P. Morgan did not act as an expert in the evaluation of allowances for loan losses or related matters and it has not made an independent evaluation of the adequacy of the allowance for loan losses of FBS or First Interstate nor has it reviewed any credit files of FBS or First Interstate in connection with its opinion. In addition, J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities of FBS or First Interstate nor have any valuations or appraisals been provided to J.P. Morgan. J.P. Morgan also assumed without independent verification that the obligations of FBS and First Interstate pursuant to derivatives, swaps, foreign exchange financial instruments and off-balance-sheet lending related financial instruments will not have an adverse effect that would be relevant to its analysis. J.P. Morgan has also assumed that the Merger will have the tax consequences contemplated by the Merger Agreement, and that the other actions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement.

    J.P. Morgan's opinion was based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion beyond the date of this Joint Proxy Statement/Prospectus.

    J.P. Morgan's opinion has been rendered without regard to the necessity for, or level of, any restrictions that may be imposed or divestitures that may be required in the course of obtaining regulatory approvals for the Merger.

    Set forth below is a summary of all material analyses performed by J.P. Morgan in reaching its opinion dated November 5, 1995.



    INTRODUCTION. Based on the aggregate consideration offered, using a November 3, 1995 price for the FBS Common Stock, J.P. Morgan calculated the price to market, price to book, price to tangible book, price to earnings, and price to asset ratios for First Interstate. This analysis yielded a price premium to market multiple of 3.5%, a price to book multiple of 2.8x, a price to tangible book multiple of 3.5x, a price to earnings multiple of 12.0x and a price to asset multiple of 18.6x (based on First Interstate's net earnings for the twelve months ended September 30, 1995).



    PRO FORMA MERGER ANALYSIS. J.P. Morgan analyzed certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would result in earnings accretion per FBS Common Stock equivalent share of .8% and 18.2% in 1996 and 1997, respectively (based upon projections provided by FBS and giving effect to merger synergy assumptions provided by FBS resulting from projected annual cost savings of $500 million, which were projected by FBS to be fully realized in 1997). In this analysis, J.P. Morgan assumed that First Interstate performed in accordance with the earnings forecast provided to J.P. Morgan by FBS's management.


    DISCOUNTED DIVIDEND STREAM ANALYSIS. Using a discounted dividend stream analysis, J.P. Morgan estimated the present value of the future streams of after-tax cash flows that First Interstate could produce, on a stand-alone basis, through 2001 and distribute to shareholders ("dividendable net income"). In this analysis, J.P. Morgan assumed, for its base case, that First Interstate performed in accordance with the earnings forecasts provided to J.P. Morgan by FBS's management and that First Interstate could pay out up to 100% of its available net income subject to the maintenance of First Interstate's tangible common equity to tangible asset ratio at a minimum level of 6%. In estimating the terminal values for First Interstate Common Stock, J.P. Morgan considered a range of valuation methodologies, including perpetual earnings growth, price to book and net earnings multiples. Based upon First Interstate's financial and other characteristics, J.P. Morgan estimated the terminal values for the First Interstate Common Stock using 10.5x and 11.0x net earnings multiples in the terminal years. The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 10.2% to 11.2%) chosen to reflect First Interstate's estimated risk characteristics. This base case discounted dividend stream analysis indicated a reference range of between $132.92 and $142.78 per fully diluted share of First Interstate Common Stock. This analysis was based upon FBS's management projections, which were based upon many factors and assumptions, many of which are beyond the control of FBS and First Interstate. As indicated below, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future.

    CONTRIBUTION ANALYSIS. J.P. Morgan analyzed and compared the respective contributions of each of FBS and First Interstate to New First Interstate based upon a comparison of certain stock market and financial information for each company as a separate entity on a stand-alone basis. This analysis did not take into account any synergies. This analysis indicated that FBS would contribute to New First Interstate (i) as of September 30, 1995, 37% based upon total assets, 42% based upon total loans, 31% based upon total deposits, 41% based upon total shareholders' equity and (ii) 42% based upon fully diluted market capitalization as of November 3, 1995. The relative contributions of FBS and First Interstate based upon projected earnings were also analyzed. The Exchange Ratio would result in holders of FBS Common Stock owning approximately 42% of New First Interstate immediately after the Effective Time.

    ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS. In connection with its opinion, J.P. Morgan reviewed and analyzed certain financial, operating and stock market information relating to all merger transactions in excess of $1.0 billion announced during 1995 involving large commercial banking organizations. J.P. Morgan focused on six such transactions because it believed that the banks or the transactions were most closely comparable to FBS and First Interstate or the Merger, as the

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

case may be. These six transactions were the mergers of CoreStates Financial Corp and Meridian Bancorp, Inc. (first announced on October 10, 1995), UJB Financial Corp and The Summit Bancorporation (first announced on September 11,
1995), National City Corporation and Integra Financial Corporation (first announced on August 28, 1995), PNC Bank Corporation and Midlantic Corporation (first announced on July 10, 1995), First Union Corporation and First Fidelity Bancorporation (first announced on June 19, 1995), and U.S. Bancorp and West One Bancorp (first announced on May 8, 1995). This analysis indicated that the exchange ratio received by the shareholders of the acquired company represented
(i) a percentage above market value ranging from approximately 22% to 44% based upon closing stock prices five days prior to the public announcement of the transaction and with a median and mean premium of 32%, (ii) a multiple of latest twelve month earnings per share ranging from approximately 10.9x to 34.7x and with median and mean multiples of 13.5x and 17.2x, respectively (with only two transactions with a multiple in excess of 13.9x) and (iii) a multiple of 1995 estimated earnings per share ranging from approximately 11.7x to 15.7x and with median and mean multiples of 13.4x and 13.7x, respectively. Based upon currently outstanding shares and the November 3, 1995 market prices for FBS Common Stock and  First  Interstate  Common  Stock,  the  Exchange  Ratio  represented  (i) a percentage above the market value of First Interstate Common Stock of approximately 3.5%, (ii) a multiple to the latest twelve months earnings per share of First Interstate of approximately 12.0x and (iii) a multiple to First Interstate's estimated 1995 earnings, normalized for estimated excess loan loss provision, of approximately 13.3x. Earnings per share estimates used in this analysis were the median Institutional Brokers Estimate System ("IBES")
estimates as of October 26, 1995. IBES is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.


    No company or transaction used in the above analyses as a comparison is identical to FBS, First Interstate or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the companies that were compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

    COMPARISON OF SELECTED COMPANIES. J.P. Morgan compared selected operating and stock market data for First Interstate to the corresponding data of a peer group of twelve super regional bank holding companies. J.P. Morgan focused on the corresponding data of six such super regional bank holding companies that it believed were most closely comparable to First Interstate. These six bank holding companies were Wells, KeyCorp, Wachovia Corporation, SunTrust Banks, Inc., PNC Bank Corp. and Norwest Corporation (collectively, the "First Interstate Composite"). This analysis showed, among other things, that (i) the ratio of First Interstate's market price to its estimated earnings per share estimate for 1995, normalized for estimated excess loan loss provision, was 12.8x, as compared to a mean of 11.7x and a median of 11.3x for the First Interstate Composite (with a range from 10.0x to 13.3x); (ii) the ratio of First Interstate's market price to its estimated earnings per share estimate for 1996, normalized for excess loan loss provision, was 11.6x, as compared to a mean of 10.5x and a median of 10.0x for the First Interstate Composite (with a range from 9.1x to 12.2x); and (iii) as of November 3, 1995, the ratio of First Interstate's market price to its book value per share was 2.7x, compared to a mean of 2.0x and a median of 2.0x for the First Interstate Composite (with a range from 1.4x to 3.0x). Earnings per share estimates used in this analysis were the median IBES estimates as of October 28, 1995.

    The summary of the J.P. Morgan opinion set forth above provides a description of the principal elements of the analysis performed by J.P. Morgan in arriving at its opinion. It does not purport to be a complete description of such analyses. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that its analyses and the summary set forth above must be considered as a whole and that selected portions of its analyses, without considering all analyses, or selecting all or part of its analyses, without considering all factors and analyses, would create an incomplete view of the procedures underlying the J.P. Morgan opinion.

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
In addition, while J.P. Morgan gave the various analyses approximately similar weight it may have used them for different purposes, and may have deemed various assumptions more or less reliable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be J.P. Morgan's view of the actual value of First Interstate or FBS. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

    In performing its analyses, J.P. Morgan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Interstate or FBS. The analyses performed by J.P. Morgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of J.P. Morgan's analysis of the fairness of the Exchange Ratio to the holders of FBS Common Stock, the conclusions of which were provided to the FBS Board. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, J.P. Morgan's opinion to the FBS Board is just one of many factors taken into consideration by the FBS Board.

    As part of its investment banking business, J.P. Morgan and its affiliates are regularly engaged in valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuation for estate, corporate and other purposes. The FBS Board selected J.P. Morgan to act as FBS's financial advisor with respect to the Merger based on J.P. Morgan's substantial experience in mergers and acquisitions and its familiarity with FBS.


    For services rendered in connection with the Merger, FBS has paid J.P. Morgan $500,000 and has agreed to pay J.P. Morgan an additional fee upon consummation of the Merger. This additional fee will be calculated as a minimum of $10.0 million, providing the aggregate value (as defined) does not exceed approximately $10,411,186,000; should the aggregate value exceed this amount, an additional fee over the $10.0 million shall be payable to J.P. Morgan calculated as .655% of the positive difference between the aggregate value and approximately $10,411,186,000; provided that in no event may J.P. Morgan's total compensation, including the fee previously paid and reimbursement for out-of-pocket expenses, exceed $15.0 million. FBS has agreed to reimburse J.P. Morgan for its reasonable out-of-pocket expenses incurred in connection with the services provided by it, subject to the overall cap described above, and FBS has agreed to indemnify J.P. Morgan against certain liabilities relating to or arising out of its engagement, including liabilities under the securities laws. Based on the aggregate value as of December 21, 1995 of $10,100,187,000, J.P. Morgan's fee would total $10,500,000 plus all reasonable out-of-pocket expenses incurred (as defined in the previous sentence).



    J.P. Morgan and its affiliates maintain banking and other business relationships with FBS, including financial advisory services, asset and liability risk management and custody services, for which J.P. Morgan and its affiliates earn customary fees. In 1994, J.P. Morgan provided a fairness opinion in connection with FBS's acquisition of Metropolitan Financial Corporation for a fee totaling $250,000 in connection with rendering its opinion. Other business relationships with FBS generated revenues to J.P. Morgan of approximately $210,000 in 1994 and $39,000 during 1995.


    In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of FBS or First Interstate for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

OPINIONS OF FIRST INTERSTATE FINANCIAL ADVISORS

PRESENTATIONS BY FIRST INTERSTATE FINANCIAL ADVISORS

    First Interstate retained the First Interstate Financial Advisors in connection with its consideration of the potential alternatives faced by First Interstate. The First Interstate Financial Advisors were retained based upon the qualifications, expertise and reputation of Goldman, Sachs and Morgan Stanley, as well as upon their prior investment banking relationships with First Interstate.

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

    The following summarizes the material financial and comparative analyses presented by the First Interstate Financial Advisors to the First Interstate Board at its meeting on November 5, 1995, which analyses were considered by the First Interstate Financial Advisors in rendering their opinions. This summary does not purport to be a complete description of the analyses underlying the opinions of the First Interstate Financial Advisors.


        SUMMARY COMPARISON OF POTENTIAL MERGER ALTERNATIVES. The First Interstate Financial Advisors presented a brief summary of the Merger compared to (i) a transaction in which each share of First Interstate Common Stock would be exchanged for .625 shares of Wells Common Stock, the exchange ratio offered by Wells (the ".625 Exchange Ratio") in the Initial Wells Proposal and (ii) a potential merger between First Interstate and Wells in which each share of First Interstate Common Stock would be exchanged for .650 shares of Wells Common Stock, an exchange ratio discussed by Wells and First Interstate, but not offered by Wells (the ".650 Exchange Ratio"). The indicated values of the Exchange Ratio, the .625 Exchange Ratio and the .650 Exchange Ratio were $132.28, $132.66 and $137.96, respectively. The indicated values were determined by multiplying the applicable exchange ratio by the closing price of the offeror's common stock on November 3, 1995 and each therefore necessarily was dependent upon the closing price of the offeror's common stock at a specific time. The indicated values reflected premiums over the closing price of First Interstate Common Stock on October 17, 1995, the last trading day prior to the date that the Initial Wells Proposal was made, of 25% for the Exchange Ratio, 25% for the .625 Exchange Ratio and 30% for the .650 Exchange Ratio.


        Among the other matters reviewed in that comparison were the indicated values resulting from the Exchange Ratio, the .625 Exchange Ratio and the .650 Exchange Ratio expressed as a multiple of First Interstate's tangible book value and as a multiple of First Interstate's 1995 estimated earnings per share. The Exchange Ratio, the .625 Exchange Ratio and the .650 Exchange Ratio reflected multiples of 3.5, 3.5 and 3.6 times the tangible book value of First Interstate at September 30, 1995, respectively. With respect to First Interstate's 1995 estimated earnings per share, the Exchange Ratio and the .625 Exchange Ratio each represented a multiple of 13.7 times the Wall Street consensus estimates compared to a multiple of 14.3 for the .650 Exchange Ratio. Wall Street consensus estimates for First Interstate were derived from the earnings estimates of approximately 16 research analysts whose estimates were monitored by First Interstate. Wall Street consensus estimates, described below, for FBS and Wells were based upon the most recent available IBES estimates. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. On the relevant date, IBES reflected the earnings estimates of approximately 28 research analysts for FBS and of approximately 24 research analysts for Wells. The analysis also compared the indicated dividend and prospective ownership of the combined entities. The indicated annual dividend to First Interstate common shareholders was calculated to be $3.77 per share for the Exchange Ratio and $3.20 for both the .625 Exchange Ratio and the .650 Exchange Ratio. The indicated annual dividend for the Merger was computed by multiplying FBS's current quarterly dividend rate times four and the multiplying the resulting annual estimate by the Exchange Ratio. The indicated annual dividend for Wells assumed an increase in Wells' dividend such that, at the .625 Exchange Ratio and the .650 Exchange Ratio, the per share dividend currently received by the holders of First Interstate Common Stock would be maintained. The First Interstate common shareholders were projected to own 58% of the combined companies under the Merger, 50% of the combined companies under the .625 Exchange Ratio, and 51% of the combined companies under the .650 Exchange Ratio. The First Interstate Financial Advisors did not rank the Exchange Ratio, the .625 Exchange Ratio and the .650 Exchange Ratio.


        SUMMARY FINANCIAL COMPARISON. The First Interstate Financial Advisors made a summary financial comparison of First Interstate, FBS, Wells and a super-regional composite consisting of BankAmerica Corporation, Banc One Corporation, Boatmen's Bancshares, Inc., First Union Corporation, Fleet Financial Corporation, KeyCorp, First Chicago NBD Corporation, National

    City Corporation, NationsBank Corporation, Norwest Corporation, PNC Bank Corp., SunTrust Banks, Inc. and Wachovia Corporation (the "Super-Regional Composite") on the basis of various financial ratios, including price to book ratio, price to tangible book ratio, return on average common equity, return on average assets, efficiency ratio, fee income ratio, reserves to non-performing loans and tangible common equity ratio. The Super-Regional Composite was developed through discussions with First Interstate management and a review of comparably-sized banking institutions. The First Interstate Financial Advisors also compared First Interstate, FBS and Wells on the basis of estimated net income growth, earnings per share growth and 1995 and 1996 estimated price to earnings ratios. The FBS estimates did not reflect the FirsTier Acquisition, which was believed not to be material to the analyses. The historical financial data summarized was at or for the quarter ended September 30, 1995. Except for First Interstate, the summary was based upon the closing common stock prices on November 2, 1995; in the case of First Interstate the summary was based upon the closing common stock prices on October 17, 1995. Earnings estimates for First Interstate, FBS and Wells were based upon Wall Street consensus estimates, assuming normalized loan loss provisions for First Interstate and Wells of $10.99 and $12.53, $4.60 and $5.15, and $16.34 and $18.72, respectively, for 1996 and 1997. Growth rate estimates for First Interstate and FBS were based upon estimates prepared by Goldman Sachs Equity Research and by the managements of First Interstate and FBS. Growth rate estimates for Wells were based upon an analysis of Wall Street consensus estimates and Goldman Sachs Equity Research estimates.


        Estimated price to earnings ratios based upon the Wall Street consensus estimates were 11.0, 12.5, 14.6 and 10.8 times 1995 estimated earnings for First Interstate, FBS, Wells and the Super-Regional Composite, respectively, and 9.6, 11.1, 13.2 and 9.8 times 1996 estimated earnings for First Interstate, FBS, Wells and the Super-Regional Composite, respectively. Wall Street consensus estimates for FBS, Wells and the Super-Regional Composite were based on the most recent available IBES estimates. Based on the closing price of the First Interstate Common Stock on October 17, 1995, First Interstate's per share price to book ratio and per share price to tangible book ratio were 2.2 and 2.8, respectively. Based on the closing price of the FBS Common Stock on November 2, 1995, FBS's per share price to book ratio and per share price to tangible book ratio were 2.5 and 3.3 times, respectively. Based on the closing price of the Wells Common Stock on November 2, 1995, Wells's per share price to book ratio and per share price to tangible book ratio were 3.0 and 3.9, respectively. The Super-Regional Composite per share price to book ratio and per share price to tangible book ratio, respectively, were 1.7 and 2.0 times the closing prices for the common stock comprising the Super-Regional Composite banks on November 2, 1995. First Interstate's, FBS's, Wells' and the Super-Regional Composite's annualized returns on average common equity and returns on average assets for the quarter ended September 30, 1995 were 23.0% and 1.55%; 21.5% and 1.76%; 24.6% and 1.73%; and 17.2% and 1.25%, respectively.

        The First Interstate Financial Advisors presented tangible common equity ratios of 5.32% for First Interstate, 6.15% for FBS, 5.20% for Wells and 6.29% for the Super-Regional Composite and a ratio of reserves to non-performing loans of 356% for First Interstate, 390% for FBS, 312% for Wells and 281% for the Super-Regional Composite.

        Projected earnings per share growth rates for the period 1995-1999 were 16.8% for First Interstate and 12.6% for FBS based on the respective management's estimates and 11.4% for Wells based on analysis of Wall Street estimates. Projected earnings per share growth by Goldman Sachs Equity Research for 1995-1997 were 10.4%, 14.0% and 14.2% for First Interstate, FBS and Wells, respectively. The net income growth rate for the period 1995-1999 was estimated to be 11.7% and 9.5% for First Interstate and FBS based on the respective management's estimates and 5.6% for Wells based on an analysis of Wall Street estimates. For the quarter ended September 30, 1995, annualized, First Interstate had an efficiency ratio of 56%, FBS had an efficiency ratio of 49%, Wells had an efficiency ratio of 52% and the Super-Regional Composite had an efficiency ratio of 60%. The efficiency ratio is the ratio of non-interest expense (excluding restructuring charges, other real estate owned and goodwill amortization) to the sum of (i) net income before the provision for loan and lease losses and (ii) non-interest income (excluding securities gains and losses). For the quarter ended September 30, 1995, First Interstate had a fee income ratio of 31% and FBS, Wells and the Super-Regional Composite had fee income ratios of 34%, 33% and 34%, respectively. The fee income ratio is the ratio of fee income to total revenues.

        PRO FORMA FINANCIAL ANALYSIS. The First Interstate Financial Advisors analyzed the pro forma per share financial impact of the Exchange Ratio, the .625 Exchange Ratio and the .650 Exchange Ratio from the perspective of First Interstate as well as from the perspectives of FBS and Wells. The analysis considered the pro forma effects of the transaction on a variety of financial measures, including, among others, earnings per share, cash earnings per share (I.E. earnings per share before goodwill amortization), net income growth and tangible book value per share, capital ratios and various profitability measures. The analysis was based alternatively on either (a) the internal financial forecast of First Interstate's management (the "First Interstate Management Forecast") or (b) Wall Street consensus estimates for First Interstate (the "First Interstate Wall Street Consensus Estimates"), and in all cases on FBS' management's internal financial forecast for FBS and the Wall Street consensus estimates for Wells. In preparing the analysis, all earnings data were adjusted for normalized loan loss provisions for First Interstate and Wells and excluded restructuring charges and reserve reversals. This analysis was based on the assumption that the combined companies would realize the projected operating performance assumptions within the specified time range as indicated by FBS or Wells.

        FIRST INTERSTATE PRO FORMA PER SHARE ANALYSIS. The analysis performed indicated that the Merger would be accretive to earnings per share from First Interstate's perspective in 1996 and 1997 by 6% and 19%, respectively, under the First Interstate Management Forecast and by 8% and 23%, respectively, under the First Interstate Wall Street Consensus Estimates. By the same measures, a combination with Wells under the .625 Exchange Ratio would be dilutive by 10% and 9% under the First Interstate Management Forecast; and by 8% and 6% under the First Interstate Wall Street Consensus Estimates and under the .650 Exchange Ratio would be dilutive by 8% and 8% under the First Interstate Management Forecast and by 6% and 5% under the First Interstate Wall Street Consensus Estimates, respectively. The Merger would also be accretive to 1996 earnings per share from First Interstate's perspective on a full cost savings basis which gives effect to the full amount of estimated cost savings in that year, by 22% and 24% under the First Interstate Management Forecast and the First Interstate Wall Street Consensus Estimates, respectively. On the same basis, a combination with Wells under the .625 Exchange Ratio and the .650 Exchange Ratio would be accretive by 9% and 10%, respectively, under the First Interstate Management Forecast and by 11% and 11%, respectively, under the First Interstate Wall Street Consensus Estimates. In addition, the Merger was projected to be accretive to 1996 and 1997 cash earnings per share by 8% and 20% under the First Interstate Management Forecast and by 10% and 24% under the First Interstate Wall Street Consensus Estimates; a combination with Wells was projected to be (i) dilutive to 1996 and 1997 cash earnings per share by 4% and 1% under the .625 Exchange Ratio, and dilutive to 1996 cash earnings per share by 2% and accretive to 1997 cash earnings per share by 1% under the .650 Exchange Ratio using the First Interstate Management Forecast and (ii) dilutive to 1996 cash earnings per share by 3% and accretive to 1997 cash earnings per share by 2% under the .625 Exchange Ratio and accretive to 1997 cash earnings per share by 4% with an immaterial impact on 1996 cash earnings per share using the .650 Exchange Ratio under the First Interstate Wall Street Consensus Estimates.

        The analysis also estimated the percentage growth in net income during the period 1996 through 1999 based on the First Interstate Management Forecast to be 12.3% for the Exchange Ratio, 11.8% for the .625 Exchange Ratio and 11.7% for the .650 Exchange Ratio. The net income growth rates assuming First Interstate Wall Street Consensus Estimates were 10.6%, 10.3% and 10.2% for the Exchange Ratio, the .625 Exchange Ratio and the .650 Exchange Ratio, respectively.

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
    From First Interstate's perspective, tangible book value per share was estimated to decrease by (i) 1% under the Exchange Ratio, (ii) 13% under the .625 Exchange Ratio and (iii) 11% under the .650 Exchange Ratio. The projected impact of the Merger and a combination with Wells on First Interstate's per share return on average assets, return on average common equity and return on average tangible common equity for the quarter ended September 30, 1995 (assuming normalized loan loss provision and full phase in of expense savings and in the case of return on average tangible common equity before goodwill amortization) were also analyzed. The returns estimated to result from the Merger were: a 1.98% return on average assets, a 27.5% return on average common equity and a 38.1% return on average tangible common equity. The returns estimated to result from the .625 Exchange Ratio were a 1.68% return on average assets, a 13.4% return on average common equity, and a 33.2% return on average tangible common equity; and the returns estimated to result from the .650 Exchange Ratio were a 1.66% return on average assets, a 12.8% return on average common equity and a 32.9% return on average tangible common equity).

        The First Interstate pro forma per share fee income ratio was estimated to be 32% for the Exchange Ratio compared to 33% for each of the .625 Exchange Ratio and the .650 Exchange Ratio, based upon results for the quarter ended September 30, 1995. The efficiency ratio was estimated to be 45% for the Exchange Ratio and 44% for the .625 Exchange Ratio and the .650 Exchange Ratio. The theoretical market value of the combined companies based upon market capitalization and the present value of estimated cost savings was estimated to be $138 per share for the Exchange Ratio and $141 and $144 per share for the .625 Exchange Ratio and the .650 Exchange Ratio, respectively.

        FBS PRO FORMA PER SHARE ANALYSIS. From FBS' perspective, the analysis performed indicates, among other things, that the Merger would be (i) accretive to 1997 earnings per share by 20% using the First Interstate Management Forecast and by 15% using the First Interstate Wall Street Consensus Estimate, (ii) accretive to 1997 cash earnings per share by 16% using the First Interstate Management Forecast and 11% using the First Interstate Wall Street Consensus Estimates and (iii) dilutive to FBS' tangible book value per share by 5%. Under the Merger, FBS' ratio of tangible common equity to tangible assets would be reduced to 5.48% from 6.15%.

        WELLS PRO FORMA PER SHARE ANALYSIS. From Wells' perspective, the analysis performed indicated, among other things, that a combination with Wells would be (i) accretive by 6% and 3% to 1997 earnings per share under the .625 Exchange Ratio and the .650 Exchange Ratio, respectively, under the First Interstate Management Forecast and accretive by 1% and dilutive by 2% under the .625 Exchange Ratio and the .650 Exchange Ratio, respectively, using the First Interstate Wall Street Consensus Estimates, (ii) accretive by 18% and 16% to 1997 cash earnings per share under the .625 Exchange Ratio and the .650 Exchange Ratio, respectively, using the First Interstate Management Forecast and accretive by 13% and 11% under the .625 Exchange Ratio and the .650 Exchange Ratio, respectively, under the First Interstate Wall Street Consensus Estimates, and (iii) dilutive to Wells' tangible book value per share by 1% under the .625 Exchange Ratio and by 3% under the .650 Exchange Ratio. Under both the .625 Exchange Ratio and the .650 Exchange Ratio, Wells' ratio of tangible common equity to tangible assets would be reduced to 4.86% from 5.20%.

        EXCHANGE RATIO VALUATIONS, STOCK PRICE STUDY AND SUMMARY INVESTMENT RESEARCH OUTLOOK. The First Interstate Financial Advisors compared the implied value of the Exchange Ratio with the .625 Exchange Ratio and the .650 Exchange Ratio for four periods; the one month and three month periods preceding the Initial Wells Proposal (September 18 to October 17 and July 17 to October 17) and the one month and three month periods preceding the November 5, 1995 First Interstate Board meeting (October 2 to November 2 and August 2 to November 2). Implied value was determined for these purposes by multiplying the applicable exchange ratio by the closing prices per share of the offeror's common stock on each trading day in the relevant period. The high and low implied values for the period September 18 to October 17, 1995 for the Exchange Ratio were $135.20 and $120.25, for the .625 Exchange Ratio were $133.52 and $113.83 and for

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
    the .650 Exchange Ratio were $138.86 and $118.38. The high and low implied values for the period July 17 to October 17, 1995 for the Exchange Ratio were $135.20 and $110.50, for the .625 Exchange Ratio were $133.52 and $111.09 and for the .650 Exchange Ratio were $138.86 and $115.54. The high and low implied values for the period October 2 to November 2, 1995 for the Exchange Ratio were $135.20 and $125.45, for the .625 Exchange Ratio were $143.13 and $118.75 and for the .650 Exchange Ratio were $148.85 and $123.50. The high and low implied values for the period August 2 to November 2, 1995 for the Exchange Ratio were $135.20 and $111.80, for the .625 Exchange Ratio were $143.13 and $111.09 and for the .650 Exchange Ratio were $148.85 and $115.54.

        OTHER. In addition, the First Interstate Financial Advisors examined and presented data on the historical impact of selected banking transactions on the price of an acquiror's common stock, and summarized the historical common stock performance of First Interstate, FBS, Wells and the
    Super-Regional Composite. The First Interstate Financial Advisors also provided the First Interstate Board with a summary of publicly available research reports on First Interstate, FBS and Wells, the rating given to each by the analyst, the estimated price target for the common stock of each institution, which ranged from $113-$120 per share for First Interstate, $50-$58 per share for FBS and $210-$229 per share for Wells, depending upon the analyst, and 1996 and 1997 earnings per share estimates, ranging from $11.00-$11.85 per share for First Interstate ($10.40-$11.00 adjusted for normalized loan loss provisions), $4.40-$4.70 per share for FBS and $21-$23 per share for Wells ($17.55-$18.85 adjusted for normalized loan loss provisions), depending upon the analyst.

    At the meeting of the First Interstate Board of Directors held on November 19, 1995, the First Interstate Financial Advisors updated their analysis in light of the Wells Offer and to reflect common stock prices on November 17, 1995. The November 19 presentation analyzed the Wells Offer in comparison to the Exchange Ratio using substantially the same methods as described above for the November 5, 1995 board meeting, except for the additional analyses summarized below. The indicated values on November 17, 1995 were $137.80 for the Exchange Ratio and $141.17 for the Wells Offer. The summary financial comparison of selected banks included additional financial information for each of the banks comprising the Super-Regional Composite. The pro forma financial analyses compared the pro forma First Interstate, FBS and Wells per share impact of the Exchange Ratio and the Wells Offer. The Wells Offer was analyzed using both $700 million and revised $900 million net cost savings estimates provided by Wells (net of anticipated revenue attrition of $100 million in each case). The earnings estimates used in the pro forma analysis were Wall Street consensus estimates compiled by First Interstate management for First Interstate, management estimates for FBS and Wall Street consensus estimates for Wells. A five-year indexed common stock price history and a comparison of historical returns and projected five-year earnings per share growth for FBS and Wells and the Super-Regional Composite were presented at the November 19 meeting. The First Interstate Financial Advisors also presented an analysis of the sensitivity of (x) hypothetical prices per share of FBS and Wells Common Stock to (y) various 1997 estimated price to pro forma earnings ratios for FBS and Wells multiplied by 2.60 in the case of FBS and two-thirds in the case of Wells. The exchange ratio valuations were updated to include the one week, one month and three months periods prior to the November 19, 1995 board meeting.


    The projections furnished to the First Interstate Financial Advisors for First Interstate and FBS were prepared by the respective managements of each company. The 1996 earnings estimates for such companies were consistent with the consensus Wall Street estimates. As of November 5, 1995, as a matter of policy, neither First Interstate nor FBS publicly disclosed internal management projections of the type provided to the First Interstate Financial Advisors in connection with their analyses of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic, competitive and regulatory conditions and prevailing interest rates. Accordingly, actual


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

results could vary significantly from those set forth in such projections. The material assumptions upon which such projections are based are described under "New First Interstate Forecasted Consolidated Statement of Operations -- Notes to Forecasted Consolidated Statement of Operations."



    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Each of the First Interstate Financial Advisors believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinions. In addition, each of the First Interstate Financial Advisors considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be the First Interstate Financial Advisors' view of the actual value of First Interstate or a combination of either First Interstate and FBS or First Interstate and Wells.



    In performing its analyses, each of the First Interstate Financial Advisors made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of First Interstate or FBS. The analyses performed by the First Interstate Financial Advisors are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of each First Interstate Financial Advisor's analysis of the fairness of the Merger and were provided to the First Interstate Board. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. In addition, as described above, the opinions of the First Interstate Financial Advisors were one of many factors taken into consideration by the First Interstate Board in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the First Interstate Board's or First Interstate management's opinion with respect to the value of First Interstate or a combination of either First Interstate and FBS or First Interstate and Wells or of whether the First Interstate Board or First Interstate management would have been willing to agree to a different exchange ratio. First Interstate placed no limits on the scope of the analysis performed, or opinions expressed, by the First Interstate Financial Advisors.


    Each First Interstate Financial Advisor is an internationally recognized investment banking and advisory firm. Each, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, each may, from time to time, have a long or short position in, and may buy and sell, securities of First Interstate, FBS, Wells and other relevant financial institutions. In the past, each of the First Interstate Financial Advisors and certain of their affiliates have provided financial advisory and financial services to First Interstate, FBS and Wells and have received customary fees for the rendering of these services.


    First Interstate agreed to pay each of the First Interstate Financial Advisors fees of $10 million, half of which was paid upon the execution of the engagement letter with each firm and half of which was paid upon execution of the Merger Agreement. An additional fee is payable upon consummation of the Merger (or any other transaction in which at least 50% of the outstanding First Interstate Common Stock is acquired) calculated as .655% of the positive difference between the aggregate value (as defined in the engagement letters) and approximately $10,411,186,000; PROVIDED that in no event may the aggregate of all compensation to each First Interstate Financial Advisor exceed .175% of the aggregate value. For purposes of calculating the amount due the First Interstate Financial Advisors, securities are valued on the basis of the average of the last sales prices for such securities on the twenty trading days ending five days prior to the consummation of the transaction. Assuming that the Merger
was consummated on              ,  1996 the additional fee payable to the  First
Interstate Financial Advisors would be $         . In addition, First Interstate
has agreed to reimburse each of


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
the First Interstate Financial Advisors for its reasonable out-of-pocket expenses incurred in connection with the services provided by it and to indemnify and hold harmless each of the First Interstate Financial Advisors and certain related parties, to the full extent lawful, from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

OPINION OF GOLDMAN, SACHS & CO.

    At the November 5, 1995 meeting of the First Interstate Board, Goldman, Sachs rendered an oral opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the Exchange Ratio was fair to the holders of First Interstate Common Stock. Goldman, Sachs delivered to the First Interstate Board a written opinion dated as of November 6 confirming its November 5, 1995 oral opinion. At the First Interstate Board meeting held on November 19, 1995, Goldman, Sachs advised the First Interstate Board in writing that nothing had come to its attention that would cause it to withdraw or amend either its oral opinion given to the First Interstate Board on November 5, 1995, or the written confirmation thereof dated November 6, 1995.

    THE FULL TEXT OF THE OPINION OF GOLDMAN, SACHS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX G TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. FIRST INTERSTATE SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. NO LIMITATIONS WERE IMPOSED BY THE FIRST INTERSTATE BOARD UPON GOLDMAN, SACHS WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED BY IT IN RENDERING ITS OPINIONS. GOLDMAN, SACHS' OPINION WHICH IS ADDRESSED TO THE FIRST INTERSTATE BOARD, IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST INTERSTATE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE FIRST INTERSTATE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF GOLDMAN, SACHS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with rendering its oral opinion presented to the First Interstate Board of Directors on November 5, 1995 and its written opinion dated November 6, 1995, Goldman, Sachs, among other things: (i) analyzed certain publicly available financial statements and other information of First
Interstate and FBS, respectively, (ii) analyzed certain internal financial analyses and forecasts prepared by the managements of First Interstate and FBS, respectively, including analyses of certain cost savings, operating efficiences, revenue effects and financial synergies expected by First Interstate and FBS to be achieved as a result of the Merger; (iii) reviewed and considered information prepared by senior management of First Interstate and FBS relating to the relative contributions of First Interstate and FBS to the combined company and the estimated pro forma impact of the Merger on earnings per share, consolidated capitalization and certain other financial ratios for the combined company as compared to First Interstate and FBS; (iv) discussed the past and current business operations, regulatory relationships, financial condition and future prospects of First Interstate and FBS with senior executives of First Interstate and FBS and each senior management's assessment of the strategic fit and implications of the Merger; (v) reviewed certain public research reports concerning First Interstate, FBS and Wells, including earnings estimates contained therein, with the management of First Interstate; (vi) reviewed the results of First Interstate's due diligence review of FBS with senior management of First Interstate; (vii) compared the financial performance of First Interstate and FBS and the prices and trading activity of First Interstate Common Stock and FBS Common Stock with that of certain other comparable publicly traded super-regional bank and bank holding companies and their securities;
(viii) reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally;
(ix) reviewed the draft Merger Agreement and certain related documents; and (x) performed such other analyses as it deemed appropriate.

    Goldman, Sachs assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected to result from a merger with

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
FBS, projections regarding under-performing and non-performing assets and net charge-offs, Goldman, Sachs assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future competitive, operating and regulatory environments and related financial performance of First Interstate or FBS, respectively, and that such forecasts will be realized in the amounts and at the times contemplated. Goldman, Sachs did not make any independent valuation or appraisal of the assets or liabilities of First Interstate or FBS, nor was it furnished with any such appraisals. In addition, Goldman, Sachs did not examine any individual loan credit files of First Interstate or FBS. Goldman, Sachs assumed that the allowances for loan and lease losses established by First Interstate and FBS are adequate to cover such losses, and derivatives, swaps, foreign exchange, financial instruments and off-balance lending-related financial instruments of First Interstate and FBS will not have an adverse effect that would be relevant to its analysis. Goldman, Sachs has also assumed that any necessary regulatory approvals and third-party consents obtained for the Merger would not have a material adverse effect on First Interstate, FBS or New First Interstate. Goldman, Sachs has also assumed, based upon information provided by senior management of First Interstate, that the Merger is of long-term strategic importance to First Interstate.

    Goldman, Sachs further assumed that the Merger would qualify as a tax-free reorganization, would be accounted for as a pooling of interests business combination under the requirements of APB No. 16 and would be consummated in accordance with the terms of the Merger Agreement. Goldman, Sachs' opinion was based on economic, market and other conditions as in effect on, and the information available to it as of, the date of its opinion. Goldman, Sachs did not express any opinion as to the price or range of prices at which the New First Interstate Common Stock might trade subsequent to the Merger. In addition, Goldman, Sachs' opinion did not address the relative merits of the Merger and alternative potential transactions. No opinion was rendered by Goldman, Sachs as to the fairness of the Merger to the holders of any series of First Interstate Preferred Stock.

OPINION OF MORGAN STANLEY


    At the November 5, 1995 meeting of the First Interstate Board, Morgan Stanley rendered its written opinion to the First Interstate Board that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of First Interstate Common Stock (other than FBS and its affiliates). At the November 19, 1995 meeting of the First Interstate Board, Morgan Stanley reaffirmed as of such date its opinion of November 5, 1995. Morgan Stanley also noted in its November 5, 1995 opinion that, as of that date, based upon publicly available information in the case of Wells, each of the .625 Exchange Ratio and the .650 Exchange Ratio would be fair from a financial point of view to the holders of First Interstate Common Stock (other than Wells and its affiliates).


    THE FULL TEXT OF THE OPINIONS OF MORGAN STANLEY, WHICH SET FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, ARE ATTACHED AS APPENDIX H TO THIS JOINT PROXY STATEMENT/PROSPECTUS. NO LIMITATIONS WERE IMPOSED BY THE FIRST INTERSTATE BOARD UPON MORGAN STANLEY WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED BY IT IN RENDERING ITS OPINIONS. FIRST INTERSTATE SHAREHOLDERS ARE URGED TO READ THESE OPINIONS IN THEIR ENTIRETY. MORGAN STANLEY'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST INTERSTATE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE FIRST INTERSTATE SPECIAL MEETING. THE SUMMARY OF THE OPINIONS OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS.

    In connection with rendering its opinion dated as of November 5, 1995, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of First Interstate and FBS, respectively; (ii) analyzed internal financial statements and other financial and operating data concerning First Interstate and FBS prepared by the managements of First Interstate and FBS, respectively; (iii) analyzed financial projections prepared by the managements of First Interstate and FBS, respectively; (iv) discussed the past and current operations and financial condition and the prospects of First Interstate and FBS with senior executives of First Interstate and

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
FBS, respectively; (v) reviewed the reported prices and trading activity for the First Interstate Common Stock and the FBS Common Stock; (vi) compared the financial performance of First Interstate and FBS and the prices and trading activity of the First Interstate Common Stock and the FBS Common Stock with that of certain other comparable bank holding companies and their securities; (vii) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of First Interstate and FBS; (viii) analyzed certain pro forma financial projections for the combined company prepared by First Interstate and FBS; (ix) reviewed and discussed with the senior managements of First Interstate and FBS certain estimates of the potential cost savings and anticipated revenue enhancements expected to result from the Merger;
(x) reviewed the financial terms, to the extent publicly available, of certain comparable bank holding company merger transactions; (xi) participated in discussions among representatives of First Interstate and FBS and their financial and legal advisors; (xii) reviewed the proposed Merger Agreement and certain related agreements; and (xiii) performed such other analyses as it deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its November 5, 1995 opinion. With respect to the financial projections, including estimates of cost savings and revenue enhancements expected to result from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of First Interstate and FBS, respectively. Morgan Stanley also assumed that off-balance sheet activities of First Interstate and FBS, including derivatives and other similar financial instruments, will not adversely affect the future financial position and results of operations of the combined enterprise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of First Interstate or FBS, nor was it furnished with any such appraisals. In addition, Morgan Stanley did not examine any individual loan credit files of First Interstate or FBS. Morgan Stanley also assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principals. Morgan Stanley's November 5, 1995 opinion was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion.

    Morgan Stanley noted in its November 5, 1995 opinion that based on closing prices on November 3, 1995, the indicated values of both the .625 Exchange Ratio and the .650 Exchange Ratio were higher than the indicated value of the Exchange Ratio. Morgan Stanley also noted in its November 5, 1995 opinion that, as of November 5, 1995 based upon publicly available information in the case of Wells, each of the .625 Exchange Ratio and the .650 Exchange Ratio would have been fair from a financial point of view to the holders of First Interstate Common Stock (other than Wells and its affiliates).

    In connection with its opinion dated November 19, 1995, Morgan Stanley among other things: (i) reviewed the reported prices and trading activity for the First Interstate Common Stock and the FBS Common Stock from November 3, 1995 to the date thereof; (ii) confirmed with senior managements of First Interstate and FBS that there have been no material changes or developments in the information previously provided to it by the respective managements in connection with Morgan Stanley's November 5, 1995 opinion, except for information relating to the Wells Offer; and (iii) performed such other analyses as it deemed appropriate. In addition, the information, analyses, assumptions and limitations contained or referred to in Morgan Stanley's November 5, 1995 opinion letter were made a part of the November 19, 1995 opinion letter and were incorporated therein by reference.


    In its November 19, 1995 opinion Morgan Stanley noted that it had been informed of the Wells Offer. Based on the closing price of Wells Common Stock on November 17, 1995, Morgan Stanley noted that the implied market value of the Wells Offer would be $141.17 per share of First Interstate Common Stock. Based on the closing price of FBS Common Stock on November 17, 1995, the implied value of the Exchange Ratio was $137.80 per share of First Interstate Common Stock.


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

COMPARISON OF THE MERGER AND THE WELLS OFFER



    A document entitled "Comparison of the Proposed First Bank System, Inc./First Interstate Bancorp Merger and the Proposed Wells Fargo & Co. Exchange Offer" (the "Comparison") will be filed as an exhibit to the Registration Statement. The Comparison will set forth the analysis of FBS and First Interstate comparing the Merger and the Wells Offer from the perspective of shareholders of First Interstate. Copies of the Comparison will be mailed to shareholders of First Interstate together with this Joint Proxy Statement/Prospectus and First Interstate shareholders are urged to read the Comparison carefully. Holders of FBS Common Stock may obtain copies of the Comparison, without charge, upon written or oral request from FBS or First Interstate by following the instructions set forth under "Incorporation of Certain Documents by Reference."


CONVERSION OF FIRST INTERSTATE CAPITAL STOCK; EFFECTS ON FBS SHAREHOLDERS

    CONVERSION OF FIRST INTERSTATE COMMON STOCK. At the Effective Time, each share of First Interstate Common Stock outstanding, other than shares held in First Interstate's treasury, by any of its subsidiaries or held by FBS or any subsidiary of FBS (except, in both cases, for Trust Account Shares), will be converted into the right to receive 2.60 shares of New First Interstate Common Stock.

    CONVERSION OF FIRST INTERSTATE PREFERRED STOCK. At the Effective Time, each share of First Interstate 9.875% Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of New First Interstate 9.875% Preferred Stock and each share of First Interstate 9.0% Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of New First Interstate 9.0% Preferred Stock. The terms of the New First Interstate 9.875% Preferred Stock and the New First Interstate 9.0% Preferred Stock will be substantially the same as the terms of the corresponding series of First Interstate Preferred Stock. See "The Merger -- Certain Differences in Rights of Shareholders of First Interstate and New First Interstate." At the Effective Time, New First Interstate will assume the obligations of First Interstate under the Deposit Agreement, dated as of November 14, 1991, between First Interstate and First Interstate Bank of California, as depositary (relating to the First Interstate 9.875% Preferred Stock), and the Deposit Agreement, dated as of May 29, 1992, between First Interstate and First Interstate Bank of California, as depositary (relating to the First Interstate 9.0% Preferred Stock). New First Interstate will instruct First Interstate Bank of California (the "Depositary"), as depositary under each of the deposit agreements (the "Deposit Agreements"), to treat the shares of New First
Interstate Preferred Stock received by it in exchange for shares of First Interstate Preferred Stock as new deposited securities under the applicable Deposit Agreement. In accordance with the terms of the relevant Deposit
Agreement, the First Interstate Depositary Receipts then outstanding will thereafter represent the shares of the relevant series of New First Interstate Preferred Stock. New First Interstate will request that the Depositary call for surrender of all outstanding First Interstate Depositary Receipts to be exchanged for New First Interstate Depositary Receipts evidencing the New First Interstate Depositary Shares. See "Description of FBS and New First Interstate Capital Stock."

    Each outstanding share of First Interstate Capital Stock owned by FBS or its subsidiaries or First Interstate or its subsidiaries (except for Trust Account Shares) or by First Interstate as treasury stock will be canceled at the Effective Time and will cease to exist, and no securities of FBS or other consideration will be delivered in exchange therefor. All shares of FBS Common Stock that are owned by First Interstate or its subsidiaries (except for Trust Account Shares) will become treasury stock of FBS.

    CONVERSION OF FIRST INTERSTATE STOCK OPTIONS. Upon consummation of the Merger, each First Interstate Stock Option issued by First Interstate pursuant to any First Interstate Stock Plan that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically into a New First Interstate Option to purchase shares of New First Interstate Common Stock with (i) the number of shares of New First Interstate Common Stock subject to the New First Interstate Option being equal to the product of the number of shares of First Interstate Common Stock subject to the First Interstate Stock Option multiplied by the Exchange Ratio and rounded down to the nearest share and (ii) the exercise price per share of New First Interstate Common Stock subject to the New First Interstate Option being equal to the exercise price per share of First Interstate Common Stock under the First Interstate Stock Option divided by the Exchange Ratio and rounded up to the nearest cent. The conversion is intended to be effected in a manner such that any First Interstate Stock Options that are "incentive stock options" within the meaning of Section 422 of the Code shall remain so. As discussed below, pursuant to the terms of the First Interstate Stock Plans and the FBS stock option plans, respectively, each First Interstate Stock Option held by active employees will vest and become exercisable, and each option to purchase FBS Common Stock granted under the FBS Stock Option Plans will vest and become exercisable, in connection with the Merger. See "-- Conduct of Business Pending the Merger and Other Agreements" and "-- Interests of Certain Persons in the Merger." Consummation of the Merger will constitute a change in control of FBS for purposes of FBS's benefit plans, and approval of the Merger Agreement by First Interstate's shareholders will constitute a change in control of First Interstate for purposes of First Interstate's benefit plan. Other than with respect to the acceleration of the exercisability of such First Interstate Stock Options upon approval of the Merger Agreement by the shareholders of First Interstate, the duration and other terms of the New First Interstate Stock Options shall be the same as the predecessor First Interstate Stock Options.

    EFFECT ON FBS SHAREHOLDERS. At the Effective Time, each share of FBS Common Stock then issued and outstanding will continue as one share of New First Interstate Common Stock. Also at the Effective Time, each share of FBS 1991A Preferred Stock then issued and outstanding will continue as one share of preferred stock of New First Interstate.

EXCHANGE OF CERTIFICATES AND DEPOSITARY RECEIPTS; FRACTIONAL SHARES

    FIRST INTERSTATE. At or prior to the Effective Time, FBS will deposit, or cause to be deposited, with First Chicago Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of certificates of First Interstate Capital Stock, certificates representing the shares of New First Interstate Common Stock and New First Interstate Preferred Stock (and cash in lieu of fractional shares of New First Interstate Capital Stock, if applicable).

    As soon as is practicable after the Effective Time, and in no event later than ten business days thereafter, the Exchange Agent will mail a form of transmittal letter to the holders of certificates representing shares of First Interstate Capital Stock. The form of transmittal letter will contain instructions with respect to the surrender of such certificates in exchange for shares of New First Interstate Capital Stock (and cash in lieu of fractional shares of New First Interstate Common Stock, if applicable).

    THE DEPOSITARY IS THE ONLY HOLDER OF RECORD OF SHARES OF FIRST INTERSTATE PREFERRED STOCK, WHICH ARE REPRESENTED BY THE FIRST INTERSTATE DEPOSITARY SHARES. THE EXCHANGE AGENT WILL EFFECT THE EXCHANGE OF CERTIFICATES REPRESENTING THE FIRST INTERSTATE PREFERRED STOCK FOR CERTIFICATES REPRESENTING THE NEW FIRST INTERSTATE PREFERRED STOCK IN CONNECTION WITH THE MERGER. ALL HOLDERS OF RECORD OF FIRST INTERSTATE DEPOSITARY SHARES EVIDENCED BY FIRST INTERSTATE DEPOSITARY RECEIPTS SHOULD FOLLOW THE EXCHANGE PROCEDURES OUTLINED IMMEDIATELY BELOW.

    Promptly after the Effective Time, the Depositary will mail to each holder of record of First Interstate Depositary Shares a notice advising the holder of the effectiveness of the Merger accompanied by a transmittal form (the "Depositary Receipt Transmittal Form"). The Depositary Receipt Transmittal Form will contain instructions with respect to the surrender of First Interstate Depositary Receipts evidencing First Interstate Depositary Shares and will specify that delivery will be effected, and risk of loss and title to such First Interstate Depositary Receipts will pass, only upon delivery of the First Interstate Depositary Receipts to the Depositary. Upon surrender in accordance with the instructions contained in the Depositary Receipt Transmittal Form, to the Depositary of

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
First Interstate Depositary Receipts evidencing First Interstate Depositary Shares, the holder thereof will be entitled to receive in exchange therefor New First Interstate Depositary Receipts evidencing the appropriate number of New First Interstate Depositary Shares.

    FIRST INTERSTATE STOCK CERTIFICATES AND FIRST INTERSTATE DEPOSITARY RECEIPTS SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT OR THE DEPOSITARY EXCEPT WITH A TRANSMITTAL FORM, WHICH WILL BE PROVIDED TO HOLDERS FOLLOWING THE EFFECTIVE TIME.

    No dividends or other distributions declared with respect to New First Interstate Common Stock or New First Interstate Preferred Stock (including the related New First Interstate Depositary Shares) with a record date after the Effective Time will be paid to the holder of any certificate representing shares of First Interstate Capital Stock or any First Interstate Depositary Receipt until such certificate or receipt has been surrendered for exchange. Holders of certificates representing shares of First Interstate Common Stock or First Interstate Preferred Stock (or First Interstate Depositary Receipts representing First Interstate Depositary Shares) will be paid the amount of dividends or other distributions with a record date after the Effective Time after surrender of such certificates, without any interest thereon.

    No fractional shares of New First Interstate Common Stock will be issued to any holder of First Interstate Common Stock upon consummation of the Merger. In lieu of each fractional share that would otherwise be issued, FBS will pay cash in an amount equal to such fraction multiplied by the average of the closing sale prices of FBS Common Stock on the NYSE as reported by THE WALL STREET JOURNAL for the five trading days immediately preceding the date of the Effective Time. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of New First Interstate Common Stock that such holder otherwise would have been entitled to receive.

    None of FBS, First Interstate, the Exchange Agent or any other person will be liable to any former holder of First Interstate Capital Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate representing First Interstate Capital Stock or a First Interstate Depositary Receipt has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate or receipt by the claimant, and appropriate and customary indemnification.

    For a description of the differences between the rights of the holders of New First Interstate Capital Stock and First Interstate Capital Stock, see "-- Certain Differences in Rights of Shareholders of First Interstate and New First Interstate." For a description of the New First Interstate Capital Stock, including the New First Interstate Preferred Stock and the New First Interstate Depositary Shares, see "Description of FBS and New First Interstate Capital Stock."

    FBS. Shares of FBS Common Stock and FBS 1991A Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger. See "-- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders."

REPRESENTATIONS AND WARRANTIES

    In the Merger Agreement each of FBS and First Interstate makes representations and warranties to the other regarding, among other things, (i) its corporate organization and existence; (ii) its capitalization; (iii) its corporate power and authority to enter into, and its due authorization, execution and delivery of, the Merger Agreement and related agreements and documents; (iv) the Merger

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

Agreement and related agreements and documents not violating its charter and bylaws, applicable law and certain material agreements; (v) required governmental and third party approvals; (vi) timely filing of required regulatory reports; (vii) its financial statements and filings with the Commission; (viii) its investment banking arrangements; (ix) the absence of certain materially adverse changes in its business since June 30, 1995; (x) the absence of legal proceedings as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated by the Merger Agreement; (xi) the filing and accuracy of its tax returns; (xii) its employee benefit plans and related matters; (xiii) its compliance with applicable law;
(xiii) the absence of material defaults under certain of its contracts; (xiv) the absence of agreements between it and regulatory agencies; (xv) the absence of undisclosed liabilities; (xvi) the inapplicability to the transactions contemplated by the Merger Agreement of Section 203 of the DGCL (which relates to certain business combinations specified in such statute) and of similar statutes of other states; (xvii) the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby not resulting in the grant of any rights to any person under such party's respective Rights Agreement;
(xviii) environmental liabilities; and (xix) certain interest rate risk management instruments. In the opinion of FBS and First Interstate, as of the date of this Joint Proxy Statement/Prospectus, there is no pending litigation that would cause this representation in clause (x) above to be untrue.


CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Pursuant to the Merger Agreement, prior to the Effective Time, FBS and First Interstate have each agreed to, and to cause their respective subsidiaries to,
(i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and
(iii) refrain from taking any action that would adversely affect or delay the ability of either FBS or First Interstate to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under the Merger Agreement, the Stock Option Agreements and the Fee Agreements.

    In addition, except as expressly contemplated by the Merger Agreement or specified in a schedule thereto or as contemplated by the Stock Option Agreements, each of FBS and First Interstate has agreed that, without the consent of the other party, it and its subsidiaries will not, among other things: (i) declare or pay dividends in a manner inconsistent with past practice or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or issue any additional shares of capital stock except pursuant to certain exceptions set forth in the Merger Agreement; (ii) dispose of any of its material properties or assets or make any material acquisition or investment except in the ordinary course of business consistent with past practice or pursuant to certain exceptions set forth in the Merger Agreement; (iii) except for transactions in the ordinary course of business consistent with past practice, enter into, amend or terminate any material contract or agreement other than renewals of contracts and leases without material adverse changes of terms; or (iv) increase the compensation or fringe benefits of any of its employees or enter into or modify any employee benefit plans or employment agreements except in the ordinary course of business consistent with past practice or in an aggregate amount not exceeding $10 million or as otherwise disclosed to the other party in connection with the Merger Agreement.

    In the Merger Agreement, each party has agreed not to, and not to authorize or permit any of its officers, directors, employees or agents to, directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "Takeover Proposal" (as defined below), recommend or endorse any Takeover Proposal, participate in any discussions or negotiations regarding any Takeover Proposal, provide third parties with any nonpublic information relating to any Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a

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
Takeover Proposal; PROVIDED, HOWEVER, that each party may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, or otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party and participate in discussions and negotiations with any third party relating to any Takeover Proposal if such party's Board of Directors, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to do so would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. Each party is obligated to advise the other party immediately following receipt of a Takeover Proposal and to further advise the other party immediately of any developments relating thereto. As used in the Merger Agreement, "Takeover Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving First Interstate or FBS or any of their respective subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, First Interstate or FBS or any of their respective subsidiaries other than the transactions contemplated or permitted by the Merger Agreement.

    FBS and First Interstate have also agreed to use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain and to cooperate in obtaining permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. FBS and First Interstate have, subject to the restrictions set forth in the Merger Agreement, each agreed, upon request, to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and shareholders and such other matters as may be necessary in furtherance of the Merger. FBS and First Interstate have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries and to consummate the Merger. FBS has further agreed to use its best efforts to cause the shares of New First Interstate Common Stock and the New First Interstate Depositary Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

    FBS and First Interstate have also agreed that the employee benefit plans in place at the Effective Time with respect to employees of FBS and First Interstate (the "FBS Benefit Plans" and the "First Interstate Benefit Plans," respectively), as the case may be, will remain in effect for such employees until such time as New First Interstate adopts new benefit plans (the "New Benefit Plans") covering employees of both parties who continue to be employed by New First Interstate or any of its subsidiaries. FBS and First Interstate have stated their intention to develop New Benefit Plans that, among other things, treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities. Notwithstanding the foregoing, New First Interstate will honor in accordance with their terms all benefits that had vested as of the date of the Merger Agreement under the FBS Benefit Plans and the First Interstate Benefit Plans or under certain other contracts, arrangements, commitments, or understandings disclosed between the parties.


    The approval of the Merger Agreement by First Interstate's shareholders will constitute a change in control of First Interstate for purpose of First Interstate's benefit plans, and consummation of the Merger will constitute a change in control of FBS for purposes of FBS's benefit plans; accordingly, provisions of certain of these benefit plans will cause the acceleration of vesting of certain equity-based incentives and payment of certain cash-based incentives. New First Interstate also will be obligated to indemnify the officers and directors of FBS and First Interstate for any liabilities incurred in connection with any matters existing or occurring at or prior to the Effective Time and to provide Directors and Officers liability insurance with respect to such matters for six years. See "-- Interests of Certain Persons in the Merger."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    Each party's obligation to effect the Merger is subject, among other things, to satisfaction, at or prior to the Effective Time of the following conditions:
(i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite affirmative votes of the holders of First Interstate Common Stock and the FBS Vote Matters shall have been approved by the requisite votes of the holders of FBS Common Stock; (ii) the shares of New First Interstate Common Stock and the New First Interstate Depositary Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (iii) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and no Requisite Regulatory Approval shall contain any conditions or restrictions that the Board of Directors of either party reasonably determines will have or could reasonably be expected to have a material adverse effect on New First Interstate (a "Burdensome Condition"); (iv) the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; and (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered or promulgated which prohibits, restricts or makes illegal consummation of the Merger.

    FBS's obligation to effect the Merger is also subject, among other things, to the satisfaction or waiver by FBS at or prior to the Effective Time of, among others, the following conditions: (i) (x) certain representations and warranties of First Interstate set forth in the Merger Agreement (including, without limitation, the representation that since June 30, 1995, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a "Material Adverse Effect" (as such term is defined in the Merger Agreement) on First Interstate or the Surviving Corporation) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time and (y) the representations and warranties of First Interstate set forth in the Merger Agreement other than those specifically enumerated in the provision described in clause (x) hereof shall be true and correct in all respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (y), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of the provision described in this clause (y), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on First Interstate and its subsidiaries taken as a whole; (ii) First Interstate shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the First Interstate Rights issued pursuant to the First Interstate Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement; (iv) receipt of a letter from Ernst & Young LLP, addressed to FBS, dated as of the Effective Time, to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment; and (v) receipt of an opinion of Dorsey & Whitney P.L.L.P., addressed to FBS, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code.

    First Interstate's obligation to effect the Merger is also subject, among other things, to: the satisfaction or waiver by First Interstate at or prior to the Effective Time of, among others, the following conditions: (i) (x) certain representations and warranties of FBS set forth in the Merger Agreement (including, without limitation, the representation that since June 30, 1995, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBS) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time and (y) the representations and warranties of FBS set forth in the Merger Agreement other than those specifically enumerated in the provision described in clause (x) hereof shall be true and correct in all respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (y), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of the provision described in this clause (y), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on FBS and its subsidiaries taken as a whole; (ii) FBS shall have performed in all material respects all obligations required to be performed by it under the Merger
Agreement at or prior to the Effective Time; (iii) the FBS Rights issued pursuant to the FBS Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement;
(iv) receipt of a letter from Ernst & Young LLP, addressed to First Interstate, dated as of the Effective Time, to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment; and (v) receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom, addressed to First Interstate, substantially to the effect that, the Merger will qualify as a "reorganization" under Section 368(a) of the Code.

REGULATORY APPROVALS REQUIRED

    Under the Merger Agreement, the obligations of both FBS and First Interstate to consummate the Merger are conditioned upon the receipt of all Requisite Regulatory Approvals (without the imposition of any Burdensome Condition). See "-- Conditions to Consummation of the Merger." Each of FBS and First Interstate has agreed to use its best efforts to obtain the Requisite Regulatory Approvals. There can be no assurance that any applicable regulatory authority will approve or take any required action with respect to the Merger (or if such approval is given, that no Burdensome Condition will be imposed) or as to the date of such regulatory approval or other action. FBS and First Interstate are not aware of any governmental approvals or actions that are required in order to consummate the Merger except the Requisite Regulatory Approvals, which are described below. Should any other approval or action be required, FBS and First Interstate currently intend to seek such approval or action. There can be no assurance as to whether or when any such other required approval or action could be obtained.

    The acquisition of First Interstate Common Stock by FBS pursuant to the First Interstate Stock Option Agreement and the acquisition of FBS Common Stock by First Interstate pursuant to the FBS Stock Option Agreement would be subject to approval by the Federal Reserve Board under Sections 3(a)(3) and 4(c)(8) of the BHC Act and to approval by most, if not all, of the state regulatory authorities that must approve the Merger. See "-- Stock Option Agreements."

    FEDERAL RESERVE BOARD. The Merger is subject to the prior approval of the Federal Reserve Board under Sections 3(a)(3) and 4(c)(8) of the BHC Act. Under the BHC Act, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or

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conspiracy to monopolize or to attempt to monopolize the business of banking  in any part of the United States. The BHC Act also prohibits the Federal Reserve Board from approving the Merger if its effect in any section of the United States may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    In addition, the Douglas Amendment to the BHC Act, as amended by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBE Act"), authorizes "adequately capitalized" and "adequately managed" bank holding companies to make acquisitions of banks located anywhere in the United States without regard to state laws that might otherwise prohibit such transactions. The Federal Reserve Board's authority to approve such transactions, however, is subject to compliance with the following conditions: (i) the Federal Reserve Board must consider a bank holding company's record of compliance with Community Reinvestment Act of 1977, as amended (the "Community Reinvestment Act") and similar state laws; (ii) the Federal Reserve Board may not approve a transaction if a bank holding company controls, or would control, deposits in excess of applicable state or federal concentration limits (a "deposit cap"); and (iii) the Federal Reserve Board may not approve a transaction if the bank(s) to be acquired by a bank holding company do not satisfy any state-imposed minimum age requirements (up to a maximum of five years). Of the thirteen states in which First Interstate has a bank subsidiary, three states have both a deposit cap and a minimum age requirement (Colorado, Montana, and Texas), one state has a deposit cap but no minimum age requirement (New Mexico), seven states have a minimum age requirement but no deposit cap (Alaska, Idaho, Nevada, Oregon, Utah, Washington, and Wyoming), and two states have no deposit cap or minimum age requirement (Arizona and California).

    Finally, under the Community Reinvestment Act, the Federal Reserve Board must take into account the record of performance of FBS's and First Interstate's existing depository institution subsidiaries in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    ALASKA DEPARTMENT OF COMMERCE AND ECONOMIC DEVELOPMENT. Under Section 06.05.570(a) of the Alaska Banking Code, FBS must obtain a permit from the Alaska Department of Commerce and Economic Development before it may acquire First Interstate and First Interstate Bank of Alaska, National Association. In determining whether to issue a permit, the Department is required to consider
(i) the benefits to the public, (ii) the preservation of a competitive banking industry, and (iii) the maintenance of a safe and sound bank industry. In addition, FBS may not acquire First Interstate and First Interstate Bank of Alaska, National Association unless First Interstate Bank of Alaska, National Association was either (i) established on or before July 1, 1982 or, (ii) if established after that date, has been in existence and continuously operating for a period of three years or more. With respect to compliance with these requirements, First Interstate Bank of Alaska, National Association has been in existence and continuously operating for more than three years.

    ARIZONA SUPERINTENDENT OF BANKING. FBS's acquisition of First Interstate and First Interstate Bank of Arizona, National Association is subject to the prior approval of the Arizona Superintendent of Banking under Sections 6-144 and 6-322 of the Arizona Revised Statutes. The Superintendent must deny FBS's application to acquire First Interstate and First Interstate Bank of Arizona, National Association if he finds any of the following: (i) the financial condition of FBS is such that it may jeopardize the financial stability of First Interstate Bank of Arizona, National Association or prejudice the interests of the depositors, beneficiaries, creditors, or shareholders of First Interstate Bank of Arizona, National Association; (ii) any plan or proposal to merge or consolidate First Interstate Bank of Arizona, National Association or to make any other major change in the business, corporate structure, or management of First Interstate Bank of Arizona, National Association is not fair and reasonable to the depositors, beneficiaries, creditors, or shareholders of First Interstate Bank of Arizona, National Association; (iii) FBS has exhibited, or has acquired a reputation for, such lack of

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honesty  or integrity to  indicate that it would  not be in  the interest of the depositors, beneficiaries, creditors, or shareholders of First Interstate Bank of Arizona, National Association or in the interest of the public, to permit FBS to control First Interstate Bank of Arizona, National Association; (iv) FBS neglects, fails, or refuses to furnish any information requested by the Superintendent; or (v) the acquisition is contrary to law. In addition, under
Section 6-322(A) of the Arizona Revised Statutes, FBS may not acquire and operate First Interstate Bank of Arizona, National Association as a bank unless First Interstate Bank of Arizona, National Association's home office will remain in the State of Arizona.

    ARIZONA DIRECTOR OF INSURANCE. Under Section 20-481.02(B) of the Arizona Revised Statutes, FBS must provide at least 30-days prior written notice to the Director of Insurance (the "Director") of its intent to acquire First Interstate and its second-tier insurance company subsidiary, First Interstate Insurance Company. The Director must issue an order disapproving FBS's acquisition of First Interstate Insurance Company and requiring its expeditious divestiture if he finds that the acquisition of control: (i) is contrary to law; (ii) is inequitable to the shareholders of First Interstate Insurance Company; (iii) would substantially reduce the security of and service to be rendered to policyholders of First Interstate Insurance Company in the State of Arizona or elsewhere; (iv) after the change of control First Interstate Insurance Company would not be able to satisfy the requirements for the reissuance of a certificate of authority to write the line or lines of insurance for which it is presently licensed; (v) the effect of the acquisition of control would be to substantially lessen competition in insurance in the State of Arizona or tend to create a monopoly; (vi) the financial condition of FBS might jeopardize the financial stability of First Interstate Insurance Company or prejudice the interest of its policyholders; (vii) the plans or proposals that FBS has to liquidate First Interstate Insurance Company, sell its assets, or consolidate or merge it with any person, or to make any other material change in its business or corporate structure or management, are unfair and unreasonable to policyholders of First Interstate Insurance Company and are not in the public interest; (viii) the competence, experience, and integrity of FBS are such that it would not be in the interest of policyholders of First Interstate Insurance Company and of the public to permit the acquisition of control; or (ix) the acquisition is likely to be hazardous or prejudicial to the insurance-buying public.

    CALIFORNIA SUPERINTENDENT OF BANKING. FBS's acquisition of First Interstate and its California bank subsidiaries, First Interstate Bank of California, First Interstate Bank, Ltd., and First Interstate Central Bank (the "California Banks") as a result of the Merger is subject to the prior approval of the California Superintendent of Banking under Section 701(c) of the California Financial Code. Under Section 703 of the California Financial Code, the Superintendent must deny FBS's application to acquire control of First Interstate and the California Banks if he finds that: (i) the proposed acquisition of control would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the State of California; (ii) the effect of the proposed acquisition of control in any section of the State of California may be to substantially lessen competition or to tend to create a monopoly or that the proposed acquisition of control would in any other manner be in restraint of trade, and that the anticompetitive effects of the proposed acquisition of control are not clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served; (iii) the financial condition of FBS is such as might jeopardize the financial stability of the California Banks or First Interstate, or prejudice the interest of the depositors, creditors, or shareholders of the California Banks or First Interstate; (iv) plans or proposals to liquidate the California Banks or First Interstate, to sell the assets of the California Banks or First Interstate, to merge or consolidate the California Banks or First Interstate, or to make any other major changes in the business, corporation structure, or management of the California Banks or First Interstate are not fair and reasonable to the depositors, creditors, and shareholders of the California Banks or First Interstate; (v) the competence, experience, or integrity of FBS indicates that it would not be in the interest of the depositors, creditors, or shareholders of the California Banks or First Interstate or in the interest of the public to permit FBS to control the California Banks or First Interstate; (vi) the proposed acquisition is unfair, unjust, or inequitable to the California Banks or First Interstate or to

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the  depositors, creditors,  or shareholders  of the  California Banks  or First
Interstate; or (vii) FBS neglects, fails, or refuses to furnish all information required by the Superintendent. Further, under Section 703.5 of the California Financial Code, the Superintendent may find, for purposes of Section 703, that
(i) the integrity of FBS indicates that it would not be in the interest of depositors, creditors, or shareholders of the California Banks or First Interstate or in the interest of the public to permit FBS to control the California Banks or First Interstate if FBS or any director or officer of FBS has been convicted of, or has pleaded nolo contendere to, any crime involving fraud or dishonesty, and (ii) a plan to make a major change in the management of the California Banks or First Interstate is not fair and reasonable to the depositors, creditors, or shareholders of the California Banks or First Interstate if the plan provides for a person who has been convicted of, or has pleaded nolo contendere to, any crime involving fraud or dishonesty to become a director or officer of the California Banks or First Interstate. With respect to compliance with these requirements, to the best knowledge of FBS, none of its directors or officers has been convicted of, or pleaded nolo contendere to, any crime involving fraud or dishonesty. The Superintendent must approve FBS's application to acquire control of First Interstate and the California Banks in the absence of any of the factors in Section 703 of the California Financial Code.

    COLORADO BANKING BOARD. Under Section 11-6.4-104(10) of the Colorado Revised Statutes, FBS may not acquire First Interstate and its Colorado bank subsidiaries, First Interstate Bank of Denver, National Association and First Interstate Bank of Englewood, National Association (the "Colorado Banks") unless FBS obtains a certificate from the Colorado Banking Board certifying to the Federal Reserve that the acquisition complies with Colorado law. In addition, under Sections 11-6.4-103(2), (4) and (5) of the Colorado Revised Statutes, FBS may not acquire control of First Interstate and the Colorado Banks (i) if, after the acquisition, FBS would control more than 25% of the aggregate of all federally insured deposits in banks and other financial institutions located in the State of Colorado, (ii) unless the Colorado Banks have been in operation for at least five years at the time of the acquisition, or (iii) unless immediately before the acquisition, FBS has such capital as the Colorado Banking Board may require by rule or regulation. With respect to compliance with these requirements, each of the Colorado Banks has been in operation for more than five years and, after the Merger, FBS will control less than 25% of the aggregate deposits of all federally insured banks and other financial institutions located in the State of Colorado.

    IDAHO DIRECTOR OF THE DEPARTMENT OF FINANCE. FBS may not acquire control of First Interstate and First Interstate Bank of Idaho, National Association without the prior approval of the Director of the Department of Finance under
Section 26-2606 of the Idaho Code. The Director must disapprove FBS's application to acquire control of First Interstate and First Interstate Bank of Idaho, National Association if any of the following conditions exist: (i) the proposed transaction would be detrimental to the safety and soundness of FBS or First Interstate Bank of Idaho, National Association; (ii) FBS or its affiliates do not have a record of sound performance, efficient management, financial responsibility, and integrity; (iii) the financial condition of FBS or First Interstate Bank of Idaho, National Association might be jeopardized or the interests of depositors or other customers of FBS or First Interstate Bank of Idaho, National Association might be prejudiced; (iv) First Interstate Bank of Idaho, National Association has been chartered and actively engaged in business for less than five years; (v) the consummation of the proposed transaction will tend substantially to lessen competition within the State of Idaho, unless the Director finds that the anticompetitive effects of the proposed transaction are clearly outweighed by the benefit of meeting the convenience and needs of the community to be served; or (vi) FBS has not established a record of meeting the credit needs of the communities which it or any subsidiary financial institution services. With respect to compliance with these requirements, First Interstate Bank of Idaho, National Association has been chartered and actively engaged in business for more than five years.

    MONTANA DEPARTMENT OF COMMERCE. Under Sections 32-1-383(1) and (3) of the Montana Code, FBS may not acquire First Interstate and First Interstate Bank of Montana, National Association (i) if, after the acquisition, FBS would directly or indirectly control more than 20% of all deposits in

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federally insured banks, savings associations, and credit unions located in  the
State of Montana or (ii) unless First Interstate Bank of Montana, National Association has been conducting business for a continuous period of at least six years prior to the effective date of the acquisition. In addition, under Section 32-1-383(4) of the Montana Code, assuming that it has not been preempted by the IBBE Act, FBS may not acquire First Interstate and First Interstate Bank of Montana, National Association if, after the acquisition, all bank holding companies that do not have headquarters in Montana control more than 49% of all deposits in federally insured banks and savings associations located in the State of Montana. Finally, under Section 32-1-384 of the Montana Code, FBS must submit a copy of the Federal Reserve Board application to the Department of Commerce, together with a statement verifying that the acquisition will not result in a violation of the limits described above. With respect to compliance with these requirements, First Interstate Bank of Montana, National Association has been conducting business for a continuous period of more than six years and, after the Merger, FBS will control less than 20% of all deposits in federally insured bank, savings associations, and credit unions located in the State of Montana. In addition, assuming Section 32-1-383(4) of the Montana Code has not been preempted by the IBBE Act, all bank holding companies that do not have headquarters in Montana will control less than 49% of all deposits in federally insured banks and savings associations located in the State of Montana.

    NEVADA COMMISSIONER OF FINANCIAL INSTITUTIONS. FBS may not acquire control of First Interstate and First Interstate Bank of Nevada, National Association without the prior approval of the Nevada Commissioner of Financial Institutions under Section 666.305 of the Nevada Revised Statutes. Under Section 666.315 of the Nevada Revised Statutes, the Commissioner must deny FBS's application to acquire control of First Interstate and First Interstate Bank of Nevada, National Association if he finds: that (i) the proposed transaction would be detrimental to the safety and soundness of FBS, to First Interstate Bank of Nevada, National Association, or to any subsidiary or affiliate of First Interstate Bank of Nevada, National Association; (ii) FBS, its executive officers, directors, or principal shareholders have not established a record of sound performance, efficient management, financial responsibility, and integrity so that it would be against the interest of depositors, other customers, creditors or shareholders of First Interstate Bank of Nevada, National Association, or the public to authorize the proposed transaction; (iii) the transaction is detrimental to the financial condition of FBS or First Interstate Bank of Nevada, National Association or might jeopardize the financial stability of FBS or First Interstate Bank of Nevada, National Association, or prejudice the interests of depositors or customers of FBS or First Interstate Bank of Nevada, National Association; (iv) consummation of the proposed transaction would tend to lessen banking competition substantially, unless the Commissioner finds that the anticompetitive effects of the proposed transaction are clearly outweighed by the benefit of meeting the convenience and needs of the relevant market to be served; or (v) FBS has not established a record of meeting the needs for credit of the communities which it or any subsidiary depository institution serves. In reviewing FBS's application, the Commissioner must also consider FBS's record of compliance with the Community Reinvestment Act and whether the proposed transaction will meet the needs of those counties whose populations are less than 100,000 and whose residents are not being adequately served by existing financial institutions. Finally, under Section 59(1) of 1995 Nev. Stat. Ch. 482 (effective September 28, 1995), FBS may not acquire control of First Interstate and First Interstate Bank of Nevada, National Association if First Interstate Bank of Nevada, National Association was chartered after September 28, 1995 and, at the time of the acquisition, had not been in existence for at least five years. With respect to compliance with these requirements, First Interstate Bank of Nevada, National Association was chartered before September 28, 1995.

    NEW MEXICO DIRECTOR OF THE FINANCIAL INSTITUTIONS DIVISION OF THE REGULATION AND LICENSING DEPARTMENT. Under Section 58-26-5 of the New Mexico Statutes, FBS must provide at least 90-days prior written notice to the Director of the Financial Institutions Division of the Regulation and Licensing Department of its intent to acquire First Interstate and First Interstate Bank of New Mexico, National Association. Under Section 58-26-4(C) of the New Mexico Statutes, FBS may not acquire control of First Interstate and First Interstate Bank of New Mexico, National Association if

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the  acquisition will result in undue  concentration of deposits totaling 40% or more of the total deposits in all banks, savings institutions, and credit unions in the State of New Mexico. With respect to compliance with these requirements, after the Merger, FBS will control less than 40% or more of the total deposits in all banks, savings institutions, and credit unions in the State of New Mexico.

    OREGON LAW. Under Section 715.065(1)(a) of the Oregon Revised Statutes, FBS may not acquire control of First Interstate and First Interstate Bank of Oregon, National Association unless First Interstate Bank of Oregon, National Association has been engaged in the business of banking for at least three years. With respect to compliance with these requirements, First Interstate Bank of Oregon, National Association has been engaged in the business of banking for more than three years.

    TEXAS BANKING COMMISSIONER. Under Section 8.301 of the Texas Banking Act, FBS must submit a copy of its Federal Reserve Board application to the Texas Banking Commissioner when it is submitted to the Federal Reserve Board. The Banking Commissioner must then state in writing to the Federal Reserve (i) his views and recommendations concerning the application and (ii) his opinion regarding whether the application evidences compliance with the Community Reinvestment Act, except that the Banking Commissioner is not required to disapprove the application solely because of the latter opinion. In addition, under Sections 8.302 and 8.303 of the Texas Banking Act, FBS may not acquire control of First Interstate and First Interstate Bank of Texas, National Association (i) if, after the acquisition, FBS would control more than 20% of the total amount of deposits of insured depository institutions located in the State of Texas or (ii) First Interstate Bank of Texas, National Association has not existed and continuously operated as a bank for at least five years. With respect to compliance with these requirements, First Interstate Bank of Texas, National Association has existed and continously operated as a bank for more than five years and, after the Merger, FBS will control less than 20% of the total amount of deposits of insured depository institutions located in the State of Texas.


    UTAH LAW COMMISSIONER OF FINANCIAL INSTITUTIONS. Under Section 7-1-703(7)(a)(i) of the Utah Code, FBS may not acquire control of First Interstate and First Interstate Bank of Utah, National Association unless First Interstate Bank of Utah, National Association has been in existence for at least five years. With respect to compliance with this requirement, First Interstate Bank of Utah, National Association has been in existence for more than five years.


    WASHINGTON LAW. Under Section 30.04.232(1)(a) of the Washington Revised Code, FBS may not acquire control of First Interstate and First Interstate Bank of Washington, National Association unless First Interstate Bank of Washington, National Association has been in existence for at least three years. With respect to compliance with this requirement, First Interstate Bank of Washington, National Association has been in existence for more than three years.

    WYOMING COMMISSIONER OF BANKING. FBS may not acquire control of First Interstate and First Interstate Bank of Wyoming, National Association without the prior approval of the Wyoming Commissioner of Banking under Section 13-9-303 of the Wyoming Statutes. The Commissioner must approve FBS's application to acquire First Interstate and First Interstate Bank of Wyoming, National Association unless he finds that: (i) there is or recently has been evidence of criminal activity on the part of FBS or any of its officers or directors; (ii) the acquisition would jeopardize the integrity of First Interstate Bank of Wyoming, National Association; or (iii) FBS has not responsibly met the service, credit, and financing needs within the communities it serves. In addition, under
Section 13-9-303(c) of the Wyoming Statutes, FBS may not acquire control of First Interstate and First Interstate Bank of Wyoming, National Association unless First Interstate Bank of Wyoming, National Association has been in existence for at least three years. With respect to compliance with this requirement, First Interstate Bank of Wyoming, National Association has been in existence for more than three years.


    MINISTER OF FINANCE OF CANADA. The Merger is subject to the prior approval of the Minister of Finance of Canada (the "Minister") under Section 377 of the Bank Act of Canada (the "Bank Act"). Under Section 390(1) of the Bank Act, the Minister is required, in approving a transaction such as the Merger, to take into account all matters that the Minister considers relevant to the application.


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Without  limiting  the  generality  of the  foregoing,  the  Minister  must have particular regard to (i) the nature and sufficiency of the financial resources of FBS as a source of continuing financial support for First Interstate Bank of Canada ("First Interstate Canada"), (ii) the soundness and feasibility of the plans of FBS for the future conduct and development of the business of First Interstate Canada, (iii) the business record and experience of FBS, (iv) whether First Interstate Canada will be operated responsibly by persons who are fit as to the character, competence, and experience suitable for involvement in the operation of a financial institution, (v) the size of (A) First Interstate Canada and (B) the deposit-taking affiliates of FBS calculated on such basis as the Minister considers appropriate, and (vi) the best interests of the financial system in Canada. Further, under Section 390(2) of the Bank Act, the Minister may not approve the Merger unless the Minister is satisfied that treatment as favorable for banks to which the Bank Act applies exists or will be provided in the United States.



    CURRENT STATUS OF REGULATORY APPROVALS. FBS's final Federal Reserve Board application was filed with the Federal Reserve Bank of Minneapolis on November 10, 1995 and has been accepted as informationally complete. FBS has also filed all other notices and/or applications required to obtain the other Requisite Regulatory Approvals (other than the Canadian approvals). Although there can be no assurances, neither FBS nor First Interstate believes that there is any reason that such Approvals will not be received on a timely basis or that any Burdensome Conditions will be imposed.


TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated by mutual agreement of the First Interstate Board and the FBS Board. The Merger Agreement may also be terminated by either the First Interstate Board or the FBS Board: (a) if (i) any governmental entity which must grant a Requisite Regulatory Approval has denied approval of the Merger or has issued an order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and such denial or order shall have become final and nonappealable; (b) if the Merger shall not have been consummated on or before December 31, 1996 (subject to extension to June 30, 1997 under certain circumstances), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein; (c) provided that the terminating party is not then in material breach of the Merger Agreement, if the other party shall have breached any of the covenants or agreements made by such other party or any of the representations or warranties made by such other party, and in either case, such breach is not cured within 30 days following written notice to the breaching party, or which breach cannot be cured prior to the Effective Time and would entitle the non-breaching party not to consummate the transactions contemplated by the Merger Agreement; (d) if any approval of the shareholders of FBS or First Interstate contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at the relevant Special Meeting; (e) prior to the approval of the Merger Agreement by the requisite vote of First Interstate's shareholders (if First Interstate is the terminating party) or the FBS Vote Matters (if FBS is the terminating party), if there exists at such time an outstanding proposal by a third party to merge with or acquire a substantial equity interest in, or a substantial portion of the assets of the terminating party and the Board of Directors of the terminating party, after having consulted with outside legal counsel, reasonably determines in good faith that acceptance of such proposal is necessary in the exercise of its fiduciary duties; or (f) if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the Merger Agreement and the transactions contemplated thereby (in the case of First Interstate) or the FBS Vote Matters (in the case of FBS).

TERMINATION FEES

    In order to induce FBS to enter into the Merger Agreement, and in consideration of FBS's undertaking of efforts in furtherance of the transactions contemplated by the Merger Agreement, First Interstate entered into the First Interstate Fee Agreement with FBS and, in order to induce First Interstate to enter into the Merger Agreement, and in consideration of First Interstate's undertaking of efforts in furtherance of the transactions contemplated by the Merger Agreement,

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FBS  entered into  the FBS  Fee Agreement  with First  Interstate. The following description of the Fee Agreements is qualified in its entirety by reference to the FBS Fee Agreement and the First Interstate Fee Agreement, copies of which are set forth as Appendices D and E hereto, respectively, and which are incorporated herein by reference.

    For purposes of the following summary of the Fee Agreements, the term (i) "Payor" means First Interstate with respect to the First Interstate Fee Agreement and FBS with respect to the FBS Fee Agreement and (ii) "Recipient" means FBS with respect to the First Interstate Fee Agreement and First Interstate with respect to the FBS Fee Agreement.

    Pursuant to the respective Fee Agreements, Payor shall pay Recipient termination fees if the Merger Agreement is terminated in certain events. A cash fee of $25 million (the "First Trigger Fee") would generally become payable if, prior to a "Nullifying Event" (as hereinafter defined), the Merger Agreement is terminated after or concurrently with the occurrence of a "First Trigger Event" (as hereinafter defined). In addition, a fee of $75 million would generally become payable if, prior to a Nullifying Event, (i) the Merger Agreement is terminated, (ii) prior to or concurrently with such termination a First Trigger Event shall have occurred and (iii) prior to, concurrently with or within 18 months after such termination an "Acquisition Event" (as hereinafter defined) shall have occurred.

    The Fee Agreements define the term "First Trigger Event" to mean the occurrence of any of the following events:

        (i) Payor's Board of Directors shall have failed to approve or recommend that the shareholders of Payor vote in favor of the matters to be approved by such shareholders in connection with the Merger Agreement, or shall have withdrawn or modified in a manner adverse to Recipient its approval or recommendation of such matters, or shall have resolved or publicly announced an intention to do either of the foregoing;

        (ii) Payor, or its Board of Directors, shall have recommended that the shareholders of Payor approve any "Acquisition Proposal" (as hereinafter defined) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

       (iii) the matters to be voted on by Payor's shareholders in connection with the Merger shall not have been approved at a meeting of Payor's shareholders which has been held for that purpose prior to termination of the Merger Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any third party shall have made, or disclosed an intention to make, an Acquisition Proposal;

       (iv) a third party shall have acquired beneficial ownership or the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Payor; or

        (v) following the making of an Acquisition Proposal with respect to it, Payor shall have breached any covenant or agreement contained in the Merger Agreement such that Recipient would be entitled to terminate the Merger Agreement (without regard to any grace period provided for therein), unless such breach is promptly cured without jeopardizing consummation of the Merger.

    The Fee Agreements define the term "Acquisition Proposal" to mean the occurrence of any (i) publicly announced proposal, (ii) regulatory application or notice, (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal or (v) amendment to any of the foregoing, made or filed on or after November 5, 1995, in each case with respect to any of the following transactions with a third party: (A) a merger or consolidation, or any similar transaction, involving Payor or any of its subsidiaries (other than mergers, consolidations or similar transactions involving solely Payor and/or one or more of its subsidiaries and other than a merger or consolidation as to which the common shareholders of Payor immediately prior thereto in the aggregate own at least 70% of the common

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
stock of the publicly held surviving or successor corporation (or any publicly held or ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Payor or any of its subsidiaries; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Payor. The Fee Agreements define "Acquisition Event" to mean the consummation of any Acquisition Proposal; PROVIDED, that the percentage referenced in clause (C) above shall be 50% instead of 20%.

    For purposes of the First Interstate Fee Agreement, various actions taken by Wells in connection with the Wells Offer constitute an Acquisition Proposal. In addition, if Wells acquires more than 50% of the outstanding First Interstate Common Stock pursuant to the Wells Offer or otherwise, an Acquisition Event will occur for purposes of the First Interstate Fee Agreement.


    The Fee Agreements define the term "Nullifying Event" to mean any of the following events occurring and continuing at a time when Payor is not in material breach of any of its covenants or agreements contained in the Merger
Agreement: (i) Recipient is in breach of any of its covenants or agreements contained in the Merger Agreement such that Payor is entitled to terminate the Merger Agreement (without regard to any grace period provided for therein), (ii) the shareholders of Recipient shall have voted and failed to approve the matters to be voted on at the Recipient's Special Meeting (unless the matters to be voted on at the Payor's Special Meeting shall not have been approved at a meeting of Payor shareholders which was held on or prior to such date) or (iii) the Board of Directors of Recipient shall have failed to approve or recommend the matters to be voted on at the Recipient's Special Meeting or shall have withdrawn, modified or changed in any manner adverse to Payor its approval or recommendation of the matters to be voted on at the Recipient's Special Meeting or shall have resolved or publicly announced its intention to do any of the foregoing.


STOCK OPTION AGREEMENTS

    As a further inducement and condition to FBS's willingness to enter into the Merger Agreement, First Interstate entered into the First Interstate Stock Option Agreement with FBS, and also as further inducement and condition to First Interstate's willingness to enter into the Merger Agreement, FBS entered into the FBS Stock Option Agreement with First Interstate. The following description of the Stock Option Agreements is qualified in its entirety by reference to the text of such Agreements copies of which are set forth as Appendices B and C hereto, respectively, and which are incorporated herein by reference.

    For purposes of the following summary, the term (i) "Issuer" means First Interstate with respect to the First Interstate Stock Option Agreement and FBS with respect to the FBS Stock Option Agreement and (ii) "Grantee" means FBS with respect to the First Interstate Stock Option Agreement and First Interstate with respect to the FBS Stock Option Agreement.


    Pursuant to the First Interstate Stock Option Agreement, First Interstate granted FBS an option (the "First Interstate Option") to purchase a number of shares of First Interstate Common Stock approximately equal to 19.9% of the number of shares of First Interstate Common Stock outstanding immediately before exercise of the First Interstate Option. The exercise price of the First Interstate Option is $127.75 per share (the closing market price on the trading day preceding the execution of the First Interstate Stock Option Agreement), subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "First Interstate Option Price"). Pursuant to the FBS Stock Option Agreement, FBS granted First Interstate an option (the "FBS Option"and, together with the First Interstate Option, the "Options") to purchase a number of shares of FBS Common Stock approximately equal to 19.9% of the number of shares of FBS Common Stock outstanding immediately before exercise of the FBS Option. The exercise price of the FBS Option is $50.875 per share (the closing market price on the trading day preceding the execution of the FBS Stock Option Agreement), subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "FBS Option Price").


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

    Each of the Options will become exercisable in whole or in part if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to the Issuer prior to the occurrence of an "Exercise Termination Event," as such terms are defined below. The purchase of any shares of First Interstate Common Stock or FBS Common Stock pursuant to an Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHC Act. If the Grantee of either Option were to exercise its right to acquire the full 19.9 percent of the outstanding shares of the Issuer's common stock subject to such Grantee's Option, such Grantee would hold approximately
16.6 percent of the outstanding shares of the Issuer's common stock immediately after such exercise.


    The Stock Option Agreements define the term "Initial Triggering Event" to mean any of the following events or transactions:

        (i) Issuer or any of its subsidiaries, without Grantee's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as hereinafter defined) with a third party or the Board of Directors of Issuer recommends that the shareholders of Issuer approve or accept any Acquisition Transaction, other than as contemplated by the Merger Agreement;

        (ii) A third party shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer common stock;

       (iii) The shareholders of Issuer shall have voted and failed to approve the matters to be voted on at the Issuer's Special Meeting or such meeting has not been held or has been canceled prior to termination of the Merger Agreement if, prior to such Special Meeting (or if such Special Meeting shall not have been held or shall have been canceled, such termination), it shall have been publicly announced that any third party shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to the Issuer;

       (iv) Issuer's Board of Directors withdraws or modifies (or publicly announces its intention to withdraw or modify) its recommendation that the shareholders of Issuer approve the matters to be voted on at the Issuer's Special Meeting, or Issuer, without Grantee's prior written consent, authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

        (v) A third party makes a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal has been publicly announced;

       (vi) A third party shall have filed with the Commission a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

       (vii) Issuer willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

      (viii) A third party files an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    As used in the Stock Option Agreements, the term "Acquisition Transaction" means (a) a merger or consolidation or any similar transaction, involving Issuer or any "Significant Subsidiary" (as defined in Rule 1-02 of Regulation S-X promulgated by the Commission) of Issuer (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more of its subsidiaries and other than a merger or consolidation as to which the common shareholders of Issuer immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation immediately following consummation thereof), (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any of its

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
subsidiaries or (c) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any of its subsidiaries.

    The Stock Option Agreements define the term "Subsequent Triggering Event" to mean any of the following events or transactions: (i) The acquisition by a third party of beneficial ownership of 20% or more of the then outstanding common stock of Issuer or (ii) Issuer or any of its subsidiaries, without having received the prior written consent of Grantee, enters into an agreement to engage in an Acquisition Transaction with a third party or the Board of Directors of Issuer recommends that the shareholders of Issuer approve or accept any Acquisition Transaction, other than as contemplated by the Merger Agreement; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (c) of the definition of "Acquisition Transaction" above shall be 20% rather than 10%.


    The Stock Option Agreements define the term "Exercise Termination Event" to mean any of (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with its terms, if such termination occurs prior to the occurrence of an Initial Triggering Event; (iii) the passage of 18 months, subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Exchange Act, after termination of the Merger Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event; (iv) the date on which the shareholders of Grantee shall have voted and failed to approve the matters to be voted on at the Grantee's Special Meeting (unless (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the shareholders of Issuer shall have also voted and failed to approve and adopt the matters to be voted on at the Issuer's Special Meeting); or (v) the date on which the reciprocal Option granted by Grantee to Issuer shall have become exercisable in accordance with its terms. Notwithstanding anything to the contrary contained in the Stock Option Agreements, neither of the Options may be exercised at any time when the Grantee thereunder is in breach of any of its covenants or agreements contained in the Merger Agreement such that the Issuer thereof shall be entitled (without regard to any grace period provided therein) to terminate the Merger Agreement pursuant to the terms thereof, and each of the Stock Option Agreements shall automatically terminate upon the termination of the Merger Agreement by the Issuer pursuant to the terms thereof as a result of a breach by the Grantee of its covenants or agreements contained therein.


    If an Option becomes exercisable, it may be exercised in whole or in part within 6 months following the applicable Subsequent Triggering Event. Grantee's right to exercise the Option and certain other rights under the Stock Option Agreements are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of Issuer.

    Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Grantee will have the right for 12 months (subject to extension as described in the related Stock Option Agreement), on up to two occasions, to require the Issuer to register the shares of Issuer common stock issued or issuable pursuant to the Option under the Securities Act, subject to specified conditions and limitations.


    Each Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event" (as hereinafter defined), upon request, Issuer shall be obligated to repurchase the Option and all or any part of the shares ("Option Shares") received upon the full or partial exercise of the Option from the holder thereof. Such repurchase of the Option shall be at a price equal to the amount by which the "Market/Offer Price" (as hereinafter defined) exceeds the Option Price (as adjusted), multiplied by the number of Option Shares for which the Option may then be exercised. A repurchase of Option Shares shall be at a price equal to the Market/Offer Price multiplied by the


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
number of Option Shares to be repurchased. The term Market/Offer Price means the highest of (i) the price per share at which a tender or exchange offer has been made for Issuer common stock, (ii) the price per share of Issuer common stock that any third party is to pay pursuant to an agreement with Issuer, (iii) the highest closing price per share of Issuer common stock within the six-month period immediately preceding the date that notice to repurchase is given or
(iv), in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Issuer common stock outstanding at the time of such sale. The term "Repurchase Event" is defined to mean (i) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Issuer common stock or (ii) the consummation of an Acquisition Transaction; provided, that for purposes of the definition of "Repurchase Event," the percentage referred to in clause (c) of the definition of "Acquisition Transaction" above shall be 50% rather than 10%.

    Pursuant to the terms of the relevant Stock Option Agreements, in the event that, prior to an Exercise Termination Event, Issuer enters into certain transactions in which Issuer is not the surviving corporation, certain fundamental changes in the capital stock of Issuer occur or Issuer sells all or substantially all of its or certain of its subsidiaries' assets, the Option shall be converted into a substitute option (the "Substitute Option"), with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to Issuer.

    Pursuant to the terms of the relevant Stock Option Agreement, the "Total Profit" (as hereinafter defined) that Grantee can realize with regard to the Option may not exceed $100 million. If Grantee's Total Profit would exceed such amount, Grantee would be required, at its sole election, to (a) reduce the number of Option Shares subject to the Option, (b) deliver Option Shares to the Issuer for cancellation, (c) pay cash to Issuer or (d) any combination of the foregoing so that Grantee's actual realized Total Profit shall not exceed $100 million. "Total Profit" is defined to mean the aggregate (before taxes) of (i) any amount received pursuant to Issuer's repurchase of the Option (or any portion thereof), (ii) any amount received pursuant to Issuer's repurchase of the Option Shares (less the purchase price for such Option Shares), (iii) any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares), (iv) any amounts received on transfer of the Option or any portion thereof to a third party and (v) any equivalent amounts received with respect to the Substitute Option. In addition, Grantee may not exercise the Option for a number of Option Shares as would, as of the date of such exercise, result in Grantee (if it were immediately to sell such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, at the closing market price on the previous trading day) realizing a net gain in excess of $100 million.

    The Stock Option Agreements provide that neither Grantee nor Issuer may assign any of its rights or obligations thereunder without the written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Grantee may, subject to limitations contained in the relevant Stock Option Agreement, assign its rights and obligations thereunder in whole or in part within 12 months following such Subsequent Triggering Event (subject to extension as described the relevant Stock Option Agreement).


    Arrangements such as the Fee Agreements and the Stock Option Agreements are entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Fee Agreements and the Stock Option Agreements were entered into to accomplish these objectives, and not because of the proposals made by Wells to acquire First Interstate, although FBS's desire to enter into such arrangements was enhanced as a result thereof. The Fee Agreements and the Stock Option Agreements may have the effect of discouraging offers by third parties to acquire First Interstate or FBS prior to the Merger,


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

even if, in the case of First Interstate, such persons were prepared to offer to pay consideration to First Interstate's shareholders which has a higher current market price than the shares of New First Interstate Common Stock to be received by such holders pursuant to the Merger Agreement.



    For purposes of the First Interstate Stock Option Agreement, various actions taken by Wells in connection with the Wells Offer subsequent to the execution and delivery of the First Interstate Stock Option Agreement have resulted in the occurrence of an Initial Triggering Event. In addition, if Wells acquires more than 20% of the outstanding First Interstate Common Stock pursuant to the Wells Offer or otherwise, or if the First Interstate Board recommends that First Interstate shareholders accept the Wells Offer, a Subsequent Triggering Event will occur for purposes of the First Interstate Stock Option Agreement and, subject to the conditions described above, the First Interstate will become exercisable. In such event, FBS will have the right to exercise such Option for up to 19.9 percent of the outstanding shares of First Interstate Common Stock. To the best knowledge of First Interstate and FBS, no event giving rise to the right to exercise either of the Options has occurred as of the date of this Joint Proxy Statement/Prospectus. Certain persons have filed lawsuits seeking to challenge the validity of the First Interstate Stock Option Agreement. See "The Merger -- Certain Litigation."


AMENDMENTS TO RIGHTS AGREEMENTS

    In connection with the execution of the Merger Agreement, First Interstate amended the First Interstate Rights Agreement (as hereinafter defined) to provide, among other things, that (i) the execution and delivery of the First Interstate Stock Option Agreement and any acquisition of Option Shares upon the exercise thereof and (ii) the acquisition by FBS of up to 5% of the outstanding shares of First Interstate Common Stock will not cause the First Interstate Rights (as hereinafter defined) to become exercisable. In addition, in connection with the execution of the Merger Agreement, FBS amended the FBS Rights Agreement to provide, among other things, that (i) the execution and delivery of the FBS Stock Option Agreement and any acquisition of Option Shares by First Interstate (and certain related persons) upon the exercise thereof and
(ii) the acquisition by First Interstate of up to 5% of the outstanding shares of FBS Common Stock, will not cause the FBS Rights to become exercisable. See also "Description of FBS and New First Interstate Capital Stock" and "-- Certain Differences in Rights of Shareholders of First Interstate and New First Interstate."

ACCOUNTING TREATMENT

    It is expected that the "pooling-of-interests" method of accounting will be used to reflect the Merger, and it is a condition to consummation of the Merger that First Interstate and FBS receive letters, dated as of the Effective Time, from their independent auditors to the effect that the Merger qualifies for such accounting treatment. See "-- Conditions to Consummation of the Merger." As required by generally accepted accounting principles, under "pooling-of-interests" accounting, as of the Effective Time, the assets and liabilities of First Interstate would be added to those of FBS at their recorded book values and the shareholders' equity accounts of FBS and First Interstate would be combined on New First Interstate's consolidated balance sheet. On a "pooling-of-interests" accounting basis, income and other financial statements of New First Interstate issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of FBS and First Interstate as if the Merger had taken place prior to the periods covered by such financial statements. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other criteria, substantially all (90% or more) of the outstanding First Interstate Common Stock must be exchanged for New First Interstate Common Stock. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "Selected Historical and Unaudited Pro Forma Financial Data."

NO APPRAISAL RIGHTS

    Under the DGCL, holders of First Interstate Common Stock, First Interstate Preferred Stock (including the holders of First Interstate Depositary Shares), FBS Common Stock, and FBS 1991A Preferred Stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    At any time prior to the Effective Time, First Interstate and FBS, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Subject to compliance with applicable law, the Merger Agreement may be amended at any time by an agreement among the parties, approved or authorized by their respective boards of directors; except that after any approval of the transactions contemplated by the Merger Agreement by the shareholders of First Interstate, there may not be, without further approval of such shareholders, any amendment to the Merger Agreement that reduces the amount or changes the form of the consideration to be delivered to the First Interstate shareholders thereunder.

MANAGEMENT AND OPERATIONS OF NEW FIRST INTERSTATE FOLLOWING THE MERGER

BOARD OF DIRECTORS

    At the Effective Time, the Board of Directors of New First Interstate will consist of 20 persons (unless otherwise agreed to in writing prior to the Effective Time), 10 of whom shall be FBS Directors and 10 of whom shall be First Interstate Directors. The Merger Agreement provides that after the Effective Time, the New First Interstate Board shall consist of an even number of directors, and for a period of three years following the Effective Time, to the extent practicable, each class of directors of New First Interstate and each committee of the New First Interstate Board will contain an equal number of FBS Directors and First Interstate Directors. See " -- Interests of Certain Persons in the Merger."

MANAGEMENT

    The executive officers of New First Interstate will be comprised of certain members of FBS's senior management and certain members of First Interstate's senior management. The Merger Agreement provides that John F. Grundhofer, the Chairman of the Board, President and Chief Executive Officer of FBS, will be the Chairman of the Board and Chief Executive Officer of New First Interstate following the Merger, and William E. B. Siart, the Chairman of the Board and Chief Executive Officer of First Interstate, will be the President and Chief Operating Officer of New First Interstate following the Merger. In addition, the following persons are expected to have the responsibilities set forth below with New First Interstate after the Merger:

                                        PRESENT COMPANY
               NAME                       AFFILIATION                          RESPONSIBILITY
-----------------------------------  ---------------------  -----------------------------------------------------
Richard A. Zona                      FBS                    Vice Chairman and Chief Financial Officer
Bruce G. Willison                    First Interstate       Vice Chairman, Corporate Banking
Linnet F. Deily                      First Interstate       Vice Chairman, Retail Banking
Philip G. Heasley                    FBS                    Vice Chairman, Retail Product/Operations

    Additional information about each of such persons is contained in FBS's and First Interstate's respective Annual Reports on Form 10-K for the year ended December 31, 1994, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

    Except for the foregoing, it has not yet been determined which members of FBS's or First Interstate's senior management will also become executive officers of New First Interstate following the Merger or what such persons' titles or functions will be. From time to time prior to consummation of the Merger, decisions may be made with respect to the management and operations of New First Interstate following the Merger, including the selection of additional executive officers of New First Interstate.

OPERATIONS

    Although no assurances can be given in such regard, FBS and First Interstate expect to realize cost savings of approximately $500 million (pre-tax), in various phases during the one-year period following the Effective Time. Such cost savings are expected to be realized primarily through integration of data processing and other back office operations, as well as the elimination of redundant corporate overhead and staff positions. Cost reductions will come from both companies and will be spread throughout New First Interstate on a geographic basis. The following table provides details of the estimated cost savings by type.

TYPE OF COST
--------------------------------------------------------  ESTIMATED COST
                                                             SAVINGS
                                                          --------------
                                                          (IN THOUSANDS)
Staff/Executive.........................................   $    114,000
Data Processing.........................................         83,000
Operations..............................................        110,000
Occupancy/fixtures and equipment........................         39,000
Business Lines:
  Retail................................................        100,000
  Payment Systems.......................................         27,000
  Commercial............................................         18,000
  Trust.................................................          9,000
                                                          --------------
        Total...........................................   $    500,000
                                                          --------------
                                                          --------------


    The cost savings estimated above are based on information provided by First Interstate during FBS's due diligence investigation and the knowledge and experience FBS has accumulated from the prior acquisitions it has made over the past five years. The significant assumptions related to the specific cost savings categories are: (i) Staff/Executive: elimination of redundant functions and locations and incremental staffing and expenses based on FBS's marginal costs. FBS estimates that the equivalent of 850 of the 1,224 Staff/Executive positions will be eliminated following the Merger; (ii) Data Processing: elimination of one of two data processing locations, elimination of redundant development activities, reduced technology expense rates, and incremental staffing and expense based on FBS's marginal costs. FBS believes, based upon its acquisition experience, that its systems integration process will enable it to integrate the systems and operations of First Interstate within three months of completion of the Merger; (iii) Operations: elimination of duplicative deposit and loan operations and incremental staffing and expenses based on FBS's marginal costs; (iv) Occupancy/ Furniture and Equipment: elimination of duplicative headquarters, staff, and operations space and equipment; (v) Business Lines: RETAIL -- staffing to FBS teller and salesperson benchmark efficiency standards and reduction of overlapping management; PAYMENT SYSTEMS -- elimination of outsourced processing and replacement at FBS's marginal costs; reduced switch costs; COMMERCIAL -- staffing to FBS benchmarks and elimination of overlapping management; TRUST -- staffing to FBS benchmarks and elimination of overlapping management. Additional information regarding FBS's experience in achieving expense reductions following acquisitions is contained in the Comparison under the heading "Comparison of the Merger and the Wells Offer -- Cost Savings and Associated Revenue Losses -- Anticipated Expense Reductions."


    The extent to which cost savings will be achieved is dependent upon various factors beyond the control of FBS and First Interstate, including regulatory factors, economic conditions, unanticipated changes in business conditions, inflation and the level of FDIC assessments. Therefore, no assurances can be given with respect to the ultimate level of cost savings to be realized, or that such savings will be realized in the time frame currently anticipated. See "Selected Historical and Unaudited Pro Forma Financial Data."

    FBS and First Interstate also anticipate that they will incur one-time expenses and restructuring charges in connection with the Merger, which expenses are estimated to be approximately $225 million (pre-tax) in the aggregate. These items principally result from expenses to be incurred in connection with the integration of operations and systems, elimination of redundancies and staff reductions. It is anticipated that substantially all of these expenses and charges will be incurred during 1996 in connection with the Merger. The following table provides details of the estimated charges by type.

TYPE OF COST
---------------------------------------------------------    ESTIMATED
                                                              CHARGE
                                                           -------------
                                                                (IN
                                                             THOUSANDS)
Conversion costs.........................................   $   210,000
Severance................................................       175,000
Occupancy/equipment writedowns...........................        40,000
Other merger expenses....................................        50,000
                                                           -------------
  Subtotal...............................................   $   475,000
Reserve adjustments......................................      (250,000)
                                                           -------------
        Total............................................   $   225,000
                                                           -------------
                                                           -------------

    Conversion costs consist primarily of charges related to system and operational integration. Severance costs consist of charges related to employee severance, termination of certain employee benefit plans and other related costs resulting from employee reductions. Occupancy/equipment writedowns relate primarily to lease termination costs and computer equipment and software writeoffs due to duplication. In addition, the combined allowance for credit losses was reduced $250 million to conform First Interstate's reserve methodology to FBS's. The expenses and charges to be incurred in connection with the Merger are dependent upon various factors beyond the control of FBS and First Interstate. No assurance can be given that such expenses and charges will not exceed the amounts described above.


    First Interstate will reclassify substantially all of its investment securities portfolios to available for sale prior to December 31, 1995 in accordance with the one-time reclassification opportunity approved by the Financial Accounting Standards Board. See "Unaudited Pro Forma Condensed Combined Financial Information."


    New First Interstate's corporate headquarters will be located in Minneapolis, Minnesota, and its core business lines will be directed from Los Angeles, California. In addition, it is expected that New First Interstate will continue to operate portions of its businesses from existing FBS and First Interstate locations on the West Coast and in the Rocky Mountain region.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of FBS's management and the FBS Board, and First Interstate's management and the First Interstate Board, respectively, may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of FBS or First Interstate, as the case may be, generally. The FBS Board and the First Interstate Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of New First Interstate will consist of 20 persons (unless otherwise agreed to in writing prior to the Effective Time), 10 of whom shall be "FBS Directors" (as hereinafter defined) and 10 of whom shall be "First Interstate Directors" (as hereinafter defined). The Merger Agreement provides that after the Effective Time, the New First Interstate Board of Directors will consist of an even number of directors, and for a period of three years following the Effective Time, to the extent practicable, each class of directors and each committee of the Board will contain an equal number of FBS Directors and First Interstate Directors. If at any time during the three-year period following the Effective Time the number of FBS Directors and First Interstate Directors serving, or that would be serving following the next annual meeting of shareholders, as directors of New First Interstate, are or would not be equal, then, subject to the fiduciary duties of the directors, the New First Interstate Board of Directors and the nominating committee of New First Interstate shall take such steps as may be requested by the FBS Directors (if the number of FBS Directors is, or would otherwise become, less than the number of First Interstate Directors) or the First Interstate Directors (if the number of First Interstate Directors is, or would otherwise become, less than the number of FBS Directors) to ensure that there will be an equal number of FBS Directors and First Interstate Directors, including by nominating and/or electing a person or persons designated by the FBS Directors or the First Interstate Directors, as applicable. "FBS Directors" are directors of FBS at the Effective Time who are chosen by the directors of FBS prior to the Effective Time to remain as directors of New First Interstate at the Effective Time and any person who becomes a director and is designated as a FBS Director by the then-existing FBS Directors. "First Interstate Directors" are directors of First Interstate at the Effective Time who are chosen by the directors of First Interstate prior to the Effective Time to become directors of New First Interstate at the Effective Time and any person who becomes a director and is designated as a First Interstate Director by the then-existing First Interstate Directors.

    SENIOR MANAGEMENT. The Merger Agreement provides that at the Effective Time, John F. Grundhofer, Chairman, President and Chief Executive Officer of FBS, will be Chairman of the Board of Directors and Chief Executive Officer of New First Interstate. The Merger Agreement also provides that at the Effective Time, William E. B. Siart, Chairman and Chief Executive Officer of First
Interstate, will be the President and Chief Operating Officer of New First Interstate.

    DIRECTORS AND OFFICERS INSURANCE; LIMITATION OF LIABILITY OF FIRST INTERSTATE AND FBS DIRECTORS AND OFFICERS. The Merger Agreement requires that, for a period of six years after the Effective Time, New First Interstate will use its best efforts to provide that portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of FBS, First Interstate or any of their respective subsidiaries (determined as of the Effective Time) (as opposed to FBS or First Interstate) with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Time, of at least the same coverage and amounts, and containing terms and conditions no less advantageous than the coverage currently provided by FBS; PROVIDED, HOWEVER, that the annual premiums for any such coverage will not exceed 200% of the annual premiums currently paid by First Interstate for such coverage; and provided, further, that the officers and directors of First Interstate or any subsidiary may be required to make application and provide customary representations and warranties to FBS's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such six-year period in an amount not less than the annual aggregate of such coverage currently provided by First Interstate.

    The Merger Agreement also requires New First Interstate to indemnify and hold harmless each present and former director and officer of First Interstate and FBS and their respective subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that First Interstate, FBS or such subsidiary would have been permitted under Delaware law and the certificate of incorporation or bylaws of First

Interstate, FBS or such subsidiary, as in effect on the date of the Merger Agreement, to indemnify such person. The Merger Agreement also provides that New First Interstate will advance expenses incurred by such persons in connection with Claims to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. These indemnification obligations of New First Interstate will continue in force for at least six years after the Effective Time and will apply to any Claim asserted or made within such period (including, without limitation, Claims arising out of or pertaining to the transactions contemplated by the Merger Agreement).

    NEW EMPLOYEE BENEFIT PLANS. The Merger Agreement provides that the existing employee benefit plans of FBS and First Interstate shall remain in effect until such time as New Benefit Plans are developed by New First Interstate for employees who were covered prior to the Effective Time by the benefit plans of FBS or First Interstate. Pursuant to the Merger Agreement, FBS and First Interstate have also agreed that they will use their reasonable best efforts to provide that the New Benefit Plans shall treat former employees of FBS, on the one hand, and former employees of First Interstate, on the other hand, on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities.

    The approval of the Merger Agreement by First Interstate's shareholders will constitute a change in control of First Interstate for purpose of First Interstate's benefit plans, and consummation of the Merger will constitute a change in control of FBS for purposes of FBS's benefit plans; accordingly, provisions of certain of these benefit plans will cause the acceleration of vesting and/or payment of certain equity-based and cash-based incentives.


    FBS CHANGE IN CONTROL SEVERANCE AGREEMENTS. In January 1992, FBS adopted change in control severance plans covering a broad range of salaried employees and providing for different levels of payments based on job classification. The consummation of the Merger will constitute a change in control under such plans. FBS has entered into individual change in control severance agreements providing for severance payments to 27 officers upon certain terminations of employment during the two-year period following a change in control of FBS, including the Merger. Termination of employment must be by FBS other than for "cause" or by the individual for "good reason," as such terms are defined in the relevant agreements. The agreements provide for a lump sum payment equal to three times the terminated individual's annual salary, plus target bonus potential, continuation of benefits for up to three years, credit for three additional years of service under FBS retirement plans and five additional years of service under FBS's Supplemental Executive Retirement Plan, the payment of long-term cash incentive awards and individual outplacement services. Based on current salaries and target bonus potential, assuming termination of employment qualifying for payments under the applicable agreements, executive officers would be entitled to the following payments in respect of the lump sum portion of such benefits: Richard A. Zona, $2,040,000; Philip G. Heasley, $1,739,000; William F. Farley, $1,539,000; Daniel C. Rohr, $1,352,000; and all other executive officers as a group, $8,078,000. Mr. Grundhofer's arrangements with FBS relating to severance are described under "-- Employment Agreement with John
F. Grundhofer." FBS has further agreed to compensate such officers for certain taxes and penalties resulting from the severance pay agreement.



    FBS STOCK OPTIONS AND RESTRICTED STOCK. The vesting of all outstanding FBS stock options accelerates and restrictions on restricted stock lapse upon a change in control of FBS, including the Merger. As of December 31, 1995, Messrs. Grundhofer, Zona, Heasley, Farley and Rohr held unvested options to purchase 279,426, 129,404, 113,443, 110,981, and 103,904 shares of FBS Common Stock, respectively, at a weighted average price of $41.03, $41.14, $42.58, $42.14 and $43.00 per share, respectively, and 95,545, 66,915, 50,794, 35,642 and 17,461 shares of restricted stock, respectively. As of December 31, 1995, all participants in FBS stock plans held unvested options with respect to an aggregate of 3,013,323 shares of FBS Common Stock at a weighted average exercise price of $37.52 per share, and an aggregate of 543,207 shares of restricted stock.

    EMPLOYMENT AGREEMENT WITH JOHN F. GRUNDHOFER. Effective January 30, 1995, FBS and John F. Grundhofer entered into an Employment Agreement (the "Employment Agreement") with an initial three-year term that, subject to notice of termination, automatically extends by one year on each anniversary of the agreement. Under the Employment Agreement Mr. Grundhofer is entitled to receive an annual salary of not less than $620,000 and is entitled to participate in FBS's executive bonus program. Mr. Grundhofer is entitled to participate in various benefit programs covering, and to receive various personal benefits offered to, corporate executives of FBS. FBS has agreed to continue to provide Mr. Grundhofer with a $1 million life insurance policy during the term of the Employment Agreement.


    Mr. Grundhofer's Employment Agreement also provides severance benefits in the event of termination of employment under certain circumstances. In the event of termination of employment without "cause" or by Mr. Grundhofer with "good reason" (as such terms are defined in the Employment Agreement), in addition to compensation and benefits already earned, he will be entitled to receive: (i) a lump sum payment equal to three times annual salary plus target bonus potential,
(ii) continuation of his participation in FBS benefit and retirement plans and continuation of the $1 million life insurance policy for a three year period,
(iii) continuation of personal benefits for a three year period, (iv) immediate exercisability of all options and vesting of restricted stock that would have become exercisable or vested during the remaining term of the Employment Agreement if no such termination had occurred, (v) credit for three additional years of service under FBS's Supplemental Executive Retirement Plan, and (vi) payment for individual outplacement counseling services up to a maximum of $60,000. In the event FBS terminates Mr. Grundhofer's employment with "cause," or he terminates employment without "good reason," Mr. Grundhofer would forfeit all compensation and benefits following such termination. In the event of termination of employment without "cause" or by Mr. Grundhofer with "good reason" within 24 months following a change in control, including the Merger, the following additional provisions will apply: (vii) the bonus used to calculate the lump sum payment under (i) above will be the greatest of Mr. Grundhofer's (a) target bonus potential available on the date of termination,
(b) the bonus earned in the last fiscal year prior to the date of termination, or (c) the average bonus earned in the last three fiscal years prior to the date of termination; (viii) credit shall be given for five (instead of three) additional years of service under (v) above; and (ix) FBS will pay Mr. Grundhofer the full amount of any long-term cash incentive award for any plan periods then in progress to the extent not provided for in any FBS long-term cash incentive plan or plans. Based on his current salary bonus paid in 1995, assuming termination of employment qualifying for change in control severance payments under the agreement, Mr. Grundhofer would be entitled to a payment of $5,115,000 in respect of the lump sum portion of such termination benefits.


    Mr. Grundhofer's Employment Agreement provides that the payments and benefits which he is entitled to receive in the event of termination of his employment will be reduced by certain amounts which he earns from other employment or services during the three-year period following his termination of employment with FBS. FBS has agreed to compensate Mr. Grundhofer for certain taxes and penalties which may be imposed as a result of payments and benefits which he receives in the event of termination of his employment after a change in control, including the Merger.

    FIRST INTERSTATE CHANGE IN CONTROL SEVERANCE AGREEMENTS. First Interstate has entered into individual employment agreements with approximately 39 executive officers of First Interstate and its subsidiaries (nine of which, including the agreements between First Interstate and each of Mr. Siart and Messrs. William S. Randall, Bruce G. Willison and James J. Curran, each of whom is one of the executive officers named in the proxy statement, dated March 20, 1995, sent by First Interstate to its shareholders in connection with First Interstate's Annual Meeting of Stockholders held on April 28, 1995, are "Tier I Agreements," and the remainder of which are "Tier II Agreements") which provide, among other things, for severance payments upon certain terminations of employment during the two-year period following a change in control of First Interstate. In order to qualify for the severance benefits described below, termination of employment must be by First Interstate or a successor employer during the two-year period following a change in control of First Interstate other than for "cause" or by the executive for "good reason," as such terms are defined in the agreements. The Tier I Agreements provide that, following a qualifying termination, the executive is entitled to receive a lump sum payment equal to (1) $30,000 (for the purpose of purchasing welfare benefits during the three years following termination), (2) three times the sum of annual salary plus the aggregate of the executive's target bonus awards for the year in which the executive's employment terminates under all of First Interstate's incentive plans under which the executive was then participating and (3) the benefit attributable to enhancing the executive's retirement plan benefits by three years' service and three years' age. If the qualifying termination occurs during the calendar year in which the change in control of First Interstate occurs, the severance benefit is reduced by a pro rata portion of the executive's target bonus for the calendar year in which such termination occurs. The terms of the Tier II Agreements are substantially similar to those of the Tier I Agreements, except that the severance payments under the Tier II Agreements have a multiplier of two, include a $20,000 cash payment to cover two years' health and welfare benefit plan coverage, and provide for enhancement of retirement benefits by two years' service and two years' age. The Tier I Agreements and Tier II Agreements provide that an executive may refuse all or any portion of the severance payments if the executive determines that receipt of such payment may result in adverse tax consequences to him or her. The approval of the Merger Agreement by the First Interstate shareholders will constitute a change in control under the terms of the Tier I Agreements and the Tier II Agreements. If a change in control of First Interstate were to occur and the employment of all of First Interstate's executive officers was terminated on or about the same date under circumstances entitling them to severance benefits under their employment agreements, executive officers would be entitled to the following approximate amounts: Mr. Siart, $4,570,000; Mr. William S. Randall, $3,420,000; Mr. Bruce G. Willison, $2,730,000; Mr. James J. Curran, $2,690,000;
Ms. Linnet F. Deily, $2,270,000; and all other executive officers as a group, $29,000,000.



    FIRST INTERSTATE EQUITY-BASED INCENTIVE AWARDS. The provisions of the Merger Agreement relating to the conversion of stock options outstanding under First Interstate Stock Plans are described under "The Merger -- Conversion of First Interstate Capital Stock; Effects on FBS Shareholders." Pursuant to the terms of the First Interstate Stock Plans, upon the approval of the Merger Agreement by the shareholders of First Interstate, each First Interstate Stock Option and related stock appreciation right held by active employees shall become immediately exercisable, all restrictions with respect to restricted stock will automatically lapse and, unless otherwise provided in an agreement evidencing a performance unit, all performance units shall be immediately payable in New First Interstate Common Stock, provided in any case that such awards (other than restricted stock awards) may not be accelerated to a date less than six months after the date of grant. As of December 31, 1995, Messrs. Siart, Randall, Willison and Curran and Ms. Deily held unvested First Interstate Stock Options with respect to 101,250, 57,750, 43,750, 43,250 and 42,750 shares of First Interstate Common Stock, respectively, at a weighted average exercise price of $65.85, $68.41 $64.58, $64.90, and $65.22 per share, respectively. As of December 31, 1995, all other participants in First Interstate's Stock Plans held unvested First Interstate Stock Options with respect to an aggregate of 1,790,550 shares of First Interstate Common Stock at a weighted average exercise price of $66.53 per share and an aggregate of 8,849 restricted shares of First Interstate Common Stock.



    FIRST INTERSTATE CASH-BASED INCENTIVE AWARDS. First Interstate maintains for the benefit of certain of the executive officers and key employees of First Interstate and its affiliates three cash-based incentive plans. Each of these plans provides that, within 10 days following a change in control of First Interstate, a participant will receive 100% of his or her target bonus for the year in which the change in control occurs. The approval of the Merger Agreement by First Interstate shareholders will constitute a change in control for purposes of these cash-based incentive plans. It is currently intended that target cash incentive awards for 1996 will be established in a manner similar to those established for 1995 under First Interstate's annual incentive plans; if 1996 target awards are established on a similar basis, upon a change in control of First Interstate, Messrs. Siart, Randall,


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

Willison, Curran and Ms. Deily would be entitled to receive $864,000, $572,000, $450,000, $395,000 and $430,000, respectively, and all other participants in such plans would be entitled to receive an aggregate amount of approximately $17,000,000.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    First Interstate and FBS expect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by any shareholder of First Interstate upon the receipt of New First Interstate Common Stock for First Interstate Common Stock or New First Interstate Preferred Stock for First Interstate Preferred Stock pursuant to the Merger (except for the receipt of cash in lieu of a fractional share interest in New First Interstate Common Stock). The Internal Revenue Service (the "Service") has not been and will not be asked to rule upon the tax consequences of the Merger. Instead, First Interstate will rely upon the opinion of Skadden, Arps, Slate, Meagher & Flom, its counsel, and FBS will rely upon the opinion of Dorsey & Whitney
P.L.L.P., its counsel, as to certain federal income tax consequences of the Merger. Such opinions will be based upon facts described therein and upon certain assumptions and representations that will be made by First Interstate and FBS. The opinions of Skadden, Arps, Slate, Meagher & Flom and Dorsey & Whitney P.L.L.P. will be based upon the Code, the Regulations promulgated thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected in such opinions or that such opinions will be upheld by the courts if challenged by the Service. EACH HOLDER OF FIRST INTERSTATE COMMON STOCK AND FIRST INTERSTATE PREFERRED STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

    The obligation of each of First Interstate and FBS to consummate the Merger is conditioned on, among other things, the receipt by First Interstate of the opinion of Skadden, Arps, Slate, Meagher & Flom and the receipt by FBS of the opinion of Dorsey & Whitney P.L.L.P., each of which will be based upon facts and representations to be provided to such firms, and subject to various assumptions and qualifications, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code and that the following material federal income tax consequences will result from the Merger:

        (a) No gain or loss will be recognized by FBS, First Interstate or Merger Sub as a result of the Merger;

        (b) No gain or loss will be recognized by the shareholders of First Interstate who exchange their First Interstate Common Stock or First Interstate Preferred Stock solely for New First Interstate Common Stock or New First Interstate Preferred Stock, respectively, pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in New First Interstate Common Stock); and

        (c) The tax basis of the New First Interstate Common Stock and New First Interstate Preferred Stock received by First Interstate shareholders who exchange all of their First Interstate Common Stock and First Interstate Preferred Stock solely for New First Interstate Common Stock and New First Interstate Preferred Stock, respectively, in the Merger will be the same as the tax basis of the First Interstate Common Stock or First Interstate Preferred Stock, as the case may be, surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).


    The foregoing is a description of the material anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of the tax situation of each shareholder of First Interstate. It does not discuss all of the consequences that may be relevant to shareholders of First Interstate entitled to special treatment under the Code (such as insurance companies,


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

dealers in securities, exempt organizations or foreign persons) or to shareholders of First Interstate who acquired their First Interstate capital stock pursuant to the exercise of employee stock options or otherwise as compensation. No information is provided herein with respect to the tax consequences, if any, of the Merger or the exchange of shares pursuant thereto under state, local, foreign or other tax laws.



    If such required tax opinions are not received, the Merger will not be consummated unless the conditions requiring their receipt are waived and the approvals of FBS and First Interstate shareholders are resolicited by means of an updated Joint Proxy Statement/Prospectus.


STOCK EXCHANGE LISTING OF NEW FIRST INTERSTATE COMMON STOCK AND NEW FIRST INTERSTATE DEPOSITARY SHARES

    FBS has agreed to use its best efforts to cause the shares of New First Interstate Common Stock and New First Interstate Depositary Shares which are issuable in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. It is a condition to the obligations of First Interstate and FBS to consummate the Merger that such securities be approved for listing on the NYSE, subject to official notice of issuance.

RESALE OF NEW FIRST INTERSTATE COMMON STOCK AND NEW FIRST INTERSTATE DEPOSITARY SHARES RECEIVED BY FIRST INTERSTATE SHAREHOLDERS

    The shares of New First Interstate Common Stock and New First Interstate Depositary Shares issuable to shareholders of First Interstate upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of First Interstate or New First Interstate, as that term is defined in rules promulgated under the Securities Act.

    Shares of New First Interstate Common Stock or New First Interstate Depositary Shares received by those shareholders of First Interstate who are deemed to be "affiliates" of First Interstate at the time of the First Interstate Special Meeting may be resold without registration under the
Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined operations have been published.

    Each of FBS and First Interstate has agreed in the Merger Agreement to use its reasonable best efforts to obtain and deliver to the other party as soon as practicable, and in any event prior to the date of the Special Meetings, signed representation letters from each director, executive officer and other person who may reasonably be deemed to be an "affiliate" of such party to the effect that such persons will not, among other things, offer to sell, transfer or otherwise dispose of any of the shares of New First Interstate Common Stock or New First Interstate Depositary Shares distributed to them pursuant to the Merger except (i) with respect to affiliates of First Interstate, in compliance with Rule 145, or in a transaction that, in the opinion of counsel reasonably satisfactory to New First Interstate, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act and (ii) with respect to affiliates of each of First Interstate and FBS, in compliance with Commission guidelines regarding qualifying for pooling-of-interests accounting treatment. This Joint Proxy Statement/Prospectus does not cover resales of New First Interstate Common Stock or New First Interstate Depositary Shares received by persons who are deemed to be "affiliates" of First Interstate. No person is authorized to make use of this Joint Proxy Statement/ Prospectus in connection with any such resales.

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
FBS DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

    Pursuant to its Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "FBS Reinvestment and Purchase Plan"), FBS provides eligible shareholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the FBS Reinvestment and Purchase Plan) in additional shares of FBS Common Stock without payment of any brokerage commission or service charge. The FBS Reinvestment and Purchase Plan includes certain dollar limitations on participation and provides for eligible shareholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares). It is anticipated that the FBS Reinvestment and Purchase Plan will continue after the Effective Time and that shareholders of First Interstate who receive New First Interstate Common Stock in the Merger will have the right to participate therein.

EXPENSES

    The Merger Agreement provides that the costs and expenses incurred in connection with such agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that the costs and expenses of printing and mailing this Joint Proxy Statement/ Prospectus, and all filing and other fees paid to the Commission in connection with the Merger, will be borne equally by FBS and First Interstate.

CERTAIN LITIGATION


    Certain present and former members of the First Interstate Board have been named as defendants in several purported shareholder class actions in California, and certain present members of the First Interstate Board and First Interstate have been named as defendants in several purported shareholder class actions in Delaware, alleging that the First Interstate Board will breach or has breached its fiduciary duties to the shareholders of First Interstate in responding to the Initial Wells Proposal. In Delaware, the following five actions were filed on October 18 and 19, 1995: WILLIAMSON V. BRYSON, ET AL., Del. Ch., C.A. No. 14623; SHAEV V. FIRST INTERSTATE BANCORP, ET AL., Del. Ch., C.A. No. 14629; BERNSTEIN V. CARSON, ET AL., Del. Ch., C.A. No. 14630; KATZ V. FIRST INTERSTATE BANCORP, ET AL., Del. Ch., C.A. No. 14632; and SACHS AND FELDER
V. FIRST INTERSTATE BANCORP, ET AL., Del. Ch., C.A. No. 14633. On October 25, 1995, an amended purported class action complaint to consolidate these actions was filed. On October 27, 1995, these actions were consolidated in an action captioned IN RE FIRST INTERSTATE BANCORP SHAREHOLDER LITIG., Del. Ch., Consol. C.A. No. 14623 (the "Delaware Consolidated Action"). The defendants in the Delaware Consolidated Action have filed an answer denying the claims. The parties in the Delaware Consolidated Action have agreed to a schedule of discovery in an order that was entered on November 8, 1995. On November 13, 1995, the Delaware shareholder plaintiffs sought leave to file a Second Amended and Supplemental Class Action Complaint (the "Second Amended Complaint"). Among other things, the proposed Second Amended Complaint seeks to add FBS and Merger Sub as parties and to assert aiding and abetting claims against them. Among other claims, the proposed Second Amended Complaint alleges that the First Interstate defendants breached their fiduciary duties by failing to conduct a fair bidding contest for the company. In addition, it alleges that the defendants have implemented certain measures which may impede any proxy solicitation or consent solicitation that Wells may undertake. The plaintiffs seek a variety of injunctive and other relief including an order enjoining the Merger and a declaration that the Fee Agreements and the Stock Option Agreements are null and void. On November 16, 1995 an action entitled HOOK V. CARSON, ET AL., Del. Ch., C.A. No. 14704, was filed, which alleges claims which are substantially similar to those made in the other Delaware shareholder actions which have been consolidated into the previously disclosed Delaware Consolidated Action.



    On December 12, 1995 the plaintiffs in the Delaware Consolidated Action were granted leave to file a Third Amended and Supplemental Class Action Complaint (the "Third Amended Complaint"). In addition to the claims previously alleged in the Second Amended Complaint, the Third Amended Complaint alleges that the First Interstate Board, during its evaluation of potential strategic partners, failed to consider adequately that FBS's repurchases of its own stock allegedly "artificially inflated or supported" the market price of the FBS Common Stock and therefore affected negatively the fairness of the consideration offered in the Merger. The Third Amended Complaint also alleges that First Interstate's Schedule 14D-9, press release and letter to shareholders, all dated and filed with the SEC on November 20, 1995, contain untrue statements of material facts and omit other material facts. In addition to the relief previously requested, the Third Amended Complaint requests, among other things, an order compelling the defendants to make supplemental disclosure of the allegedly omitted facts. First Interstate and the First Interstate Board defendants have moved to dismiss the Third Amended Complaint. The court has scheduled a trial of the Delaware Consolidated Action for February 12, 13 and 14, 1996, with closing arguments to be held on February 15, 1996. The court has stated that it will issue a ruling on February 16, 1996.



    Seven purported class actions have been filed in the Superior Court of the State of California, County of Los Angeles. Those purported class actions (the "California Actions") are entitled: MESKO V. BRYSON, ET AL., Case No. BC137379; EAVES V. BRYSON, ET AL., Case No. BC137380; GRILL V. BRYSON, ET AL., Case No. BC137508; MONDSHEIN V. BRYSON, ET AL., Case No. BC137509; KAPLAN V. BRYSON, ET AL., Case No. BC138630; KAPLAN V. BRYSON, ET AL., Case No. 138369; and THORNHILL
V. BRYSON, ET AL. (Case No. BC139252). Defendants in these seven actions moved the Court to stay the actions pending the resolution of the Delaware Consolidated Action, and this motion was granted on November 22, 1995.



    The complaints filed in the seven California actions are similar and allege that the directors of First Interstate will breach their fiduciary duties in responding to the Initial Wells Proposal. In addition, these complaints allege negligent breach of fiduciary duty, abuse of control and tortious interference with prospective economic advantage. Plaintiffs in the California Actions seek declaratory relief as well as permanent and preliminary injunctive relief enjoining the defendants from taking steps to prevent or frustrate the sale of First Interstate to Wells. In addition, Plaintiffs seek monetary damages of an unspecified amount together with prejudgment interest and attorneys' and experts' fees.



    Two actions have been filed in the United States District Court for the Central District of California: KAPLIN V. BRYSON, ET AL. (Civ. No. 95-7954 RG) and BRADLEY V. SIART, ET AL. (Civ. No. 95-8047 AAH). The KAPLIN action is a shareholder derivative action purportedly brought on behalf of First Interstate against the Board of Directors of First Interstate, a former First Interstate director, FBS and FBS's Chairman and Chief Executive Officer. The action alleges breach of fiduciary duty, abuse of control and unjust enrichment against the First Interstate individual defendants and alleges that FBS and its Chairman and Chief Executive Officer aided and abetted the other defendants in breaching their fiduciary duties. The plaintiff seeks declaratory relief as well as preliminary and permanent injunctive relief enjoining defendants from (1) enforcing defensive measures designed to prevent an auction, bidding or tender offer for First Interstate; and (2) proceeding with the Merger until the value of that transaction can be shown to compare favorably with the takeover premium available following an auction. In addition, plaintiff seeks monetary damages of an unspecified amount together with prejudgment interest and attorneys' and experts' fees. The defendants have moved to stay or dismiss this action. No relief is sought against First Interstate, which is named only as a nominal defendant.



    The BRADLEY action was brought purportedly on behalf of a class of common shareholders and names the Board of Directors of First Interstate, FBS and Donaldson, Lufkin & Jenrette ("DLJ") as defendants. This complaint alleges that First Interstate's directors breached their fiduciary duty by entering into the Merger Agreement and allegedly preventing third parties, including Wells, from acquiring all of the First Interstate Common Stock at a price in excess of the current market price. Plaintiff further alleges that FBS and DLJ aided and abetted the other defendants in breaching their fiduciary duties. In addition, this complaint alleges violations of sections 14(e) and 14(a) of the Exchange Act, abuse of control, unfair business practices, unjust enrichment and constructive fraud. The plaintiff seeks injunctive relief as well as monetary damages of an unspecified amount, including punitive damages, together with prejudgment interest and attorneys' fees. First Interstate is not named as a defendant in this action.



    On November 27, 1995, an additional purported class action was filed in the Los Angeles Superior Court against the Board of Directors of First Interstate and FBS. The action, entitled BRADLEY V. SIART,

ET AL. (Case No. BC139665), alleges that First Interstate's directors breached their fiduciary duties by entering into the Merger Agreement and allegedly preventing third parties (including Wells) from acquiring all of the First Interstate Common Stock at a price in excess of the current market price. Plaintiff further alleges that FBS aided and abetted the other defendants in breaching their fiduciary duties. In addition, this complaint alleges abuse of control, unfair business practices, unjust enrichment and constructive fraud. Plaintiff seeks injunctive relief as well as monetary damages of an unspecified amount, including punitive damages, together with prejudgment interest and attorneys' fees. First Interstate is not named as a defendant in this action.



    In addition, on November 13, 1995, Wells filed in the Delaware Chancery Court a Verified Complaint for Preliminary and Permanent Injunctive Relief and Declaratory Judgment (the "Wells Action") against First Interstate, and the members of the First Interstate Board, FBS and Merger Sub. The Wells Action alleges, among other things, that First Interstate and its directors have breached their fiduciary duties by entering into the Merger Agreement and by agreeing to the First Interstate Fee Agreement and the First Interstate Stock Option Agreement. In addition, it alleges that the defendants have implemented or may implement certain measures which may impede any proxy solicitation or consent solicitation that Wells may undertake. For example, Wells has alleged that the First Interstate defendants could amend the First Interstate Rights Agreement to provide that the power to redeem the First Interstate Rights is exercisable only by the current members of the First Interstate Board if Wells succeeds in replacing them with directors nominated by Wells. Wells has also alleged that if certain provisions of First Interstate's Bylaws regarding the nomination of directors were to apply in the context of a consent solicitation, such application of these provisions of the bylaws would be inconsistent with the provisions of the DGCL. The Wells Action alleges that FBS has aided and abetted First Interstate and its directors' alleged breaches of fiduciary duty. Among other relief, Wells seeks to invalidate the First Interstate Fee Agreement and the First Interstate Stock Option Agreement and to enjoin First Interstate from consummating the Merger. Wells also seeks to enjoin the First Interstate defendants from including any provisions similar to the First Interstate Fee Agreement or the First Interstate Stock Option Agreement in any modified or future agreement with FBS. In addition, Wells seeks to enjoin any action by defendants which could interfere with any proxy solicitation or consent solicitation that Wells may undertake. Wells seeks declaratory relief in the form of an order declaring, among other things, that its exchange offer, proxy solicitation and consent solicitation will not constitute tortious interference with the Merger Agreement or any other business-related tort; that Section 203 of the DGCL would not apply to any second-step merger with Wells; that the Merger Agreement, the First Interstate Fee Agreement and the First Interstate Stock Option Agreement are void and unenforceable; and that the Wells Offer would be a Qualified Offer within the meaning of the First Interstate Rights Agreement. With respect to the First Interstate Rights Agreement, Wells seeks an order requiring First Interstate to redeem the First Interstate Rights, or an order requiring First Interstate to amend the First Interstate Rights Agreement so as to make it inapplicable to the Wells Offer or to any second-step merger which follows the Wells Offer.



    On November 30, 1995, Wells filed a First Amended Verified Complaint for Preliminary and Permanent Injunctive Relief (the "Amended Wells Action"). The Amended Wells Action adds two counts to the original Wells Action. Wells has alleged that the First Interstate directors did not consider the differences in the imputed market value of the Merger and the Wells Offer. Wells seeks injunctive relief requiring the First Interstate directors to consider the alleged differences in the imputed values of the Merger and the Wells Offer. In addition, Wells alleges that repurchases of FBS Common Stock by FBS after November 6, 1995 have had the effect of artificially raising the price of the FBS Common Stock, thereby denying First Interstate's stockholders an accurate reading of the market value of the Exchange Ratio; that the First Interstate directors knew or should have known that the price of the FBS Common Stock was and is being inflated by FBS; that the First Interstate Board failed to (a) require as a condition to the Merger that FBS refrain from conducting any stock repurchases that influence the price of its stock, (b) inquire whether FBS was repurchasing its stock and if so, to ask FBS to cease such repurchases and (c) reveal to First Interstate stockholders all pertinent information regarding the purchases of FBS stock. With respect to these claims, Wells seeks injunctive relief requiring the First Interstate defendants to disclose that FBS has been repurchasing its own stock and that such repurchases have inflated the price of FBS stock. Wells has alleged that FBS has aided and abetted these alleged breaches of fiduciary duty. FBS and First Interstate have moved to dismiss the Amended Wells Action.



    On December 14, 1995 and December 18, 1995, respectively, FBS and First Interstate filed suit against Wells in the Federal District Court for the District of Delaware (the "Delaware Federal Actions"). In their complaints, FBS and First Interstate allege that Wells has embarked upon a campaign of deceit and manipulation designed to undermine the Merger and to interfere with the First Interstate shareholders' ability to assess fairly and accurately the merits of the Merger. FBS and First Interstate allege that Wells' campaign has included the improper manipulation of Wells' stock price, and the non-disclosure and misrepresentation of numerous material facts in violation of Sections 14(a) and 14(e) of the Exchange Act. FBS and First Interstate request, among other things, injunctive relief ordering Wells to publicly disclose and correct its violations of the securities laws. FBS and First Interstate also request an order enjoining Wells from pursuing the Wells Offer until such time in 1996 as the 1996 earnings and other estimates disseminated by Wells can be verified or disproved through the reporting of actual earnings.



    On December 22, 1995, Wells asserted counterclaims against FBS and First Interstate in the Delaware Federal Actions. Wells alleges that FBS and First Interstate have engaged in non-disclosure and misrepresentations of material facts in violation of Sections 14(a) and 14(e) of the Exchange Act, and seeks injunctive relief requiring FBS and First Interstate, among other things, to correct the allegedly false and misleading statements. The court in the Delaware Federal Actions has scheduled oral argument on the parties' motions for injunctive relief for February 2, 1996.



    On December 27, 1995, an action was filed by several purported First Interstate shareholders against First Interstate, FBS and various members of the First Interstate Board in the Federal District Court for the District of Delaware. This action, WILLIAMSON V. FIRST INTERSTATE BANCORP, C.A. No. 95-810, contains allegations similar to those asserted by Wells in its counterclaims.



    FBS and First Interstate intend to defend vigorously the foregoing claims against them, and believe that such claims will not have a material adverse effect on their ability to consummate the Merger in a timely manner.



MATERIAL DIFFERENCES IN RIGHTS OF SHAREHOLDERS OF FIRST INTERSTATE AND NEW FIRST INTERSTATE


    The rights of of First Interstate shareholders are governed by the First Interstate Certificate, the First Interstate Bylaws (the "First Interstate Bylaws") and the laws of the State of Delaware. The rights of FBS shareholders are governed by the FBS Certificate, the FBS bylaws (the "FBS Bylaws") and the laws of the State of Delaware.


    After the Effective Time, the rights of First Interstate shareholders who become shareholders of New First Interstate, will be governed by the FBS Certificate, as amended in accordance with the Merger Agreement, the FBS Bylaws and the laws of the State of Delaware. The following is a summary of the material differences between the rights of holders of First Interstate Common Stock and First Interstate Preferred Stock and those of holders of New First Interstate Common Stock and New First Interstate Preferred Stock. The following does not purport to be a complete description of the differences between the rights of First Interstate and FBS shareholders. Such differences may be determined in full by reference to the First Interstate Certificate, the FBS Certificate, the First Interstate By-laws, the FBS By-laws, the First Interstate Rights Agreement and the FBS Rights Agreement.


    ACTION BY WRITTEN CONSENT. The DGCL provides that, unless otherwise provided in the certificate of incorporation of a Delaware corporation, shareholders may act by the written consent of the holders of not less than the minimum number of shares that would be necessary to approve such action at a meeting where all shares entitled to vote were present and voted. The First Interstate Certificate of Incorporation does not provide otherwise. The First Interstate Bylaws require that any shareholder seeking to have the shareholders take action by written consent must provide notice requesting the First Interstate Board to fix a record date for the purpose of determining the shareholders entitled to provide such consents.

    The FBS Certificate provides that FBS shareholders may not act by written consent. Accordingly, all action to be taken by FBS shareholders may only be taken at duly called annual or special meeting.

    QUORUM AT SHAREHOLDERS' MEETINGS. The First Interstate Bylaws provide that the holders of a majority of the issued and outstanding capital stock entitled to vote at a meeting, present in person or by proxy, shall constitute a quorum for purposes of such a meeting. The FBS Bylaws require that the holders of not less than one-third of the shares entitled to vote at any shareholders' meeting be present, in person or by proxy, to constitute a quorum.

    NOTICE OF SHAREHOLDER NOMINATIONS FOR DIRECTOR. The FBS Bylaws require that any shareholder nominating a person for election as a director must give written notice to the secretary of the corporation not less than 90 days prior to an annual meeting of shareholders or not less than seven days after the date on which notice of a special meeting of shareholders for the election of directors is given. Under the First Interstate Bylaws, a shareholder's notice for nominations of persons for election to the Board must be given not less than 30 days nor more than 60 days prior to the meeting, unless less than forty days' notice of the meeting was given to shareholders, in which case the nomination must be given within 10 days following the mailing of the notice of meeting.

    NOTICE OF SHAREHOLDER BUSINESS PROPOSALS. The First Interstate Bylaws provide that a shareholder seeking to properly bring business before an annual meeting of shareholders must deliver notice to the Secretary of First Interstate not less than 30 nor more than 60 days prior to the date of the annual meeting, unless less than 40 days' notice of the meeting date is given to First Interstate shareholders, in which case the business proposal must be received by First Interstate no later than 10 days following the date such notice was delivered to shareholders.

    The  FBS  Bylaws  contain  no   advance  notice  requirements  relating   to
shareholder proposals for business to be conducted at a shareholders' meeting.

    SPECIAL MEETINGS OF SHAREHOLDERS. The First Interstate Bylaws provide that a special meeting of First Interstate shareholders may be called by the Chairman of the Board, and shall be called at the request, in writing, of shareholders owning a majority of the outstanding shares entitled to vote or at the request in writing of a majority of the Board. The FBS Bylaws provide that special meetings of FBS shareholders may only be called by the FBS Board or the chief executive officer of FBS.

    CLASSIFICATION OF BOARD. The FBS Certificate provides for classification of the FBS Board into three classes of directors with each class as nearly equal in number as possible and elected for a three-year term and only one class standing for election each year. The affirmative vote of the holders of at least 80 percent of the outstanding voting stock of FBS is required to amend or repeal this provision.

    The First Interstate Bylaws provide that the number of directors constituting the First Interstate Board shall be such number as is fixed from time to time by resolution adopted by the First Interstate Board. The First Interstate Board is not classified, and each of its directors are elected annually for one-year terms.

    VACANCIES AND NEWLY-CREATED DIRECTORSHIPS. The First Interstate Bylaws provide that any vacancy in the First Interstate Board and any newly-created directorships resulting from any increase in the authorized number of First Interstate directors may be filled either by a majority of the First Interstate directors then in office, though less than a quorum, or by the First Interstate shareholders.

    The FBS Certificate provides that vacancies and newly-created directorships resulting from an increase in the number of FBS directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The FBS Certificate also provides that such provision may not be amended or repealed unless approved by the affirmative vote of holders of not less than 80% of the outstanding voting stock of FBS.

    REMOVAL OF DIRECTORS. The First Interstate Certificate provides that the First Interstate shareholders may by a majority vote of the shareholders entitled to vote at any annual or special meeting thereof remove any director for any cause deemed sufficient. Under the FBS Certificate shareholders may remove a director only for cause.

    SUPERMAJORITY VOTING. The FBS Certificate provides for supermajority voting requirements in connection with certain "Business Transactions" (as defined in the FBS Certificate), involving a "Related Person" (as defined in the FBS Certificate). The supermajority shareholder vote is not required if the Business Transaction meets certain fair price criteria or in the event the "Continuing Directors" (as defined in the FBS Certificate) approve the transaction. The affirmative vote of at least 80% of the outstanding shares of FBS entitled to vote generally in the election of directors is required to approve such a transaction under the FBS Certificate. The FBS Certificate also requires the vote of the holders of 80% of the outstanding shares entitled to vote in the election of directors, to add to, alter, change or repeal the supermajority provisions. The First Interstate Certificate contains no such provisions.

    MATERIAL DIFFERENCES IN RIGHTS AGREEMENTS. The FBS Rights Agreement (which is described in "Description of FBS and First Interstate Capital Stock -- Common Stock -- Preferred Stock Purchase Rights") and the Rights Agreement, dated as of November 21, 1988, as amended (the "First Interstate Rights Agreement"), between First Interstate and First Interstate Bank, Ltd., as rights agent (a description of which is incorporated herein by reference under "Incorporation of Certain Documents by Reference"), contain substantially similar terms. The First
Interstate Rights Agreement provides that the rights to purchase First Interstate Common Stock issued pursuant thereto (the "First Interstate Rights") will expire on December 31, 1998 (subject to extension), unless the First Interstate Rights are earlier redeemed by First Interstate. Pursuant to the FBS Rights Agreement, the FBS Rights will expire on the earlier of (a) the date which is 24 months after the first date upon which FBS can generally be acquired by bank holding companies, and FBS is generally permitted to acquire banks principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits, or (b) January 4, 1999, unless the FBS Rights have previously been redeemed by FBS, or unless such date is extended.


    GENERAL. The foregoing discussion of certain material differences between the rights of First Interstate shareholders and the rights of FBS shareholders under their respective Certificates and Bylaws is only a summary of certain provisions thereof and does not purport to be a complete description of such similarities and differences. The foregoing discussion is qualified in its entirety by reference to the full texts of the Certificates and Bylaws of First Interstate and FBS. Such Certificates and Bylaws are filed or incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.


DIVIDENDS

    The Merger Agreement provides that FBS and First Interstate will coordinate the declaration and payment of dividends in respect of FBS Common Stock and First Interstate Common Stock, it being the intent of FBS and First Interstate that holders of FBS Common Stock or First Interstate Common Stock will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter in which they would otherwise receive a dividend in the absence of the Merger.


                            FIRST BANK SYSTEM, INC.



BUSINESS OF FBS



    FBS is a regional bank holding company headquartered in Minneapolis, Minnesota. As of September 30, 1995, FBS was comprised of eight banks, a savings association and other financial companies with 350 offices, located primarily in the 11 states of Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota, Wisconsin, Iowa, Nebraska, Kansas and Wyoming. Through its subsidiaries,

FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment management, data processing, leasing, mortgage banking and brokerage services. At September 30, 1995, FBS and its consolidated subsidiaries had consolidated assets of $33.0 billion, consolidated deposits of $21.9 billion and shareholders' equity of $2.7 billion.

    The subsidiary banks of FBS engage in general commercial banking business, principally in domestic markets, and provide banking and ancillary services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. The largest subsidiary bank, First Bank National Association ("FBNA"), had assets of $15.4 billion at September 30, 1995.

    FBS is a legal entity separate and distinct from its banking and non-banking affiliates. The principal sources of FBS's income are dividends, interest and fees from FBNA and the other banking and non-banking affiliates. The bank and thrift subsidiaries of FBS (the "Banks"), are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, FBS and certain other affiliates; and on investments in stock or other securities thereof. Such restrictions prevent FBS and such other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by any of the Banks are generally limited in amount as to FBS and as to each of such other affiliates to 10% of such Bank's capital and surplus and as to FBS and all of such other affiliates to an aggregate of 20% of such Bank's capital and surplus. In addition, payment of dividends to FBS by the subsidiary banks is subject to ongoing review by regulators and is subject to various statutory limitations and in certain circumstances requires approval by regulatory authorities.

    FBS was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111). For further information concerning FBS, see the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."


FBS STOCK REPURCHASE PROGRAM



    FBS has had a continuing, publicly announced stock repurchase program throughout 1993, 1994 and 1995. As publicly reported in its Annual Reports on Form 10-K for the years ended December 31, 1993 and December 31, 1994, FBS repurchased 6.2 and 6.3 million shares of FBS Common Stock in 1993 and 1994, respectively. In addition, FBS announced on January 19, 1995 and February 15, 1995 that it intended to repurchase 2 million and 14 million shares of FBS Common Stock, respectively, by the end of 1996. These programs were subsequently described in FBS's Quarterly Reports on Form 10-Q for the first and second quarters of 1995 and in its press releases announcing financial results for such periods. More recently, on October 10, 1995, FBS further announced that it had repurchased 4.3 million shares in the third quarter of 1995 pursuant to its repurchase programs and special repurchases in connection with the FirsTier Acquisition. FBS further announced that it expected to repurchase up to an aggregate of 24.3 million shares during 1995 and 1996 as a result of these previously announced stock repurchase programs.



    FBS reconfirmed its intention to continue such stock repurchases on November 6, 1995, in conjunction with its announcement of the Merger Agreement and in subsequent filings made with the Commission with respect to the Merger. As publicly reported in FBS's 1995 Quarterly Reports on Form 10-Q, FBS repurchased 1,040,475, 2,644,410 and 4,306,620 shares of FBS Common Stock in the first, second and third quarters of 1995, respectively.



    For independent business and accounting reasons relating to the FirsTier Acquisition, FBS decided to repurchase shares of FBS Common Stock, as publicly announced. Prior to entering into the Merger Agreement, FBS had planned to repurchase approximately 3,675,000 shares during the fourth quarter of 1995, representing a reduction from the original target of 3,975,000 shares corresponding to greater than targeted repurchases in the third quarter. However, upon entering into the Merger Agreement, the fourth quarter target was increased to 4,500,000 shares to take into account the fact that new cooling-off periods associated with the Merger would further restrict the number of trading days in 1996 which would be available for FBS's previously
planned share repurchases. FBS repurchased         shares of FBS Common Stock in
the  fourth  quarter  of 1995  and  has, as  of  the  date of  this  Joint Proxy
Statement/Prospectus, repurchased an additional         shares in 1996.



    FBS strictly adheres to the antimanipulation rules of the Commission in making all of its share repurchases. One of these rules provides a safe harbor against any claim of stock price manipulation if the purchases are limited in terms of timing, manner of execution and other factors. In accordance with these rules, FBS does not make any purchases on an "uptick," uses only one broker for such purchases and its purchases (excluding block purchases) do not constitute more than one-quarter of the daily volume. The Commission's rules expressly exempt block purchases from the volume limitations of the safe harbor provisions, presumably on the basis that block purchases do not present the same market manipulation concerns as do purchases in smaller quantities. Another of these rules limits the time periods during which the repurchases must be made and expressly prohibits repurchases during the pendency of merger proxy solicitations. AS A RESULT, FBS WILL NOT PURCHASE SHARES OF FBS COMMON STOCK DURING THE PERIOD COMMENCING TWO TRADING DAYS PRIOR TO THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND ENDING ON THE DATE OF THE FIRST INTERSTATE SPECIAL MEETING. In imposing these cooling-off limitations, the rules expressly contemplate that an issuer engaged concurrently in share repurchases and stock-for-stock mergers will be required to concentrate its share repurchases to a limited number of trading days, during which repurchase volumes often will be higher than they otherwise would be if the cooling-off limitations did not apply.



    As a result of the application of the Commission rules to the FirsTier Acquisition and two other acquisitions by FBS, FBS was not permitted to engage in share repurchases during a significant portion of the first three quarters of 1995. Moreover, because of these rules, FBS was unable to make repurchases during most of October and December of 1995 and expects to be prohibited from making repurchases for a portion of January 1996 during the solicitation period for the FirsTier Acquisition and will not be permitted to repurchase shares for a period of at least one month prior to the First Interstate Special Meeting with respect to the Merger. FBS also did not engage in repurchases during the first week of November 1995 because of the events leading to the execution of the Merger Agreement on November 6.



    FBS believes that its active share repurchase programs provide an effective long-term means of implementing FBS's capital management goal of returning to its stockholders excess capital that may result from future earnings. Repurchases are assumed in the forecasted results describing the Merger. FBS will not, however, purchase treasury shares under its existing authorizations within 90 days after consummation of the Merger.



    The chart set forth below shows, for  each day from October 1, 1995  through
           , 1996, the trading day immediately prior to the date of this Joint Proxy Statement/Prospectus, the number of shares purchased by FBS (including shares purchased in block transactions), the total trading volume in FBS Common Stock, and the total daily purchases by FBS in transactions other than block transactions. In addition, set forth as an Exhibit 99.12 to the Registration Statement is a detailed trading record showing the same information with respect to the purchases of FBS Common Stock made by FBS for each day 1995 (the "FBS Repurchase Chart"). Each person, including any beneficial owner, to whom a copy of this Joint Proxy Statement/Prospectus is delivered may obtain a copy of the FBS Repurchase Chart from FBS, without charge, by following the instructions set forth under "Incorporation of Certain Documents by Reference."



                                  NUMBER OF SHARES                      TOTAL
                                      PURCHASED          TOTAL        PURCHASES
                                     (INCLUDING         TRADING      IN NON-BLOCK   WEIGHTED AVERAGE
DATE                             BLOCK TRANSACTIONS)     VOLUME      TRANSACTIONS      PRICE PAID
-------------------------------  -------------------  ------------  --------------  ----------------


                            FIRST INTERSTATE BANCORP


    First Interstate is a bank holding company registered under the BHC Act, and conducts a commercial banking business through its bank subsidiaries. First Interstate was incorporated under the laws of the State of Delaware and began operations in 1958. At September 30, 1995, First Interstate, through its 16 subsidiary banks (the "Subsidiary Banks"), operated approximately 1,150 banking offices in 13 states.

    At September 30, 1995, First Interstate and its consolidated subsidiaries had total assets of $55.1 billion, consolidated deposits of $48.2 billion and shareholders' equity of $4.0 billion. At that date, First Interstate was the fourteenth largest commercial banking organization in the United States ranked by total assets.

    The Subsidiary Banks accept checking, savings and other time deposit accounts and employ these funds by making principally consumer, real estate and commercial loans and investing in securities and other interest bearing assets. All of their deposit accounts are insured by the FDIC, all but three exercise trust powers, and the thirteen national banks and one of the three state banks are members of the Federal Reserve System. The larger Subsidiary Banks provide international banking services throughout the international departments of their domestic offices and through a business development agreement between First Interstate Bank of California and Standard Chartered PLC. They also maintain correspondent relationships with major banks throughout the world.

    First Interstate also provides banking-related financial services and products. These include asset-based commercial financing, asset management and investment counseling, bank card operations, mortgage banking, venture capital and investment products. It engages in these activities through non-bank subsidiaries of First Interstate, through the Subsidiary Banks and through subsidiaries of the Subsidiary Banks.

    The largest of the Subsidiary Banks, First Interstate Bank of California, a California state-chartered bank, had total assets of approximately $24.8 billion, total deposits of approximately $21.2 billion and shareholder's equity of approximately $2.0 billion at September 30, 1995.

    Additional  information  about  First  Interstate  and  its  subsidiaries is
included  in  documents   incorporated  by   reference  in   this  Joint   Proxy
Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

           DESCRIPTION OF FBS AND NEW FIRST INTERSTATE CAPITAL STOCK


    The following is a description of the material features of the capital stock of FBS. This description does not purport to be complete and is qualified in its entirety by reference to the FBS Certificate, the certificate of designation for each series of preferred stock of FBS, and the agreements and documents referred to below under"-- Common Stock -- Preferred Stock Purchase Rights" and "-- Periodic Stock Purchase Rights and Risk Event Warrants," copies of which are incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.


GENERAL


    The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock, par value $1.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share ("preferred stock of FBS"). Under the FBS Certificate, the FBS Board or a duly authorized committee thereof has the power, without further action by the shareholders, unless action is required by applicable laws or regulations or by the terms of outstanding preferred stock of FBS, to provide for the issuance of preferred stock in one or more series and to fix the voting rights, designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof by adopting a resolution or resolutions creating and designating such series. As of September 30, 1995, there were 2,095,800 shares of preferred stock of FBS outstanding, having an aggregate liquidation preference of $104,790,000, and 1,412,750 shares of preferred stock of FBS reserved for issuance. At September 30, 1995, 135,632,324 shares of FBS Common Stock were issued (including 6,202,961 shares held in treasury), 7,680,088 shares were reserved for issuance under the FBS employee plans and the FBS Reinvestment and Purchase Plan, 3,616,512 shares were reserved for issuance upon conversion of the FBS 1991A Preferred Stock, and 15,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants described below.

    The FBS Board has approved a proposed amendment to the FBS Certificate that would increase the number of authorized shares of FBS Common Stock from 200,000,000 to 500,000,000 and would increase the number of authorized shares of preferred stock of FBS from 10,000,000 to 15,000,000. The increase in the number of authorized shares of FBS Common Stock is necessary to have sufficient shares available for consummation of the Merger, in connection with which FBS anticipates issuing up to 207,480,000 shares of FBS Common Stock. The FBS Board further believes that the authorization of additional shares of FBS capital stock is advisable to provide FBS additional common and preferred shares for general corporate purposes, including stock dividends, raising additional capital, issuances pursuant to employee and shareholder stock plans and possible future acquisitions. See "Amendment to FBS Certificate."

PREFERRED STOCK

    GENERAL. FBS presently has one series of preferred stock issued and outstanding and two series of preferred stock authorized for future issuance. The FBS 1991A Preferred Stock, which is issued and outstanding, and the Series 1990A Preferred Stock, liquidation value $100,000 per Share ("Series 1990A Preferred Stock"). The Series 1990A Preferred Stock is authorized for future issuance as described below and ranks on a parity with the FBS 1991A Preferred Stock. The Series A Junior Participating Preferred Stock (the "Junior Preferred Stock"), which is authorized for future issuance as described below, ranks junior to the other two series of preferred stock of FBS.

    SERIES 1990A PREFERRED STOCK. In connection with the sale by FBS of 12,600,000 shares of FBS Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, FBS may under certain circumstances be obligated to issue up to 12,750 shares of Series 1990A Preferred Stock. See "-- FBS Common Stock -- Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share. The dividend rate would be adjusted quarterly and would be determined at the time of issuance. If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on such series, then the number of directors of FBS would be increased by one and the holders of such Series, voting as a separate class, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on the Series 1990A Preferred Stock. Holders of Series 1990A Preferred Stock would not have any other voting rights, except as described under "-- Preferred Stock Voting Rights" below.

    FBS 1991A PREFERRED STOCK. In November 1991, FBS issued in a public offering 2,290,000 shares of its FBS 1991A Preferred Stock and 2,095,800 of such shares remained outstanding at September 30, 1995. Such shares bear a dividend rate of 7.125% per annum of the liquidation preference per share. The shares of FBS 1991A Preferred Stock are convertible at the option of the holder at any time at the rate of 1.7256 shares of FBS Common Stock for each such share, which is equivalent to a conversion price of $28.975 per share of FBS Common Stock. The conversion rate is subject to adjustment upon the occurrence of specified events. The shares of FBS 1991A Preferred Stock are not subject to any sinking fund provisions and have no preemptive rights. Such shares provide for a liquidation preference of $50 per share plus accrued and unpaid dividends, and are subject to redemption, upon at least 30 days notice, at the option of FBS at any time on or after January 1, 1996 at a redemption price equal to $52.1375 per share, declining to $50 per share on or after January 1, 2002, plus in each case accrued and unpaid dividends; provided, however, that the shares of FBS 1991A

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Preferred  Stock are not  redeemable in part  in the event  that full cumulative dividends have not been paid. Holders of FBS 1991A Preferred Stock do not have any voting rights, except as described under "-- Preferred Stock Voting Rights" below.

    JUNIOR PREFERRED STOCK. FBS has issued the FBS Rights to holders of FBS Common Stock entitling such holders, under specified conditions, to purchase Junior Preferred Stock of FBS. See "-- Common Stock -- Preferred Stock Purchase Rights" below. If issued, each share of Junior Preferred Stock would have a minimum liquidation preference of $100 per share plus accrued and unpaid dividends and would be entitled to an aggregate payment equal to the liquidation payment made on 100 shares of FBS Common Stock. In addition, each share of Junior Preferred Stock would have a minimum preferential quarterly dividend payment of $1.00 per share but would be entitled to an aggregate payment equal to the dividends declared on 100 shares of FBS Common Stock. The shares of Junior Preferred Stock would not be entitled to the benefit of any sinking fund and would not be redeemable. Each share of Junior Preferred Stock would have 100 votes and would vote together with the FBS Common Stock.

    PREFERRED STOCK VOTING RIGHTS. The following voting provisions apply to all series of the preferred stock of FBS other than the Junior Preferred Stock. The voting rights of the Junior Preferred Stock, and certain additional voting rights of the Series 1990A Preferred Stock, are described above under "-- Series 1990A Preferred Stock" and "-- Junior Preferred Stock."

    If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on any preferred stock of FBS is equal to at least six quarterly dividends on such series of preferred stock of FBS, the number of the directors of FBS will be increased by two and the holders of all outstanding series of preferred stock of FBS (excluding the Series 1990A Preferred Stock), voting as a single class without regard to series, will be entitled to elect such additional two directors until all dividends in default on all preferred stock of FBS have been paid or declared and set apart for payment.

    The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of the preferred stock of FBS, voting as a class, will be required for any amendment of the FBS Certificate (including any certificate of designation or any similar document relating to any series of preferred stock of FBS) which will adversely affect the powers, preferences, privileges or rights of such series of preferred stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of preferred stock of FBS, voting as a single class without regard to series, will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to such series of preferred stock as to dividends or upon liquidation.

    ADDITIONAL PROVISIONS. The rights of holders of FBS Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the FBS Common Stock by limiting the control that such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of the preferred stock of FBS and otherwise. In addition, the issuance of shares of preferred stock of FBS may, in some circumstances, deter or discourage takeover attempts and other changes in control of FBS, including takeovers and changes in control that some holders of the FBS Common Stock may deem to be in their best interests and in the best interests of FBS, by making it more difficult for a person who has gained a substantial equity interest in FBS to obtain voting control or to exercise control effectively. FBS has no current plans or agreements with respect to the issuance of any shares of preferred stock, except as described above with respect to the Series 1990A Preferred Stock and in connection with the consummation of the Merger.

    The FBS Certificate requires the affirmative vote of the holders of 80% of the "Voting Stock" (as defined therein) of FBS to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidation, involving or proposed by certain significant shareholders, unless certain price

                                      102
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and procedural requirements are met or unless the transaction is approved by the
"Continuing Directors" (as defined therein). In addition, the FBS Certificate provides for classification of the FBS Board into three separate classes and authorizes action by the shareholders of FBS only pursuant to a meeting and not by a written consent. The Bylaws of FBS provide that special meetings of shareholders may be called only by the FBS Board or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of FBS without negotiation with the FBS Board.

COMMON STOCK


    GENERAL. Each share of FBS Common Stock is entitled to such dividends as may from time to time be declared by the FBS Board from any funds legally available for dividends. FBS may not declare any cash dividends on, or make any payment on account of, the purchase, redemption or other retirement of, FBS Common Stock unless full dividends (including accumulated dividends, if applicable) have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of FBS and FBS is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of FBS. Holders of FBS Common Stock are entitled to one vote per share. Shareholders do not have the right to cumulate their votes in the election of directors. FBS Common Stock has no conversion rights and the holders of FBS Common Stock have no preemptive or other rights to subscribe for additional securities of FBS. In the event of the liquidation of FBS, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of FBS which may be outstanding, the holders of FBS Common Stock will be entitled to share ratably in the remaining assets of FBS. Shares of FBS Common Stock are fully paid and nonassessable, and the shares of FBS Common Stock to be issued to the holders of First Interstate Common Stock in the Merger will, when issued, be legally issued. The FBS Common Stock is listed on the NYSE.


    PREFERRED STOCK PURCHASE RIGHTS. On December 21, 1988, the FBS Board declared a dividend of one preferred share purchase right (a "FBS Right") for each outstanding share of FBS Common Stock. The dividend was paid on January 4, 1989 to the FBS shareholders of record on that date. Each holder of shares of New First Interstate Common Stock issued upon consummation of the Merger will receive one New First Interstate Right for each share of New First Interstate Common Stock.

    Each FBS Right initially entitles the registered holder to purchase from FBS one one-hundredth of a share of Junior Preferred Stock of FBS at a price of $80.00, subject to adjustment (the "Purchase Price"). The FBS Rights are not and will not be exercisable or represented by separate certificates until 10 days following the earlier of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of FBS Common Stock or have commenced or announced an intention to make a tender offer or exchange offer for 20% or more of such outstanding shares of FBS Common Stock (the earlier of such dates being called the "Distribution Date"). In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding shares of FBS Common Stock, each FBS Right (other than any FBS Right held by a person or group of affiliated or associated persons beneficially owning 20% or more of the outstanding shares of FBS Common Stock, which FBS Rights will thereafter be void) will thereafter entitle the holder to receive upon exercise that number of shares of FBS Common Stock having a market value of twice the Purchase Price. In addition, in such event, the FBS Board will thereafter be entitled to exchange the outstanding FBS Rights (other than any FBS Right held by an Acquiring Person, which FBS Right shall thereafter be void), in whole or in part, for shares of FBS Common Stock or Junior Preferred Stock at an exchange ratio of one share of FBS Common Stock, or one one-hundredth of a share of Junior Preferred Stock, per FBS Right. In connection with the execution of the Merger Agreement, FBS amended the FBS Rights Agreement to, among other things, provide that the execution and delivery of the FBS Stock Option Agreement and the transactions contemplated thereby will not cause the FBS Rights to be distributed or become exercisable. See " -- Amendments to Rights Agreements."

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
    In the event that FBS is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each FBS Right will thereafter entitle the holder to receive upon exercise that number of shares of common stock of the acquiring company having a market value of twice the Purchase Price.

    Prior to the Distribution Date, the FBS Rights cannot be transferred apart from FBS Common Stock and are represented solely by the FBS Common Stock certificates. As soon as practicable following the Distribution Date, separate certificates representing the FBS Rights will be mailed to holders of record of shares of FBS Common Stock as of such date, and the FBS Rights could then begin to trade separately from FBS Common Stock.

    The FBS Rights do not have any voting rights and are not entitled to dividends. The terms of the FBS Rights may be amended without the consent of the holders, provided that, after a person becomes an Acquiring Person, such amendment may not adversely affect the interests of the holders.

    The terms of the Junior Preferred Stock issuable upon exercise of FBS Rights are described above under "-- Preferred Stock -- Junior Preferred Stock."

    The FBS Rights are not exercisable until the Distribution Date. The FBS Rights will expire on the earlier of (a) the date which is 24 months after the first date upon which FBS can generally be acquired by bank holding companies, and FBS is generally permitted to acquire banks, principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits or (b) January 4, 1999, unless, before that date, all of the FBS Rights are either redeemed by FBS at a price of $.01 per FBS Right prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of FBS Common Stock, or are exchanged by FBS for shares of FBS Common Stock or Junior Preferred Stock as described above. It is currently anticipated that the first date on which FBS can generally be acquired by bank holding companies, and FBS is generally permitted to acquire banks, principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits will be in July 1996.

    The FBS Rights may have certain anti-takeover effects. The FBS Rights may cause substantial dilution to an Acquiring Person if it attempts to merge with, or engage in certain other transactions with, FBS. The FBS Rights should not, however, interfere with any merger or other business combination approved by the FBS Board prior to the occurrence of the Distribution Date because the FBS Rights may be redeemed prior to such time.

    The complete terms of the FBS Rights are set forth in the FBS Rights Agreement. The description of the FBS Rights set forth herein does not purport to be complete and is qualified in its entirety by reference to the FBS Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

    PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS. FBS has entered into (i) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Stock
Purchase Agreement"), by and among Corporate Partners, L.P. ("Corporate Partners"), Corporate Offshore Partners, L.P. ("Offshore" and, together with Corporate Partners, the "Partnerships"), The State Board of Administration of Florida ("State Board") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to herein collectively as the "Purchasers"), Corporate Advisors, L.P. and FBS and
(ii) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Florida Stock Purchase Agreement"), by and between State Board in its individual capacity and FBS. Pursuant to the Stock Purchase Agreement, FBS sold (a) to Corporate Partners 8,856,241 shares of FBS Common Stock, ten Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant, (b) to Offshore 643,976 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant and (c) to State Board 939,783 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant. Pursuant to the Florida Stock Purchase Agreement, FBS sold to State Board 2,160,000 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant. Effective as of May 30, 1990, FBS and First

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Chicago  Trust Company of  New York entered  into Amendment No.  1 to the Rights
Agreement to exclude the acquisition of shares of FBS Common Stock by the Purchasers and State Board pursuant to the Stock Purchase Agreement and the
Florida  Stock   Purchase   Agreement,  respectively,   and   the   transactions
contemplated thereby and certain other transactions from the operation of the Rights Agreement. See "-- Common Stock -- Preferred Stock Purchase Rights" above.

    The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of FBS Common Stock acquired thereunder and standstill provisions limiting further acquisitions of FBS Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined in the Stock Purchase Agreement) sold by FBS for cash, subject to certain exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the FBS Board.

    Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined in the Stock Purchase Agreement) exists for the specific twelve-month period to which such PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that FBS has not paid a cash dividend equal to $0.205 per share of FBS Common Stock for each quarter within such twelve-month period. The PSPRs will be exercisable for that number of shares of FBS Common Stock or (subject to the prior approval of the Federal Reserve Board) depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("Depositary Shares") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of FBS Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a PSPR could adversely affect the market price of the FBS Common Stock. If the PSPRs were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock.

    Each Risk Event Warrant shall become exercisable in the event of certain defined change of control events with respect to FBS where the value received by holders of the FBS Common Stock is less than $13.875 per share, or in certain circumstances in the event the FBS Common Stock is valued at less than $13.875 per share on the tenth anniversary of the closing of the transactions contemplated under the Stock Purchase Agreement. The Merger does not constitute a change of control for purposes of the Risk Event Warrants. The Risk Event Warrants will be exercisable for that number of shares of FBS Common Stock at an exercise price of $1.25 per share or, in certain circumstances (subject to the prior approval of the Federal Reserve Board), Depositary Shares such that the holders of Risk Event Warrants will receive value equal to such shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the FBS Common Stock. If the Risk Event Warrants were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock. In the event of a change in control at a time when the market price of the FBS Common Stock is less than $13.875 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the FBS Common Stock.

    In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, FBS may, at its option (subject to the prior approval of the Federal Reserve Board), elect to have such Risk Event Warrant become exercisable for other securities of FBS acceptable to the holder of such Risk Event Warrant in lieu of the shares of FBS Common Stock for which such Risk Event Warrant would otherwise become exercisable. In addition, FBS has the right (subject to the prior approval of the Federal Reserve Board) to redeem any PSPR at a price equal to the Dividend

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Shortfall and any Risk Event Warrant at a price equal to the Value Shortfall (as defined in the Stock Purchase Agreement) or the Termination Shortfall Amount (as defined in the Stock Purchase Agreement), as applicable, after such PSPR or Risk Event Warrant, as the case may be, shall have become exercisable. FBS also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted certain rights to cause FBS to register with the Commission the FBS Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

    The foregoing is a summary of the transactions contemplated by the Stock Purchase Agreement and the Florida Stock Purchase Agreement and related documents and is qualified in its entirety by the more detailed information contained in such agreements and documents, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

NEW FIRST INTERSTATE PREFERRED STOCK

    The summary of terms of the New First Interstate Preferred Stock contained herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the FBS Certificate and the respective Certificates of Designations of the New First Interstate Preferred Stock (each a "Certificate of Designations") which have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and are incorporated herein by reference.

NEW FIRST INTERSTATE 9.875% PREFERRED STOCK

    Pursuant to the terms of the Merger Agreement, each share of First Interstate 9.875% Preferred Stock will be converted into one share of New First Interstate 9.875% Preferred Stock. The New First Interstate 9.875% Preferred Stock will be substantially the same as the First Interstate 9.875% Preferred Stock.

    RANK. The New First Interstate 9.875% Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of New First Interstate with each other currently outstanding shares of preferred stock of FBS and with the New First Interstate 9.0% Preferred Stock. See "Description of New First Interstate Capital Stock--Preferred Stock." The New First Interstate 9.875% Preferred Stock will rank prior to the New First Interstate Common Stock and the Junior Preferred Stock with respect to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of New First Interstate.

    DIVIDENDS. Holders of shares of New First Interstate 9.875% Preferred Stock will be entitled to receive, when, as and if declared by the New First Interstate Board, or a duly authorized committee thereof, out of assets of New First Interstate legally available for payment, cash dividends, payable quarterly, at the rate of 9.875% per share per annum (equivalent to $2.46875 per New First Interstate 9.875% Depositary Share per annum). Dividends on the New First Interstate 9.875% Preferred Stock will be payable quarterly on the last day of March, June, September and December of each year (each, a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the Effective Time. Dividends payable on the first Dividend Payment Date following the Effective Time shall be in respect of the quarterly dividend period commencing on and including the last dividend payment date with respect to the First Interstate 9.875% Preferred Stock on which dividends were paid prior to the Effective Time. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of New First Interstate on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the New First Interstate Board. Quarterly dividend periods shall commence on and include the Dividend Payment Date and shall end on and include the day next preceding the next following
Dividend Payment Date. The right of holders of New First Interstate 9.875% Preferred Stock to receive dividends is cumulative.

    So long as any shares of the New First Interstate 9.875% Preferred Stock are outstanding, no dividends shall be paid or declared upon any shares of any class or series of stock of New First

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Interstate  ranking on a  parity with the New  First Interstate 9.875% Preferred
Stock in the payment of dividends for any period unless, at or prior to the time of such payment or declaration, (i) all cumulative dividends payable on the New First Interstate 9.875% Preferred Stock for all dividend periods ended prior to the date of such payment or declaration shall have been paid and (ii) a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed thereupon, shall be paid upon or declared for the New First Interstate 9.875% Preferred Stock then issued and outstanding.

    So long as any shares of the New First Interstate 9.875% Preferred Stock are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with or junior to the New First Interstate 9.875% Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the New First Interstate 9.875% Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the shares of New First Interstate 9.875% Preferred Stock and the shares of any other preferred stock ranking on a parity as to dividends with the New First Interstate 9.875% Preferred Stock, all dividends declared upon shares of New First Interstate 9.875% Preferred Stock and any other preferred stock ranking on a parity as to dividends shall be declared pro rata so that the amount of dividends declared per share on the New First Interstate 9.875% Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of New First Interstate 9.875% Preferred Stock and such other preferred stock bear to each other. Holders of shares of New First Interstate 9.875% Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, payable as herein provided, on the New First Interstate 9.875% Preferred Stock and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments of New First Interstate 9.875% Preferred Stock which may be in arrears. Except as provided in the preceding sentence, unless full dividends on the New First Interstate 9.875% Preferred Stock have been declared and paid or set apart for payment for a dividend period, no dividends (other than in New First Interstate Common Stock or another stock ranking junior to the New First Interstate 9.875% Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the New First Interstate Common Stock or on any other stock of New First Interstate ranking junior to or on a parity with the New First Interstate 9.875% Preferred Stock as to dividends or upon liquidation, nor shall any New First Interstate Common Stock nor any other stock of New First Interstate ranking junior to or on parity with the New First Interstate 9.875% Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by New First Interstate (except by conversion into or exchange for stock of New First Interstate ranking junior to the New First Interstate 9.875% Preferred Stock as to dividends and upon liquidation) unless, in each case, the full dividends on all outstanding shares of New First Interstate 9.875% Preferred Stock shall have been paid, including dividends payable for all past dividend periods.

    Any dividend payment made on shares of New First Interstate 9.875% Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

    REDEMPTION. Prior to November 15, 1996, the New First Interstate 9.875% Preferred Stock is not redeemable. At any time on or after November 15, 1996, the New First Interstate 9.875% Preferred Stock is redeemable, in whole or in part, from time to time at the option of New First Interstate upon not less than 40 nor more than 70 days' notice (or not less than 30 nor more than 60 days' notice in the case of the New First Interstate 9.875% Depositary Shares) at $200.00 per share (equivalent to $25.00 per New First Interstate 9.875%
Depositary Share) plus all accrued and unpaid dividends to the date of redemption.

    If less than all the outstanding shares of New First Interstate 9.875% Preferred Stock are to be redeemed, New First Interstate will select those to be redeemed pro rata, by lot or by a substantially equivalent method. On and after the redemption date, dividends will cease to accrue on the shares, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any accrued and unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

    The New First Interstate 9.875% Preferred Stock will not be entitled to the benefits of any sinking fund.

    Notwithstanding the foregoing, unless the full cumulative dividends on all outstanding shares of New First Interstate 9.875% Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, no shares of New First Interstate 9.875% Preferred Stock shall be redeemed unless all outstanding shares of New First Interstate 9.875% Preferred Stock are simultaneously redeemed; provided, however that the foregoing shall not prevent the purchase or acquisition of shares of New First Interstate 9.875% Preferred Stock or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of New First Interstate 9.875% Preferred Stock, and, unless the full cumulative dividends on all outstanding shares of New First Interstate 9.875% Preferred Stock and any other stock of New First Interstate ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, New First Interstate shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series (except by conversion into or exchange for stock of New First Interstate ranking junior to the preferred stock of such series as to dividends and upon liquidation.)

    In addition, in order to qualify as Tier 1 capital, New First Interstate 9.875% Preferred Stock may not be redeemed at New First Interstate's option without the prior approval of the Federal Reserve Board.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New First Interstate, the holders of the New First Interstate 9.875% Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of New First Interstate Common Stock or any other security ranking junior to the New First Interstate 9.875% Preferred Stock on liquidation, dissolution or winding up of New First Interstate, to receive $200.00 per share (equivalent to $25.00 per New First Interstate 9.875% Depositary Share) plus accrued and unpaid dividends. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of New First Interstate are insufficient to pay such amount on all outstanding shares of New First Interstate 9.875% Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of New First Interstate ranking on a parity with the New First Interstate 9.875% Preferred Stock in the distribution of assets, then the holders of the New First Interstate 9.875% Preferred Stock and of all other such classes or series shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

    If such payment shall have been made in full to all holders of shares of New First Interstate 9.875% Preferred Stock, the remaining assets of New First Interstate shall be distributed among the holders of any other classes of stock ranking junior to the New First Interstate 9.875% Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of New First Interstate with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of New First Interstate.

    VOTING RIGHTS. Under regulations adopted by the Federal Reserve Board, a holder of 25% or more of the New First Interstate Preferred Stock (or the New First Interstate Depositary Shares (or a holder of 5% or more if it otherwise exercises a "controlling influence" over New First Interstate) may then be subject to regulation as a bank holding company in accordance with the BHC Act. In addition, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of the New First Interstate Preferred Stock (or the New First Interstate Depositary Shares).

    Each holder of shares of New First Interstate 9.875% Preferred Stock shall be entitled to notice of shareholders' meetings and shall be entitled to one vote for each share of New First Interstate 9.875% Preferred Stock held by such holder as of the record date in connection with any such vote, on all matters submitted to the holders of shares of New First Interstate Common Stock and the holders of shares of any other stock of New First Interstate entitled to general voting powers as of the relevant record date ("Other Voting Stock"). Except as otherwise provided by law, holders of New First Interstate 9.875% Preferred Stock shall vote with holders of New First Interstate Common Stock and Other Voting Stock, together as a class, on all matters submitted to holders of Other Voting Stock of New First Interstate.

    If at any time of any annual meeting of shareholders for the election of directors of New First Interstate, a default in preference dividends (as defined below) shall exist on the New First Interstate 9.875% Preferred Stock or on any shares of preferred stock ranking on a parity with the shares of New First Interstate 9.875% Preferred Stock as to dividends or upon liquidation (the New First Interstate 9.875% Preferred Stock and any such shares of preferred stock being herein referred to as "Parity Preferred Stock"), the maximum authorized number of members of the New First Interstate Board of directors shall automatically be increased by two. The two vacancies so created shall be filled at such meeting by the vote of the holders of the New First Interstate 9.875% Preferred Stock and the holders of any other Parity Preferred Stock upon which like voting rights have been conferred and are then exercisable (the New First Interstate 9.875% Preferred Stock and such other Parity Preferred Stock being herein referred to as "Voting Parity Preferred Stock"), voting together as a single class without regard to series, to the exclusion of the holders of the New First Interstate Common Stock and any other class of capital stock that is not Voting Parity Preferred Stock. The holders of the New First Interstate Common Stock and any other class of capital stock which has the right to vote at such meeting (other than the Voting Parity Preferred Stock) shall elect the remaining directors. Such rights of the holders of Voting Parity Preferred Stock shall continue until there are no preference dividends in arrears upon the Parity Preferred Stock of any series at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any such termination of the right of the holders of shares of Voting Parity Preferred Stock as a class to vote for directors as herein provided, the term of office of each director then in office elected by such holders voting as a class (herein called a "Preferred Director") shall terminate immediately. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Voting Parity Preferred Stock, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of Voting Parity Preferred Stock, called for such purpose. So long as a default in any preference dividends on any Parity Preferred Stock of any series shall exist, (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by the person appointed by an instrument in writing signed by the remaining Preferred Director and filed with New First Interstate and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the person elected by the vote of the holders of the outstanding shares of Voting Parity Preferred Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted or at any subsequent meeting. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed to be a Preferred Director. Whenever a default in preference dividends shall no longer exist: (i) the term of office of the Preferred Directors shall end, (ii) the special voting powers vested in the holders of the Voting Parity Preferred Stock as provided herein shall expire and
(iii) the number of members of the New First Interstate Board of Directors shall be such number as may be provided for in New First Interstate's By-Laws irrespective of any increase made as provided herein. A "default in preference dividends" on the Voting Parity Preferred Stock of any series shall be deemed to have occurred whenever the amount of unpaid accrued dividends upon any series of preferred stock of New First Interstate through the last

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
preceding dividend period therefor shall be equivalent to six quarterly dividends (which, with respect to New First Interstate 9.875% Preferred Stock or any other series of Parity Preferred Stock, shall be deemed to be dividends in respect of a number of dividend periods containing not less than 540 days) or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Voting Parity Preferred Stock of each and every series then outstanding shall have been paid to the end of the last preceding dividend period.

    So long as any shares of New First Interstate 9.875% Preferred Stock remain outstanding, New First Interstate shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class together with all other series of Voting Parity Preferred Stock), (i) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to the New First Interstate 9.875% Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, or reclassify any authorized stock of New First Interstate into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of New First Interstate's Certificate, or of the resolutions contained in the Certificate of Designations for such series of preferred stock whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of New First Interstate Preferred Stock, in each case ranking on a parity with or junior to the New First Interstate 9.875% Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the New First Interstate 9.875% Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

    CONVERSION RIGHTS. The New First Interstate 9.875% Preferred Stock is not convertible into shares of any other class or series of the capital stock of New First Interstate.

    NO OTHER RIGHTS. The shares of New First Interstate 9.875% Preferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above, in the New First Interstate Certificate or as otherwise required by law.

NEW FIRST INTERSTATE 9.0% PREFERRED STOCK

    Pursuant to the terms of the Merger Agreement, each share of First Interstate 9.0% Preferred Stock will be converted into one share of New First Interstate 9.0% Preferred Stock. The New First Interstate 9.0% Preferred Stock will be substantially the same as the First Interstate 9.0% Preferred Stock.

    RANK. The New First Interstate 9.0% Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of New First Interstate with each other currently outstanding shares of preferred stock of FBS and with the New First Interstate 9.875% Preferred Stock. See "Description of FBS and New First Interstate Capital Stock-- Preferred Stock." The New First Interstate 9.0% Preferred Stock will rank prior to the New First Interstate Common Stock and the Junior Preferred Stock with respect to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of New First Interstate.

    DIVIDENDS. Holders of shares of New First Interstate 9.0% Preferred Stock will be entitled to receive, when, as and if declared by the New First Interstate Board, or a duly authorized committee thereof, out of assets of New First Interstate legally available for payment, cash dividends, payable quarterly, at the rate of 9.0% per share per annum (equivalent to $2.25 per New First Interstate 9.0%

Depositary Share per annum). Dividends on the New First Interstate 9.0% Preferred Stock shall be payable quarterly on the last day of March, June, September and December of each year (each, a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the Effective Time. Dividends payable on the first Dividend Payment Date following the Effective Time shall be in respect of the quarterly dividend period commencing on and including the last dividend payment date with respect to the First Interstate 9.0% Preferred Stock on which dividends were paid prior to the Effective Time. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of New First Interstate on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the New First Interstate Board (each of such dates, a "Record Date"). Quarterly dividend periods shall commence on and include the Dividend Payment Date and shall end on and include the day next preceding the next following Dividend Payment Date. The right of holders of New First Interstate 9.0% Preferred Stock to receive dividends is cumulative.

    All other terms and provisions governing the payment of dividends on the New First Interstate 9.0% Preferred Stock are identical to those governing the New First Interstate 9.875% Preferred Stock. See "-- New First Interstate 9.875% Preferred Stock -- DIVIDENDS."

    REDEMPTION. Prior to May 29, 1997, the New First Interstate 9.0% Preferred Stock is not redeemable. At any time on or after May 29, 1997, the New First Interstate 9.0% Preferred Stock is redeemable, in whole or in part, from time to time at the option of New First Interstate upon not less than 40 nor more than 70 days' notice (or not less than 30 nor more than 60 days' notice in the case of the New First Interstate 9.0% Depositary Shares) at $200.00 per share (equivalent to $25.00 per New First Interstate 9.0% Depositary Share) plus all accrued and unpaid dividends to the date of redemption.

    The remaining provisions governing redemption of the New First Interstate 9.0% Preferred Stock are identical to those for the New First Interstate 9.875% Preferred Stock. See "-- New First Interstate 9.875% Preferred Stock -- REDEMPTION."

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New First Interstate, the holders of the New First Interstate 9.0% Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of New First Interstate Common Stock or any other security ranking junior to the New First Interstate 9.0% Preferred Stock on liquidation, dissolution or winding up of New First Interstate, to receive $200.00 per share (equivalent to $25.00 per New First Interstate 9.0% Depositary Share) plus accrued and unpaid dividends.

    The remaining provisions governing liquidation rights of the New First Interstate 9.0% Preferred Stock are identical to those governing the New First Interstate 9.875% Preferred Stock. See "-- New First Interstate 9.875% Preferred Stock -- LIQUIDATION PREFERENCE."

    VOTING  RIGHTS.   Holders of the  New First Interstate  9.0% Preferred Stock
will have voting rights identical to those of the holders of New First Interstate 9.875% Preferred Stock.

    CONVERSION  RIGHTS.   The New First  Interstate 9.0% Preferred  Stock is not
convertible into shares of any other class or series of the capital stock of New First Interstate.

    NO OTHER RIGHTS. The shares of New First Interstate 9.0% Preferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above, in the New First Interstate Certificate or as otherwise required by law.

NEW FIRST INTERSTATE DEPOSITARY SHARES

    At the Effective Time, New First Interstate will assume the obligations of First Interstate under the Deposit Agreements and will instruct the Depositary to treat the shares of New First Interstate 9.875% Preferred Stock and New First Interstate 9.0% Preferred Stock, respectively, as new deposited securities under the applicable Deposit Agreement. In accordance with the terms of the relevant

Deposit Agreement, the First Interstate Depositary Shares then outstanding shall thereafter represent the shares of New First Interstate 9.875% Preferred Stock or New First Interstate 9.0% Preferred Stock, as appropriate. New First Interstate will request that the Depositary call for surrender of all outstanding First Interstate Depositary Receipts to be exchanged for New First Interstate Depositary Receipts specifically describing the New First Interstate 9.875% Preferred Stock or the New First Interstate 9.0% Preferred Stock, as the case may be. The New First Interstate Depositary Receipts to be issued in exchange for the First Interstate Depositary Receipts will evidence the New First Interstate Depositary Shares.

    Each New First Interstate Depositary Share will represent a one-eighth interest in a share of New First Interstate Preferred Stock. FBS has agreed to use its best efforts to list the New First Interstate Depositary Shares on the NYSE, subject to official notice of issuance. The New First Interstate Depositary Shares will be freely transferable under the Securities Act, subject to the restrictions discussed under "-- Resales of New First Interstate Common Stock and New First Interstate Depositary Shares Received by First Interstate Shareholders."

    Subject to the terms of the Deposit Agreements, each owner of a New First Interstate Depositary Share will be entitled through the Depositary, in proportion to the one-eighth interest in a share of New First Interstate Preferred Stock underlying such New First Interstate Depositary Shares, to all rights and preferences of a share of New First Interstate Preferred Stock (including dividend, voting, redemption and liquidation rights). Because each share of New First Interstate Preferred Stock entitles the holder thereof to one vote on matters on which the New First Interstate Preferred Stock is entitled to vote, each New First Interstate Depositary Share will, in effect, entitle the holder thereof to one-eighth of a vote thereon, rather than one full vote. See "-- New First Interstate Preferred Stock -- VOTING RIGHTS."

    Pending the preparation of definitive engraved New First Interstate Depositary Receipts, the Depositary may, upon the written order of New First Interstate, issue temporary New First Interstate Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive New First Interstate Depositary Receipts but not in definitive form. Definitive New First Interstate Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary New First
Interstate Depositary Receipts will be exchangeable for definitive New First Interstate Depositary Receipts at New First Interstate's expense.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash distributions received in respect of the New First Interstate Preferred Stock to the record holders of New First Interstate Depositary Shares relating to such New First Interstate Preferred Stock in proportion to the numbers of such New First Interstate Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of New First Interstate Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of New First Interstate Depositary Shares.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of New First Interstate Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the New First Interstate, sell such property and distribute the net proceeds from such sale to such holders.

    The Deposit Agreements also contain provisions relating to the manner in which any subscription or similar rights offered by New First Interstate to holders of the New First Interstate Preferred Stock shall be made available to holders of New First Interstate Depositary Shares.

    REDEMPTION OF NEW FIRST  INTERSTATE DEPOSITARY SHARES.   If a series of  the
New First Interstate Preferred Stock underlying the New First Interstate Depositary Shares is subject to redemption, the

New First Interstate Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the New First Interstate Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the New First Interstate Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per New First Interstate Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of New First Interstate Preferred Stock. Whenever New First Interstate redeems shares of New First Interstate Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of New First Interstate Depositary Shares relating to shares of New First Interstate
Preferred Stock so redeemed. If less than all the New First Interstate Depositary Shares are to be redeemed, the New First Interstate Depositary Shares to be redeemed will be selected by lot or pro rata, all as may be determined by the Depositary.

    After the date fixed for redemption, the New First Interstate Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the New First Interstate Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such New First Interstate Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the New First Interstate Depositary Receipts evidencing such New First Interstate Depositary Shares.

    VOTING THE NEW FIRST INTERSTATE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the New First Interstate Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the New First Interstate Depositary Shares relating to such New First Interstate Preferred Stock. Each record holder of such New First Interstate Depositary Shares on the record date (which will be the same date as the record date for the New First Interstate Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of New First Interstate Preferred Stock underlying such holder's New First Interstate Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of New First Interstate Preferred Stock underlying such New First Interstate Depositary Shares in accordance with such instructions, and New First Interstate will agree to take action as may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of New First Interstate Depositary Shares relating to such New First Interstate Preferred Stock to the extent it does not receive specific instructions from the holders of New First Interstate Depositary Shares representing such shares of New First Interstate Preferred Stock.

    AMENDMENT AND TERMINATION OF THE NEW FIRST INTERSTATE DEPOSITARY AGREEMENT. The form of New First Interstate Depositary Receipts evidencing the New First Interstate Depositary Shares and any provision of the Deposit Agreements may at any time be amended by agreement between New First Interstate and the Depositary. However, any amendment that materially and adversely alters the rights of the existing holders of New First Interstate Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the New First Interstate Depositary Shares then outstanding. A Deposit Agreement may be terminated by New First Interstate or the Depositary only if (i) all outstanding New First Interstate Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the New First Interstate Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of New First Interstate and such distribution has been distributed to the holders of the related New First Interstate Depositary Receipts.

    CHARGES OF DEPOSITARY. New First Interstate will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. New First Interstate will pay charges of the Depositary in connection with the initial deposit of the New First Interstate

Preferred Stock and any redemption of the New First Interstate Preferred Stock. Holders of New First Interstate Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreements to be for their accounts.

    MISCELLANEOUS. The Depositary will forward to the holders of New First Interstate Depositary Shares all reports and communications from New First Interstate that are delivered to the Depositary and that New First Interstate is required to furnish to the holders of the New First Interstate Preferred Stock.

    Neither the Depositary nor New First Interstate will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreements. The obligations of New First Interstate and the Depositary under the Deposit Agreements will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any New First Interstate Depositary Shares or New First Interstate Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting New First Interstate Preferred Stock for deposit, holders of New First Interstate Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

    The Deposit Agreements will not permit holders of New First Interstate Depositary Receipts to withdraw shares of New First Interstate Preferred Stock held by the Depositary upon surrender of such New First Interstate Depositary Receipts or otherwise.

    RESIGNATION AND RENEWAL OF DEPOSITARY. The Depositary may resign at any time by delivering to New First Interstate notice of its election to do so, and New First Interstate may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

    TAXATION. Owners of the New First Interstate Depositary Shares will be treated for federal income tax purposes as if they were owners of the New First Interstate Preferred Stock represented by such New First Interstate Depositary Shares.

        AMENDMENTS TO NEW FIRST INTERSTATE CERTIFICATE OF INCORPORATION

    The Merger Agreement provides that, at the Effective Time, the FBS Certificate will be amended in accordance with the DGCL as follows: (i) an amendment to the FBS Certificate to change the name of FBS to "First Interstate Bancorp"; and (ii) an amendment to the FBS Certificate of Incorporation to increase the number of authorized shares of FBS Common Stock to 500,000,000 and of preferred stock of FBS to 15,000,000. The principal purpose and effect of the Certificate Amendments will be to create a sufficient number of shares of New First Interstate Common Stock for issuance to former shareholders of First Interstate in the Merger and to authorize additional shares of capital stock that may be issued upon the approval of the Board of Directors of New First Interstate without shareholder approval. Approval of each of the Certificate Amendments is contingent upon the approval of each of the other FBS Vote Matters.

    As of September 30, 1995, there were 129,429,363 shares of FBS Common Stock outstanding and an additional 15,973,680 shares of FBS Common Stock were reserved for issuance pursuant to various stock-based plans of FBS, in connection with warrants and convertible preferred stock and in connection with the pending FirsTier Acquisition. This leaves FBS with 54,596,957 authorized but unissued, unreserved and uncommitted shares of FBS Common Stock available for issuance. After giving effect to the Merger, approximately 353,000,000 shares of New First Interstate Common Stock will be outstanding and reserved for issuance. Accordingly, New First Interstate will have approximately 147,000,000 shares of New First Interstate Common Stock available for issuance. As of September 30,

1995, there were 2,095,800 preferred shares of FBS outstanding and an additional 1,412,750 preferred shares of FBS reserved for issuance. FBS had 4,884,500 authorized but unissued, unreserved and uncommitted preferred shares available for issuance at September 30, 1995. Assuming no change in capitalization except giving effect to the Merger, at the Effective Time, 3,845,800 shares of New First Interstate Preferred Stock will be outstanding. Giving effect to the Merger, aproximately 3,500,000 preferred shares will be reserved for issuance. As a result, New First Interstate will have approximately 7,650,000 shares of New First Interstate Preferred Stock authorized but unissued, unreserved and uncommitted preferred shares available for issuance.

    The additional shares of New First Interstate Common Stock for which authorization is sought would be a part of the existing class of FBS Common Stock and, if and when issued, would have the same rights and privileges as the shares of FBS Common Stock presently outstanding. Such additional shares would not (and the shares of FBS Common Stock presently outstanding do not) entitle holders thereof to preemptive or cumulative voting rights. The increase in authorized shares will, in addition to providing sufficient capital stock for issuance in connection with the Merger, provide additional shares for general corporate purposes, including stock dividends, raising additional capital, issuances pursuant to employee and shareholder stock plans and possible future acquisitions. There are, however, no present plans, understandings or agreements for issuing a material number of additional shares of New First Interstate Common Stock from the additional shares of stock proposed to be authorized pursuant to the amendment.

    The issuance of shares of New First Interstate Common Stock, including the additional shares that would be authorized if the proposed amendment is adopted, may dilute the present equity ownership position of current holders of FBS Common Stock and may be made without shareholder approval, unless otherwise required by applicable laws or stock exchange regulation. Under existing NYSE regulations, approval of the holders of a majority of the shares of New First Interstate Common Stock would nevertheless be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of New First Interstate Common Stock, other than in a public offering for cash, if (i) the New First Interstate Common Stock (including securities convertible into New First Interstate Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such New First Interstate Common Stock, (ii) the number of shares of New First Interstate Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the New First Interstate Common Stock or
(iii) the issuance would result in a change of control of New First Interstate.

    The additional authorized but unissued shares of New First Interstate Preferred Stock that will become available if the Certificate Amendments are adopted, whether alone or in tandem with the New First Interstate Rights described above, could make a change in control of New First Interstate more difficult to achieve. Under certain circumstances, such shares could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of New First Interstate. Such shares could be sold to purchasers who might side with the New First Interstate Board in opposing a takeover bid that the Board determines not to be in the best interests of New First Interstate or its shareholders. The amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of New First Interstate Common Stock, to acquire control of New First Interstate with a view to consummating a merger, sale of all or any part of New First Interstate's assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

                                 LEGAL OPINIONS

    The validity of the securities offered hereby has been passed upon for FBS by Dorsey & Whitney P.L.L.P., Minneapolis, Minnesota.

    The Merger Agreement provides that, as a condition to FBS's obligation to consummate the Merger, FBS receive the opinion of Dorsey & Whitney P.L.L.P., Minneapolis, Minnesota, counsel to FBS, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code. The Merger Agreement also provides that, as a condition to First Interstate's obligation to consummate the Merger, First Interstate receive the opinion of Skadden, Arps, Slate, Meagher and Flom, New York, New York, special counsel to First Interstate, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code.

    Dorsey & Whitney P.L.L.P. and certain of its members are indebted to and have other banking and trust relationships with certain banking subsidiaries of FBS.

                                    EXPERTS

    The consolidated financial statements of FBS as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 appearing in FBS's Current Report on Form 8-K dated March 3, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of First Interstate as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 appearing in the Annual Report on Form 10-K of First Interstate for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of FirsTier appearing in FBS's Amendment No. 1 on Form 8-K/A filed August 30, 1995 to FBS's Current Report on Form 8-K filed August 18, 1995 have been audited by Arthur Andersen LLP independent public accountants, as set forth in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of Ernst & Young LLP, FBS's and First Interstate's independent auditors, are expected to be present at the FBS Special Meeting and the First Interstate Special Meeting. They may be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    FBS SHAREHOLDER PROPOSALS. In order to be eligible for inclusion in FBS's proxy solicitation materials for its 1996 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received by FBS Corporate Secretary, Lee R. Mitau, or his successor, at FBS's main office, First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, no later than November 16, 1995. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

    FIRST INTERSTATE SHAREHOLDER PROPOSALS. If the Merger is not consummated, in order to be eligible for inclusion in First Interstate's proxy solicitation materials for its 1996 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received by First Interstate's Corporate Secretary, Edward S. Garlock, or his successor, at First Interstate's main office, First

Interstate Bancorp, 633 West Fifth Street, TC 7-10, Los Angeles, California 90071, no later than November 21, 1995. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                     MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to FBS and First Interstate is set forth in or incorporated by reference in the respective Annual Reports on Form 10-K for the year ended December 31, 1994 of FBS and First Interstate, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." FBS and First Interstate shareholders who wish to obtain copies of these documents may contact FBS or First Interstate, as applicable, at its address or telephone number set forth under "Incorporation of Certain Documents by Reference."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1995, combines the historical consolidated balance sheets of First Bank System, Inc. ("FBS"), First Interstate Bancorp ("First Interstate"), FirsTier Financial, Inc. ("FirsTier"), Midwestern Services, Inc., and Southwest Holdings, Inc. as if the merger with First Interstate (the "Merger") and the other acquisitions had been effective on September 30, 1995, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Condensed Combined Balance Sheet also includes the intangible assets related to the purchase by FBS of the corporate trust relationships and accounts of BankAmerica Corporation. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1995, and the year ended December 31, 1994, present the combined results of operations of FBS, First Interstate and FirsTier as if the Merger and the FirsTier acquisition had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1993 and 1992, present only the combined results of operations of FBS and First Interstate as if the Merger had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

    The unaudited pro forma condensed combined financial statements and accompanying notes reflect the application of the pooling-of-interests method of accounting for the Merger. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and First Interstate are combined and recorded at their historical amounts.

    The FirsTier acquisition is reflected using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing of the acquisition. The amount of the purchase accounting adjustments included in these unaudited pro forma condensed combined financial statements are preliminary estimates. The actual amount of the adjustments will be based on information available at the closing of the acquisition and could be different from the estimates.

    The unaudited pro forma condensed combined financial information presented is included for informational purposes only and is not necessarily indicative of the combined financial position or results of the future operations of the combined entity or the actual results that would have been achieved had the Merger and the FirsTier acquisition been consumated prior to the periods indicated.

    The pro forma condensed combined financial information should be read in conjunction with the financial statements of First Interstate and subsidiaries included in FBS's Current Report on Form 8-K filed November 16, 1995, the financial statements of FirsTier and subsidiaries included in FBS's Amendment No. 1 on Form 8-K/A filed August 30, 1995 and Amendment No. 2 on Form 8-K/A filed November 15, 1995 and the financial statements of FBS and subsidiaries included in its Current Report on Form 8-K filed March 3, 1995, and its Form 10-Q Quarterly Report for the nine months ended September 30, 1995.

                                     INDEX

                                                                          PAGE
                                                                          ----
Unaudited Pro Forma Condensed Combined Balance Sheet at September 30,
 1995..................................................................... F-2
Unaudited Pro Forma Condensed Combined Statement of Income:
  Nine months ended September 30, 1995.................................... F-3
  Year ended December 31, 1994............................................ F-4
  Year ended December 31, 1993............................................ F-5
  Year ended December 31, 1992............................................ F-6
Notes to Unaudited Pro Forma Condensed Combined Financial Statements...... F-7

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                                                                                   FIRST INTERSTATE
                                                 FIRSTIER                                            CONSOLIDATED
                                         ------------------------                              ------------------------
                              FBS                      PURCHASE        OTHER        FBS PRO                   MERGER      PRO FORMA
ASSETS                    CONSOLIDATED   HISTORICAL   ADJUSTMENTS   ACQUISITIONS     FORMA     HISTORICAL   ADJUSTMENTS   COMBINED
                          ------------   ----------   -----------   ------------   ---------   ----------   -----------   ---------
                                                                        (IN MILLIONS)
Cash and due from
 banks..................    $ 1,586        $  208                      $  10        $ 1,804     $   5,916                  $ 7,720
Federal funds sold and
 securities purchased
 under agreements to
 resell.................        260            97                         12            369           470                      839
Trading account
 securities.............        164                                                     164           116                      280
Held-to-maturity
 securities.............                      741        $(741)                                     9,320     $(4,000)       5,320
Available-for-sale
 securities.............      3,302           261          741           100          4,404           112                    4,516
Loans...................     25,877         2,191                        266         28,334        35,967                   64,301
  Less allowance for
   credit losses........        469            52                          3            524           847        (250)       1,121
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------
  Net loans.............     25,408         2,139                        263         27,810        35,120         250       63,180
Bank premises and
 equipment..............        410            50                         11            471         1,277         (40)       1,708
Interest receivable.....        189            35                                       224           326                      550
Customers' liability on
 acceptances............        165             1                                       166            54                      220
Other assets............      1,474            53          338           208          2,073         2,356          85        4,514
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------
    Total assets........    $32,958        $3,585        $ 338         $ 604        $37,485     $  55,067     $(3,705)     $88,847
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing...    $ 5,779        $  471                      $  74        $ 6,324     $  17,044                  $23,368
  Interest-bearing......     16,116         2,305                        656         19,077        31,192                   50,269
                          ------------   ----------                   ------                   ----------                 ---------
    Total deposits......     21,895         2,776                        730         25,401        48,236                   73,637
Federal funds purchased
 and securities sold
 under agreements to
 repurchase.............      1,602           204        $ 202          (200)         1,808           307     $(2,115)           0
Other short-term funds
 borrowed...............      2,554             6                          4          2,564            69      (1,885)         748
Long-term debt..........      3,127           164                         10          3,301         1,368                    4,669
Acceptances
 outstanding............        165             1                                       166            54                      220
Other liabilities.......        879            58                         11            948         1,052         435        2,435
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------
    Total liabilities...     30,222         3,209          202           555         34,188        51,086      (3,565)      81,709
Shareholders' equity:
  Preferred stock.......        105                                                     105           350                      455
  Common stock..........        169            94          (84)            2            181           169          77          427
  Capital surplus.......        900             5          225            45          1,175         1,667        (719)       2,123
  Retained earnings.....      1,837           283         (283)            2          1,839         2,436        (140)       4,135
  Unrealized (loss) gain
   on securities, net of
   tax..................         (3)            4           (4)                          (3)            1                       (2)
  Less cost of common
   stock in treasury....       (272)          (10)         282                                       (642)        642            0
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------
  Total shareholders'
   equity...............      2,736           376          136            49          3,297         3,981        (140)       7,138
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------
    Total liabilities
     and shareholders'
     equity.............    $32,958        $3,585        $ 338         $ 604        $37,485     $  55,067     $(3,705)     $88,847
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------
                          ------------   ----------   -----------     ------       ---------   ----------   -----------   ---------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                     FIRSTIER
                                                             ------------------------                  FIRST
                                                  FBS                      PURCHASE       FBS        INTERSTATE      PRO FORMA
                                              CONSOLIDATED   HISTORICAL   ADJUSTMENTS  PRO FORMA    CONSOLIDATED      COMBINED
                                             --------------  -----------  -----------  ----------  --------------  --------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans......................................      $  1,693.0   $   142.9                $  1,835.9   $    2,282.7       $  4,118.6
Securities:
  Taxable..................................           175.2        29.0                     204.2          478.8            683.0
  Exempt from federal income taxes.........             8.4        18.0                      26.4            1.3             27.7
Other interest income......................            26.4         5.1                      31.5           26.3             57.8
                                             --------------  -----------  -----------  ----------  --------------  --------------
    Total interest income..................         1,903.0       195.0                   2,098.0        2,789.1          4,887.1
INTEREST EXPENSE
Deposits...................................           538.2        78.3                     616.5          721.8          1,338.3
Federal funds purchased and repurchase
 agreements................................            87.6         8.2    $    15.0        110.8           69.4            180.2
Other short-term funds borrowed............            56.8         1.2                      58.0            2.8             60.8
Long-term debt.............................           140.5         6.8                     147.3           90.5            237.8
                                             --------------  -----------  -----------  ----------  --------------  --------------
    Total interest expense.................           823.1        94.5         15.0        932.6          884.5          1,817.1
                                             --------------  -----------  -----------  ----------  --------------  --------------
Net interest income........................         1,079.9       100.5        (15.0)     1,165.4        1,904.6          3,070.0
Provision for credit losses................            84.0         0.8                      84.8                            84.8
                                             --------------  -----------  -----------  ----------  --------------  --------------
Net interest income after provision for
 credit losses.............................           995.9        99.7        (15.0)     1,080.6        1,904.6          2,985.2
NONINTEREST INCOME
Credit card fees...........................           171.0         7.3                     178.3           41.4            219.7
Trust fees.................................           127.5        12.6                     140.1          123.3            263.4
Service charges on deposit accounts........            93.3        12.8                     106.1          446.3            552.4
Securities gains...........................                                                                  5.6              5.6
Gain on sale of branches...................            31.0                                  31.0                            31.0
Other......................................           163.0         9.7                     172.7          206.7            379.4
                                             --------------  -----------  -----------  ----------  --------------  --------------
    Total noninterest income...............           585.8        42.4                     628.2          823.3          1,451.5
NONINTEREST EXPENSE
Salaries and benefits......................           405.9        41.4                     447.3          804.2          1,251.5
Occupancy and equipment....................           146.1        10.7                     156.8          293.5            450.3
Amortization of goodwill and other
 intangible assets.........................            42.2         1.3         12.7         56.2           45.3            101.5
Restructuring..............................                                                                 15.7             15.7
Other......................................           324.4        30.6                     355.0          479.6            834.6
                                             --------------  -----------  -----------  ----------  --------------  --------------
    Total noninterest expense..............           918.6        84.0         12.7      1,015.3        1,638.3          2,653.6
                                             --------------  -----------  -----------  ----------  --------------  --------------
Income before income taxes.................           663.1        58.1        (27.7)       693.5        1,089.6          1,783.1
Applicable income taxes....................           245.7        15.5         (5.6)       255.6          419.9            675.5
                                             --------------  -----------  -----------  ----------  --------------  --------------
Net Income.................................      $    417.4   $    42.6    $   (22.1)  $    437.9   $      669.7       $  1,107.6
                                             --------------  -----------  -----------  ----------  --------------  --------------
                                             --------------  -----------  -----------  ----------  --------------  --------------
Net income applicable to common equity.....      $    411.8   $    42.6    $   (22.1)  $    432.3   $      644.8       $  1,077.1
                                             --------------  -----------  -----------  ----------  --------------  --------------
                                             --------------  -----------  -----------  ----------  --------------  --------------
EARNINGS PER COMMON SHARE
Average common and common equivalent
 shares....................................     135,007,519                                                           344,505,319
Net income.................................  $         3.05                                                        $         3.13
                                             --------------                                                        --------------
                                             --------------                                                        --------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                      FIRSTIER
                                                              ------------------------                  FIRST
                                                  FBS                       PURCHASE       FBS        INTERSTATE      PRO FORMA
                                              CONSOLIDATED    HISTORICAL   ADJUSTMENTS  PRO FORMA    CONSOLIDATED      COMBINED
                                            ----------------  -----------  -----------  ----------  --------------  --------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans.....................................          $1,914.7   $   161.9                $  2,076.6   $    2,303.7         $4,380.3
Securities:
  Taxable.................................             327.9        44.3                     372.2          841.6          1,213.8
  Exempt from federal income taxes........              12.0        20.5                      32.5            2.7             35.2
Other interest income.....................              33.5         4.8                      38.3           44.0             82.3
                                            ----------------  -----------  -----------  ----------  --------------  --------------
      Total interest income...............           2,288.1       231.5                   2,519.6        3,192.0          5,711.6
INTEREST EXPENSE
Deposits..................................             597.3        82.1                     679.4          725.0          1,404.4
Federal funds purchased and repurchase
 agreements...............................             103.1         7.9    $    16.8        127.8           26.5            154.3
Other short-term funds borrowed...........              20.4         1.4                      21.8            7.7             29.5
Long-term debt............................             147.9         5.7                     153.6          106.3            259.9
                                            ----------------  -----------  -----------  ----------  --------------  --------------
      Total interest expense..............             868.7        97.1         16.8        982.6          865.5          1,848.1
                                            ----------------  -----------  -----------  ----------  --------------  --------------
Net interest income.......................           1,419.4       134.4        (16.8)     1,537.0        2,326.5          3,863.5
Provision for credit losses...............             123.6        (0.2)                    123.4        --                 123.4
                                            ----------------  -----------  -----------  ----------  --------------  --------------
Net interest income after provision for
 credit losses............................           1,295.8       134.6        (16.8)     1,413.6        2,326.5          3,740.1
NONINTEREST INCOME
Credit card fees..........................             179.0         9.6                     188.6           39.7            228.3
Trust fees................................             159.2        16.1                     175.3          193.3            368.6
Service charges on deposit accounts.......             127.3        15.6                     142.9          561.9            704.8
Securities (losses) gains.................            (115.0)       (3.7)                   (118.7)          21.1            (97.6)
Other.....................................             208.4        14.4                     222.8          238.3            461.1
                                            ----------------  -----------  -----------  ----------  --------------  --------------
      Total noninterest income............             558.9        52.0                     610.9        1,054.3          1,665.2
NONINTEREST EXPENSE
Salaries and benefits.....................             556.4        52.8                     609.2        1,079.9          1,689.1
Occupancy and equipment...................             192.1        16.8                     208.9          356.6            565.5
Amortization of goodwill and other
 intangible assets........................              50.4         1.7         16.9         69.0           35.3            104.3
Merger integration and severance costs....             122.7                                 122.7                           122.7
Restructuring.............................                                                                  141.3            141.3
Other.....................................             427.8        46.8                     474.6          584.7          1,059.3
                                            ----------------  -----------  -----------  ----------  --------------  --------------
      Total noninterest expense...........           1,349.4       118.1         16.9      1,484.4        2,197.8          3,682.2
                                            ----------------  -----------  -----------  ----------  --------------  --------------
Income from continuing operations before
 income taxes.............................             505.3        68.5        (33.7)       540.1        1,183.0          1,723.1
Applicable income taxes...................             191.8        17.6         (6.4)       203.0          449.5            652.5
                                            ----------------  -----------  -----------  ----------  --------------  --------------
Income from continuing operations.........            $313.5   $    50.9    $   (27.3)  $    337.1   $      733.5         $1,070.6
                                            ----------------  -----------  -----------  ----------  --------------  --------------
                                            ----------------  -----------  -----------  ----------  --------------  --------------
Income from continuing operations
 applicable to common equity..............            $300.9   $    50.9    $   (27.3)  $    324.5   $      700.2         $1,024.7
                                            ----------------  -----------  -----------  ----------  --------------  --------------
                                            ----------------  -----------  -----------  ----------  --------------  --------------
EARNINGS PER COMMON SHARE
Average common and common equivalent
 shares...................................       136,274,991                                                           353,672,040
Income from continuing operations.........             $2.21                                                                 $2.90
                                            ----------------                                                        --------------
                                            ----------------                                                        --------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                                       FIRST
                                                                        FBS          INTERSTATE      PRO FORMA
                                                                    CONSOLIDATED    CONSOLIDATED      COMBINED
                                                                   --------------  --------------  --------------
                                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans............................................................      $  1,730.7   $    1,980.9       $  3,711.6
Securities:
  Taxable........................................................           352.1          861.4          1,213.5
  Exempt from federal income taxes...............................            14.6            2.9             17.5
Other interest income............................................            37.1           99.0            136.1
                                                                   --------------  --------------  --------------
    Total interest income........................................         2,134.5        2,944.2          5,078.7
INTEREST EXPENSE
Deposits.........................................................           648.3          719.9          1,368.2
Federal funds purchased and repurchase agreements................            31.8           10.2             42.0
Other short-term funds borrowed..................................            20.1            5.8             25.9
Long-term debt...................................................            96.1          136.2            232.3
                                                                   --------------  --------------  --------------
    Total interest expense.......................................           796.3          872.1          1,668.4
                                                                   --------------  --------------  --------------
Net interest income..............................................         1,338.2        2,072.1          3,410.3
Provision for credit losses......................................           133.1          112.6            245.7
                                                                   --------------  --------------  --------------
Net interest income after provision for credit losses............         1,205.1        1,959.5          3,164.6
NONINTEREST INCOME
Credit card fees.................................................           137.1           44.1            181.2
Trust fees.......................................................           146.1          177.4            323.5
Service charges on deposit accounts..............................           126.0          513.0            639.0
Securities gains.................................................             0.3            9.7             10.0
Other............................................................           209.4          210.0            419.4
                                                                   --------------  --------------  --------------
    Total noninterest income.....................................           618.9          954.2          1,573.1
NONINTEREST EXPENSE
Salaries and benefits............................................           538.9          975.3          1,514.2
Occupancy and equipment..........................................           190.4          337.2            527.6
Amortization of goodwill and other intangible assets.............            41.3           24.2             65.5
Merger and integration...........................................            72.2                            72.2
Other............................................................           421.9          695.7          1,117.6
                                                                   --------------  --------------  --------------
    Total noninterest expense....................................         1,264.7        2,032.4          3,297.1
                                                                   --------------  --------------  --------------
Income from continuing operations before income taxes,
 extraordinary item and cumulative effect of changes in
 accounting principles...........................................           559.3          881.3          1,440.6
Applicable income taxes..........................................           198.6          319.9            518.5
                                                                   --------------  --------------  --------------
Income from continuing operations before extraordinary item and
 cumulative effect of changes in accounting principles...........      $    360.7   $      561.4       $    922.1
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Income from continuing operations before extraordinary item and cumulative effect of changes in accounting principles applicable
 to common equity................................................      $    331.5   $      514.8       $    846.3
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
EARNINGS PER COMMON SHARE
Average common and common equivalent shares......................     134,588,664                     343,147,811
Income from continuing operations before extraordinary item and
 cumulative effect of changes in accounting principles...........  $         2.46                  $         2.47
                                                                   --------------                  --------------
                                                                   --------------                  --------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1992

                                                                                       FIRST
                                                                        FBS          INTERSTATE      PRO FORMA
                                                                    CONSOLIDATED    CONSOLIDATED      COMBINED
                                                                   --------------  --------------  --------------
                                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans............................................................      $  1,687.2   $    2,238.8       $  3,926.0
Securities:
  Taxable........................................................           336.5          746.9          1,083.4
  Exempt from federal income taxes...............................            12.0            3.9             15.9
Other interest income............................................            70.4          200.1            270.5
                                                                   --------------  --------------  --------------
    Total interest income........................................         2,106.1        3,189.7          5,295.8
INTEREST EXPENSE
Deposits.........................................................           797.7          932.8          1,730.5
Federal funds purchased and repurchase agreements................            37.1           10.4             47.5
Other short-term funds borrowed..................................            17.1            4.0             21.1
Long-term debt...................................................           101.2          227.9            329.1
                                                                   --------------  --------------  --------------
    Total interest expense.......................................           953.1        1,175.1          2,128.2
                                                                   --------------  --------------  --------------
Net interest income..............................................         1,153.0        2,014.6          3,167.6
Provision for credit losses......................................           191.7          314.3            506.0
                                                                   --------------  --------------  --------------
Net interest income after provision for credit losses............           961.3        1,700.3          2,661.6
NONINTEREST INCOME
Credit card fees.................................................           116.9           37.3            154.2
Trust fees.......................................................           127.8          170.3            298.1
Service charges on deposit accounts..............................           114.8          478.9            593.7
Securities gains (losses)........................................            46.3           (1.8)            44.5
Other............................................................           207.9          227.4            435.3
                                                                   --------------  --------------  --------------
    Total noninterest income.....................................           613.7          912.1          1,525.8
NONINTEREST EXPENSE
Salaries and benefits............................................           521.2        1,035.4          1,556.6
Occupancy and equipment..........................................           170.4          359.4            529.8
Amortization of goodwill and other intangible assets.............            34.0           33.0             67.0
Merger and integration...........................................            84.0                            84.0
Other real estate................................................            45.1          159.6            204.7
Other............................................................           391.6          621.8          1,013.4
                                                                   --------------  --------------  --------------
    Total noninterest expense....................................         1,246.3        2,209.2          3,455.5
                                                                   --------------  --------------  --------------
Income from continuing operations before income taxes and
 cumulative effect of changes in accounting principles...........           328.7          403.2            731.9
Applicable income taxes..........................................           115.7          120.9            236.6
                                                                   --------------  --------------  --------------
Income from continuing operations before cumulative effect of
 changes in accounting principles................................      $    213.0   $      282.3       $    495.3
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Income from continuing operations before cumulative effect of
 changes in accounting principles applicable to common equity....      $    181.4   $      223.1       $    404.5
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
EARNINGS PER COMMON SHARE
Average common and common equivalent shares......................     124,670,657                     312,722,239
Income from continuing operations before cumulative effect of
 changes in accounting principles................................  $         1.46                  $         1.29
                                                                   --------------                  --------------
                                                                   --------------                  --------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE A:  ANNOUNCED MERGERS AND ACQUISITIONS
    On November 5, 1995, First Bank System, Inc. ("FBS") signed a definitive agreement (the "Merger Agreement") with First Interstate Bancorp ("First Interstate") pursuant to which a wholly owned acquisition subsidiary of FBS will be merged (the "Merger") with and into First Interstate, subject to certain conditions. First Interstate is an interstate financial services holding company based in Los Angeles, California, with approximately $55.1 billion in assets, $48.2 billion in deposits and $4.0 billion in shareholders' equity. The Merger Agreement calls for a tax-free exchange of 2.60 shares of FBS Common Stock for each common share of First Interstate, or approximately 200 million shares of FBS Common Stock. The Merger will be accounted for by FBS under the pooling-of-interests method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma condensed combined financial statements. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and First Interstate are combined and recorded at their historical amounts.

    On August 6, 1995, FBS signed a definitive purchase agreement to acquire FirsTier Financial, Inc. ("FirsTier"), a regional financial services holding company based in Omaha, Nebraska, with approximately $3.6 billion in assets, $2.8 billion in deposits and $376 million in shareholders' equity. The agreement calls for a tax-free exchange of .8829 shares of FBS common stock for each common share of FirsTier, or 16.6 million shares of FBS Common Stock. The acquisition of FirsTier will be accounted for by FBS under the purchase method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma condensed combined financial statements. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair value at the closing of the transaction. The historical cost of FirsTier's assets and liabilities approximates fair value, making mark-to-market adjustments immaterial. Accordingly, the historical cost of FirsTier's assets and liabilities have been combined with the historical consolidated balance sheet of FBS. Certain adjustments, primarily to accrue for costs related to the FirsTier acquisition expected to be incurred within one year of closing, are not material and have not been reflected in the unaudited pro forma condensed combined financial statements.

    FBS completed the acquisitions of two commercial bank holding companies -- Midwestern Services, Inc. and Southwest Holdings, Inc. -- both in Omaha, Nebraska on November 1, 1995. Together, the two companies have total assets of approximately $424 million and deposits of approximately $380 million. The acquisitions were accounted for under the purchase method of accounting as described above.

    On August 22, 1995, FBS signed a definitive agreement to buy the corporate trust relationships and accounts of BankAmerica Corporation ("Corporate Trust").

NOTE B:  BASIS OF PRESENTATION
    The Unaudited Pro Forma Condensed Combined Balance Sheet is based on the unaudited consolidated balance sheets of FBS, First Interstate, FirsTier, Midwestern Services, Inc. and Southwest Holdings, Inc. as of September 30, 1995. In addition, the Unaudited Pro Forma Condensed Combined Balance Sheet reflects the intangible assets related to the purchase of the Corporate Trust relationships and accounts. The Unaudited Pro Forma Condensed Combined Statements of Income are based on the unaudited consolidated statements of income of FBS, First Interstate and FirsTier for the nine months ended September 30, 1995, and the audited consolidated statements of income for the year ended December 31, 1994. The Unaudited Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1993, and 1992, are based on the audited consolidated statements of

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE B: BASIS OF PRESENTATION (CONTINUED) income of FBS and First Interstate for such years. The Unaudited Pro Forma Condensed Combined Statements of Income do not include the results of operations of Midwestern Services, Inc. and Southwest Holdings, Inc., or the fees from Corporate Trust, as they are immaterial.

    FBS expects to achieve operating cost savings by various means including reductions in staff, consolidation of certain data processing and other back office operations, and consolidation and elimination of certain duplicate or excess office facilities in connection with the Merger and the acquisitions. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such periods. No adjustment has been included in the unaudited pro forma condensed combined financial statements for the anticipated operating cost savings. There can be no assurance that anticipated operating cost savings will be achieved in the amounts or at the times anticipated.

    Certain amounts in the historical financial statements of First Interstate and FirsTier have been reclassified to conform with FBS's historical financial statement presentation.

    Financial results for FBS for 1994 include merger-related items with an after-tax effect of $156.9 million ($1.15 per share) associated with the merger of Metropolitan Financial Corporation. Financial results for FBS in 1993 include merger-related charges with an after-tax effect of $50.0 million ($.37 per share) associated with the merger of Colorado National Bankshares, Inc. Included in FBS's results of operations in 1992 are after-tax merger-related charges of $81.8 million ($.66 per share) associated with the merger of Western Capital Investment Corporation and Bank Shares Incorporated. The First Interstate results of operations for the nine months ended September 30, 1995, and the year ended December 31, 1994, include after-tax charges of $9.5 million and $87.6 million, respectively, related to the adoption of a restructuring plan to improve efficiency and better position First Interstate for the introduction of full interstate banking.

    The FBS results of operations in 1992 also include the effect of adopting two new accounting standards: Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" and SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions". First Interstate's results of operations in 1993 reflect the adoption of SFAS No. 109 and SFAS No. 106.

    Pro forma adjustments related to these business combinations represent management's best estimate based on all available information at this time. These adjustments may change as additional information becomes available.

NOTE C:  SECURITIES

    Substantially all securities held by First Interstate will be reclassified to available for sale in accordance with the pending one-time reclassification opportunity approved by the Financial Accounting Standards Board at its November 15, 1995 meeting. Following this one-time reclassification and based on its preliminary analysis of First Interstate's financial condition, FBS anticipates selling approximately $4.0 billion of securities to reduce First Interstate's excess liquidity and pay down its existing short-term borrowings. Accordingly, this adjustment has been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as reductions in held-to-maturity securities and in Fed funds purchased and securities sold under agreements to repurchase. In addition, FBS anticipates recording FirsTier's investment portfolio as available for sale in connection with the application of purchase accounting.

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE D:  GOODWILL AND OTHER INTANGIBLE ASSETS
    As explained in Note B, purchase accounting adjustments may change as additional information becomes available. When the ultimate allocation of the purchase price for FirsTier is made, remaining intangible assets will be recorded. Based on current estimates, the amount of intangible assets relating to FirsTier is $338 million, calculated as the purchase price of $714 million less FirsTier September 30, 1995 common equity of $376 million.

    Amortization expense relating to the FirsTier acquisition has been included in the Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1995 and the year ended December 31, 1994. Amortization expense was calculated based on the intangible asset balance using the straight-line method over an average estimated period of benefit of 20 years which is comprised of 25 years for goodwill and 10 years for other intangible assets. The final allocation of intangible assets between goodwill and other intangible assets, as well as the methods of amortization, has not been determined. Subsequent changes to the purchase adjustments, as well as the final allocation of the intangible assets between goodwill and other intangible assets will result in an adjustment to goodwill, which will have a corresponding impact on amortization expense. Accordingly, pro forma combined income for the nine month period ended September 30, 1995 and the year ended December 31, 1994, would also change, as well as the related pro forma combined earnings per share amounts.

NOTE E:  MERGER AND INTEGRATION ACCRUALS
    In connection with the Merger, FBS expects to incur merger-related costs as follows: $175 million for severance, $40 million for occupancy/equipment write-offs, $210 million for conversion costs, and $50 million for other merger-related charges. In addition, the combined allowance for credit losses was reduced by $250 million to conform First Interstate's reserve methodology to that of FBS following the Merger. These amounts have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1995. These amounts will be recorded in the financial statements in accordance with generally accepted accounting principles.

    Certain merger-related costs are expected to be recorded in connection with the FirstTier acquisition. Accruals or adjustments have not, however, been reflected in the pro forma condensed combined financial statements related to this at this time as these costs are not expected to be material.

NOTE F:  SHAREHOLDERS' EQUITY
    In conjunction with the Merger, FBS will exchange 2.60 shares of FBS Common Stock for each outstanding share of the common stock of First Interstate. Common stock in the Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the par value of FBS Common Stock to be issued, with a related adjustment to capital surplus. First Interstate's treasury stock will be retired in conjunction with the Merger and has been eliminated in the Unaudited Pro Forma Condensed Combined Balance Sheet. Pro forma combined retained earnings reflects the adjustments for anticipated merger-related costs as discussed above.

    In conjunction with the acquisition of FirsTier, FBS will exchange .8829 shares of FBS Common Stock for each share of common stock of FirsTier. As part of purchase accounting adjustments, retained earnings of FirsTier have been eliminated. As previously announced, FBS intends to repurchase a number of outstanding shares of FBS Common Stock approximately equal to one-half of the number of shares of FBS Common Stock to be issued in connection with the FirsTier acquisition. These shares, as well as all other treasury shares, will be issued in connection with purchase acquisitions and other previously authorized purposes. Accordingly, the treasury stock has been eliminated in the Unaudited Pro Forma Condensed Combined Balance Sheet.

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRST INTERSTATE BANCORP
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE G:  INCOME TAX PROVISIONS
    The income tax provision for adjustments related to the FirsTier acquisition reflected in the Unaudited Pro Forma Condensed Combined Statements of Income has been computed at FBS's effective combined federal and state marginal tax rate.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of November 5, 1995, by and among First Bank System, Inc., a Delaware corporation ("Parent"), Eleven Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and First Interstate Bancorp, a Delaware corporation ("Subject Company").

    WHEREAS, the Boards of Directors of Parent and Subject Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Subject Company, so that Subject Company is the surviving corporation in the Merger; and

    WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Parent and Subject Company are entering into (i) a Parent Stock Option Agreement (the "Parent Option Agreement") pursuant to which Parent has granted Subject Company an option exercisable upon the occurrence of certain events and (ii) the Parent Fee Letter (as defined below); and

    WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Parent and Subject Company are entering into (i) a Subject Company Stock Option Agreement (the "Subject Company Option Agreement"; and together with the Parent Option Agreement, the "Option Agreements") pursuant to which Subject Company has granted Parent an option exercisable upon the occurrence of certain events and (ii) the Subject Company Fee Letter (as defined below); and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I.
                                   THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into Subject Company. Subject Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be Eleven Acquisition Corp. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

    1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

    1.4 CONVERSION OF SUBJECT COMPANY COMMON STOCK, SUBJECT COMPANY PREFERRED STOCK. At the Effective Time, subject to Section 2.2(e) hereof, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Subject Company or the holder of any of the following securities:

    (a) Each share of the common stock, par value $2.00 per share, of Subject Company (the "Subject Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Subject Company Common Stock held (x) in Subject Company's treasury or (y) directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined below), together with the rights (the "Subject Company Rights") attached thereto issued pursuant to the Rights Agreement, dated as of November 21, 1988, as amended, between Subject Company and First Interstate Bank, Ltd., as Rights Agent (the "Subject Company Rights Agreement"), shall be converted into the right to receive 2.60 shares (the "Common Exchange Ratio") of the common stock, par value $1.25 per share, of Parent (the "Parent Common Stock"), together with the number of rights ("Parent Rights") issued pursuant to the Parent Rights Agreement (as defined in Section 4.2 hereof) associated therewith.

    (b) Each share of 9.875% preferred stock, Series F, of Subject Company (the "Subject Company 9.875% Preferred") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of 9.875% preferred stock of Parent (the "Parent 9.875% Preferred"). The terms of the Parent 9.875% Preferred shall be substantially the same as the terms of the Subject Company 9.875% Preferred, PROVIDED, HOWEVER, that the terms of such Parent 9.875% Preferred shall have such voting rights as the parties shall reasonably agree are necessary in order to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code.

    (c) Each share of 9.0% preferred stock, Series G, of Subject Company (the "Subject Company 9.0% Preferred," and together with the Subject Company 9.875% Preferred, the "Subject Company Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of 9.0% preferred stock of Parent (the "Parent 9.0% Preferred," and together with the Parent 9.875% Preferred, the "Parent New Preferred"). The terms of the Parent 9.0% Preferred shall be substantially the same as the terms of the Subject Company 9.0% Preferred, PROVIDED, HOWEVER, that the terms of such Parent 9.0% Preferred shall have such voting rights as the parties shall reasonably agree are necessary in order to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code. For purposes of this Agreement (i) the Subject Company Common Stock and Subject Company Preferred Stock are referred to herein as the "Subject Company Capital Stock," and (ii) the Parent Common Stock and Parent Preferred Stock (as defined below) are collectively referred to as the "Parent Capital Stock."

    (d) All of the shares of Subject Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of Subject Company Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Subject Company Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. Common Certificates previously representing shares of Subject Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Common Certificates in accordance with
Section 2.2 hereof, without any interest thereon. If prior to the Effective Time the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Parent's capitalization, then an appropriate and proportionate adjustment shall be made to the Common Exchange Ratio.

    (e) All of the shares of Subject Company Preferred Stock converted into Parent New Preferred pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Preferred Certificate," and collectively with the Common Certificates, the "Certificates") previously representing any such shares of Subject Company Preferred Stock shall thereafter represent the right to receive a certificate representing the number of shares of corresponding Parent New Preferred into which the shares of Subject Company Preferred Stock represented by such Preferred Certificate have been converted pursuant to this Section 1.4. Preferred Certificates previously representing shares of Subject Company Preferred Stock shall be exchanged for certificates representing shares of corresponding Parent New Preferred issued in consideration therefor upon the surrender of such Preferred Certificates in accordance with Section 2.2 hereof, without any interest thereon.

    (f) At the Effective Time, all shares of Subject Company Capital Stock that are owned by Subject Company as treasury stock and all shares of Subject Company Capital Stock that are owned directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (other than shares of Subject Company Capital Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Subject Company Capital Stock held by Parent or Subject Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Subject Company Capital Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Subject Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

    (g) At the Effective Time, Parent shall assume the obligations of Subject Company under the Deposit Agreement, dated as of November 14, 1991, between Subject Company and First Interstate Bank of California, as depositary (relating to the Subject Company 9.875% Preferred) and the Deposit Agreement, dated as of May 29, 1992, between Subject Company and First Interstate Bank of California, as depositary (relating to the Subject Company 9.0% Preferred). Parent shall instruct the applicable depositary to treat the shares of Parent 9.875% Preferred and Parent 9.0% Preferred received by such depositary in exchange for and upon conversion of the shares of Subject Company 9.875% Preferred and Subject Company 9.0% Preferred, respectively, as new deposited securities under the applicable deposit agreement. In accordance with the terms of the relevant deposit agreement, the depositary receipts then outstanding shall thereafter represent the shares of Parent 9.875% Preferred and Parent 9.0% Preferred so received upon conversion and exchange for the shares of Subject Company 9.875% Preferred and Subject Company 9.0% Preferred, respectively. Parent shall request that such depositary call for the surrender of all outstanding receipts to be exchanged for new receipts (the "New Parent Depositary Shares") specifically describing the relevant series of Parent New Preferred.

    1.5 PARENT COMMON STOCK; PARENT PREFERRED STOCK. At and after the Effective Time, each share of Parent Common Stock and each share of Parent Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Parent and shall not be affected by the Merger.

    1.6 MERGER SUB STOCK. At and after the Effective Time, each share of Merger Sub common stock issued and outstanding immediately prior to the Merger shall remain issued and outstanding and shall constitute a share of the common stock of the Surviving Corporation.

    1.7 OPTIONS. (a) At the Effective Time, each option granted by Subject Company to purchase shares of Subject Company Common Stock (each a "Subject Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Subject Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Subject Company 1995
Performance Stock Plan, the Subject Company 1991 Performance Stock Plan (as amended), the Subject Company 1988 Performance Stock Plan (as amended), the Subject Company 1983 Performance Stock Plan (as amended), the Subject Company Performance Stock Plan of 1980 (as amended and restated) and the Subject Company 1991 Director Option Plan (as amended and restated), as the case may be (collectively, the "Subject Company Stock Option Plans"), and the agreements evidencing grants thereunder, including, but not limited to, the accelerated vesting of such options which shall occur in connection with and by virtue of the Merger as and to the extent required by such plans and agreements)):

        (1) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Subject Company Common Stock subject to the original option and the Common Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

        (2) the exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Subject Company Common Stock under the original option divided by the Common Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

    The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option (subject to Section 6.7(b) hereof) except that all references to Subject Company shall be deemed to be references to Parent.

    1.8 CERTIFICATES OF INCORPORATION. At the Effective Time, (i) the Certificate of Incorporation of Subject Company, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and
(ii) the Certificate of Incorporation of Parent, as amended to reflect the amendments thereto contemplated by this Agreement and as otherwise in effect at the Effective Time, shall be the Certificate of Incorporation of Parent.

    1.9 BYLAWS. At the Effective Time, the Bylaws of Subject Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.10 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

    1.11 MANAGEMENT SUCCESSION. At the Effective Time, John F. Grundhofer shall be Chairman of the Board and Chief Executive Officer of Parent. At the Effective Time, William E. B. Siart shall be the President and Chief Operating Officer of Parent.

    1.12 BOARD OF DIRECTORS. At the Effective Time, the total number of persons serving on the Board of Directors of Parent shall be 20 (unless otherwise agreed in writing by the parties hereto prior to the Effective Time), ten of whom shall be Parent Directors and ten of whom shall be Subject Company Directors (as such terms are defined below). The persons to serve initially on the Board of Directors of Parent at the Effective Time who are Parent Directors shall be selected solely by and at the absolute discretion of the Board of Directors of Parent prior to the Effective Time from among persons who are members of the Board of Directors of Parent prior to the Effective Time; and the persons to serve on the Board of Directors of Parent at the Effective Time who are Subject Company Directors shall be selected solely by and at the absolute discretion of the Board of Directors of Subject Company prior to the Effective Time from among persons who are members of the Board of Directors of Subject Company prior to the Effective Time. Thereafter, the Board of Directors of Parent shall consist of an even number of directors. To the extent practicable, from and after the Effective Time, and until the third anniversary thereof, each class of directors of Parent shall contain an equal number of Parent Directors and Subject Company Directors, and each Committee of the Board of Directors of Parent shall contain an equal number of Parent Directors and Subject Company Directors. If at any time during the three-year period following the Effective Time the number of Parent Directors and Subject Company Directors serving, or that would be serving following the next annual meeting of stockholders, as directors of Parent, would not be equal, then, subject to the fiduciary duties of the directors, the Board of Directors and the Nominating Committee of Parent shall take such steps as may be requested by the Parent Directors (if the number of Parent Directors is, or would otherwise become, less than the number of Subject Company Directors) or the Subject Company Directors (if the number of Subject Company Directors is, or would otherwise become, less than the number of Parent Directors) to assure that there shall be an equal number of Parent Directors and Subject Company Directors, including by nominating and/or electing a person or persons designated by the Parent Directors or the Subject Company Directors, as applicable. The term "Parent Directors" means (i) any person serving as a director of Parent prior to the Effective Time who remains a director of Parent at the Effective Time and
(ii) any person who becomes a director of Parent pursuant to the immediately preceding sentence and who is designated by the Parent Directors; and the term "Subject Company Director" means (i) any person serving as a director of Subject Company prior to the Effective Time who becomes a director of Parent at the Effective Time and (ii) any person who becomes a director of Parent pursuant to the immediately preceding sentence and who is designated by the Subject Company Directors.

    1.13 NAME. Effective immediately upon the consummation of the Merger, the name of Parent shall be First Interstate Bancorp.

                                  ARTICLE II.
                               EXCHANGE OF SHARES

    2.1 PARENT TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company which will be a Subsidiary of Parent (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, certificates representing the shares of Parent Common Stock and Parent New Preferred and an estimated amount of cash in lieu of any fractional shares (the cash payable in lieu of fractional shares and certificates for shares of Parent Common Stock and Parent New Preferred, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Subject Company Capital Stock.

    2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event later than ten business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Parent Common Stock or Parent New Preferred and the cash in lieu of fractional shares, if any, into which the shares of Subject Company Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such

Certificate  shall be entitled  to receive in  exchange therefor, as applicable,
(i) a certificate representing that number of shares of Parent Common Stock, if any, to which such holder of Subject Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof, (ii) certificates representing that number of shares of Parent 9.875% Preferred and Parent 9.0% Preferred, if any, to which such holder of Subject Company Preferred Stock shall have become entitled pursuant to the provisions of Article I hereof and (iii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

    (b) No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock or Parent New Preferred shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock or Parent New Preferred represented by such Certificate.

    (c) If any certificate representing shares of Parent Common Stock or Parent New Preferred is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock or Parent New Preferred in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Subject Company of the shares of Subject Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Capital Stock as provided in this
Article II.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Subject Company who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time occurs by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereto.

    (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Subject Company for twelve months after the Effective Time shall be paid to Parent. Any stockholders of Subject Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock or Parent New Preferred, cash in lieu of any fractional shares and unpaid dividends and distributions on the Parent Common Stock or Parent New Preferred deliverable in respect of each share of Subject Company Common Stock or Subject Company Preferred Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, Subject Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Subject Company Common Stock or Subject Company Preferred for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares or Parent New Preferred, as the case may be, deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III.
               REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

    Subject Company hereby represents and warrants to Parent as follows:

    3.1 CORPORATE ORGANIZATION. (a) Subject Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect (as defined below) on Subject Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Merger Sub, Subject Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally, (iii) any action or omission of Subject Company or Parent or any Subsidiary of either of them taken with the prior written consent of Parent or Subject Company, as applicable, in contemplation of the Merger, (iv) any changes in general economic conditions affecting banks, thrifts or their holding companies generally and (v) in the case of members of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation, the funding of the SAIF. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Subject Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The copies of the Certificate of Incorporation and Bylaws of Subject Company which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) Each Subject Company Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or reasonably be expected to have a Material Adverse Effect on Subject Company, and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    3.2 CAPITALIZATION. (a) The authorized capital stock of Subject Company consists of 250,000,000 shares of Subject Company Common Stock, 15,000,000 shares of preferred stock, no par value, and 43,500,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"). At the close of business on October 31, 1995, there were 75,744,254 shares of Subject Company Common Stock outstanding, 1,750,000 shares of Subject Company Preferred Stock outstanding (evidenced by 14,000,000 Subject Company Depositary Shares, 8,000,000 of which each represent a one-eighth interest in a share of Subject Company 9.875% Preferred and 6,000,000 of which each represent a one-eighth interest in a share of Subject Company 9.0% Cumulative Preferred), no Shares of Class A Common Stock outstanding, and 8,541,742 shares of Subject Company Common Stock held in Subject Company's treasury. As of October 31, 1995, no shares of Subject Company Common Stock or Subject Company Preferred Stock were reserved for issuance, except (i) 392,936 shares of Subject Company Common Stock were reserved for issuance pursuant to Subject Company's dividend reinvestment and stock purchase plans, (ii) 3,740,384 shares of Subject Company Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Subject Company Stock Option Plans, and (iii) the shares of Subject Company Common Stock reserved for issuance upon exercise of the Subject Company Rights distributed to holders of Subject Company Common Stock pursuant to the Subject Company Rights Agreement. All of the issued and outstanding shares of Subject Company Common Stock and Subject Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 3.2(a) of the Subject Company Disclosure Schedule (as defined below), (ii) for the Subject Company Option Agreement, (iii) for the Subject Company Rights Agreement (a true and correct copy of which, including all amendments thereto, has been made available to Parent) and (iv) as set forth elsewhere in this Section 3.2(a), Subject Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Subject Company Common Stock or Subject Company Preferred Stock or any other equity securities of Subject Company or any securities representing the right to purchase or otherwise receive any shares of Subject Company Common Stock or Subject Company Preferred Stock. Except (i) as set forth in Section 3.2(a) of the disclosure schedule of Subject Company delivered to Parent concurrently herewith (the "Subject Company Disclosure Schedule"), (ii) for options permitted by this Agreement to be granted subsequent to the date of this Agreement, and (iii) for the Subject Company Option Agreement, since October 31, 1995 Subject Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to Subject Company's dividend reinvestment and stock purchase plans, the exercise of employee stock options granted prior to such date and as disclosed in Section 3.2(a) of the Subject Company Disclosure Schedule, and the issuance of rights pursuant to the Subject Company Rights Agreement.

    (b) Except as set forth in Section 3.2(b) of the Subject Company Disclosure Schedule, Subject Company owns, directly or indirectly, at least 99% of the issued and outstanding shares of capital stock of each of the material Subject Company Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subject Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.7 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Subject Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Subject Company or any of its Subsidiaries.

    3.3 AUTHORITY; NO VIOLATION. (a) Subject Company has full corporate power and authority to execute and deliver this Agreement, the Fee Letter, of even date herewith, between Parent and Subject Company (the "Subject Company Fee
Letter") pursuant to which Subject Company will in certain circumstances pay certain amounts to Parent, the Subject Company Option Agreement and the other documents contemplated to be executed and delivered by Subject Company in connection with the transactions contemplated hereby (this Agreement, together with the Subject Company Fee Letter, the Subject Company Option Agreement and such other documents, collectively, the "Subject Company Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Subject Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Subject Company. The Board of Directors of Subject Company has directed that the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and the transactions contemplated hereby be submitted to Subject Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Subject Company Common Stock, no other corporate proceedings on the part of Subject Company are necessary to approve the Subject Company Documents and to consummate the transactions contemplated hereby and thereby. Each of the Subject Company Documents has been duly and validly executed and delivered by Subject Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a valid and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (b) Except as set forth in Section 3.3(b) of the Subject Company Disclosure Schedule, neither the execution and delivery of the Subject Company Documents by Subject Company nor the consummation by Subject Company of the transactions contemplated hereby and thereby, nor compliance by Subject Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Subject Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Subject Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Subject Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Subject Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Subject Company.

    3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (ii) the filing of any requisite applications with the Office of the Comptroller of the Currency (the "OCC") and the approval of such applications, (iii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iv) the filing of any requisite applications with the Office of Thrift Supervision and the approval of such applications, (v) approval of the listing of the Parent Capital Stock to be issued in the Merger on the NYSE, (vi) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Parent's and Subject Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (vii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Capital Stock pursuant to this Agreement, (ix) the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement by the requisite vote of the stockholders of Subject Company and the approval of the Parent Vote Matters (as defined below) by the requisite votes of the stockholders of Parent, (x) the consents and approvals set forth in Section 3.4 of the Subject Company Disclosure Schedule, and (xi) the consents and approvals of third parties which are not Governmental Entities (as defined below), the failure of which to obtain will not have and would not be reasonably expected to have a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by Subject Company of the Subject Company Documents and (B) the consummation by Subject Company of the Merger and the other transactions contemplated hereby and thereby.

    3.5 REPORTS. Subject Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with (i) the Federal Reserve Board, (ii) the OCC,
(iii) any state regulatory authority (each a "State Regulator"), (iv) the SEC (Form BD), (v) the FDIC, (vi) any self-regulatory organization ("SRO") and (vii) any foreign financial or self-regulatory organization (collectively "Regulatory Agencies") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Subject Company and its Subsidiaries or as set forth in Section 3.5 of the Subject Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Subject Company, investigation into the business or operations of Subject Company or any of its Subsidiaries since January 1, 1993. Except as set forth in
Section 3.5 of the Subject Company Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Subject Company or any of its Subsidiaries. The deposits of each Subject Company Subsidiary that is an insured institution are insured by the FDIC in accordance with the Federal Deposit Insurance Act up to applicable limits.

    3.6 FINANCIAL STATEMENTS. Subject Company has previously made available to Parent copies of (a) the consolidated balance sheets of Subject Company and its Subsidiaries, as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in Subject Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Ernst & Young LLP, independent auditors with respect to Subject Company, (b) the unaudited consolidated balance sheet of Subject Company and its Subsidiaries as of June 30, 1994 and June 30, 1995 and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the periods then ended as reported in Subject Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995 filed with the SEC under the Exchange Act and (c) the unaudited consolidated balance sheet of Subject Company and its Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the period then ended. The December 31, 1994 consolidated balance sheet of Subject Company (including the related notes, where applicable) fairly presents the consolidated financial position of Subject Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.13 hereof will fairly present

(subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Subject Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 6.13 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.13 will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Subject Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    3.7 BROKER'S FEES. Except as set forth in Section 3.7 of the Subject Company Disclosure Schedule, neither Subject Company nor any Subject Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Subject Company Documents.

    3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Subject Company Reports (as defined in Section 3.12) filed prior to the date hereof, since June 30, 1995, no event (including, without limitation, any earthquake or other act of God) has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or the Surviving Corporation.

    (b) Except as set forth in Section 3.8(b) of the Subject Company Disclosure Schedule, since June 30, 1995, Subject Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Subject Company nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any named executive officer (within the meaning of Regulation S-K of the SEC) or director, other than persons newly hired for such position, from the amount thereof in effect as of June 30, 1995, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such named executive officer or director, other than pursuant to preexisting agreements or arrangements or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

    3.9 LEGAL PROCEEDINGS. (a) Neither Subject Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Subject Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Subject Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by the Subject Company Documents as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Subject Company.

    (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Subject Company, any of its Subsidiaries or the assets of Subject Company or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Subject Company.

    3.10 TAXES AND TAX RETURNS. (a) Subject Company and each of its Subsidiaries has timely filed or caused to be filed all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws ("Tax Returns") with respect to

Subject Company or any of its Subsidiaries, except where the failure to file timely such Tax Returns would not have and would not reasonably be expected to have a Material Adverse Effect on Subject Company. All Taxes shown to be due on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes, except where the failure to pay or establish adequate reserves would not have and would not reasonably be expected to have a Material Adverse Effect on Subject Company. Except as set forth in Section 3.10(a) of the Subject Company Disclosure Schedule, no material (i) audit or examination or
(ii) refund litigation with respect to any Tax Return is pending. All material Tax Returns filed by Subject Company and each of its Subsidiaries are complete and accurate in all material respects.

    (b) Subject Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, AD VALOREM, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

    3.11 EMPLOYEES. (a) Section 3.11(a) of the Subject Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by Subject Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Subject Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (b) As soon as practicable after the date hereof, Subject Company shall make available to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

    (c) Except as set forth in Section 3.11(c) of the Subject Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Subject Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Subject Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Subject Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Subject Company, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Subject Company or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) since January 1, 1994 neither Subject

Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Subject Company, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Subject Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Subject Company.

    3.12 SEC REPORTS. Subject Company has previously made available to Parent an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 and prior to the date hereof by Subject Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Subject Company Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Subject Company has timely filed all Subject Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Subject Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    3.13 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 3.13 of the Subject Company Disclosure Schedule, Subject Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/ or guideline of any Governmental Entity relating to Subject Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Subject Company, and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

    3.14 CERTAIN CONTRACTS. (a) Except as set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Subject Company Reports, (ii) which materially restricts the conduct of any line of business by Subject Company, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Subject Company has made available to Parent true and correct copies of all employment, consulting and deferred compensation agreements to which Subject Company or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), other than the Subject Company Documents, whether or not set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, is referred to herein as a "Subject Company Contract," and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

    (b) (i) Each Subject Company Contract is valid and binding and in full force and effect, (ii) Subject Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Subject Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Subject Company or any of its Subsidiaries under any such Subject Company

Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Subject Company.

    3.15  AGREEMENTS WITH REGULATORY AGENCIES.   Except as set forth in  Section
3.15 of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
3.15 of the Subject Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Subject Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    3.16 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Subject Company included in the Subject Company Form 10-Q for the quarter ended June 30, 1995, and for liabilities incurred in the ordinary course of business consistent with past practice, since June 30, 1995, neither Subject Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Subject Company.

    3.17 STATE TAKEOVER LAWS. The Board of Directors of Subject Company has approved the execution of the Subject Company Option Agreement and authorized and approved the Merger (prior to the execution by Subject Company of this Agreement and prior to the execution of the Subject Company Option Agreement) in accordance with Section 203 of the DGCL, such that Section 203 will not apply to this Agreement, the Subject Company Option Agreement, the Subject Company Fee Letter or the transactions contemplated hereby and thereby. The Board of Directors of Subject Company has taken all such action required to be taken by it to provide that this Agreement, the Subject Company Option Agreement, the Subject Company Fee Letter and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

    3.18 RIGHTS AGREEMENT. Subject Company has taken all action (including, if required, redeeming all of the outstanding common stock purchase rights issued pursuant to the Subject Company Rights Agreement or amending or terminating the Subject Company Rights Agreement) so that the entering into of the Subject Company Documents and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Subject Company Rights Agreement or enable or require the Subject Company Rights to be exercised, distributed or triggered.

    3.19   POOLING  OF INTERESTS.   As  of the  date of  this Agreement, Subject
Company has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

    3.20 FIRST INTERSTATE NAME. Except as set forth in Section 3.20 of the Subject Company Disclosure Schedule, Subject Company has the right to use the First Interstate name in each state of the United States, free and clear of any Liens, and no other person has the right to use such name in any such state.

    3.21 SUBJECT COMPANY INFORMATION. The information relating to Subject Company and its Subsidiaries to be provided by Subject Company to be contained in the Joint Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    3.22. ENVIRONMENTAL LIABILITY. Except as set forth in Section 3.22 of the Subject Company Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Subject Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Subject Company, threatened, against Subject Company or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Subject Company. To the knowledge of Subject Company or any of its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Subject Company. To the knowledge of Subject Company, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property. Neither Subject Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

    3.23. INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Subject Company or for the account of a customer of Subject Company or one of its Subsidiaries, were entered into in accordance with prudent banking practices and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Subject Company or one of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. Subject Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Subject Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

                                  ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to Subject Company as follows:

    4.1. CORPORATE ORGANIZATION. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The copies of the Certificate of Incorporation and Bylaws of Parent, which have previously been made available to Subject Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) Each Parent Subsidiary is (i) duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or reasonably be expected to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    (c) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    4.2. CAPITALIZATION. (a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share ("Parent Preferred Stock"). At the close of business on October 31, 1995, there were 129,798,913 shares of Parent Common Stock outstanding, 3,702,750 shares of Parent Preferred Stock designated and 2,077,800 shares issued and outstanding as Series 1991A Convertible Preferred Stock ("Parent Series 1991A Preferred Stock"), 12,750 shares of Parent Preferred Stock designated and no shares outstanding as Adjustable Rate Cumulative Preferred Stock Series 1990A ("Parent Series 1990A Preferred Stock"), 1,400,000 shares of Parent Preferred Stock designated and no shares issued and outstanding as Parent Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of December 21, 1988, between Parent and Morgan Shareholder Services Trust Company, as Rights Agent, as amended (the "Parent Rights Agreement"), and 5,833,411 shares of Parent Common Stock held in Parent's treasury. On October 31, 1995, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that (i) 22,718,744 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, warrants, periodic stock purchase rights ("PSPRs"), risk event warrants, the Parent dividend reinvestment plan, the Parent employee stock purchase plan and employee benefit plans, (ii) 3,585,452 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent Series 1991A Preferred Stock, (iii) 16,950,057 shares of Parent Common Stock were reserved for issuance upon consummation of the acquisition by Parent of FirsTier Financial, Inc. (the "FirsTier Acquisition"), (iv) 12,750 shares of Parent Series 1990A Preferred Stock were reserved for issuance upon exercise of PSPRs or risk event warrants, and (v) 1,400,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the Parent Rights distributed to holders of Parent Common Stock pursuant to the Parent Rights Agreement. All of the issued and outstanding shares of the Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Schedule 4.2(a) of the Parent Disclosure Schedule (as defined below), (ii) for the Parent Rights Agreement (a true and correct copy of which, including all amendments thereto, has been made available to Subject Company),
(iii)  for the Parent Option  Agreement and (iv) as  set forth elsewhere in this
Section 4.2(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. Except (i) as set forth in
Section 4.2(a) of the disclosure schedule of Parent delivered to Subject Company concurrently herewith (the "Parent Disclosure Schedule") and (ii) for options permitted by this Agreement to be granted subsequent to the date of this Agreement, since

October 31, 1995, Parent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to Parent's dividend reinvestment and stock purchase plans, the exercise of employee stock options granted prior to such date and as disclosed in Section 4.2(a) of the Parent Disclosure Schedule, warrants, PSPRs and risk event warrants granted prior to such date and disclosed in Section 4.2(a) of the Parent Disclosure Schedule, the conversion of shares of Parent Series 1991A Preferred Stock, the Parent Rights Agreement and the FirsTier Acquisition. The shares of Parent Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, (i) at least 99% of the issued and outstanding shares of capital stock of each of the material Parent Subsidiaries (other than Merger Sub) and (ii) all of the issued and outstanding shares of capital stock of Merger Sub, in each case, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    4.3. AUTHORITY; NO VIOLATION. (a) Parent has full corporate power and authority to execute and deliver this Agreement, the Fee Letter, of even date herewith, between Parent and Subject Company (the "Parent Fee Letter," and together with the Subject Company Fee Letter, the "Fee Letters") pursuant to which Parent will in certain circumstances pay certain amounts to Subject Company, the Parent Option Agreement and the other documents contemplated to be executed and delivered by Parent in connection with the transactions contemplated hereby (this Agreement, together with the Parent Fee Letter, the Subject Company Option Agreement and such other documents, collectively, the "Parent Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Parent Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that the issuance of Parent Common Stock pursuant hereto and an amendment (the "Charter Amendment") to Parent's Certificate of Incorporation to (i) increase the number of authorized shares of Parent Common Stock to 500,000,000 and to increase the number of authorized shares of Parent Preferred Stock to 15,000,000 and (ii) to change the name of Parent to First Interstate Bancorp (collectively, the "Parent Vote Matters") be submitted to Parent's stockholders for approval at a meeting of such stockholders and, except for the approval of the Charter Amendment by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and the approval of the issuance of shares of Parent Common Stock pursuant hereto by a majority of the shares of Parent Common Stock voting at the meeting of shareholders called for such purpose at which a quorum was present, no other corporate proceedings on the part of Parent are necessary to approve the Parent Documents and to consummate the transactions contemplated hereby and thereby. Each of the Parent Documents has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Subject Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub and by Parent as the sole stockholder of Merger

Sub, and no other corporate proceedings on the part of Merger Sub are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by Subject Company) constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (c) Except as set forth in Section 4.3(c) of the Parent Disclosure Schedule, neither the execution and delivery of the Parent Documents by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Parent.

    4.4. CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of any requisite applications with the OCC and the approval of such applications, (iii) the filings with respect to the State Approvals (including receipt of such State Approvals), (iv) the filing of any requisite applications with the Office of Thrift Supervision and the approval of such applications, (v) approval of the listing of the Parent Capital Stock to be issued in the Merger on the NYSE, (vi) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the S-4, (vii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Capital Stock pursuant to this Agreement, (ix) the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement by the requisite vote of the stockholders of Subject Company and the approval of the Parent Vote Matters by the requisite votes of the stockholders of Parent, (x) the filing of the appropriate documents necessary to cause the Charter Amendment to become effective with the Secretary of State of the State of Delaware, (xi) the consents and approvals set forth in Section 4.4 of the Parent Disclosure Schedule, and (xii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of the Parent Documents and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby.

    4.5. REPORTS. Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries. The deposits of each Parent Subsidiary that is an insured institution are insured by the FDIC in accordance with the Federal Deposit Insurance Act up to applicable limits.

    4.6. FINANCIAL STATEMENTS. Parent has previously made available to Subject Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries, as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in Parent's Restated Annual Report as filed on Form 8-K for the fiscal year ended December 31, 1994 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to Parent, (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of June 30, 1994 and June 30, 1995 and the related unaudited consolidated statements of income, cash flows and shareholders' equity for the six month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended June 30, 1995 filed with the SEC under the Exchange Act and (c) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the period then ended. The December 31, 1994 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.13 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated income and changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 6.13 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.13 will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7. BROKER'S FEES. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Parent Documents.

    4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Parent Reports (as defined below) filed prior to the date hereof, since June 30, 1995, no event (including, without limitation, any earthquake or other act of God) has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    (b) Except as set forth in Section 4.8(b) of the Parent Disclosure Schedule, since June 30, 1995, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Parent nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any named executive officer (within the meaning of Regulation S-K of the SEC) or director, other than persons newly hired for such positions, from the amount thereof in effect as of June 30, 1995, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such named executive officer or director, other than pursuant to preexisting agreements or arrangements or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

    4.9. LEGAL PROCEEDINGS. (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by the Parent Documents as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or the Surviving Corporation.

    4.10. TAXES AND TAX RETURNS. (a) Parent and each of its Subsidiaries has timely filed or caused to be filed all Tax Returns with respect to Parent or any of its Subsidiaries, except where the failure to file timely such Tax Returns would not have and would not reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes, except where the failure to pay or establish adequate reserves would not have and would not reasonably be expected to have a Material Adverse Effect on Parent. Except as set forth in Section 4.10(a) of the Parent Disclosure Schedule, no material
(i) audit or examination or (ii) refund litigation with respect to any Tax Return is pending. All material Tax Returns filed by Parent and each of its Subsidiaries are complete and accurate in all material respects.

    (b) Parent has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    4.11. EMPLOYEES. (a) Section 4.11(a) of the Parent Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Parent Plans") by Parent or any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of
Section 4001 of ERISA.

    (b) As soon as practicable after the date hereof, Parent shall make available to Subject Company true and complete copies of each of the Parent Plans and all related documents, including but not limited to (i) the actuarial report for such Parent Plan (if applicable) for each of the last two years, and
(ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Plan.

    (c) Except as set forth in Section 4.11(c) of the Parent Disclosure Schedule, (i) each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Parent Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Plan's actuary with respect to such Parent Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Plan allocable to such accrued benefits, (iv) no Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, its Subsidiaries or any Parent ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term  is defined in Section 3(2) of  ERISA,
(y) deferred compensation benefits accrued as liabilities on the books of Parent, its Subsidiaries or the Parent ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary),
(v) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent, its
Subsidiaries or any Parent ERISA Affiliate of incurring a material liability thereunder, (vi) no Parent Plan is a "multi employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent or its Subsidiaries as of the Effective Time with respect to each Parent Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) since January 1, 1994 neither Parent, its Subsidiaries nor any Parent ERISA Affiliate has engaged in a transaction in connection with which Parent, its Subsidiaries or any Parent ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Parent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Parent.

    4.12. SEC REPORTS. Parent has previously made available to Subject Company an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 and prior to the date hereof by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.13. COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 4.13 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Parent.

    4.14. CERTAIN CONTRACTS. (a) Except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports, (ii) which materially restricts the conduct of any line of business by Parent, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Parent has made available to Subject Company true and correct copies of all employment, consulting and deferred compensation agreements to which Parent or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), other than the Parent Documents, whether or not set forth in Section 4.14(a) of the Parent Disclosure Schedule, is referred to herein as a "Parent Contract," and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Parent.

    (b) (i) Each Parent Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except, in each case, where any such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Parent.

    4.15.   AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in Section
4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
4.15 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    4.16. UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in the Parent Form 10-Q for the quarter ended June 30, 1995, and for liabilities incurred in the ordinary course of business consistent with past practice, since June 30, 1995, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

    4.17. STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. The Board of Directors of Parent has approved the execution of the Parent Option Agreement and authorized and approved the Merger (prior to the execution by Parent of this Agreement and prior to the execution of the Parent Option Agreement) in accordance with Section 203 of the DGCL and Article Eight of Parent's Certificate of Incorporation such that Section 203 and Article Eight will not apply to this Agreement, the Parent Option Agreement, the Parent Fee Letter or the transactions contemplated hereby and thereby. The Board of Directors of Parent has taken all such action required to be taken by it to provide that this Agreement, the Parent Option Agreement, the Parent Fee Letter and the
transactions   contemplated  hereby  and  thereby   shall  be  exempt  from  the
requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

    4.18. RIGHTS AGREEMENT. Subject to the execution of an amendment to the Parent Rights Agreement which has been approved by Parent's Board of Directors and shall be executed as promptly as practicable after the date of this Agreement, Parent has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the Parent Rights Agreement or amending or terminating the Parent Rights Agreement) so that the entering into of the Parent Documents and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Parent Rights Agreement or enable or require the Parent Rights to be exercised, distributed or triggered.

    4.19. POOLING OF INTERESTS. As of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

    4.20. PARENT INFORMATION. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Joint Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Subject Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    4.21. ENVIRONMENTAL LIABILITY. Except as set forth in Section 4.21 of the Parent Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries, which liability or obligation would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property. Neither Parent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have a Material Adverse Effect on Parent.

    4.22. INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Parent or for the account of a customer of Parent or one of its Subsidiaries, were entered into in accordance with prudent banking practices and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Parent's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on Parent.

                                   ARTICLE V.
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1. CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. Except as set forth in the Subject Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreements or as required by applicable law, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the ability of either Parent or Subject Company to obtain any approvals of any Regulatory Agency or other governmental authority required to consummate the transactions contemplated hereby or by the Option Agreements or to perform its covenants and agreements under the Subject Company Documents or the Parent Documents, as the case may be.

    5.2 FORBEARANCES. Except as set forth in Section 5.2 of the Subject Company Disclosure Schedule or Section 5.2 of the Parent Disclosure Schedule, as the case may be, during the period from the date of this Agreement to the Effective Time and, except as expressly contemplated or permitted by this Agreement or the Option Agreements or as required by applicable law, rule or regulation, neither Parent nor Subject Company shall, and neither Parent nor Subject Company shall permit any of their respective Subsidiaries to, without the prior written consent of the other:

    (a) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except for regular quarterly cash dividends on Subject Company Common Stock and on Parent Common Stock at a rate equal to the rates recently paid by each of Subject Company and Parent, as the case may be, as such rates may be increased by either party in the ordinary course of business consistent with past practice and, in the case of Subject Company Preferred Stock and Parent Preferred Stock, for regular quarterly or semiannual cash dividends thereon at the rates set forth in the applicable certificate of incorporation or certificate of designation for such securities and except for dividends paid by any of the wholly owned Subsidiaries of each of Parent and Subject Company to Parent or Subject Company or any of their wholly owned Subsidiaries, respectively, and except for the issuance of employee stock options and restricted stock consistent with past practices); or issue any additional shares of capital stock except pursuant to (A) the exercise of stock options, PSPRs or risk event warrants outstanding as of the date hereof, (B) the vesting of Performance Units outstanding as of the date hereof pursuant to Subject Company Stock Option Plans, (C) the conversion of shares of Parent Series 1991A Preferred Stock, (D) the Subject Company Rights Agreement, (E) the Parent Rights Agreement, (F) the FirsTier Acquisition, (G) the Option Agreements and (H) acquisitions and investments permitted by paragraph (c) hereof;

    (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in force at the date of this Agreement or (iii) pursuant to plans disclosed in writing prior to the execution of this Agreement to the other party;

    (c)  except  for  (i)  transactions  in  the  ordinary  course  of  business consistent with past practice, or (ii) acquisitions of an entity or business having assets not exceeding 10% of the consolidated assets of Subject Company or Parent, as applicable, on a pro forma basis giving effect to such transaction, make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

    (d) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, in each case that is material to such party, other than renewals of contracts and leases without materially adverse changes of terms thereof;

    (e) other than (i) in the ordinary course of business consistent with past practice, or (ii) in an aggregate amount not exceeding $10 million, increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any material pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

    (f) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, PROVIDED, HOWEVER, that each of Parent and Subject Company may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Takeover Proposal, if such party's Board of Directors, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure to do so would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. Subject Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing. Each party shall immediately advise the other following the receipt by it of any Takeover Proposal and the details thereof, and advise the other of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. As used in this Agreement, "Takeover Proposal" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Subject Company or Parent or any of their respective Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Subject Company or Parent or any of their respective Subsidiaries other than the transactions contemplated or permitted by this Agreement;

    (g) settle any claim, action or proceeding involving money damages which is material to Parent or Subject Company, as applicable, except in the ordinary course of business consistent with past practice;

    (h)  take any action that would prevent or impede the Merger from qualifying
(i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Parent or Subject Company to exercise its rights under the Subject Company Option Agreement, the Parent Option Agreement, the Subject Company Fee Letter or the Parent Fee Letter, as the case may be;

    (i) amend its certificate of incorporation, bylaws or similar governing documents or the Parent Rights Agreement or Subject Company Rights Agreement, as the case may be, in any case in a manner that would materially and adversely effect either party's ability to consummate the Merger or the economic benefits of the Merger to either party;

    (j) except in the ordinary course or following prior consultation with the other party to this Agreement, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

    (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

    (l) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                  ARTICLE VI.
                             ADDITIONAL AGREEMENTS

    6.1. REGULATORY MATTERS. (a) Parent and Subject Company shall promptly prepare and file with the SEC a preliminary version of the Joint Proxy Statement and, following comment thereon, Parent shall promptly prepare and file with the SEC the S-4, in which the definitive Joint Proxy Statement will be included as a prospectus. Each of Parent and Subject Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Subject Company shall thereafter mail the definitive Joint Proxy Statement to their respective stockholders. Parent shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Subject Company shall furnish all information concerning Subject Company and the holders of Subject Company Capital Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and Subject Company shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Subject Company or Parent, as the case may be, and any of their respective Subsidiaries which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Parent and Subject Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Subject Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) Parent and Subject Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2. ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, each of Parent and Subject Company shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Parent or Subject Company, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Parent nor Subject Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of Parent and Subject Company shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 21, 1995 between Parent and Subject Company (the "Confidentiality Agreement").

    (c)  No  investigation  by  either  of  the  parties  or  their   respective
representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

    6.3. STOCKHOLDERS' APPROVALS. Each of Parent and Subject Company shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date. Subject to the provisions of the next sentence, each of Parent and Subject Company shall, through its Board of Directors, recommend to its stockholders approval of such matters. The Board of Directors of each party may fail to make such recommendation, or withdraw, modify or change any such recommendation in a manner adverse to the other party hereto, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

    6.4. LEGAL CONDITIONS TO MERGER. (a) Subject to the terms and conditions of this Agreement, each of Parent and Subject Company shall, and shall cause its Subsidiaries to use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Subject Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

    (b) Subject to the terms and conditions of this Agreement, each of Parent and Subject Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

    6.5. AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. Each of Parent and Subject Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meetings called by Parent and Subject Company pursuant to Section 6.3 hereof, a written agreement, in the form of Exhibit 6.5(a) hereto (in the case of affiliates of Subject Company) or
Exhibit 6.5(b) hereto (in the case of affiliates of Parent).

    6.6. STOCK EXCHANGE LISTING. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the New Parent Depositary Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    6.7. EMPLOYEE BENEFIT PLANS. (a) From and after the Effective Time, unless otherwise mutually determined and except as provided in Section 1.7 hereof, Parent Plans and Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Parent or Subject Company (or their Subsidiaries) covered by such plans at the Effective Time until such time as Parent shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of Parent and its Subsidiaries (including without limitation the Surviving Corporation and its Subsidiaries) (the "New Parent Plans"). Prior to the Closing Date, Parent and Subject Company shall cooperate in reviewing, evaluating and analyzing the Parent Plans and the Plans with a view toward developing appropriate New Parent Plans for the employees covered thereby subsequent to the Merger. Parent and Subject Company shall use their reasonable best efforts to develop New Parent Plans which, among other things, treat similarly situated employees of Parent and its Subsidiaries (including without limitation the Surviving Corporation and its Subsidiaries) on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities. Parent agrees that if it establishes or continues employee benefit plans (including severance plans) under which an employee's benefit depends, in whole or in part, on length of service with Subject Company or Parent prior to the Effective Time, credit will be given, to the extent reasonably practicable, for service credited under similar plans of Subject Company or Parent or any Subsidiary of either, PROVIDED that such crediting of service does not result in duplication of benefits.

    (b) Notwithstanding the foregoing, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms all benefits vested as of the date hereof under the Parent Plans or Plans or under other contracts, arrangements, commitments or understandings described in the Parent Disclosure Schedule and the Subject Company Disclosure Schedule. Parent and Subject Company hereby acknowledge that the Merger will constitute a "Change in Control" for purposes of the Parent Plans and the Plans and agree to abide by the provisions of any Plan or Parent Plan which relate to a Change in Control, including, but not limited to, the accelerated vesting and/or payment of equity-based awards under the Parent Stock Option Plans and the Subject Company Stock Option Plans.

    (c) Nothing in this Section 6.7 shall be interpreted as preventing Parent or its Subsidiaries from amending, modifying or terminating any Parent Plans, Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

    (d) It is the express understanding and intention of Subject Company, Parent and Merger Sub that no Subject Company Employee or Parent Employee or other person shall be deemed to be a third party beneficiary, or have or acquire any right to enforce the provisions, of this Section 6.7, and that nothing in this Agreement shall be deemed to constitute a Plan, a Parent Plan or a New Parent Plan or an amendment to a Plan, a Parent Plan or a New Parent Plan.

    6.8. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) Each of Subject Company and Parent agrees that from and after the Effective Time, Parent will indemnify and hold harmless each present and former director and officer of Subject Company and Parent and their respective Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses

(including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Subject Company, Parent, or such Subsidiary would have been permitted under Delaware law and the certificate of incorporation or by-laws of Subject Company, Parent or such Subsidiary in effect on the date hereof to indemnify such person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law; PROVIDED, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

    (b) To the extent that paragraph (a) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the Effective Time, each of Subject Company and Parent agrees that Parent shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, PROVIDED, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement, the Option Agreements or the Fee Letters. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

    (c) Any Indemnified Party wishing to claim indemnification under Section 6.8(a) or (b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expense of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

    (d) From and after the Effective Time, the directors, officers and employees of Subject Company and its Subsidiaries who become directors, officers or employees of Parent or any of its Subsidiaries, except for the indemnification rights set forth in Section 6.8(a) or 6.8(b) or as otherwise provided by applicable law, shall have indemnification rights (with respect to their capacities as directors, officers or employees of Parent or any of its
Subsidiaries at or subsequent to the Effective Time) with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Parent and its Subsidiaries are entitled under the provisions of the Certificate of Incorporation or similar governing documents of Parent and its Subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

    (e) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

    (f) For a period of six years from the Effective Time, Parent shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of Parent, Subject Company or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to Parent or Subject Company) with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Parent; PROVIDED, HOWEVER, that the annual premiums for such coverage will not exceed 200% of the annual premiums currently paid by Subject Company for such coverage; PROVIDED, FURTHER, that officers and directors of Subject Company or any Subsidiary may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance; and PROVIDED, FURTHER, that such coverage will have a single aggregate for such six-year period in an amount not less than the annual aggregate of such coverage currently provided by Subject Company.

    (g) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent and a Subsidiary of Subject Company) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

    6.10 ADVICE OF CHANGES. Parent and Subject Company shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    6.11 DIVIDENDS. After the date of this Agreement, each of Parent and Subject Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Subject Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock or Subject Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Subject Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

    6.12   MERGER  SUB.   Parent shall  cause Merger  Sub to  take all necessary
action to complete the transactions contemplated hereby, subject to the terms and conditions hereof.

    6.13 SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

    7.1   CONDITIONS TO  EACH PARTY'S  OBLIGATION  TO EFFECT  THE MERGER.    The
respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite affirmative votes of the holders of Subject Company Common Stock entitled to vote thereon and the Parent Vote Matters shall have been approved by the requisite affirmative vote of the holders of Parent Common Stock entitled to vote thereon.

    (b) NYSE LISTING. The shares of Parent Common Stock which shall be issued to the stockholders of Subject Company upon consummation of the Merger and the New Parent Depositary Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals") and no such approval shall contain any conditions or restrictions which the Board of Directors of either Parent or Subject Company reasonably determines in good faith will have or reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) taken as a whole.

    (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger.

    7.2   CONDITIONS  TO OBLIGATIONS  OF PARENT.   The  obligation of  Parent to
effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Subject Company set forth in Sections 3.2, 3.3(a), 3.6, 3.8(a), 3.17 and 3.18 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (ii) the representations and warranties of Subject Company set forth in this Agreement other than those specifically enumerated in clause (i) hereof shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, HOWEVER, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material

Adverse Effect on Subject Company and its Subsidiaries taken as a whole. Parent shall have received a certificate signed on behalf of the Subject Company by the Chief Executive Officer and Chief Financial Officer of Subject Company to the foregoing effect.

    (b) PERFORMANCE OF OBLIGATIONS OF SUBJECT COMPANY. Subject Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Subject Company by the Chief Executive Officer and the Chief Financial Officer of Subject Company to such effect.

    (c)  SUBJECT COMPANY  RIGHTS AGREEMENT.  The  rights issued pursuant to  the
Subject   Company  Rights   Agreement  shall  not   have  become  nonredeemable,
exercisable, distributed or triggered pursuant to the terms of such agreement.

    (d) POOLING OF INTERESTS. Parent shall have received a letter from Ernst & Young LLP, addressed to Parent, dated as of the Effective Time, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    (e) FEDERAL TAX OPINION. Parent shall have received an opinion of Dorsey & Whitney P.L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

           (1) No gain or loss will be recognized by Parent, Subject Company or Merger Sub as a result of the Merger;

           (2) No gain or loss will be recognized by the stockholders of Subject Company who exchange their Subject Company Capital Stock solely for Parent Capital Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

           (3)  The  tax  basis  of   the  Parent  Capital  Stock  received   by
       stockholders who exchange all of their Subject Company Capital Stock solely for Parent Capital Stock in the Merger will be the same as the tax basis of the Subject Company Capital Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

    In rendering such opinion, Dorsey & Whitney P.L.L.P. may require and rely upon representations and covenants including those contained in certificates of officers of Parent, Subject Company and Merger Sub and others.

    7.3 CONDITIONS TO OBLIGATIONS OF SUBJECT COMPANY. The obligation of Subject Company to effect the Merger is also subject to the satisfaction or waiver by Subject Company at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Parent set forth in Sections 4.2, 4.3(a), 4.3(b), 4.6, 4.8(a), 4.17 and 4.18
of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (ii) the representations and warranties of Parent set forth in this Agreement other than those specifically enumerated in clause
(i) hereof shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the
Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, HOWEVER, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

    (c)   PARENT  RIGHTS AGREEMENT.   The rights  issued pursuant  to the Parent
Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

    (d) POOLING OF INTERESTS. Subject Company shall have received a letter from Ernst & Young LLP, addressed to Subject Company, dated as of the Effective Time, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    (e) FEDERAL TAX OPINION. Subject Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Subject Company, in form and substance reasonably satisfactory to Subject Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

           (1) No gain or loss will be recognized by Parent, Subject Company or Merger Sub as a result of the Merger;

           (2) No gain or loss will be recognized by the stockholders of Subject Company who exchange their Subject Company Capital Stock solely for Parent Capital Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

           (3) The tax basis of the Parent Capital Stock received by stockholders who exchange all of their Subject Company Capital Stock solely for Parent Capital Stock in the Merger will be the same as the tax basis of the Subject Company Capital Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

    In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom may require and rely upon representations and covenants including those contained in certificates of officers of Parent, Subject Company and Merger Sub and others.

                                 ARTICLE VIII.
                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual consent of Parent and Subject Company in a written instrument, if the Board of Directors of each so determines;

    (b) by either the Board of Directors of Parent or the Board of Directors of Subject Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

    (c) by either the Board of Directors of Parent or the Board of Directors of Subject Company if the Merger shall not have been consummated on or before December 31, 1996 (or, if at such date the Merger shall not have been consummated as a result of the failure of the condition set forth in Section 7.1(e) to be satisfied, and such condition shall not have failed to have been satisfied by reason of the enactment or promulgation of any statute, rule or regulation which prohibits, restricts or makes illegal consummation of the Merger, the earlier of (i) the date on which such condition is satisfied and
(ii) June 30, 1997), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

    (d) by either the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII hereof;

    (e) by either the Board of Directors of Parent or the Board of Directors of Subject Company if any approval of the stockholders of Parent or the Subject Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

    (f) prior to the approval of (x) this Agreement by the requisite vote of Subject Company's shareholders (if Subject Company is the terminating party) or
(y) the Parent Vote Matters (if Parent is the terminating party), by either the Board of Directors of Parent or the Board of Directors of Subject Company, if there exists at such time a Takeover Proposal for the party whose Board of Directors is seeking to terminate this Agreement pursuant to this paragraph (f) and such Board of Directors, after having consulted with and considered the advice of outside legal counsel, reasonably determines in good faith that such action is necessary in the exercise of its fiduciary duties under applicable laws; or

    (g) by either the Board of Directors of Parent or the Board of Directors of Subject Company, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby (in the case of Subject Company) or the Parent Vote Matters (in the case of Parent).

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Subject Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Subject Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except
(i) Sections 6.2(b), 8.2, and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Subject Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Subject Company and Parent; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by Subject Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Subject Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX.
                               GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements and the Fee Letters, for which provision has been made therein) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    9.3 EXPENSES. Except as provided in the Fee Letters and the Option Agreements, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that (i) the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and Subject Company and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Subject Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, to:

            First Bank System, Inc.
           First Bank Place
           601 Second Avenue South
           Minneapolis, Minnesota 55402-4302
           Fax: (612) 973-0431
           Attn: Lee R. Mitau, Esq.

            with a copy to each of:

            Cleary, Gottlieb, Steen & Hamilton
           One Liberty Plaza
           New York, New York 10006
           Fax: (212) 225-3999
           Attn: Victor I. Lewkow, Esq.

            and

            Dorsey & Whitney P.L.L.P.
           220 South 6th Street
           Minneapolis, Minnesota 55402
           Fax: (612) 340-8738
           Attn: Jay L. Swanson, Esq.

        (b) if to Subject Company, to:

            First Interstate Bancorp
           633 West Fifth Street, TC 2-10
           Los Angeles, California 90071
           Fax: (213) 614-3741
           Attn: General Counsel

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom
           919 Third Avenue
           New York, New York 10022
           Fax: (212) 735-2000
           Attn: Fred B. White, III, Esq.

    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the word "material" is used in this Agreement and the context in which it is used refers to any of the parties to this Agreement or any of their respective Subsidiaries, it shall be deemed to be followed by "to [Subject Company] [Parent] and its Subsidiaries, taken together as a whole," as applicable. No provision of this Agreement shall be construed to require Subject Company, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Subject Company Documents and the Parent Documents.

    9.8   GOVERNING  LAW.   This Agreement  shall be  governed and  construed in
accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

    9.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.10 PUBLICITY. Except as otherwise required by applicable law or the rules of the NYSE, neither Parent nor Subject Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Option Agreements or the Fee Letters without the consent of the other party, which consent shall not be unreasonably withheld.

    9.11 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    9.12    ALTERNATIVE STRUCTURE.    Notwithstanding anything  to  the contrary
contained in this Agreement, prior to the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall
(i) not change the amount or form of consideration to be received by the stockholders of Subject Company and the holders of Subject Company Options, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the stockholders of Subject Company. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

    9.13 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, Parent and Subject Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          FIRST BANK SYSTEM, INC.

                                          By:  /S/ JOHN F. GRUNDHOFER
                                             -----------------------------------
                                              Name: John F. Grundhofer
                                              Title: Chairman, President and
                                                   Chief Executive Officer

                                          ELEVEN ACQUISITION CORP.

                                          By:  /S/ JOHN F. GRUNDHOFER
                                             -----------------------------------
                                              Name: John F. Grundhofer
                                              Title: Chairman, President and
                                                   Chief Executive Officer

                                          FIRST INTERSTATE BANCORP

                                          By:  /S/ WILLIAM E. B. SIART
                                             -----------------------------------
                                              Name: William E. B. Siart
                                              Title: Chairman and
                                                   Chief Executive Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated November 5, 1995, between FIRST INTERSTATE BANCORP, a Delaware corporation ("Grantee"), and FIRST BANK SYSTEM, INC., a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger immediately prior to the execution and delivery hereof (the "Merger Agreement"); and

    WHEREAS, as a condition and inducement to Grantee's pursuit of the transactions contemplated by the Merger Agreement and in consideration therefor and in consideration of the grant of the Reciprocal Option (as hereinafter defined), Issuer has agreed to grant Grantee the Option (as hereinafter defined):

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 25,829,983 fully paid and nonassessable shares of the common stock, $1.25 par value, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the consolidated tape for New York Stock Exchange issues on November 3, 1995; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than such last reported sale price per share (as adjusted pursuant to subsection (b) of Section 5) other than as permitted by the Merger Agreement, such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

        (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
    Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

        (c) Notwithstanding anything else to the contrary contained in the Agreement, in no event shall (i) the number of shares of Common Stock for which this Option is then exercisable, plus (ii) the number of Option Shares (as hereinafter defined) theretofore purchased hereunder, plus (iii) the number of other shares of Common Stock of which the Grantee is the Beneficial Owner (as such term is defined in the Rights Agreement dated as of December 21, 1988 (as amended to date, the "Rights Agreement"), between the Issuer and the Rights Agent (as such term is defined in the Rights Agreement)) exceed 19.9% of the issued and outstanding shares of Common Stock (computed in accordance with the procedures set forth in the Rights Agreement) until after such time as the Rights Agreement is amended to provide that neither the execution of this Agreement or the Merger Agreement nor the exercise of the Option shall result in the Grantee becoming an

    Acquiring Person (as such term is defined in the Rights Agreement). Issuer's Board has duly authorized such an amendment and Issuer agrees promptly to take all steps necessary to enter into such an amendment with the Rights Agent.

        2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 6 months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; (iii) the passage of 18 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event; (iv) the date on which the shareholders of the Grantee shall have voted and failed to adopt and approve the Merger Agreement and the Merger (unless (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the shareholders of the Issuer shall have also voted and failed to approve the Parent Vote Matters (as defined in the Merger Agreement); or (v) the date on which the Reciprocal Option shall have become exercisable in accordance with its terms. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled (without regard to any grace period provided therein) to terminate the Merger Agreement pursuant to Section 8.1(d) thereof and (ii) this Agreement shall automatically terminate upon the termination of the Merger Agreement by Issuer pursuant to Section 8.1(d) thereof as a result of the breach by Grantee of its covenants or agreements contained in the Merger Agreement.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

               (i) Issuer or any of its Subsidiaries (as hereinafter defined) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement,
           (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Issuer Subsidiaries and other than a merger or consolidation as to which the common shareholders of the Issuer immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation immediately following consummation thereof), (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, and
           (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

               (ii) Any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

              (iii) The shareholders of the Issuer shall have voted and failed to approve the Parent Vote Matters at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to (x) such meeting or (y) if such meeting shall not have been held or shall have been cancelled, such termination, it shall have been publicly announced that any person (other than Parent or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

              (iv) Issuer's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) its recommendation that the shareholders of Issuer approve the Parent Vote Matters, or Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

               (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

              (vi) Any such person shall have filed with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

              (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

             (viii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 20%.

    (d) The term "Reciprocal Option" shall mean the option granted pursuant to the option agreement dated the date hereof between the Grantee, as issuer of such option, and the Issuer, as grantee of such option.

    (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a
"Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (f) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify the Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (g) At the closing referred to in subsection (f) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option and (ii) present and surrender this Agreement to the Issuer at its principal executive offices.

    (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

    (i) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

               "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

        (j) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

        3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
    (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
    (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

        4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

        (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of

    Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

        (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

        6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in
    Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 8 by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

        7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

        (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common

    Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

        (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

               (ii) the consummation of any Acquisition Transaction described in
           Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

        8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b)  The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of a Significant Subsidiary of Issuer).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

              (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

              (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

        (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section
    9), which agreement shall be applicable to the Substitute Option.

        (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

        (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

        (f)  Issuer shall not enter into any transaction described in subsection
    (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

        9.  (a)  At the  request of  the holder  of the  Substitute Option  (the
    "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

        (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the
    Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

        10. The 30-day, 6-month, 12-month or 18-month periods for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

        11. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 12 months following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 30 days following the date on which the Federal Reserve Board has approved applications by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

        13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

        14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $100 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to the Issuer, or (d) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $100 million after taking into account the foregoing actions.

        (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $100 million; PROVIDED, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

        (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of

    Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option.

        (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

        (e) The Grantee agrees, promptly following any exercise of all or any portion of the Option, and subject to its rights under Section 7 hereof, to use commercially reasonable efforts promptly to maximize the value of Option Shares purchased taking into account market conditions, the number of Option Shares, the potential negative impact of substantial sales on the market price for Issuer Common Stock, and the availability of an effective registration statement to permit public sale of Option Shares.

        15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

        16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          FIRST INTERSTATE BANCORP

                                          By /s/ WILLIAM E. B. SIART
                                            ------------------------------------
                                             Its Chairman and
                                             Chief Executive Officer

                                          FIRST BANK SYSTEM, INC.

                                          By /s/ JOHN F. GRUNDHOFER
                                            ------------------------------------
                                             Its Chairman, President and
                                             Chief Executive Officer

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated November 5, 1995, between FIRST BANK SYSTEM, INC., a Delaware corporation ("Grantee"), and FIRST INTERSTATE BANCORP, a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger immediately prior to the execution and delivery hereof (the "Merger Agreement"); and

    WHEREAS, as a condition and inducement to Grantee's pursuit of the transactions contemplated by the Merger Agreement and in consideration therefor and in consideration of the grant of the Reciprocal Option (as hereinafter defined), Issuer has agreed to grant Grantee the Option (as hereinafter defined):

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 15,073,106 fully paid and nonassessable shares of the common stock, $2.00 par value, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the consolidated tape for New York Stock Exchange issues on November 3, 1995; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than such last reported sale price per share (as adjusted pursuant to subsection (b) of Section 5) other than as permitted by the Merger Agreement, such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

        (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
    Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

        2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 6 months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; (iii) the passage of 18 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event; (iv) the date on which the shareholders of the Grantee shall have voted and failed to approve the Parent Vote Matters (as defined in the Merger Agreement) (unless
    (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the shareholders of the Issuer shall have also voted and failed to approve and adopt the Merger Agreement and the Merger); or (v) the date on which the Reciprocal Option shall have become exercisable in accordance with its terms. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled (without regard to any grace period provided therein) to terminate the Merger Agreement pursuant to Section 8.1(d) thereof and (ii) this Agreement shall automatically terminate upon the termination of the Merger Agreement by Issuer pursuant to Section 8.1(d) thereof as a result of the breach by Grantee of its covenants or agreements contained in the Merger Agreement.

        (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

               (i) Issuer or any of its Subsidiaries (as hereinafter defined) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement,
           (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Issuer Subsidiaries and other than a merger or consolidation as to which the common shareholders of the Issuer immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation immediately following consummation thereof), (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, and
           (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

               (ii) Any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

              (iii) The shareholders of the Issuer shall have voted and failed to approve the transactions contemplated by the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to (x) such meeting or (y) if such meeting shall not have been held or shall have been cancelled, such termination, it shall have been publicly announced that any person (other than Parent or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

              (iv) Issuer's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

               (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

              (vi) Any such person shall have filed with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

              (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

             (viii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    Notwithstanding the foregoing, the proposal made prior to the date hereof by Wells Fargo & Company ("Wells") to enter into a business combination with Issuer shall be deemed, for purposes of this Agreement, to constitute a proposal to engage in an Acquisition Transaction that has been publicly announced; PROVIDED, HOWEVER, that solely for purposes of the foregoing clause (v), such proposal shall not constitute a publicly announced proposal to engage in an Acquisition Transaction if Wells shall have publicly announced the withdrawal of such proposal prior to the time Issuer mails to its stockholders a proxy statement in connection with its stockholder meeting called to approve and adopt the Merger Agreement. Nothing contained in the proviso to the immediately preceding sentence shall imply that any proposal made by Wells after the date hereof does not constitute a proposal to engage in an Acquisition Transaction for purposes of the foregoing clause (v).

    (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 20%.

    (d) The term "Reciprocal Option" shall mean the option granted pursuant to the option agreement dated the date hereof between the Grantee, as issuer of such option, and the Issuer, as grantee of such option.

    (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (f) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify the Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (g) At the closing referred to in subsection (f) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option and (ii) present and surrender this Agreement to the Issuer at its principal executive offices.

    (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

    (i) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

               "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (j) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

        3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
    (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
    (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

        4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

        (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

        (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

        6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in
    Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 8 by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

        7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made,
    (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

        (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

        (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

               (ii) the consummation of any Acquisition Transaction described in
           Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

        8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b)  The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of a Significant Subsidiary of Issuer).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

              (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

              (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

        (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section
    9), which agreement shall be applicable to the Substitute Option.

        (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

        (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

        (f) Issuer shall not enter into any transaction described in  subsection
    (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

        9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

        (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the
    Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the
    Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share
    Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

        10. The 30-day, 6-month, 12-month or 18-month periods for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

        11. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 12 months following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 30 days following the date on which the Federal Reserve Board has approved applications by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

        13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

        14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $100 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to the Issuer, or (d) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $100 million after taking into account the foregoing actions.

        (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $100 million; PROVIDED, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

        (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option.

        (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

        (e) The Grantee agrees, promptly following any exercise of all or any portion of the Option, and subject to its rights under Section 7 hereof, to use commercially reasonable efforts promptly to maximize the value of Option Shares purchased taking into account market conditions, the number of Option Shares, the potential negative impact of substantial sales on the market price for Issuer Common Stock, and the availability of an effective registration statement to permit public sale of Option Shares.

        15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

        16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          FIRST BANK SYSTEM, INC.

                                          By  /S/ JOHN F. GRUNDHOFER
                                            ------------------------------------
                                             Its Chairman, President and
                                             Chief Executive Officer

                                          FIRST INTERSTATE BANCORP

                                          By  /S/ WILLIAM E. B. SIART
                                            ------------------------------------
                                             Its Chairman and
                                             Chief Executive Officer

                                                                      APPENDIX D
                            First Bank System, Inc.
                                First Bank Place
                            601 Second Avenue South
                       Minneapolis, Minnesota 55402-4302

                                November 5, 1995

First Interstate Bancorp
633 West Fifth Street
Los Angeles, California 90071

Attention:  William E.B. Siart
          Chairman, President and Chief Executive Officer

Ladies and Gentlemen:

    We refer to the Agreement and Plan of Merger (the "MERGER AGREEMENT") of even date herewith among First Interstate Bancorp ("SUBJECT COMPANY"), First Bank System, Inc. ("PARENT") and Eleven Acquisition Corp. ("MERGER SUB"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

    In order to induce Subject Company to enter into the Merger Agreement, and in consideration of Subject Company's undertaking of efforts in futherance of the transactions contemplated thereby, Parent agrees as follows:

    1. REPRESENTATIONS AND WARRANTIES. Parent hereby represents and warrants to Subject Company that Parent has all requisite corporate power and authority to enter into this letter agreement (this "AGREEMENT") and to perform its obligations set forth herein. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent.

    2. TERMINATION FEE. (a) Unless a Nullifying Event (as such term is defined below) shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that the Merger Agreement is terminated pursuant to
Article VIII thereof (regardless of whether such termination is by Parent or Subject Company) and prior to or concurrently with such termination a First Trigger Event (as such term is defined below) shall have occurred, Parent shall pay to Subject Company a cash fee of $25 million. Such fee shall be payable in immediately available funds on or before the second business day following such termination of the Merger Agreement.

    (b) In addition, unless a Nullifying Event shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that (i) the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) prior to or concurrently with such termination a First Trigger Event shall have occurred, and (iii) prior to, concurrently with or within 18 months after such termination an Acquisition Event (as such term is defined below) shall have occurred, Parent shall pay to Subject Company an additional cash fee of (i) $100 million, less (ii) any amount paid by Parent pursuant to Paragraph 2(a) hereof. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of such Acquisition Event.

    (c) As used herein, a "FIRST TRIGGER EVENT" shall mean the occurrence of any of the following events:

           (i) Parent's Board of Directors shall have failed to approve or recommend the Parent Vote Matters, or shall have withdrawn or modified in a manner adverse to Subject Company its approval or recommendation of the Parent Vote Matters, or shall have resolved or publicly announced an intention to do either of the foregoing;

           (ii) Parent or any Significant Subsidiary (as such term is defined below), or the Board of Directors of Parent or a Significant Subsidiary, shall have recommended that the stockholders of Parent approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

          (iii) the Parent Vote Matters shall not have been approved at a meeting of Parent stockholders which has been held for that purpose prior to termination of the Merger Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than Subject Company or any of its Subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

          (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange
       Act) (other than Subject Company and its Subsidiaries) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Parent or a Significant Subsidiary; or

           (v) following the making of an Acquisition Proposal, Parent shall have breached any covenant or agreement contained in the Merger Agreement such that Subject Company would be entitled to terminate the Merger Agreement under Section 8.1(d) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

    (d) As used herein, "ACQUISITION EVENT" shall mean the consummation of any event described in the definition of "Acquisition Proposal," except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

    (e) As used herein, "ACQUISITION PROPOSAL" shall mean any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than Subject Company or any of its
Subsidiaries: (A) a merger or consolidation, or any similar transaction, involving Parent or any Significant Subsidiary (other than mergers, consolidations or similar transactions involving solely Parent and/or one or more wholly owned Subsidiaries of Parent and other than a merger or consolidation as to which the common shareholders of Parent immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Parent or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Parent or any Significant Subsidiary.

    (f) As used herein, "NULLIFYING EVENT" shall mean any of the following events occurring and continuing at a time when Parent is not in material breach of any of its covenants or agreements contained in the Merger Agreement: (i) Subject Company shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that Parent shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(d) thereof (without regard to any grace period provided for therein), (ii) the stockholders of Subject Company shall have voted and failed to approve the adoption of the agreement of merger (within the meaning of section 251 of the DGCL) contained in the Merger Agreement at a meeting of such stockholders which has been held for that purpose or at any adjournment or postponement thereof (unless the Parent Vote Matters shall not have been approved at a meeting of Parent stockholders which was held on or prior to such date for the purpose of voting with respect to the Parent Vote Matters) or (iii) the Board of Directors of Subject Company shall have failed to approve or recommend that the stockholders of Subject Company approve the adoption of the agreement of merger (within the meaning of section 251 of the DGCL) contained in the Merger Agreement or shall have withdrawn, modified or changed in any manner adverse to Parent its approval or recommendation that the stockholders of Subject Company approve the adoption of the agreement of merger (within the meaning of section 251 of the DGCL) contained in the Merger Agreement or shall have resolved or publicly announced its intention to do any of the foregoing.

    (g) As used herein, "SIGNIFICANT SUBSIDIARY" shall mean a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, of Parent.

    3. To the extent that Parent is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by Parent herein in full, it shall immediately so notify Subject Company and thereafter deliver or cause to be delivered, from time to time, to Subject Company, the portion of the payments required to be paid by it herein that it is no longer prohibited from paying, within five business days after the date on which Parent is no longer so prohibited; PROVIDED, HOWEVER, that if Parent at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments,
(ii) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Subject Company with copies of the same, and (iii) keep Subject Company advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

    4. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof.

    5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    6. Nothing contained herein shall be deemed to authorize Subject Company or Parent to breach any provision of the Merger Agreement.

    Please confirm your agreement with the understandings set forth herein by signing and returning to us the enclosed copy of this Agreement.

                                          Very truly yours,

                                          FIRST BANK SYSTEM, INC.

                                          By:  /S/ JOHN F. GRUNDHOFER
                                             -----------------------------------
                                              Name: John F. Grundhofer
                                              Title: Chairman, President and
                                                 Chief Executive Officer
Accepted and agreed to as of
the date first above written:

FIRST INTERSTATE BANCORP

By:  /S/ WILLIAM E.B. SIART
   -------------------------------------------
    Name: William E.B. Siart
    Title: Chairman and Chief
        Executive Officer

                                                                      APPENDIX E
                            First Interstate Bancorp
                             633 West Fifth Street
                         Los Angeles, California 90071
                                November 5, 1995
First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402-4302

Attention:  John F. Grundhofer
          Chairman, President and Chief Executive Officer

Ladies and Gentlemen:

    We refer to the Agreement and Plan of Merger (the "MERGER AGREEMENT") of even date herewith among First Interstate Bancorp ("SUBJECT COMPANY"), First Bank System, Inc. ("Parent") and Eleven Acquisition Corp. ("MERGER SUB"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

    In order to induce Parent and Merger Sub to enter into the Merger Agreement, and in consideration of Parent's undertaking of efforts in furtherance of the transactions contemplated thereby, Subject Company agrees as follows:

    1. REPRESENTATIONS AND WARRANTIES. Subject Company hereby represents and warrants to Parent that Subject Company has all requisite corporate power and authority to enter into this letter agreement (this "AGREEMENT") and to perform its obligations set forth herein. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Subject Company. This Agreement has been duly executed and delivered by Subject Company.

    2. TERMINATION FEE. (a) Unless a Nullifying Event (as such term is defined below) shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that the Merger Agreement is terminated pursuant to
Article VIII thereof (regardless of whether such termination is by Parent or Subject Company) and prior to or concurrently with such termination a First Trigger Event (as such term is defined below) shall have occurred, Subject Company shall pay to Parent a cash fee of $25 million. Such fee shall be payable in immediately available funds on or before the second business day following such termination of the Merger Agreement.

    (b) In addition, unless a Nullifying Event shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that (i) the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) prior to or concurrently with such termination a First Trigger Event shall have occurred, and (iii) prior to, concurrently with or within 18 months after such termination an Acquisition Event (as such term is defined below) shall have occurred, Subject Company shall pay to Parent an additional cash fee of (i) $100 million, less (ii) any amount paid by Subject Company pursuant to Paragraph 2(a) hereof. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of such Acquisition Event.

    (c) As used herein, a "FIRST TRIGGER EVENT" shall mean the occurrence of any of the following events:

        (i) Subject Company's Board of Directors shall have failed to approve or recommend the Merger Agreement or the Merger, or shall have withdrawn or modified in a manner adverse to Parent is approval or recommendation of the Merger Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing;

        (ii) Subject Company or any Significant Subsidiary (as such term is defined below), or the Board of Directors of Subject Company or a Significant Subsidiary, shall have recommended that the stockholders of Subject Company approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

       (iii) the Merger Agreement shall not have been approved at a meeting of Subject Company stockholders which has been held for that purpose prior to termination of the Merger Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than Parent or any of its Subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

       (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than Parent and its Subsidiaries) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Subject Company or a Significant Subsidiary; or

        (v) following the making of an Acquisition Proposal, Subject Company shall have breached any covenant or agreement contained in the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement under Section 8.1(d) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

    (d) As used herein, "ACQUISITION EVENT" shall mean the consummation of any event described in the definition of "Acquisition Proposal," except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

    (e) As used herein, "ACQUISITION PROPOSAL" shall mean any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than Parent or any of its Subsidiaries:
(A) a merger or consolidation, or any similar transaction, involving Subject Company or any Significant Subsidiary (other than mergers, consolidations or similar transactions involving solely Subject Company and/or one or more wholly owned Subsidiaries of Subject Company and other than a merger or consolidation as to which the common shareholders of Subject Company immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Subject Company or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Subject Company or any Significant Subsidiary. Notwithstanding the foregoing, Subject Company confirms that the proposal made by Wells Fargo & Company ("Wells") prior to the date hereof to enter into a business combination with Subject Company shall also constitute an Acquisition Proposal which has been publicly announced; PROVIDED, HOWEVER, that solely for purposes of Paragraph 2(c)(iii) hereof, such proposal shall not constitute a publicly announced Acquisition Proposal if Wells shall have publicly announced the withdrawal of such proposal prior to the time Subject Company mails to its stockholders a proxy statement in connection with the stockholder meeting called to approve and adopt the Merger Agreement. Nothing contained in the proviso to the immediately preceding sentence shall imply that any proposal made by Wells after the date hereof does not constitute an Acquisition Proposal for purposes of Paragraph 2(e)(iii) hereof.

    (f) As used herein, "NULLIFYING EVENT" shall mean any of the following events occurring and continuing at a time when Subject Company is not in material breach of any of its covenants or agreements contained in the Merger
Agreement: (i) Parent shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that Subject Company shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(d) thereof (without regard to any grace period provided for therein), (ii) the stockholders of Parent shall have voted and failed to approve the Parent Vote Matters at a meeting of such stockholders which has been held for that purpose or at any adjournment or postponement thereof (unless the Merger Agreement shall not have been approved at a meeting of Subject Company stockholders which was held on or prior to such date for the purpose of voting with respect to the Merger Agreement) or (iii) the Board of Directors of Parent shall have failed to approve or recommend the Parent Vote Matters or shall have withdrawn, modified or changed in any manner adverse to Subject Company its approval or recommendation of the Parent Vote Matters or shall have resolved or publicly announced its intention to do any of the foregoing.

    (g) As used herein, "SIGNIFICANT SUBSIDIARY" shall mean a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, of Subject Company.

    3. To the extent that Subject Company is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by Subject Company herein in full, it shall immediately so notify Parent and thereafter deliver or cause to be delivered, from time to time, to Parent, the portion of the payments required to be paid by it herein that it is no longer prohibited from paying, within five business days after the date on which the Subject Company is no longer so prohibited; PROVIDED, HOWEVER, that if Subject Company at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (ii) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Parent with copies of the same, and (iii) keep Parent advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

    4. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof.

    5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    6. Nothing contained herein shall be deemed to authorize Subject Company or Parent to breach any provision of the Merger Agreement.

    Please confirm your agreement with the understandings set forth herein by signing and returning to us the enclosed copy of this Agreement.

                                          Very truly yours,

                                          FIRST INTERSTATE BANCORP

                                          By:  /S/ WILLIAM E.B. SIART
                                             -----------------------------------
                                              Name: William E.B. Siart
                                              Title: Chairman and Chief
                                                  Executive Officer
Accepted and agreed to as of
the date first above written:

FIRST BANK SYSTEM, INC.

By:  /S/ JOHN F. GRUNDHOFER
   -------------------------------------------
    Name: John F. Grundhofer
    Title: Chairman, President and
         Chief Executive Officer

                    [J.P. MORGAN SECURITIES INC. LETTERHEAD]

                                                                      APPENDIX F

November 5, 1995

The Board of Directors
First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, MN 55402-4302

Attention: Mr. John F. Grundhofer
        Chairman, President and Chief Executive Officer

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock of First Bank System, Inc. (the "Company" or "FBS") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of the Company's subsidiary, Eleven
Acquisition Corp. ("Acquisition") with and into First Interstate Bancorp ("First Interstate"), pursuant to the Agreement and Plan of Merger dated as of November 5, 1995 (the "Merger Agreement") between the Company, Acquisition and First Interstate.

We understand that the Merger Agreement provides that:

        (a) Each share of Common Stock of First Interstate will be converted in the Merger into 2.6 shares of Common Stock of FBS (the "Exchange Ratio").

        (b) Acquisition will merge with and into First Interstate.

In arriving at our written opinion, we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed First Interstate's Annual Report, Form 10-K and related financial information for the three fiscal years ending December 31, 1992 through December 31, 1994, First Interstate's Form 10-Q for the quarters ending March 31, 1995 and June 30, 1995, and First Interstate's unaudited financial results for the three month period ending September 30, 1995; (iii) reviewed FBS's Annual Report, Form 10-K and related financial information for each of the three fiscal years ending December 31, 1992 though December 31, 1994, FBS's Form 10-Q for the quarters ending March 31, 1995 and June 30, 1995, FBS's unaudited financial results for the three month period ending September 30, 1995, and the unaudited balance sheet and shares outstanding for FBS, pro forma for the acquisition of FirsTier Financial Inc. as at September 30, 1995;
(iv) held discussions with certain members of the senior management of First Interstate and FBS regarding the Merger, certain aspects of past and current business operations, financial condition and future prospects of their respective companies, and the effects of the Merger on the financial condition and future prospects of FBS and First Interstate; (v) reviewed the historical market prices and trading activity for the Common Stock of each of FBS and First Interstate and compared them with those of certain publicly traded companies which we deemed to be relevant; (vi) compared the financial terms of the Merger with the financial terms of certain other mergers and acquistions which were publicly available and which we deemed to be relevant; (vii) considered the pro forma effect of the Merger on FBS's capitalization ratios, earnings, and book value per share; and (viii) reviewed such other information, financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or First Interstate or otherwise reviewed by us, and we have not assumed any responsibility therefor. We have not conducted any valuation or appraisal of any assets or liabilities of First Interstate or the Company, nor have any valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and First Interstate to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences contemplated by the Merger Agreement, and that the other actions contemplated by the Merger Agreement will be consummated as described in such Merger Agreement.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any independent obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, and an additional fee if the proposed Merger is consummated. From time to time, we have offered and provided investment banking and other services to the Company. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company and First Interstate for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of Common Stock of the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may not be used, disclosed, referred to or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in the Proxy Statement/Prospectus mailed to shareholders of the Company, but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.


By:/s/ NICHOLAS B. PAUMGARTEN
   -------------------------------------------
   Name: Nicholas B. Paumgarten
   Title: Managing Director

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

                                                                      APPENDIX G
November 6, 1995
Board of Directors
First Interstate Bancorp
633 West Fifth Street
Los Angeles, California  90071

Gentlemen and Madame:

    You have requested that we confirm our oral opinion as of November 5, 1995 as to the fairness to the holders of the outstanding shares of Common Stock, par value $2.00 per share (the "Shares"), of First Interstate Bancorp (the "Company") of the exchange ratio of 2.6 shares of Common Stock, par value $1.25 per share, of First Bank System, Inc. ("FBS") to be received for each Share (the "Exchange Ratio") pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of November 5, 1995 among FBS, Eleven Acquisition Corp., a wholly-owned subsidiary of FBS, and the Company (the "Agreement").

    Goldman,  Sachs & Co.  ("Goldman Sachs"), as part  of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having performed investment banking services for the Company from time to time and having acted as its financial advisor in connection with the Agreement. We also have provided certain investment banking services to FBS from time to time and may provide investment banking services to the combined company in the future. In addition, Goldman Sachs is a full service securities firm and in the course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and FBS.

    In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and FBS for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and FBS; certain other communications from the Company and FBS to their respective stockholders; and certain internal financial analyses and forecasts for the Company and FBS prepared by their respective managements, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies (collectively, the "Synergies") expected by the Company and FBS to be achieved as a result of the Merger. We have also reviewed, and considered in our analysis, information prepared by senior managements of the Company and FBS relating to the relative contributions of the Company and FBS to the combined company and the estimated pro forma impact of the Merger on earnings per share, consolidated capitalization and certain other financial ratios for the combined company as compared to the Company and FBS. We also have held discussions with members of the senior management of the Company and FBS regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies, each senior managements' assessment of the strategic fit and implications of the Merger, and the Synergies. We also have reviewed with members of the senior management of the Company the results of the Company's due diligence examination of FBS. In addition, we have reviewed the reported price and trading activity for the Shares and FBS Common Stock, compared certain financial and stock market information for the Company and FBS with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.


    We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us or conveyed to us in discussions with senior managements of the Company and FBS for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and FBS and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and FBS are in the aggregate adequate to cover all such losses. Similarly, we have assumed, with your consent and without independent analysis, that the obligations of the Company and FBS pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to our analysis. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or FBS or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. You have informed us, and we have assumed, that the Merger is of long-term strategic importance to the Company. We also have assumed, with your consent, that obtaining any necessary regulatory approvals and third-party consents for the Merger or otherwise will not have a materially adverse effect on the Company, FBS or the combined company. Our opinion as to the fairness of the Exchange Ratio addresses the ownership position in the combined company to be received by the holders of Shares pursuant to the Exchange Ratio on the terms set forth in the Agreement and does not address the future trading or acquisition value for the stock of the combined company. In addition, our opinion does not address the relative merits of the Merger and alternative potential transactions. We also have assumed with your consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.


    Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Merger.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, we hereby confirm our oral opinion as of November 5, 1995 that the Exchange Ratio pursuant to the Agreement is fair to the holders of Shares.

Very truly yours,

GOLDMAN, SACHS & CO.

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

November 19, 1995

Board of Directors
First Interstate Bancorp
633 West Fifth Street
Los Angeles, California 90071

Gentlemen and Madame:

    On November 5, 1995, First Interstate Bancorp (the "Company") and First Bank System, Inc. ("FBS") entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger of the Company with Eleven Acquisition Corp., a wholly owned subsidiary of FBS (the "Merger"). Pursuant to the Merger, each outstanding share of Common Stock, par value $2.00 per share (the "Shares"), of the Company will be converted into 2.6 shares (the "Exchange Ratio") of Common Stock, par value $1.25 per share, of FBS.

    We have delivered to you, on November 5, 1995, our oral opinion as to the fairness of the Exchange Ratio to the holders of Shares. We also have confirmed our oral opinion in our written opinion dated November 6, 1995. The information, analyses, assumptions and limitations contained or referred to in our November 6, 1995 written opinion are made a part of this letter and are incorporated herein by reference.


    It is understood that this letter is for the information of the Board of Directors of the Company and does not constitute a recommendation to stockholders of the Company as to the voting of their shares on the proposed Merger or any other transaction.


    This is to advise you that, as of the date hereof, nothing has come to our attention that would cause us to withdraw or amend either our oral opinion delivered to you on November 5, 1995, or the confirmation thereof delivered to you in our written opinion dated November 6, 1995.

Very truly yours,

GOLDMAN, SACHS & CO.

                     [MORGAN STANLEY & CO. INC. LETTERHEAD]

                                                                      APPENDIX H

                                                                November 5, 1995
Board of Directors
First Interstate Bancorp
633 West Fifth Street
Los Angeles, CA 90071

Members of the Board:

    We understand that First Interstate Bancorp ("First Interstate" or "Company") and First Bank System, Inc. ("First Bank") are proposing to enter into an Agreement and Plan of Merger (the "Proposed Merger Agreement"), which will provide, among other things, for the merger of First Interstate with First Bank (the "Merger"). Pursuant to the Merger, each outstanding share of common stock of First Interstate (the "First Interstate Common Stock"), other than shares held in treasury or held by First Bank or any affiliate of First Bank or as to which dissenters' rights have been perfected, will be converted into 2.60 shares (the "First Bank Exchange Ratio") of common stock of First Bank (the "First Bank Common Stock"). Based on the closing price of First Bank Common Stock on November 3, 1995, the indicated value of the First Bank Exchange Ratio would be $132.28 per share of First Interstate Common Stock.

    You have asked for our opinion as to whether the First Bank Exchange Ratio pursuant to the Proposed Merger Agreement is fair from a financial point of view to holders of First Interstate Common Stock (other than First Bank and its affiliates).

    For purposes of the opinion set forth herein, we have:

       (i) analyzed certain publicly available financial statements and other information of First Interstate and First Bank, respectively;

       (ii) analyzed internal financial statements and other financial and operating data concerning First Interstate and First Bank prepared by the managements of First Interstate and First Bank, respectively;

       (iii) analyzed financial projections prepared by the managements of First Interstate and First Bank, respectively;

       (iv) discussed the past and current operations and financial condition and the prospects of First Interstate and First Bank with senior executives of First Interstate and First Bank, respectively;

       (v) reviewed the reported prices and trading activity for the First Interstate Common Stock and the First Bank Common Stock;

       (vi) compared the financial performance of First Interstate and First Bank and the prices, trading activity and trading multiples of the First Interstate Common Stock and the First Bank Common Stock with that of certain other comparable bank holding companies and their securities;

       (vii) discussed the strategic objectives of the merger and the plan for the combined company with senior executives of First Interstate and First Bank;

       (viii)analyzed certain pro forma financial projections for the combined company prepared by First Interstate and First Bank;

       (ix) reviewed and discussed with the senior managements of First Interstate and First Bank certain estimates of the potential cost savings and anticipated revenue enhancements expected to result from the Merger;

       (x) reviewed the financial terms, to the extent publicly available, of certain comparable bank holding company merger transactions;

       (xi)  participated   in  discussions   among  representatives   of  First
             Interstate and First Bank and their financial and legal advisors;

       (xii) reviewed  the  Proposed  Merger   Agreement  and  certain   related
             agreements; and

       (xiii)performed such other analyses as we have deemed appropriate.

    We are aware of the proposal by Wells Fargo & Company ("Wells Fargo") to combine with First Interstate at an exchange ratio of .625 of a share of Wells Fargo Common Stock for each share of First Interstate Common Stock (the ".625 Wells Fargo Ratio"). We also have been advised by senior management of First Interstate that senior management of Wells Fargo has orally indicated that under certain conditions it might be willing to raise the proposed exchange ratio to no higher than .650 of a share of Wells Fargo Common Stock for each share of First Interstate Common Stock (the ".650 Wells Fargo Ratio"). Based on the closing price of Wells Fargo Common Stock on November 3, 1995, the indicated value of the .625 Wells Fargo Ratio and the .650 Wells Fargo Ratio would be $132.66 and $137.96, respectively, per share of First Interstate Common Stock. We note that based on closing prices on November 3, 1995, the indicated values of both the Wells Fargo Ratios were higher than the indicated value of the First Bank Exchange Ratio.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including estimates of cost savings and revenue enhancements expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of First Interstate and First Bank, respectively. We have also assumed that off-balance sheet activities of First Interstate and First Bank, including derivatives and other similar financial instruments, will not adversely affect the future financial position and results of operations of the combined enterprise. We have not made any independent valuation or appraisal of the assets or liabilities of First Interstate or First Bank, nor have we been furnished with any such appraisals and we have not examined any individual loan credit files of First Interstate and First Bank. We have also assumed with your consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of First Interstate in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for First Interstate and First Bank and have received fees for the rendering of these services. We have also provided financial advisory and financing services for Wells Fargo in the past, and have received fees for the rendering of these services.


    It is understood that this letter is for the information of the Board of Directors of First Interstate and does not constitute a recommendation to stockholders of First Interstate as to the voting of their shares on the proposed Merger or any other transaction.


    Based on the foregoing, we are of the opinion on the date hereof that the First Bank Exchange Ratio is fair from a financial point of view to holders of First Interstate Common Stock (other than First Bank and its affiliates).

    We note that it is also our view on the date hereof, based upon publicly available information in the case of Wells Fargo, that each of the .625 and .650 Wells Fargo Ratios would be fair from a financial point of view to the holders of First Interstate Common Stock (other than Wells Fargo and its affiliates).

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED
                                          By:      /s/ DONALD A. MOORE, JR.
                                             -----------------------------------
                                             Donald A. Moore, Jr.
                                             Managing Director

                     [MORGAN STANLEY & CO. INC. LETTERHEAD]

                                                               November 19, 1995

Board of Directors
First Interstate Bancorp
633 West Fifth Street
Los Angeles, CA 90071

Members of the Board:

    On November 5, 1995, First Interstate Bancorp ("First Interstate") and First Bank System, Inc. ("First Bank") entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, for the merger of First Interstate with First Bank (the "Merger"). Pursuant to the Merger, each outstanding share of First Interstate Common Stock, other than shares held in treasury or held by First Bank or any affiliate of First Bank or as to which dissenters' rights have been perfected, will be converted into 2.60 shares (the "First Bank Exchange Ratio") of First Bank Common Stock. Based on the closing price of First Bank Common Stock on November 17, 1995, the indicated value of the First Bank Exchange Ratio would be $137.80 per share of First Interstate Common Stock.

    We have been informed of the revised offer by Wells Fargo & Company ("Wells Fargo") on November 13, 1995 to combine with First Interstate at an exchange ratio of two-thirds of a share of Wells Fargo Common Stock for each share of First Interstate Common Stock (the "Two-Thirds Wells Fargo Ratio"). Based on the closing price of Wells Fargo Common Stock on November 17, 1995 the indicated value of the Two-Thirds Wells Fargo Ratio would be $141.17 per share of First Interstate Common Stock.

    You have asked us to reaffirm our opinion dated November 5, 1995 as to the fairness from a financial point of view of the First Bank Exchange Ratio.

    For purposes of the opinion set forth herein, we have:

           (i)
           reviewed the reported prices and trading activity for the First Interstate Common Stock and the First Bank Common Stock from November
    3, 1995 to the date hereof;

          (ii)
           confirmed with senior managements of First Interstate and First Bank that there have been no material changes or developments in the information previously provided to us by the respective managements in connection with our November 5, 1995 opinion, except for information relating to the revised offer by Wells Fargo; and

         (iii)
           performed such other analyses as we have deemed appropriate.

    The information, analyses, assumptions and limitations contained or referred to in our November 5, 1995 opinion letter are made a part of this letter and are incorporated herein by reference.


    It is understood that this letter is for the information of the Board of Directors of First Interstate and does not constitute a recommendation to stockholders of First Interstate as to the voting of their shares on the proposed Merger or any other transaction.


    Based on the foregoing, this is to advise you that on the date hereof we reaffirm our opinion of November 5, 1995 that the First Bank Exchange Ratio is fair from a financial point of view to holders of First Interstate Common Stock.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED
                                          By: /s/ DONALD A. MOORE, JR.
                                             -----------------------------------
                                             Managing Director

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Delaware law, the directors and officers of First Bank System, Inc. (the "Company") are entitled, under certain circumstances, to be indemnified by the Company against all expenses and liabilities incurred or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

    Article Ninth of the Company's Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provisions making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

    The Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified substantially to the same extent permitted by Delaware law.

    The Company maintains a standard policy of officers' and directors' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

      2.1  Agreement and Plan of Merger, dated as of November 5, 1995, by and among First
            Bank System, Inc., Eleven Acquisition Corp. and First Interstate Bancorp.
            (Included in Joint Proxy Statement/Prospectus as Appendix A.) The registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.
      4.1  Restated Certificate of Incorporation, as amended, of First Bank System, Inc.
            (Incorporated by reference to Exhibit 2.1 to the registrant's Form 8-A/A-2 dated October 6, 1994, File No. 1-6880.)
      4.2  Certificate of Designation for First Bank System, Inc. Series 1990A Preferred
            Stock. (Incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)
      4.3  Certificate of Designation for First Bank System, Inc. Series 1991A Convertible
            Preferred Stock. (Incorporated by reference to Exhibit 4.3 to the registrant's
            Registration Statement on Form S-4, File No. 33-50700.)
      4.4  Certificate of Designation for First Bank System, Inc. Series A Junior
            Participating Preferred Stock, as amended. (Incorporated by reference to
            Exhibit 2.4 to the registrant's Form 8-A/A-2 dated October 6, 1994, File No.
            1-6880.)
      4.5  Bylaws of First Bank System, Inc. (Incorporated by reference to Exhibit 3B to the registrant's Annual Report on Form 10-K for the year ended December 31,
            1993, File No. 1-6880.)

      4.6  Rights Agreement dated as of December 21, 1988, between First Bank System, Inc.
            and Morgan Shareholder Services Trust Company (now known as First Chicago Trust
            Company of New York). (Incorporated by reference to Exhibit 1 to the registrant's Current Report on Form 8-K dated January 5, 1989, File No.
            1-6880.)
      4.7  Amendment No. 1 dated as of May 30, 1990, to Rights Agreement. (Incorporated by
            reference to Exhibit 4(a) to the registrant's Current Report on Form 8-K dated
            June 5, 1990, File No. 1-6880.)
      4.8  Amendment No. 2 dated as of February 17, 1993, to Rights Agreement.
            (Incorporated by reference to Exhibit 4(a) to the registrant's Current Report on Form 8-K filed March 1, 1993, File No. 1-6880.)
      4.9  Amendment No. 3 dated November 9, 1995, to Rights Agreement. (Incorporated by
            reference to Exhibit 4.1 to the registrant's Current Report on Form 8-K filed
            November 16, 1995, File No. 1-6880.)
     4.10  Stock Purchase Agreement, dated as of May 30, 1990, among Corporate Partners,
            L.P., Corporate Offshore Partners, L.P., The State Board of Administration of
            Florida and First Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.8 to Amendment No. 1 to the registrant's Registration
            Statement on Form S-3, File No. 33-42650.)
     4.11  First Amendment, dated as of June 30, 1990, to Stock Purchase Agreement among
            Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of
            Administration of Florida and First Bank System, Inc. (Incorporated by
            reference to Exhibit 4.9 to Amendment No. 1 to the registrant's Registration
            Statement on Form S-3, File No. 33-42650.)
     4.12  Second Amendment, dated July 18, 1990, to Stock Purchase Agreement among
            Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of
            Administration of Florida and First Bank System, Inc. (Incorporated by
            reference to Exhibit 4.10 to Amendment No. 1 to the registrant's Registration
            Statement on Form S-3, File No. 33-42650.)
     4.13  Stock Purchase Agreement, dated as of May 30, 1990, between The State Board of
            Administration of Florida and First Bank System, Inc. (without exhibits).
            (Incorporated by reference to Exhibit 4.11 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)
     4.14  Form of Periodic Stock Purchase Right. (Incorporated by reference to Exhibit
            4.12 to Amendment No. 1 to the registrant's Registration Statement on Form S-3,
            File No. 33-42650.)
     4.15  Form of Risk Event Warrant. (Incorporated by reference to Exhibit 4.13 to
            Amendment No. 1 to the registrant's Registration Statement on Form S-3, File
            No. 33-42650.)
     4.16  Registration Rights Agreement, dated as of July 18, 1990, among Corporate
            Partners, L.P., Corporate Offshore Partners, L.P., The State Board of
            Administration of Florida and First Bank System, Inc. (Incorporated by
            reference to Exhibit 4.14 to Amendment No. 1 to the registrant's Registration
            Statement on Form S-3, File No. 33-42650.)
     4.17  Registration Rights Agreement, dated as of July 18, 1990, between The State
            Board of Administration of Florida and First Bank System, Inc. (Incorporated by
            reference to Exhibit 4.14 to Amendment No. 1 to the registrant's Registration
            Statement on Form S-3, File No. 33-42650.)
     *5.1  Opinion and consent of Dorsey & Whitney P.L.L.P. as to legality of the securities being registered.

      8.1  Opinion and consent of Dorsey & Whitney P.L.L.P. as to certain federal income tax consequences described in the Joint Proxy Statement/Prospectus.
      8.2  Opinion and consent of Skadden, Arps, Slate, Meagher & Flom as to certain federal income tax consequences described in the Joint Proxy
            Statement/Prospectus.
     10.1  Agreement of Merger and Consolidation dated August 6, 1995, by and between First
            Bank System, Inc., and FirsTier Financial, Inc. (Incorporated by reference to
            Exhibit 2.1 to the registrant's Current Report on Form 8-K filed August 17,
            1995, File No. 1-6880.)
     10.2  Stock Option Agreement, dated as of August 6, 1995, between First Bank System,
            Inc. and FirsTier Financial, Inc. (Incorporated by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K filed August 17, 1995, File No.
            1-6880.)
     23.1  Consent of Dorsey & Whitney P.L.L.P. (Included in Exhibits 5.1 and 8.1.)
     23.2  Consent of Skadden, Arps, Slate, Meagher & Flom. (Included in Exhibit 8.2.)
     23.3  Consent of Ernst & Young LLP (relating to financial statements of First Bank
            System, Inc.).
     23.4  Consent of Ernst & Young LLP (relating to financial statements of First
            Interstate Bancorp).
     23.5  Consent of Arthur Andersen LLP (relating to financial statements of FirsTier
            Financial, Inc.).
    +23.6  Consent of J.P. Morgan Securities Inc.
    +23.7  Consent of Goldman, Sachs & Co.
    +23.8  Consent of Morgan Stanley & Co. Incorporated.
    +24.1  Powers of Attorney.
    +99.1  Form of proxy for Special Meeting of shareholders of First Bank System, Inc.
    +99.2  Form of proxy for Special Meeting of shareholders of First Interstate Bancorp.
     99.3  Certificate of Incorporation of First Interstate Bancorp. (Incorporated by
            reference to Exhibit 3.1 to First Interstate Bancorp's Annual Report on Form
            10-K for the year ended December 31, 1989, File No. 1-4114.)
     99.4  Bylaws of First Interstate Bancorp. (Incorporated by reference to First
            Interstate Bancorp's Annual Report on Form 10-K for the year ended December 31,
            1993, File No. 1-4114.)
     99.5  Stock Option Agreement, dated as of November 5, 1995, between First Interstate
            Bancorp and First Bank System, Inc. (Included in Joint Proxy
            Statement/Prospectus as Appendix B.)
     99.6  Stock Option Agreement, dated as of November 5, 1995, between First Bank System,
            Inc. and First Interstate Bancorp. (Included in Joint Proxy Statement/
            Prospectus as Appendix C.)
     99.7  Termination Fee Letter, dated as of November 5, 1995, between First Bank System,
            Inc. and First Interstate Bancorp. (Included in Joint Proxy Statement/
            Prospectus as Appendix D.)
     99.8  Termination Fee Letter, dated as of November 5, 1995, between First Interstate
            Bancorp and First Bank System, Inc. (Included in Joint Proxy
            Statement/Prospectus as Appendix E.)
     99.9  Opinion of J.P. Morgan Securities Inc. (Included in Joint Proxy
            Statement/Prospectus as Appendix F.)

    99.10  Opinion and letter of Goldman, Sachs & Co. (as revised) (Included in Joint Proxy
            Statement/Prospectus as Appendix G.)
    99.11  Opinions of Morgan Stanley & Co. Incorporated (as revised) (Included in Joint
            Proxy Statement/ Prospectus as Appendix H.)
   *99.12  FBS Repurchase Chart.
   *99.13  Comparison of the Proposed First Bank System, Inc./First Interstate Bancorp
            Merger and the Proposed Wells Fargo & Co. Exchange Offer.


------------------------
*To be filed by Amendment.

+Previously filed.


    (b) Financial Statement Schedules.

        None.

    (c) Reports, Opinions and Appraisals.


    The opinions of J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are included in the Joint Proxy Statement/Prospectus as Appendices F, G and H, respectively, and referred to above as Exhibits 99.9,
99.10 and 99.11, respectively.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 29, 1995.


                                          FIRST BANK SYSTEM, INC.

                                          By        /S/ JOHN F. GRUNDHOFER
                                            ------------------------------------
                                                     John F. Grundhofer
                                               Chairman, President and Chief
                                                     Executive Officer

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURE AND TITLE                             DATE
------------------------------------------------------  -----------------------

                /s/ JOHN F. GRUNDHOFER
      ------------------------------------------
                  John F. Grundhofer                       December 29, 1995
 Chairman, President and Chief Executive Officer and
        Director (principal executive officer)

                 /s/ RICHARD A. ZONA
       ----------------------------------------
                   Richard A. Zona,                        December 29, 1995
 Vice Chairman and Chief Financial Officer (principal
                  financial officer)

                 /s/ DAVID J. PARRIN
      ------------------------------------------
                   David J. Parrin,                        December 29, 1995
   Senior Vice President and Controller (principal
                  accounting officer)

                          *
      ------------------------------------------           December 29, 1995
               Roger L. Hale, Director

                          *
      ------------------------------------------           December 29, 1995
             Delbert W. Johnson, Director

                          *
      ------------------------------------------           December 29, 1995
              Norman M. Jones, Director

                 SIGNATURE AND TITLE                             DATE
------------------------------------------------------  -----------------------

                          *
      ------------------------------------------           December 29, 1995
              John H. Kareken, Director

                          *
      ------------------------------------------           December 29, 1995
            Richard L. Knowlton, Director

                          *
      ------------------------------------------           December 29, 1995
               Jerry W. Levin, Director

                          *
      ------------------------------------------           December 29, 1995
              Kenneth A. Macke, Director

                          *
      ------------------------------------------           December 29, 1995
             Marilyn C. Nelson, Director

                          *
      ------------------------------------------           December 29, 1995
             Edward J. Phillips, Director

                          *
      ------------------------------------------           December 29, 1995
              James J. Renier, Director

                          *
      ------------------------------------------           December 29, 1995
              S. Walter Richey, Director

                          *
      ------------------------------------------           December 29, 1995
            Richard L. Robinson, Director

                          *
      ------------------------------------------           December 29, 1995
             Richard L. Schall, Director

                          *
      ------------------------------------------           December 29, 1995
             Lyle E. Schroeder, Director

          *By           /s/ DAVID J. PARRIN
        --------------------------------------
                   David J. Parrin,
            Pro se and as Attorney-in-Fact